    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1996

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                              ULTRAMAR CORPORATION
                TWO PICKWICK PLAZA, GREENWICH, CONNECTICUT 06830
                                 (203) 622-7000

            (Exact name, address and telephone number of registrant)

        DELAWARE                2911, 5171, 5541               13-3663331
(State of incorporation)       (Primary Standard            (I.R.S. Employer
                                   Industrial            Identification Number)
                              Classification Code
                                    Numbers)

                              --------------------

                            PATRICK J. GUARINO, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              ULTRAMAR CORPORATION
                               TWO PICKWICK PLAZA
                          GREENWICH, CONNECTICUT 06830
                                 (203) 622-7000
           (Name, address and telephone number of agent for service)
                              --------------------

                                   COPIES TO:

WILLIAM P. ROGERS, JR.,      TIMOTHY J. FRETTHOLD,      ROBERT A. PROFUSEK, ESQ.
          ESQ.                        ESQ.                JONES, DAY, REAVIS &
CRAVATH, SWAINE & MOORE      DIAMOND SHAMROCK, INC.              POGUE
  WORLDWIDE PLAZA, 825      9830 COLONNADE BOULEVARD      599 LEXINGTON AVENUE
     EIGHTH AVENUE          SAN ANTONIO, TEXAS 78230    NEW YORK, NEW YORK 10022
NEW YORK, NEW YORK 10019         (210) 641-6800              (212) 326-3939
     (212) 474-1000

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                              --------------------

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                              --------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF                        AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING
               SECURITIES TO BE REGISTERED                     REGISTERED (1)        PER SHARE (1)(2)         PRICE (1)(2)
Common Stock (4)..........................................    34,341,006 Shares            N.A.              $1,012,133,818
5% Cumulative Convertible Preferred Stock.................    1,725,000 Shares            $50.00               $86,250,000

                                                                  AMOUNT OF
                  TITLE OF EACH CLASS OF                        REGISTRATION
               SECURITIES TO BE REGISTERED                       FEE (2)(3)
Common Stock (4)..........................................       $306,707.22
5% Cumulative Convertible Preferred Stock.................       $26,136.36

(1) This Registration Statement relates to securities issuable to holders of Common Stock ("Diamond Shamrock Common Stock") and holders of 5% Cumulative Convertible Preferred Stock ("Diamond Shamrock Convertible Preferred Stock") in each case of Diamond Shamrock, Inc. ("Diamond Shamrock") in the proposed merger (the "Merger") of Diamond Shamrock and Ultramar Corporation ("Ultramar"). The amount of Ultramar Common Stock to be registered has been determined on the basis of the conversion ratio in the Merger (1.02 shares of Ultramar Common Stock for each share of Diamond Shamrock Common Stock) and the maximum aggregate number of shares of Diamond Shamrock Common Stock (33,667,653 shares) to be converted in the Merger into shares of Ultramar Common Stock, assuming solely for the purpose of calculating the registration fee that (i) all currently outstanding Diamond Shamrock stock options are exercised prior to the effective time of the Merger (the "Effective Time") and (ii) all presently outstanding shares of Diamond Shamrock Convertible Preferred Stock are converted into shares of Diamond Shamrock Common Stock in accordance with their terms prior to the Effective Time (the "Maximum Number of Diamond Shamrock Common Shares"). The amount of 5% Cumulative Convertible Preferred Stock of Ultramar ("Ultramar Convertible Preferred Stock") to be registered has been determined on the basis of the maximum aggregate number of shares of Diamond Shamrock Convertible Preferred Stock (1,725,000 shares) to be converted in the Merger into shares of Ultramar Convertible Preferred Stock on an equal share-for-share basis (the "Maximum Number of Diamond Shamrock Preferred Shares").

(2) The registration fee was calculated pursuant to Rule 457(f) as the sum of
    (i) one thirty-third of one percent of $30.0625 (the average of the high and low prices of Diamond Shamrock Common Stock on the New York Stock Exchange, Inc. Composite Transaction Tape on October 21, 1996) multiplied by the Maximum Number of Diamond Shamrock Common Shares and (ii) one thirty-third of one percent of $50 (the liquidation preference of the Diamond Shamrock Convertible Preferred Stock computed as of the latest practicable date prior to the date of filing) multiplied by the Maximum Number of Diamond Shamrock Preferred Shares.

(3) Pursuant to Rule 457(b) $225,147.76 of the registration fee was paid on October 1, 1996 in connection with the filing of preliminary joint proxy material.

(4) Includes associated rights to purchase Ultramar Common Stock exercisable only upon the occurrence of certain events.
                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             [ULTRAMAR LETTERHEAD]

                                                               November   , 1996

Dear Stockholder,

    The Board of Directors cordially invites you to attend a Special Meeting of Stockholders of Ultramar Corporation to be held at 9:00 a.m. local time, on December 3, 1996, at the St. Regis Hotel, 2 East 55th Street, New York, New York 10022.

    At this important Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of September 22, 1996 (the "Merger Agreement") between Ultramar and Diamond Shamrock, Inc., pursuant to which, among other things, (i) Diamond Shamrock will be merged (the "Merger") with and into Ultramar, (ii) each issued and outstanding share of Diamond Shamrock Common Stock will be converted into the right to receive 1.02 shares of Ultramar Common Stock, (iii) each issued and outstanding share of 5% Cumulative Convertible Preferred Stock of Diamond Shamrock will be converted into the right to receive one share of a newly established series of 5% Cumulative Convertible Preferred Stock of Ultramar, and (iv) Ultramar's certificate of incorporation will be amended to increase the authorized number of shares of Ultramar Common Stock from 100,000,000 to 250,000,000 and to change Ultramar's name to "Ultramar Diamond Shamrock Corporation." You will also be asked to consider and vote upon the approval of the Ultramar Diamond Shamrock Corporation 1996 Long Term Incentive Plan (the "Incentive Plan"), which will supersede Ultramar's existing long-term incentive plan.

    The Merger, the Merger Agreement, the amendments to Ultramar's certificate of incorporation and the other terms and conditions of the transaction as well as the terms of the Incentive Plan are more fully described in the accompanying Joint Proxy Statement/Prospectus. We urge you to read this material carefully.

    The Board of Directors of Ultramar has unanimously determined that the Merger and the transactions contemplated by the Merger Agreement (including the issuance of Ultramar Common Stock and Ultramar Convertible Preferred Stock in the Merger and the amendment of Ultramar's certificate of incorporation) are fair to and in the best interests of the stockholders of Ultramar, and has approved the Merger Agreement and recommends that Ultramar stockholders vote "FOR" adoption of the Merger Agreement. In addition, on October 22, 1996, the Board of Directors of Ultramar approved the Incentive Plan and recommends that Ultramar's stockholders vote "FOR" approval of the Incentive Plan.

    The adoption of the Merger Agreement requires the affirmative vote of the holders of record of a majority of the shares of Ultramar Common Stock outstanding on October 29, 1996, the record date for the Special Meeting. The approval of the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Ultramar Common Stock present or represented at the Special Meeting and entitled to vote. The approval of the Incentive Plan is not a condition to the effectiveness of the Merger. The consummation of the Merger is a condition to the effectiveness of the Incentive Plan.

    It is important that your shares of Ultramar Common Stock are represented at the Special Meeting, regardless of the number of shares you hold. Whether or not you plan to attend the Special Meeting, please sign, date and return your proxy card in the enclosed postage paid envelope as soon as possible. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. If you attend the Special Meeting, you may vote in person, if you wish, even though you previously mailed your proxy.

    As fellow stockholders, we are excited about the opportunities created by the Merger. We believe that Ultramar Diamond Shamrock Corporation will be a larger, more diverse company with increased earnings and cash flow stability that will be well-positioned to capitalized on strategic and other opportunities. We therefore urge you to return your proxy card promptly.

                                          Very truly yours,
                                          Jean Gaulin
                                          CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER

                              ULTRAMAR CORPORATION
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 3, 1996

To the Stockholders of Ultramar Corporation:

    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Ultramar Corporation ("Ultramar") will be held at 9:00 a.m. local time, on December 3, 1996, at the St. Regis Hotel, 2 East 55th Street, New York, New York 10022, for the following purposes:

    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of September 22, 1996 (the "Merger Agreement") between Ultramar and Diamond Shamrock, Inc. ("Diamond Shamrock"), pursuant to which, among other things, (i) Diamond Shamrock will be merged with and into Ultramar, (ii) each issued and outstanding share of Diamond Shamrock Common Stock (other than shares held by Ultramar, Diamond Shamrock or any of their wholly owned subsidiaries) will be converted into the right to receive 1.02 shares of Ultramar Common Stock, (iii) each issued and outstanding share of 5% Cumulative Convertible Preferred Stock of Diamond Shamrock (other than shares held by Ultramar, Diamond Shamrock or any of their wholly owned subsidiaries) will be converted into the right to receive one share of a newly established series of 5% Cumulative Convertible Preferred Stock of Ultramar, and (iv) Ultramar's certificate of incorporation will be amended to increase the authorized number of shares of Ultramar Common Stock from 100,000,000 to 250,000,000 and to change Ultramar's name to "Ultramar Diamond Shamrock Corporation."

    2. To consider and vote upon a proposal to approve the Ultramar Diamond Shamrock Corporation 1996 Long Term Incentive Plan (the "Incentive Plan"), which will supersede Ultramar's existing long-term incentive plan.

    3. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    The approval of the Incentive Plan is not a condition to the effectiveness of the Merger. The consummation of the Merger is a condition to the effectiveness of the Incentive Plan.

    A list of stockholders entitled to vote at the Special Meeting will be available for inspection during ordinary business hours for the ten days prior to the Special Meeting of the offices of Cravath, Swaine & Moore located at 825 Eighth Avenue, New York, New York 10019-7475.

    Information regarding the matters to be acted upon at the Special Meeting is contained in the Joint Proxy Statement/Prospectus accompanying this notice. A copy of the Merger Agreement is attached as Appendix A thereto. The Joint Proxy Statement/Prospectus and the Appendices thereto form a part of this Notice.

    The Board of Directors of Ultramar has fixed the close of business on October 29, 1996 as the record date for determining the holders of Ultramar Common Stock entitled to receive notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

    The adoption of the Merger Agreement requires the affirmative vote of the holders of record of a majority of the shares of Ultramar Common Stock outstanding on October 29, 1996, the record date for the Special Meeting. The approval of the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Ultramar Common Stock present or represented at the Special Meeting and entitled to vote.

    It is important that your shares of Ultramar Common Stock are represented at the Special Meeting, regardless of the number of shares you hold. Whether or not you plan to attend the Special Meeting, please sign, date and return your proxy card in the enclosed postage paid envelope as soon as possible. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. If you attend the Special Meeting, you may vote in person, if you wish, even though you previously mailed your proxy.

                                          By Order of the Board of Directors,

Greenwich, Connecticut
November   , 1996

                                          Patrick J. Guarino
                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

                         [DIAMOND SHAMROCK LETTERHEAD]

                                                               November   , 1996

Dear Stockholder:

    The Board of Directors cordially invites you to attend a Special Meeting of Stockholders of Diamond Shamrock, Inc. to be held at 9:00 a.m. local time, on December 3, 1996, at the St. Regis Hotel, 2 East 55th Street, New York, New York 10022.

    At this important Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of September 22, 1996 between Diamond Shamrock, Inc. and Ultramar Corporation ("Ultramar") pursuant to which, among other things, (i) Diamond Shamrock and Ultramar will merge, (ii) each share of Diamond Shamrock Common Stock will be converted into the right to receive 1.02 shares of Ultramar Common Stock, and (iii) each issued and outstanding share of 5% Cumulative Convertible Preferred Stock of Diamond Shamrock will be converted into the right to receive one share of a newly established series of 5% Cumulative Convertible Preferred Stock of Ultramar.

    While the merger has been structured as a merger of Diamond Shamrock into Ultramar, the transaction in substance is a "merger of equals." As such, following the merger, the combined company will operate under the name "Ultramar Diamond Shamrock Corporation," the Board of Directors of the combined company will consist of six persons from each of Ultramar's and Diamond Shamrock's existing Board of Directors, the senior managements of the two companies will combine to form the new management team of the combined company and the headquarters of the combined company will be Diamond Shamrock's current headquarters in San Antonio, Texas.

    The merger, the Merger Agreement and the terms and conditions of the transaction are more fully described in the accompanying Joint Proxy Statement/Prospectus. We urge you to review this material carefully.

    The Board of Directors of Diamond Shamrock (with eight directors present and one director absent) has unanimously determined that the merger and the transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders of Diamond Shamrock, and has approved the Merger Agreement and recommends that Diamond Shamrock stockholders vote "FOR" adoption of the Merger Agreement.

    The adoption of the Merger Agreement requires the affirmative vote of the holders of record of a majority of the shares of Diamond Shamrock Common Stock outstanding on October 29, 1996, the record date for the Special Meeting.

    It is important that your shares of Diamond Shamrock Common Stock are represented at the Special Meeting, regardless of the number of shares you hold. Whether or not you plan to attend the Special Meeting, please sign, date and return your proxy card in the enclosed postage paid envelope as soon as possible. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. If you attend the Special Meeting, you may vote in person, if you wish, even though you previously mailed your proxy.

    As fellow stockholders, we are excited about the opportunities created by the merger. We believe that Ultramar Diamond Shamrock Corporation will be a larger, more diverse company with increased earnings and cash flow stability that will be well-positioned to capitalized on strategic and other opportunities. We therefore urge you to return your proxy card promptly.

                                          Very truly yours,
                                          R. R. Hemminghaus
                                          CHAIRMAN OF THE BOARD,
                                          CHIEF EXECUTIVE OFFICER AND
                                          PRESIDENT

                             DIAMOND SHAMROCK, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 3, 1996

To the Stockholders of Diamond Shamrock, Inc.:

    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Diamond Shamrock, Inc. ("Diamond Shamrock") will be held at 9:00 a.m. local time, on December 3, 1996, at the St. Regis Hotel, 2 East 55th Street, New York, New York 10022, for the following purposes:

    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of September 22, 1996 (the "Merger Agreement") between Diamond Shamrock and Ultramar Corporation ("Ultramar"), pursuant to which, among other things, (i) Diamond Shamrock and Ultramar will merge,
       (ii) each issued and outstanding share of Diamond Shamrock Common Stock (other than shares held by Ultramar, Diamond Shamrock or any of their wholly owned subsidiaries) will be converted into the right to receive
       1.02 shares of Ultramar Common Stock, and (iii) each issued and outstanding share of 5% Cumulative Convertible Preferred Stock of Diamond Shamrock (other than shares held by Ultramar, Diamond Shamrock or any of their wholly owned subsidiaries) will be converted into the right to receive one share of a newly established series of 5% Cumulative Convertible Preferred Stock of Ultramar.

    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Information regarding the matters to be acted upon at the Special Meeting is contained in the Joint Proxy Statement/Prospectus accompanying this notice. A copy of the Merger Agreement is attached as Appendix A thereto. The Joint Proxy Statement/Prospectus and the Appendices thereto form a part of this Notice.

    The Board of Directors of Diamond Shamrock has fixed the close of business on October 29, 1996 as the record date for determining the holders of Diamond Shamrock Common Stock entitled to receive notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

    Only the holders of record of the Diamond Shamrock Common Stock as of the record date are entitled to vote at the Special Meeting or any adjournments or postponements thereof. As a result, if you hold only shares of Diamond Shamrock Convertible Preferred Stock, no proxy card will accompany the Joint Proxy Statement/ Prospectus. Although holders of Diamond Shamrock Convertible Preferred Stock are not entitled to vote at the Special Meeting, if the Merger is effected, holders of Diamond Shamrock Convertible Preferred Stock will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, a copy of which is set forth in Appendix D to the Joint Proxy Statement/Prospectus. The failure by a holder of Diamond Shamrock Convertible Preferred Stock to follow the procedures specified will result in the loss of appraisal rights.

    The adoption of the Merger Agreement requires the affirmative vote of the holders of record of a majority of the shares of Diamond Shamrock Common Stock outstanding on October 29, 1996, the record date for the Special Meeting.

    It is important that your shares of Diamond Shamrock Common Stock are represented at the Special Meeting, regardless of the number of shares you hold. Whether or not you plan to attend the Special Meeting, please sign, date and return your proxy card in the enclosed postage paid envelope as soon as possible. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. If you attend the Special Meeting, you may vote in person, if you wish, even though you previously mailed your proxy.

                                          By Order of the Board of Directors,
                                          Harold D. Mallory
                                          SECRETARY

San Antonio, Texas
November   , 1996

                            JOINT PROXY STATEMENT OF
                              ULTRAMAR CORPORATION
                                      AND
                             DIAMOND SHAMROCK, INC.

                        SPECIAL MEETINGS OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 3, 1996

                                ----------------

                                 PROSPECTUS OF
                              ULTRAMAR CORPORATION

    This Joint Proxy Statement/Prospectus ("Proxy Statement") is being furnished to (i) all holders of common stock, par value $.01 per share ("Ultramar Common Stock"), of Ultramar Corporation, a Delaware corporation ("Ultramar"), and (ii) all holders of common stock, par value $.01 per share ("Diamond Shamrock Common Stock"), of Diamond Shamrock, Inc., a Delaware corporation ("Diamond Shamrock"), in connection with the solicitation of proxies by the respective Boards of Directors of the two companies (the "Companies") for use at the respective Special Meetings of Stockholders of Ultramar (including any adjournments or postponements thereof, the "Ultramar Special Meeting") and of Diamond Shamrock (including any adjournments or postponements thereof, the "Diamond Shamrock Special Meeting," and, together with the Ultramar Special Meeting, the "Special Meetings"), each to be held on December 3, 1996.

    This Proxy Statement relates to the Agreement and Plan of Merger dated as of September 22, 1996 (the "Merger Agreement") between Ultramar and Diamond Shamrock pursuant to which, among other things, (i) Diamond Shamrock will be merged with and into Ultramar (the "Merger"), (ii) each issued and outstanding share of Diamond Shamrock Common Stock (other than shares held by Ultramar, Diamond Shamrock or any of their wholly owned subsidiaries) will be converted into the right to receive 1.02 (the "Exchange Ratio") shares of Ultramar Common Stock, (iii) each issued and outstanding share of 5% Cumulative Convertible Preferred Stock of Diamond Shamrock ("Diamond Shamrock Convertible Preferred Stock") (other than shares held by Ultramar, Diamond Shamrock or any of their wholly owned subsidiaries) will be converted into the right to receive one share of a newly established series of 5% Cumulative Convertible Preferred Stock of Ultramar ("Ultramar Convertible Preferred Stock"), and (iv) Ultramar's certificate of incorporation (the "Ultramar Charter") will be amended to increase the authorized number of shares of Ultramar Common Stock from 100,000,000 to 250,000,000, to change Ultramar's name to "Ultramar Diamond Shamrock Corporation" and to make a minor technical amendment. Cash will be paid in lieu of any fractional shares of Ultramar Common Stock. A copy of the Merger Agreement is attached hereto as Appendix A.

    At the Ultramar Special Meeting, holders of Ultramar Common Stock are being asked to adopt the Merger Agreement and to approve the Ultramar Diamond Shamrock Corporation 1996 Long Term Incentive Plan (the "Incentive Plan") for the surviving corporation in the Merger (the "Combined Company"). The adoption of the Merger Agreement requires the affirmative vote (the "Ultramar Approval") of the holders of record of a majority of the shares of Ultramar Common Stock outstanding on October 29, 1996, the record date for the Special Meetings (the "Record Date"). The approval of the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Ultramar Common Stock present in person or represented at the Ultramar Special Meeting and entitled to vote. The approval of the Incentive Plan is not a condition to the effectiveness of the Merger. The consummation of the Merger is a condition to the effectiveness of the Incentive Plan.

    At the Diamond Shamrock Special Meeting, holders of Diamond Shamrock Common Stock are being asked to adopt the Merger Agreement. The adoption of the Merger Agreement requires the affirmative vote (the "Diamond Shamrock Approval," and, together with the Ultramar Approval, the "Stockholder Approvals") of the holders of record of a majority of the shares of Diamond Shamrock Common Stock outstanding on the Record Date.

    This Proxy Statement also constitutes the Prospectus of Ultramar filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of up to 34,341,006 shares of Ultramar Common Stock issuable to holders of Diamond Shamrock Common Stock in connection with the Merger and up to 1,725,000 shares of Ultramar Convertible Preferred Stock issuable to the holders of Diamond Shamrock Convertible Preferred Stock in connection with the Merger. Under the Delaware General Corporation Law (the "DGCL"), holders of Diamond Shamrock Convertible Preferred Stock are not entitled to vote at the Diamond Shamrock Special Meeting. Holders of Diamond Shamrock Convertible Preferred Stock are being mailed this Proxy Statement (without a proxy card) because it serves as a prospectus relating to the issuance of Ultramar Convertible Preferred Stock to such holders in connection with the Merger and as notice of the appraisal rights such holders will have if the Merger is consummated. See "Other Terms of the Merger and the Merger Agreement -- Appraisal and Dissenters' Rights."

    The Ultramar Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE"). On October , 1996, the last trading day prior to the date of this Proxy Statement, (i) the closing sale price of Ultramar Common Stock as reported on the NYSE Composite Transaction Tape was $ per share and
(ii) the closing sale price of Diamond Shamrock Common Stock as reported on the
NYSE Composite Transaction Tape was $    per share. The Ultramar Convertible
Preferred Stock will not be listed on any securities exchange.

    This Proxy Statement and the accompanying forms of proxy are first being
mailed to stockholders of Ultramar and Diamond Shamrock on or about November   ,
1996.

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY
      REPRESENTATION TO THE                        CONTRARY IS A CRIMINAL
                                    OFFENSE.

             The date of this Proxy Statement is October   , 1996.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................          1
  Certain Filings and Other Information....................................................................          1
  Certain Forward-Looking Statements.......................................................................          1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          2

SUMMARY....................................................................................................          3
  The Companies............................................................................................          3
  The Special Meetings.....................................................................................          4
  The Merger...............................................................................................          5
  Selected Consolidated Historical Financial Data of Ultramar..............................................         11
  Selected Consolidated Historical Financial Data of Diamond Shamrock......................................         12
  Recent Developments......................................................................................         13
  Selected Pro Forma Financial Data of The Combined Company................................................         14
  Comparative Stock Prices.................................................................................         15
  Comparative Per Share Data...............................................................................         16

THE COMPANIES..............................................................................................         17
  Ultramar.................................................................................................         17
  Diamond Shamrock.........................................................................................         17

MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANY..........................................................         17
  Management of the Combined Company.......................................................................         17
  Executive Officers.......................................................................................         18
  The Combined Company.....................................................................................         19
  Dividend Policy..........................................................................................         20

THE SPECIAL MEETINGS.......................................................................................         21
  Date, Time and Place.....................................................................................         21
  Matters to be Considered at the Special Meetings.........................................................         21
  Record Date; Stock Entitled to Vote; Quorum..............................................................         21
  Votes Required...........................................................................................         22
  Share Ownership of Management............................................................................         22
  Voting of Proxies........................................................................................         22
  Revocability of Proxies..................................................................................         23
  Solicitation of Proxies..................................................................................         23

THE MERGER.................................................................................................         24
  General..................................................................................................         24
  Structure of the Merger..................................................................................         24
  Merger Consideration.....................................................................................         24
  Effective Time...........................................................................................         25
  Background of the Merger.................................................................................         25
  Reasons for the Merger; Recommendations of the Boards of Directors.......................................         28
  Opinions of Financial Advisors...........................................................................         30
  Certain Federal Income Tax Consequences..................................................................         39
  Anticipated Accounting Treatment.........................................................................         40
  Interests of Certain Persons in the Merger...............................................................         40
  Certain Executive Compensation and Other Employee-Related Matters in Connection with the Merger..........         41
  Indemnification..........................................................................................         45

OTHER TERMS OF THE MERGER AND THE MERGER AGREEMENT.........................................................         45
  General..................................................................................................         45
  Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares.........................         45

                                                                                                               PAGE
                                                                                                             ---------
  Conditions to the Consummation of the Merger.............................................................         46
  Termination..............................................................................................         48
  Termination Fees.........................................................................................         48
  No Solicitation..........................................................................................         49
  Conduct of Business Pending Merger.......................................................................         49
  Amendment and Waiver.....................................................................................         51
  Expenses.................................................................................................         51
  Representations and Warranties...........................................................................         51
  Reciprocal Stock Option Agreements.......................................................................         52
  Stock Exchange Listing...................................................................................         53
  Dividend Coordination....................................................................................         53
  Required Regulatory Approvals............................................................................         53
  Amendments to Rights Agreements..........................................................................         54
  Resale of Ultramar Common Stock and Ultramar Convertible Preferred Stock.................................         54
  Appraisal and Dissenters' Rights.........................................................................         54
  Amendments to Ultramar Charter...........................................................................         56
  Amendment to Ultramar By-laws............................................................................         58

PRO FORMA CONDENSED FINANCIAL INFORMATION OF THE COMBINED COMPANY..........................................         58
  Pro Forma Condensed Balance Sheet -- June 30, 1996.......................................................         59
  Pro Forma Condensed Statement of Income -- Six Months Ended June 30, 1996................................         60
  Pro Forma Condensed Statement of Income -- Six Months Ended June 30, 1995................................         61
  Pro Forma Condensed Statement of Income -- Year Ended December 31, 1995..................................         62
  Pro Forma Condensed Statement of Income -- Year Ended December 31, 1994..................................         63
  Pro Forma Condensed Statement of Income -- Year Ended December 31, 1993..................................         64
  Notes to Pro Forma Condensed Financial Information.......................................................         65

APPROVAL OF THE INCENTIVE PLAN.............................................................................         66
  Introduction.............................................................................................         66
  Vote Required............................................................................................         66
  Purpose..................................................................................................         66
  Eligibility..............................................................................................         66
  Shares Reserved..........................................................................................         66
  Types of Awards..........................................................................................         66
  Terms and Conditions of Stock Options....................................................................         66
  Terms and Conditions of Stock Appreciation Rights........................................................         67
  Terms and Conditions of Restricted Shares................................................................         67
  Performance Criteria.....................................................................................         68
  Effective Date...........................................................................................         68
  Amendment and Termination................................................................................         68
  New Plan Benefits........................................................................................         68
  Tax Treatment............................................................................................         68

BOARDS OF DIRECTORS........................................................................................         70
  The Combined Company.....................................................................................         70
  Ultramar.................................................................................................         70
  Diamond Shamrock.........................................................................................         71

EXECUTIVE COMPENSATION.....................................................................................         73

BENEFICIAL OWNERSHIP OF SECURITIES.........................................................................         92

DESCRIPTION OF CAPITAL STOCK...............................................................................         97
  Description of Ultramar Common Stock.....................................................................         97
  Description of Ultramar Convertible Preferred Stock......................................................         97

COMPARISON OF STOCKHOLDER RIGHTS...........................................................................        102

                                                                                                               PAGE
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  Charter Provisions.......................................................................................        102
  Special Meetings of Stockholders; Stockholder Action by Written Consent..................................        104
  Notice of Stockholder Nominations of Directors...........................................................        104
  Stockholder Proposal Procedures..........................................................................        105
  Rights Plans.............................................................................................        105

EXPERTS....................................................................................................        109

LEGAL MATTERS..............................................................................................        109

STOCKHOLDER PROPOSALS......................................................................................        110

APPENDICES
  Agreement and Plan of Merger.............................................................................        A-1
  Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated............................................        B-1
  Opinion of Wasserstein Perella & Co., Inc................................................................        C-1
  Section 262 of the Delaware General Corporation Law......................................................        D-1

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ULTRAMAR OR DIAMOND SHAMROCK. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ULTRAMAR OR DIAMOND SHAMROCK SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

    CERTAIN FILINGS AND OTHER INFORMATION

    Ultramar and Diamond Shamrock are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Ultramar has filed with the Commission the Registration Statement under the Securities Act with respect to the Ultramar Common Stock and Ultramar Convertible Preferred Stock to be issued to holders of Diamond Shamrock Common Stock and Diamond Shamrock Convertible Preferred Stock, respectively, in connection with the Merger. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements and other information filed by Ultramar and Diamond Shamrock with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Suite 1300, Seven World Trade Center, New York, New York 10048, and at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http: / / www.sec.gov. In addition, certain securities of Ultramar and Diamond Shamrock are listed on the NYSE, and material filed by Ultramar and Diamond Shamrock may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, a portion of which has been omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and the exhibits thereto for further information.

    Statements contained in this Proxy Statement, or in any document incorporated in this Proxy Statement by reference, as to the provisions of any contract or other document referred to herein or therein are qualified in all respects by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference.

    CERTAIN FORWARD-LOOKING STATEMENTS

    This Proxy Statement (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to Ultramar, Diamond Shamrock and the Combined Company that are based on the beliefs of the managements of Ultramar or Diamond Shamrock, as applicable, as well as assumptions made by and information currently available to the managements of Ultramar or Diamond Shamrock, as applicable. When used in this Proxy Statement, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Ultramar, Diamond Shamrock, the Combined Company or the managements of any of them, identify forward-looking statements. Such statements reflect the current views of Ultramar or Diamond Shamrock, as applicable, with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the operations and results of operations of the Combined Company following the Merger, including as a result of competitive factors and pricing pressures, shifts in market demand and general economic conditions, and assumed cost savings and other synergistic benefits of the Merger and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Ultramar (File No. 1-11154) and Diamond Shamrock (File No. 1-9409) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement:

    1.  Ultramar's Annual Report on Form 10-K for the year ended December 31,
       1995;

    2. Ultramar's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1996 and Forms 10-Q and 10-Q/A for the quarter ended June 30, 1996;

    3.  Ultramar's Current Report on Form 8-K, dated September 25, 1996;

    4. Diamond Shamrock's Annual Report on Form 10-K/A for the year ended December 31, 1995;

    5. Diamond Shamrock's Quarterly Reports on Form 10-Q/A for the quarter ended March 31, 1996 and Form 10-Q for the quarter and six months ended June 30, 1996; and

    6. Diamond Shamrock's Current Reports on Form 8-K (or Form 8-K/A), dated December 28, 1995, February 14, 1996, June 20, 1996, September 26, 1996,
       and October 10, 1996.

    All documents and reports filed by either Ultramar or Diamond Shamrock pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of its respective Special Meeting will be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Copies of such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein) are available, without charge, to any person, including any beneficial owner of capital stock of Ultramar or Diamond Shamrock, to whom this Proxy Statement is delivered, on written or oral request, in the case of documents relating to Ultramar, to Ultramar Corporation, Two Pickwick Plaza, Greenwich, Connecticut 06830 (telephone number (203) 622-7000, Attention: Investor Relations) or, in the case of documents relating to Diamond Shamrock, to Diamond Shamrock, Inc., 9830 Colonnade Boulevard, San Antonio, Texas 78230 (telephone number (210) 641-6800,
Attention: Secretary). In order to ensure delivery of the documents prior to the applicable Special Meeting, requests should be received by November 15, 1996.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND THE APPENDICES HERETO. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE APPENDICES HERETO IN THEIR ENTIRETY.

THE COMPANIES

Ultramar........................  Ultramar is a leading independent refiner and marketer of petroleum products in California and eastern Canada. In
                                  1995, Ultramar sold over 278,000 barrels per day ("BPD")
                                  of petroleum products and had total revenues of $2.7
                                  billion. Ultramar is the second largest independent
                                  refining and marketing company in California in terms of
                                  sales volume. Ultramar owns and operates a 100,000 BPD
                                  refinery in Los Angeles County, California, and retails
                                  petroleum products through a network of approximately 360
                                  outlets located primarily in central and northern
                                  California. Ultramar is also one of the largest
                                  independent petroleum refining and marketing companies in
                                  eastern Canada based on sales volume. Ultramar owns and
                                  operates a 150,000 BPD refinery in St. Romuald, Quebec,
                                  and markets petroleum products through approximately 1,340 retail outlets and approximately 80 cardlocks. Ultramar is also among the largest retail home heating oil companies
                                  in North America based on sales volume, selling heating
                                  oil to over 180,000 eastern Canadian and New England
                                  households. Ultramar's principal executive offices are
                                  located at Two Pickwick Plaza, Greenwich, Connecticut
                                  06830, and its telephone number is (203) 622-7000. See
                                  "The Companies -- Ultramar."

Diamond Shamrock................  Diamond Shamrock is the leading independent refiner and marketer of petroleum products in the southwestern United
                                  States and the largest convenience store operator and
                                  retail marketer of gasoline in Texas. In 1995, Diamond
                                  Shamrock sold over 238,000 BPD of petroleum products and
                                  had total revenues of $3.7 billion. As of September 30,
                                  1996, company-operated retail outlets were located in
                                  Texas (1,248), Colorado (127), New Mexico (44), Louisiana
                                  (35) and Arizona (12). Also, as of that date, 137
                                  independent jobbers supplied 1,161 "Diamond Shamrock"
                                  branded retail outlets located in eight states, and
                                  Diamond Shamrock had an interest in a joint venture which
                                  had 10 franchise operations of its "Corner Store"
                                  convenience stores in Mexico. Diamond Shamrock owns and
                                  operates a 140,000 BPD refinery near Amarillo, Texas and
                                  an 85,000 BPD refinery near San Antonio, Texas. In
                                  addition, Diamond Shamrock processes petrochemicals and is engaged in the marketing, distribution and storage of
                                  natural gas liquids. Diamond Shamrock's principal
                                  executive offices are located at 9830 Colonnade Boulevard,
                                  San Antonio, Texas 78230, and its telephone number is
                                  (210) 641-6800. See "The Companies -- Diamond Shamrock."

THE SPECIAL MEETINGS

Date, Time and Place............  The Ultramar Special Meeting will be held at the St. Regis
                                  Hotel, 2 East 55th Street, New York, New York 10022 at
                                  9:00 a.m., local time, on December 3, 1996. The Diamond
                                  Shamrock Special Meeting will be held at the St. Regis
                                  Hotel, 2 East 55th Street, New York, New York 10022 at
                                  9:00 a.m., local time, on December 3, 1996.

Matters to be Considered at the
 Special Meetings...............  At the Ultramar Special Meeting, holders of Ultramar
                                  Common Stock are being asked to adopt the Merger Agreement and to approve the Incentive Plan. See "The Merger,"
                                  "Other Terms of the Merger and the Merger Agreement" and
                                  "The Special Meetings -- Matters to be Considered at the
                                  Special Meetings."

                                  At the Diamond Shamrock Special Meeting, holders of
                                  Diamond Shamrock Common Stock are being asked to adopt the
                                  Merger Agreement. See "The Merger," "Other Terms of the
                                  Merger and the Merger Agreement" and "The Special Meetings
                                  -- Matters to be Considered at the Special Meetings."

Record Date.....................  Only holders of record of Ultramar Common Stock and
                                  Diamond Shamrock Common Stock at the close of business on
                                  October 29, 1996 (the "Record Date") are entitled to
                                  receive notice of and to vote at the Ultramar Special
                                  Meeting or the Diamond Shamrock Special Meeting,
                                  respectively. See "The Special Meetings -- Record Date;
                                  Stock Entitled to Vote; Quorum."

Votes Required..................  The adoption of the Merger Agreement requires the affirmative vote of the holders of record of a majority of the shares of Ultramar Common Stock outstanding on the
                                  Record Date. The approval of the Incentive Plan requires
                                  the affirmative vote of the holders of a majority of the
                                  shares of Ultramar Common Stock present in person or
                                  represented at the Ultramar Special Meeting and entitled
                                  to vote. The approval of the Incentive Plan is not a
                                  condition to the effectiveness of the Merger. The
                                  consummation of the Merger is a condition to the
                                  effectiveness of the Incentive Plan. See "The Special
                                  Meetings -- Votes Required."

                                  The adoption of the Merger Agreement requires the
                                  affirmative vote of the holders of record of a majority of the shares of Diamond Shamrock Common Stock outstanding on the Record Date. See "The Special Meetings -- Votes
                                  Required." The adoption of the Merger Agreement does not
                                  require the approval of the holders of Diamond Shamrock
                                  Convertible Preferred Stock.

                                  Holders of Ultramar Common Stock or Diamond Shamrock
                                  Common Stock, as the case may be, as of the Record Date
                                  are entitled to one vote per share on each matter to be
                                  voted on at the applicable Special Meeting.

Security Ownership of Management
 and Others.....................  At the close of business on October 15, 1996, directors and executive officers of Ultramar and their affiliates
                                  beneficially

                                  owned 615,887 shares of Ultramar Common Stock, which
                                  represented approximately 1.4% of the shares of Ultramar
                                  Common Stock outstanding on such date, and were entitled
                                  to vote 123,391 shares of Ultramar Common Stock, which
                                  represented approximately 0.3% of the shares of Ultramar
                                  Common Stock outstanding on such date. At the close of
                                  business on October 15, 1996, directors and executive
                                  officers of Diamond Shamrock and their affiliates
                                  beneficially owned 578,863 shares of Diamond Shamrock
                                  Common Stock, which represented approximately 2.0% of the
                                  shares of Diamond Shamrock Common Stock outstanding on
                                  such date, and were entitled to vote 340,514 shares of
                                  Diamond Shamrock Common Stock, which represented
                                  approximately 1.2% of the shares of Diamond Shamrock
                                  Common Stock outstanding on such date. Each such director
                                  and executive officer has indicated his or her present
                                  intention to vote, or cause to be voted, the Ultramar
                                  Common Stock or Diamond Shamrock Common Stock, as the case may be, owned by him or her for adoption of the Merger
                                  Agreement and, in the case of such holders of Ultramar
                                  Common Stock, for approval of the Incentive Plan. See "The
                                  Special Meetings -- Share Ownership of Management." No
                                  Ultramar or Diamond Shamrock director or executive officer owns any shares of Diamond Shamrock Convertible Preferred
                                  Stock.

THE MERGER

The Merger......................  At the effective time of the Merger (the "Effective
                                  Time"), Diamond Shamrock will merge with and into
                                  Ultramar, with Ultramar as the surviving corporation in
                                  the Merger. As of the Effective Time, the Ultramar Charter
                                  will be amended to, among other things, change the name of the Combined Company to "Ultramar Diamond Shamrock
                                  Corporation."

                                  The Merger will become effective at such time as the
                                  Certificate of Merger is duly filed with the Delaware
                                  Secretary of State, or at such subsequent date or time as
                                  Ultramar and Diamond Shamrock agree and specify in the
                                  Certificate of Merger. The filing of the Certificate of
                                  Merger will occur as soon as practicable but no later than the second business day after satisfaction or waiver of
                                  the conditions to the consummation of the Merger set forth in the Merger Agreement unless another date is agreed to
                                  in writing by Diamond Shamrock and Ultramar (the "Closing
                                  Date").

Conversion of Shares............  At the Effective Time, (i) each outstanding share of
                                  Diamond Shamrock Common Stock (other than shares owned by
                                  Ultramar, Diamond Shamrock or any of their wholly owned
                                  subsidiaries) will be converted into the right to receive
                                  1.02 fully paid and nonassessable shares of Ultramar
                                  Common Stock, except that cash will be paid in lieu of
                                  fractional shares of Ultramar Common Stock, and (ii) each
                                  outstanding share of Diamond Shamrock Convertible
                                  Preferred Stock (other than shares owned by Ultramar,
                                  Diamond Shamrock or any of their wholly owned
                                  subsidiaries) will be converted into the right to receive
                                  one fully paid and nonassessable share of Ultramar
                                  Convertible Preferred

                                  Stock. The Ultramar Convertible Preferred Stock will have
                                  terms substantially identical to the Diamond Shamrock
                                  Convertible Preferred Stock except that as a result of the
                                  Merger the issuer thereof will be Ultramar and, in
                                  accordance with the terms of the Diamond Shamrock
                                  Convertible Preferred Stock, the Ultramar Convertible
                                  Preferred Stock will be convertible as of the Effective
                                  Time at the conversion price necessary to make each share
                                  of Ultramar Convertible Preferred Stock convertible into
                                  the number of shares of Ultramar Common Stock receivable
                                  upon the Merger by a holder of the number of shares of
                                  Diamond Shamrock Common Stock into which one share of
                                  Diamond Shamrock Convertible Preferred Stock might have
                                  been converted immediately prior to the Merger. See "The
                                  Merger -- Merger Consideration" and "Other Terms of the
                                  Merger and the Merger Agreement -- Conversion of Shares;
                                  Procedures for Exchange of Certificates; Fractional
                                  Shares."

Recommendations of the Boards of
 Directors......................  The Board of Directors of Ultramar (the "Ultramar Board")
                                  has unanimously determined that the Merger and the
                                  transactions contemplated by the Merger Agreement
                                  (including the issuance of Ultramar Common Stock and
                                  Ultramar Convertible Preferred Stock in the Merger and the
                                  amendment of the Ultramar Charter described herein) are
                                  fair to and in the best interests of the stockholders of
                                  Ultramar, and has approved the Merger Agreement and
                                  recommends that Ultramar stockholders vote "FOR" adoption
                                  of the Merger Agreement. In addition, on October 22, 1996, the Ultramar Board approved the Incentive Plan and
                                  recommends that Ultramar's stockholders vote "FOR"
                                  approval of the Incentive Plan.

                                  The Board of Directors of Diamond Shamrock (the "Diamond
                                  Shamrock Board") (with eight directors present and one
                                  director absent) has unanimously determined that the
                                  Merger and the transactions contemplated by the Merger
                                  Agreement are fair to and in the best interests of the
                                  stockholders of Diamond Shamrock, and has approved the
                                  Merger Agreement and recommends that Diamond Shamrock
                                  stockholders vote "FOR" adoption of the Merger Agreement.

                                  See "The Merger -- Reasons for the Merger; Recommendations
                                  of the Boards of Directors."

Opinions of Financial
 Advisors.......................  On September 22, 1996, Merrill Lynch, Pierce, Fenner &
                                  Smith Incorporated ("Merrill Lynch") rendered its written
                                  opinion to the Ultramar Board that, as of such date, the
                                  Exchange Ratio was fair from a financial point of view to
                                  Ultramar and, accordingly, to the holders of Ultramar
                                  Common Stock. Merrill Lynch subsequently delivered its
                                  written opinion dated the date of this Proxy Statement
                                  (the "Merrill Lynch Opinion") that, as of such date, the
                                  Exchange Ratio was fair from a financial point of view to
                                  Ultramar and, accordingly, to the holders of Ultramar
                                  Common Stock. A copy of the Merrill Lynch Opinion, which
                                  sets forth the assumptions and qualifications made,
                                  matters considered and limitations on the review by
                                  Merrill Lynch in rendering its opinion,

                                  is attached as Appendix B to this Proxy Statement, is
                                  incorporated herein by reference and should be read
                                  carefully in its entirety. Ultramar has agreed to pay fees to Merrill Lynch for its services in connection with the
                                  Merger, a substantial portion of which are contingent upon consummation of the Merger. See "The Merger -- Opinions of
                                  Financial Advisors."

                                  Wasserstein Perella & Co., Inc. ("Wasserstein Perella")
                                  has rendered its written opinions to the Diamond Shamrock
                                  Board that, as of September 22, 1996 and as of the date of this Proxy Statement, the Exchange Ratio was fair from a
                                  financial point of view to the holders of Diamond Shamrock
                                  Common Stock. A copy of the full text of the written
                                  opinion of Wasserstein Perella dated as of the date of
                                  this Proxy Statement, which sets forth a description of
                                  the assumptions and qualifications made, matters
                                  considered and limitations on the review undertaken by
                                  Wasserstein Perella, is attached as Appendix C to this
                                  Proxy Statement, is incorporated herein by reference and
                                  should be read carefully in its entirety. Diamond Shamrock has agreed to pay fees to Wasserstein Perella for its
                                  services in connection with the Merger, substantially all
                                  of which are contingent upon consummation of the Merger.
                                  See "The Merger -- Opinions of Financial Advisors."

Certain Federal Income Tax
 Consequences...................  The Merger is intended to be a tax-free reorganization as a result of which no gain or loss will be recognized by
                                  Ultramar or Diamond Shamrock and no gain or loss will be
                                  recognized by Diamond Shamrock stockholders, except in
                                  respect of cash received by holders of Diamond Shamrock
                                  Common Stock in lieu of fractional shares of Ultramar
                                  Common Stock. It is a condition to the consummation of the
                                  Merger that Ultramar and Diamond Shamrock receive an
                                  opinion of their respective counsel to the effect that,
                                  among other things, the Merger will constitute a
                                  "reorganization" within the meaning of Section 368(a) of
                                  the Internal Revenue Code of 1986, as amended (the
                                  "Code"). See "The Merger -- Certain Federal Income Tax
                                  Consequences" and "Other Terms of the Merger and the
                                  Merger Agreement -- Conditions to the Consummation of the
                                  Merger."

Anticipated Accounting
 Treatment......................  The Merger is expected to be accounted for as a "pooling of interests" in accordance with generally accepted
                                  accounting principles. It is a condition to the
                                  consummation of the Merger that Ultramar and Diamond
                                  Shamrock receive letters from their respective independent accountants, Ernst & Young LLP and Price Waterhouse LLP,
                                  to the effect that the Merger will qualify for "pooling of interests" accounting treatment. See "The Merger --
                                  Anticipated Accounting Treatment."

Dividend Policy.................  It is anticipated that the Combined Company will continue
                                  Ultramar's existing dividend policy of paying quarterly
                                  dividends in the amount of $.275 per share of Ultramar
                                  Common Stock. After the consummation of the Merger, the
                                  payment of dividends will be in the discretion of the
                                  Board of Directors of the Combined Company and will be
                                  subject to customary limitations thereon.

                                  Prior to the Merger, a significant portion of the cash
                                  dividends paid by Ultramar to holders of Ultramar Common
                                  Stock were treated as a return of capital for federal
                                  income tax purposes because Ultramar's earnings and
                                  profits were less than such dividends. Future
                                  distributions by the Combined Company of cash or property
                                  (other than stock or rights to acquire stock of the
                                  Combined Company) made with respect to the stock of the
                                  Combined Company will constitute dividends, taxable to
                                  recipients at ordinary income rates, to the extent such
                                  distributions do not exceed the current or accumulated
                                  earnings and profits of the Combined Company. The Combined
                                  Company will succeed in the Merger to the earnings and
                                  profits of both Ultramar and Diamond Shamrock and it is
                                  therefore expected that the Combined Company will have
                                  sufficient earnings and profits to cause future
                                  distributions with respect to the Combined Company's stock to be treated as ordinary income dividends.

Interests of Certain Persons in
 the Merger.....................  Certain directors and executive officers of each of
                                  Ultramar and Diamond Shamrock have interests in the Merger that are different from, or in addition to, the interests
                                  of stockholders of Ultramar or Diamond Shamrock, as
                                  applicable, generally. Such interests relate to or arise
                                  from, among other things, the terms of the Merger
                                  Agreement providing for (i) the Board of Directors of the
                                  Combined Company to consist of six members from the Board
                                  of Directors of each of the Companies, (ii) the division
                                  of senior management positions of the Combined Company
                                  among the existing senior management of each of the
                                  Companies, (iii) certain employment agreements for
                                  executive officers of each of the Companies and provisions for the treatment of certain employee benefits for which
                                  executive officers of Diamond Shamrock are eligible, (iv)
                                  the conversion of employee stock options and other rights
                                  granted to employees of Diamond Shamrock, including
                                  executive officers, and the fact that, under the terms
                                  thereof, existing stock options, restricted stock and
                                  other rights held by executive officers and directors of
                                  Ultramar become fully vested by reason of the adoption of
                                  the Merger Agreement by Ultramar stockholders, and (v) the indemnification of existing directors and officers of
                                  Ultramar and Diamond Shamrock. See "The Merger --
                                  Interests of Certain Persons in the Merger," "-- Certain
                                  Executive Compensation and Other Employee-Related Matters
                                  in Connection with the Merger" and "Management and
                                  Operations of the Combined Company."

Conditions to the Merger........  The obligations of Ultramar and Diamond Shamrock to consummate the Merger are subject to various conditions,
                                  including obtaining the requisite Stockholder Approvals;
                                  obtaining requisite regulatory approvals from certain
                                  governmental authorities; the absence of legal restraints
                                  or prohibitions preventing the consummation of the Merger;
                                  the absence of certain material litigation; the absence of material adverse changes with respect to the other party;
                                  the effectiveness of the Registration Statement of which
                                  this Proxy Statement is a part; approval for listing on
                                  the NYSE of the shares of Ultramar

                                  Common Stock to be issued pursuant to the Merger; the
                                  representations and warranties of the other party
                                  contained in the Merger Agreement being materially true;
                                  the performance of the other party of all material
                                  obligations contained in the Merger Agreement; the receipt of opinions of counsel in respect of certain federal
                                  income tax consequences of the Merger; and the receipt of
                                  accountants' letters to the effect that the Merger
                                  qualifies for "pooling of interests" accounting treatment.
                                  See "Other Terms of the Merger and the Merger Agreement --
                                  Conditions to the Consummation of the Merger" and "--
                                  Required Regulatory Approvals."

Termination of the Merger
 Agreement......................  Subject to certain limitations, the Merger Agreement is subject to termination at the option of either Ultramar or
                                  Diamond Shamrock if the Merger is not consummated on or
                                  before February 28, 1997, and prior to such time upon the
                                  occurrence of certain events. The Merger Agreement may
                                  also be terminated by the mutual written consent of
                                  Ultramar and Diamond Shamrock. Under certain
                                  circumstances, Ultramar or Diamond Shamrock may be
                                  required to pay to the other a fee in the amount of $45
                                  million (the "Termination Fee") upon the termination of
                                  the Merger Agreement. See "Other Terms of the Merger and
                                  the Merger Agreement -- Termination" and "-- Termination
                                  Fees." In certain cases, a party's expenses, not to exceed
                                  $5 million, are reimbursable upon termination. See "Other
                                  Terms of the Merger and the Merger Agreement -- Expenses."

Reciprocal Stock Option
 Agreements.....................  Immediately following the execution and delivery of the
                                  Merger Agreement, Ultramar and Diamond Shamrock entered
                                  into (i) a stock option agreement (the "Ultramar Stock
                                  Option Agreement") pursuant to which Ultramar granted
                                  Diamond Shamrock an option to purchase up to 8,927,500
                                  shares of Ultramar Common Stock (or such greater number of shares of Ultramar Common Stock as shall represent 19.9%
                                  of the then outstanding Ultramar Common Stock) at a price
                                  per share of $27.20 and (ii) a stock option agreement (the
                                  "Diamond Shamrock Stock Option Agreement", and, together
                                  with the Ultramar Stock Option Agreement, the "Stock
                                  Option Agreements") pursuant to which Diamond Shamrock
                                  granted Ultramar an option to purchase up to 5,858,500
                                  shares of Diamond Shamrock Common Stock (or such greater
                                  number of shares of Diamond Shamrock Common Stock as shall represent 19.9% of the then outstanding Diamond Shamrock
                                  Common Stock) at a price per share of $27.55. The options
                                  are exercisable in whole but not in part and only after
                                  the occurrence of an event as a result of which the party
                                  desiring to exercise the option is entitled to receive the
                                  Termination Fee. The number of shares issuable upon
                                  exercise of each option is subject to a cap, the effect of which is to limit the value of each option to no more than
                                  $60.0 million. See "Other Terms of the Merger and the
                                  Merger Agreement -- Termination Fees" and "-- Reciprocal
                                  Stock Option Agreements."

Appraisal and Dissenters'
 Rights.........................  Under the DGCL, neither the holders of Ultramar Common
                                  Stock nor of Diamond Shamrock Common Stock are entitled to appraisal rights in connection with the adoption of the
                                  Merger Agreement and the transactions contemplated
                                  thereby. See "Other Terms of the Merger and the Merger
                                  Agreement -- Appraisal and Dissenters' Rights."

                                  Holders of Diamond Shamrock Convertible Preferred Stock
                                  may demand an appraisal by the Delaware Court of Chancery
                                  of the "fair value" of their Diamond Shamrock Convertible
                                  Preferred Stock in lieu of accepting Ultramar Convertible
                                  Preferred Stock. A holder of Diamond Shamrock Convertible
                                  Preferred Stock electing to demand such an appraisal must
                                  deliver to Diamond Shamrock, before the taking of the vote on the Merger, a written demand for appraisal of such
                                  holder's Diamond Shamrock Convertible Preferred Stock. See
                                  "Other Terms of the Merger and the Merger Agreement --
                                  Appraisal and Dissenters' Rights" and Appendix D to this
                                  Proxy Statement.

          SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ULTRAMAR
                 (IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)

    The following table sets forth certain consolidated historical financial data of Ultramar and its consolidated subsidiaries, and is based on the consolidated financial statements and selected financial data of Ultramar, including the notes thereto, which are incorporated by reference in this Proxy Statement, and should be read in conjunction therewith (see "Incorporation of Certain Documents by Reference") and in conjunction with the information appearing under "-- Recent Developments -- Ultramar Third Quarter Earnings." The pro forma financial information for Ultramar for the years ended December 31, 1992 and 1991 has been derived from the predecessor financial statements of Ultramar. Such pro forma financial information has been compiled as if Ultramar were formed and had acquired its operating subsidiaries, Ultramar Inc. and Canadian Ultramar Limited, on January 1, 1991 instead of as of July 6, 1992. The pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would actually have occurred had the acquisitions occurred as of January 1, 1991. Interim unaudited data for the six months ended June 30, 1996 and 1995 reflect, in the opinion of management of Ultramar, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such data. Results for the six months ended June 30, 1996 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                                     AS OF AND FOR THE
                                                      SIX MONTHS ENDED
                                                          JUNE 30,              AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                    --------------------  -----------------------------------------------------
                                                      1996       1995       1995       1994       1993       1992       1991
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                                PRO FORMA
                                                                                                           --------------------
STATEMENT OF INCOME DATA
Sales and other revenues(1).......................  $ 1,613.9  $ 1,328.5  $ 2,714.4  $ 2,547.7  $ 2,512.2  $ 2,675.8  $ 2,839.8
Operating income..................................       92.1       31.6      113.9      135.7      186.8      149.2      200.1
Income before cumulative effect of accounting
 change(2)........................................       43.2        6.2       47.6       61.0       86.5       56.3       84.9
Net income(2).....................................       43.2       28.2       69.6       61.0       86.5       56.3       84.9

Income per common share
  Income before cumulative effect of accounting
   change(2)......................................  $     .96  $     .16  $    1.18  $    1.56  $    2.23  $    1.47  $    2.22
  Net income(2)...................................        .96        .72       1.73       1.56       2.23       1.47       2.22
Cash dividends per common share...................        .55        .55       1.10       1.10       1.10        .55

BALANCE SHEET DATA
Cash and cash equivalents.........................  $    265.3 $     56.9 $    126.9 $     55.1 $     97.4 $    134.3
Working capital...................................       281.5      211.6      220.3      195.0      259.5      377.3
Total assets......................................     2,107.6    1,810.8    1,971.3    1,763.6    1,724.7    1,792.4
Long-term debt....................................       668.5      601.4      600.3      533.3      494.3      578.3
Stockholders' equity..............................       725.8      553.8      703.4      533.9      541.6      513.6

OTHER FINANCIAL DATA
Ratio of earnings to fixed charges(3).............         3.3        1.3        2.1        2.7        3.2        2.4        2.9

------------------

(1) Sales and other revenues are reported net of excise and state motor fuel taxes. Following the Merger, the Combined Company will include excise and state motor fuel taxes in sales and other revenues. See "Pro Forma Condensed Financial Information of the Combined Company" and "The Merger -- Anticipated Accounting Treatment."

(2) During the second quarter of 1995, Ultramar changed its method of accounting for refinery maintenance turnaround costs from an accrual method to a deferral method. The change resulted in a cumulative adjustment through December 31, 1994 of $22.0 million (after income taxes of $13.4 million), or $.55 per share, which is included in net income for the year ended December 31, 1995. The effect of the change on the six month period ended June 30, 1995 and the year ended December 31, 1995 was to increase income before cumulative effect of accounting change by approximately $2.7 million ($.07 per share) and $3.5 million ($.09 per share), respectively, and net income by $24.7 million ($.63 per share) and $25.5 million ($.64 per share), respectively. Had the change in accounting for refinery maintenance turnaround costs been in effect since the beginning of 1992, net income for the years ended December 31, 1994, 1993 and 1992 would have been $67.7 million ($1.74 per share), $96.6 million ($2.49 per share) and $68.3 million ($1.79 per share), respectively. Adjusted net income and net income per share amounts for 1991 are not available.

(3) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and amortization of interest previously capitalized. Fixed charges consist of interest (whether capitalized or expensed) and a portion of rental expense representative of an interest factor.

      SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF DIAMOND SHAMROCK
                 (IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)

    The following table sets forth certain consolidated historical financial data of Diamond Shamrock and its consolidated subsidiaries, and is based on the consolidated financial statements and selected financial data of Diamond Shamrock, including the notes thereto, which are incorporated by reference in this Proxy Statement, and should be read in conjunction therewith (see "Incorporation of Certain Documents by Reference") and in conjunction with the information appearing under the caption "-- Recent Developments -- Diamond Shamrock Third Quarter Earnings." Interim unaudited data for the six months ended June 30, 1996 and 1995 reflect, in the opinion of management of Diamond Shamrock, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such data. Results for the six months ended June 30, 1996 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                                     AS OF AND FOR THE
                                                      SIX MONTHS ENDED
                                                          JUNE 30,              AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                    --------------------  -----------------------------------------------------
                                                     1996(1)     1995      1995(1)     1994       1993       1992       1991
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF INCOME DATA
Sales and other
 revenues(2)......................................  $ 2,417.1  $ 1,836.0  $ 3,703.0  $ 3,312.1  $ 3,110.2  $ 3,070.8  $ 3,004.2
Operating income..................................       80.7       76.1      121.1      169.1       98.1       84.5       95.4
Income before cumulative effect of accounting
 changes(3).......................................       25.9       33.4       47.3       75.8       32.6       26.4       37.1
Net income(3).....................................       25.9       33.4       47.3       75.8       18.4        8.7       37.1
Dividend requirement on preferred stock...........        2.2        2.2        4.3        4.3        2.4
Earnings applicable to common shares..............       23.7       31.2       43.0       71.5       16.0        8.7       37.1

Income per common share
  Primary:
    Income before cumulative effect of accounting
     changes(3)...................................  $     .81  $    1.08  $    1.48  $    2.45  $    1.04  $     .92  $    1.39
    Net income(3).................................        .81       1.08       1.48       2.45        .55        .30       1.39
  Fully-diluted:
    Income before cumulative effect of accounting
     changes(3)...................................        .79       1.03       1.46       2.34       1.04        .92       1.36
    Net income(3).................................        .79       1.03       1.46       2.34        .55        .30       1.36
Cash dividends per
    Common share..................................        .28        .28        .56        .53        .52        .52        .52
    Preferred share...............................       1.25       1.25       2.50       2.50       1.28

BALANCE SHEET DATA
Cash and cash equivalents.........................  $     63.1 $     16.7 $     48.6 $     27.4 $     12.8 $     17.5 $     15.7
Working capital...................................       224.2      204.5      165.4      166.3      135.8      141.5      156.9
Total assets......................................     2,251.1    1,672.2    2,245.4    1,620.8    1,349.2    1,297.5    1,222.3
Long-term debt....................................     1,011.0      581.3      957.5      509.2      486.2      533.5      441.8
Stockholders' equity..............................       649.8      616.7      624.7      589.0      527.7      435.7      437.6

OTHER FINANCIAL DATA
Ratio of earnings to fixed charges(4).............         1.9        2.6        2.0        3.2        2.0        1.7        2.1
Ratio of earnings to fixed charges and preferred
 stock dividends(4)...............................         1.8        2.4        1.9        2.9        1.8        1.7        2.1

------------------

(1) On December 14, 1995, Diamond Shamrock acquired National Convenience Stores Incorporated ("NCS"), which operated 661 specialty convenience stores, for approximately $280 million. The acquisition (the "NCS Acquisition") was accounted for using the purchase method of accounting and, accordingly, the results of operations of NCS are included from the date of acquisition.
(2) During 1996, Diamond Shamrock changed its presentation of sales and other revenues to include excise and state motor fuel taxes. The sales and other revenues reported above for each of the years in the five-year period ending December 31, 1995 reflect the reclassification of such taxes to conform to the presentation used in 1996 and to be used by the Combined Company following the Merger. Neither operating income nor net income is affected by the reclassification.

(3) In 1993, Diamond Shamrock changed its method of accounting for certain liabilities resulting from an agreement with its former parent. The change resulted in a cumulative adjustment through December 31, 1992 of $14.2 million (after income tax benefit of $9.4 million), or $.49 per share, which is reflected in net income for the year ended December 31, 1993. In 1992, Diamond Shamrock changed its method of accounting for post-retirement benefits other than pensions and its method of accounting for income taxes. The aggregate cumulative effect of these changes as of January 1, 1992 of $17.7 million (after income tax benefit of $10.3 million), or $.62 per share, is included in net income for the year ended December 31, 1992.

(4) For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and amortization of interest previously capitalized. Fixed charges consist of interest (whether capitalized or expensed) and a portion of rental expense representative of an interest factor. For purposes of computing the ratio of earnings to fixed charges and preferred stock dividends, the preferred stock dividend requirement has been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirement as preferred stock dividends are not deductible for income tax purposes.

                              RECENT DEVELOPMENTS

ULTRAMAR THIRD QUARTER EARNINGS

    On October 23, 1996, Ultramar announced that its net income for the three months ended September 30, 1996 was $0.4 million ($0.01 per share), compared to net income of $20.4 million ($0.52 per share) in the comparable period of 1995 and $28.4 million ($0.63 per share) in the three months ended June 30, 1996. Ultramar also announced that its net income for the nine months ended September 30, 1996 was $43.6 million ($0.97 per share), compared to net income before a cumulative effect of accounting change of $26.6 million ($0.68 per share) for the comparable period of 1995. Ultramar's revenues (including excise and state motor vehicle fuel taxes) for the three and nine months ended September 30, 1996 were $1,182.0 million and $3,358.6 million, respectively, compared to $958.1 million and $2,787.2 million, respectively, for the comparable periods of 1995. In its announcement of its earnings for the third quarter of 1996, Ultramar indicated that such results were significantly affected by lower refining and marketing margins, particularly in eastern Canada, due to higher crude oil prices as a result of supply concerns and unrest in the Middle East. The effect of these lower margins was partially offset by improved refinery operations and higher retail marketing margins in Ultramar's California operations.

DIAMOND SHAMROCK THIRD QUARTER EARNINGS

    On October 21, 1996, Diamond Shamrock announced that its earnings for the three and nine months ended September 30, 1996 were $13.6 million ($0.43 per share) and $39.5 million ($1.23 per share), respectively, compared to $5.7 million ($0.16 per share) and $39.2 million ($1.24 per share) for the comparable periods in 1995. Diamond Shamrock's revenues for the three and nine months ended September 30, 1996 were $1,236.5 million and $3,639.1 million, respectively, compared to $941.7 million and $2,769.3 million, respectively, in the comparable periods of 1995. In its announcement of its earnings for the third quarter of 1996, Diamond Shamrock stated that improved refining margins contributed to stronger earnings for the quarter. In addition, Diamond Shamrock noted that several recently completed capital projects, as well as the NCS Acquisition, contributed to the quarter's results.

                      SELECTED PRO FORMA FINANCIAL DATA OF

                              THE COMBINED COMPANY

                 (IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)

    The following table sets forth certain unaudited selected pro forma financial data for the Combined Company, after giving effect to the Merger, which is expected to be accounted for as a pooling of interests. For a description of pooling of interests accounting with respect to the Merger and certain other accounting matters, see "The Merger -- Anticipated Accounting Treatment." The pro forma balance sheet gives effect to the Merger as if it had occurred on June 30, 1996. The pro forma statements of income give effect to the Merger as if it had occurred on January 1, 1993. The information set forth below should be read in conjunction with (i) the historical consolidated financial statements of Ultramar and Diamond Shamrock, including the notes thereto and other financial information, which are incorporated by reference in this Proxy Statement, (ii) the selected consolidated historical financial data of Ultramar and Diamond Shamrock and the other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement (see "Incorporation of Certain Documents by Reference" and "Pro Forma Condensed Financial Information of the Combined Company"), and (iii) the information appearing under the caption "-- Recent Developments." The pro forma condensed balance sheet reflects an estimated $67 million charge for transaction and integration costs (a total of $47 million, net of tax) expected to be incurred in connection with the Merger; however, because these charges are nonrecurring, they have not been reflected in the pro forma condensed statements of income. The selected pro forma financial data do not give effect to the anticipated cost savings expected to result from the Merger. See "Management and Operations of the Combined Company -- The Combined Company." The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.

                                                           AS OF AND FOR THE
                                                            SIX MONTHS ENDED     AS OF AND FOR THE YEAR ENDED
                                                                JUNE 30,                 DECEMBER 31,
                                                          --------------------  -------------------------------
                                                            1996       1995       1995       1994       1993
                                                          ---------  ---------  ---------  ---------  ---------
STATEMENT OF INCOME DATA
Sales and other revenues................................  $ 4,577.2  $ 4,113.0  $ 8,340.8  $ 6,864.0  $ 6,497.7
Operating income........................................      169.2      109.8      241.7      299.2      279.2
Income before cumulative effect of accounting change....       69.1       34.4       88.2      136.8      119.1

Income per common share before cumulative effect of
 accounting change
  Primary:..............................................  $     .89  $     .47  $    1.20  $    1.93  $    1.71
  Fully-diluted:........................................        .88        .47       1.20       1.90       1.71

BALANCE SHEET DATA
Cash and cash equivalents...............................  $   328.4
Working capital.........................................      458.7
Total assets............................................    4,375.6
Long-term debt..........................................    1,679.5
Stockholders' equity....................................    1,328.6

OTHER FINANCIAL DATA
Ratio of earnings to fixed charges (1)..................        2.4        1.7        1.8        3.0        2.6
Ratio of earnings to fixed charges and preferred stock
 dividends (1)..........................................        2.3        1.6        1.8        2.8        2.5

------------------

(1) For purposes of computing the pro forma ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and amortization of interest previously capitalized. Fixed charges consist of interest (whether capitalized or expensed) and a portion of rental expense representative of an interest factor. For purposes of computing the ratio of earnings to fixed charges and preferred stock dividends, the preferred stock dividend requirement has been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirement as preferred stock dividends are not deductible for income tax purposes.

                            COMPARATIVE STOCK PRICES

    Ultramar Common Stock and Diamond Shamrock Common Stock are each listed on the NYSE. The following table sets forth the high and low sale prices per share of Ultramar Common Stock and Diamond Shamrock Common Stock as reported on the NYSE Composite Transaction Tape for the periods indicated.

                                                                                                  DIAMOND SHAMROCK
                                                                                ULTRAMAR
                                                                              COMMON STOCK          COMMON STOCK
                                                                          --------------------  --------------------
CALENDAR QUARTER                                                            HIGH        LOW       HIGH        LOW
------------------------------------------------------------------------  ---------  ---------  ---------  ---------

1993
    First Quarter.......................................................     21 1/2         17     21 7/8         17
    Second Quarter......................................................     23 1/4     19 1/4     22 1/8     19 1/4
    Third Quarter.......................................................     25 1/8     21 3/8     26 1/8     18 7/8
    Fourth Quarter......................................................     28 1/2     23 1/2     27 3/8     23 3/4

1994
    First Quarter.......................................................     31 1/2         25         30     24 1/8
    Second Quarter......................................................     28 3/4     23 1/2     28 1/4     23 3/8
    Third Quarter.......................................................     27 5/8     24 1/2     28 1/2     23 7/8
    Fourth Quarter......................................................         26         22     29 1/8     23 5/8

1995
    First Quarter.......................................................     26 3/4     22 1/2     26 1/2     23 1/8
    Second Quarter......................................................     28 5/8     23 7/8     28 7/8     25 1/2
    Third Quarter.......................................................     27 1/2     23 1/4     27 3/8     23 3/4
    Fourth Quarter......................................................     26 5/8     22 1/2     26 7/8     23 3/8

1996
    First Quarter.......................................................     29 1/4     25 3/8     32 7/8         25
    Second Quarter......................................................     32 7/8     28 3/4     34 7/8     28 1/2
    Third Quarter.......................................................     30 1/2         25     31 7/8     26 1/4
    Fourth Quarter (through October 23, 1996)...........................     30 5/8         28     31 1/8     29 7/8

    On September 20, 1996, the last trading day prior to the execution of the Merger Agreement, the closing sale prices of Ultramar Common Stock and Diamond Shamrock Common Stock, as reported on the NYSE Composite Transaction Tape, were $28.50 per share and $30.25 per share, respectively. The pro forma equivalent per share value of the Diamond Shamrock Common Stock on September 20, 1996, was $29.07 per share. The pro forma equivalent per share value of Diamond Shamrock Common Stock on any date equals the closing sale price of Ultramar Common Stock on such date, as reported on the NYSE Composite Transaction Tape, multiplied by the Exchange Ratio.

    On October   , 1996, the last trading day prior to the date of this Proxy
Statement, the closing sale prices of Ultramar Common Stock and Diamond Shamrock Common Stock, as reported on the NYSE Composite Transaction Tape, were $ per share and $ per share ($ on a pro forma equivalent per share basis), respectively.

    The Diamond Shamrock Convertible Preferred Stock is not listed on the NYSE or traded on any other organized securities market and, accordingly, trading prices therefor are not publicly available.

    Stockholders are urged to obtain current quotations for the market prices of Ultramar Common Stock and Diamond Shamrock Common Stock. No assurance can be given as to the market price of Ultramar Common Stock or Diamond Shamrock Common Stock at the Effective Time. Because the Exchange Ratio is fixed in the Merger Agreement and neither Ultramar nor Diamond Shamrock has the right to terminate the Merger Agreement based on changes in the market price of either party's stock, the market value of the shares of Ultramar Common Stock that holders of Diamond Shamrock Common Stock will receive in the Merger may vary significantly from the prices shown above.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

    The following table sets forth for Ultramar Common Stock and Diamond Shamrock Common Stock certain historical, pro forma and pro forma equivalent per share financial information for the six months ended June 30, 1996 and 1995 and for each of the three years in the period ended December 31, 1995. The information presented herein should be read in conjunction with the Pro Forma Condensed Financial Information of the Combined Company, including the notes thereto, appearing elsewhere in this Proxy Statement, the historical consolidated financial statements of Ultramar and Diamond Shamrock, including the notes thereto, and other financial information incorporated by reference herein (see "Incorporation of Certain Documents by Reference"), and the information appearing under the caption "-- Recent Developments."

                                                               AS OF AND FOR THE
                                                                SIX MONTHS ENDED        AS OF AND FOR THE YEAR ENDED
                                                                    JUNE 30,                    DECEMBER 31,
                                                             ----------------------  ----------------------------------
                                                                1996        1995        1995        1994        1993
                                                             ----------  ----------  ----------  ----------  ----------

ULTRAMAR COMMON STOCK:
Income before cumulative effect of accounting changes:
  Primary:
    Historical.............................................  $      .96  $      .16  $     1.18  $     1.56  $     2.23
    Pro forma combined.....................................         .89         .47        1.20        1.93        1.71
  Assuming full dilution:
    Historical.............................................         .96         .16        1.18        1.56        2.23
    Pro forma combined.....................................         .88         .47        1.20        1.90        1.71
  Cash dividends per common share:
    Historical.............................................         .55         .55        1.10        1.10        1.10
    Pro forma combined (1).................................         .55         .55        1.10        1.10        1.10
  Book value per share at period end:
    Historical.............................................       16.28          --       15.84          --          --
    Pro forma combined.....................................       16.97          --          --          --          --

DIAMOND SHAMROCK COMMON STOCK:
Income before cumulative effect of accounting changes:
  Primary:
    Historical.............................................         .81        1.08        1.48        2.45        1.04
    Pro forma equivalent (2)...............................         .91         .48        1.22        1.97        1.74
  Assuming full dilution:
    Historical.............................................         .79        1.03        1.46        2.34        1.04
    Pro forma equivalent (2)...............................         .90         .48        1.22        1.94        1.74
  Cash dividends per common share:
    Historical.............................................         .28         .28         .56         .53         .52
    Pro forma equivalent (2)...............................         .56         .56        1.12        1.12        1.12
  Book value per share at period end:
    Historical.............................................       20.07          --       19.47          --          --
    Pro forma equivalent (2)...............................       17.31          --          --          --          --

------------------
(1) The Ultramar pro forma combined cash dividends per common share amounts represent historical dividends per share.

(2) The Diamond Shamrock pro forma equivalent per share amounts are calculated by multiplying the Ultramar pro forma combined per share amounts by the Exchange Ratio of 1.02 shares of Ultramar Common Stock for each share of Diamond Shamrock Common Stock to be received in connection with the Merger.

                                 THE COMPANIES

ULTRAMAR

    Ultramar is a leading independent refiner and marketer of petroleum products in California and eastern Canada. In 1995, Ultramar sold over 278,000 BPD of petroleum products and had total revenues of $2.7 billion. Ultramar is the second largest independent refining and marketing company in California in terms of sales volume. Ultramar owns and operates a 100,000 BPD refinery in Los Angeles County, California, and retails petroleum products through a network of approximately 360 outlets located primarily in central and northern California. Ultramar is also one of the largest independent petroleum refining and marketing companies in eastern Canada based on sales volume. Ultramar owns and operates a 150,000 BPD refinery in St. Romuald, Quebec, and markets petroleum products through approximately 1,340 retail outlets and approximately 80 cardlocks. Ultramar is also among the largest retail home heating oil companies in North America based on sales volume, selling heating oil to over 180,000 eastern Canadian and New England households.

DIAMOND SHAMROCK

    Diamond Shamrock is the leading independent refiner and marketer of petroleum products in the southwestern United States and the largest retail marketer of gasoline in Texas. In 1995, Diamond Shamrock sold over 238,000 BPD of petroleum products and had total revenues of $3.7 billion. Diamond Shamrock's McKee Refinery, located near Amarillo, Texas, and Three Rivers Refinery, located near San Antonio, Texas, are strategically located near Diamond Shamrock's key markets and have an aggregate refining capacity of approximately 140,000 and 85,000 BPD, respectively. Diamond Shamrock sells gasoline and merchandise through Company-operated retail outlets, and distributes gasoline through independently owned Diamond Shamrock branded outlets in Texas and nearby states. As of September 30, 1996, company-operated retail outlets were located in Texas (1,248), Colorado (127), New Mexico (44), Louisiana (35), and Arizona (12). Also, as of that date, 137 independent jobbers supplied 1,161 "Diamond Shamrock" branded retail outlets located in eight states, and Diamond Shamrock had an interest in a joint venture which had 10 franchise operations of its "Corner Store" convenience stores in Mexico. Diamond Shamrock also stores and markets natural gas liquids, manufactures and markets anhydrous ammonia and polymer-grade propylene, and operates certain other related businesses. In addition to gasoline, Diamond Shamrock also markets an average of 52,484 BPD of diesel fuel and 18,705 BPD of high quality jet fuel. Diamond Shamrock has a proprietary credit card program, which had approximately 890,000 valid accounts at the end of 1995.

               MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANY

MANAGEMENT OF THE COMBINED COMPANY

    The Board of Directors of the Combined Company will consist of 12 persons, six of whom will be designated by each of Ultramar and Diamond Shamrock from their respective current Boards of Directors. Ultramar's designees to the Board of Directors of the Combined Company are Jean Gaulin (Vice Chairman), Byron Allumbaugh, H. Frederick Christie, Russel H. Herman, Madeleine Saint-Jacques and
C. Barry Schaefer. Diamond Shamrock's designees to the Board of Directors of the Combined Company are Roger R. Hemminghaus (Chairman), E. Glenn Biggs, W. E. Bradford, W. H. Clark, Bob Marbut and Katherine D. Ortega. See "Board of Directors" for certain information regarding the companies' designees. Under the Merger Agreement, if any designee to the Board of Directors of the Combined Company becomes unable or unwilling to serve as such prior to the Effective Time, the Company designating such person will appoint another person from such Company's Board of Directors to serve on the Board of Directors of the Combined Company.

    The Committees of the Board of Directors of the Combined Company are expected to be as follows:

                                                                  Finance and                    Public
       Audit Review                 Compensation                   Planning                  Responsibility
         Committee                    Committee                    Committee                    Committee
---------------------------  ---------------------------  ---------------------------  ---------------------------
        Bob Marbut,               C. Barry Schaefer            Russel H. Herman              E. Glenn Biggs,
         Chairman                     Chairman                     Chairman                     Chairman

    Katherine D. Ortega             W.E. Bradford               E. Glenn Biggs             Katherine D. Ortega
   H. Frederick Christie             W.H. Clark                   Bob Marbut                Byron Allumbaugh
     C. Barry Schaefer            Byron Allumbaugh           H. Frederick Christie       Madeleine Saint-Jacques

    The designees to the Board of Directors of the Combined Company will be in the classes of directors whose terms expire at the annual meetings of the stockholders of the Combined Company in the years indicated: 1997: E. Glenn Biggs, Katherine D. Ortega, Byron Allumbaugh and Madeleine Saint-Jacques; 1998:
R.R. Hemminghaus, W.E. Bradford, Russel H. Herman and C. Barry Schaefer; and 1999: Bob Marbut, W.H. Clark, Jean Gaulin and H. Frederick Christie.

EXECUTIVE OFFICERS

    The Merger Agreement contemplates that Roger R. Hemminghaus, presently the Chairman, Chief Executive Officer and President of Diamond Shamrock, will become the Chairman and Chief Executive Officer of the Combined Company until December 31, 1998, after which he will resign his position as Chief Executive Officer and remain Chairman of the Board of the Combined Company until no later than December 31, 2001. The Merger Agreement also contemplates that Jean Gaulin, the Chairman and Chief Executive Officer of Ultramar, will become the Vice Chairman, President and Chief Operating Officer of the Combined Company until December 31, 1998, after which he will become the Vice Chairman, President and Chief Executive Officer of the Combined Company. The principal executive offices of the Combined Company will be located at Diamond Shamrock's current principal executive offices in San Antonio, Texas.

    In addition to Messrs. Hemminghaus and Gaulin, the Merger Agreement contemplates that the following executive officers of Ultramar or Diamond Shamrock will become executive officers of the Combined Company:

        NAME OF                                                                      POSITION WITH
   EXECUTIVE OFFICER                CURRENT POSITION (1)                           COMBINED COMPANY
-----------------------  -------------------------------------------  -------------------------------------------
Paul Eisman              Vice President, Refining, and Group          Senior Vice President - Refining Southwest
  Age: 41                 Executive of Diamond Shamrock

Alain Ferland            President of Ultramar Ltee.                  Senior Vice President - Refining, Product
  Age: 43                                                              Supply and Logistics Northeast

Timothy J. Fretthold     Senior Vice President/Group Executive and    Executive Vice President and Chief
  Age: 47                 General Counsel of Diamond Shamrock          Administrative Officer

Patrick J. Guarino       Senior Vice President, General Counsel and   Executive Vice President, General Counsel
  Age: 54                 Secretary of Ultramar                        and Secretary

Christopher Havens       President of Ultramar Energy Inc.            Senior Vice President - Marketing Northeast
  Age: 42

William R. Klesse        Executive Vice President of Diamond          Executive Vice President, Refining, Product
  Age: 50                 Shamrock                                     Supply and Logistics Southwest

J. Robert Mehall         Executive Vice President of Diamond          Executive Vice President, Crude Oil Supply
  Age: 54                 Shamrock                                     and Corporate Development

A.W. O'Donnell           President, Marketing and Senior Vice         Senior Vice President-Marketing Southwest
  Age: 64                 President/Group Executive of Diamond
                          Shamrock



        NAME OF                                                                      POSITION WITH
   EXECUTIVE OFFICER                CURRENT POSITION (1)                           COMBINED COMPANY
-----------------------  -------------------------------------------  -------------------------------------------
H. Pete Smith            Senior Vice President and Chief Financial    Executive Vice President and Chief
  Age: 54                 Officer of Ultramar                          Financial Officer

--------------

(1) Each executive officer has held his current position or a substantially comparable position for more than five years, other than Mr. Eisman, who prior to assuming his current position with Diamond Shamrock in 1995 was Diamond Shamrock's Director-Crude Oil Supply.

    For a discussion of employment agreements expected to be entered into between the Combined Company and Roger R. Hemminghaus, Jean Gaulin and each of the executive officers set forth in the table above, see "The Merger -- Certain Executive Compensation and Other Employee-Related Matters in Connection with the Merger."

THE COMBINED COMPANY

    As a larger entity with more assets and greater geographic and product line diversity, the Combined Company's earnings and cash flow are expected to be more stable than either of the Companies' earnings and cash flows would be on a stand-alone basis. The respective managements of the Companies believe that increased earnings and cash flow stability will provide the Combined Company with increased financial flexibility and will also provide a better platform from which to take advantage of acquisition and other strategic opportunities expected to arise as the petroleum refining and marketing and convenience store industries continue to consolidate.

    Substantial cost savings and other synergies are expected to be created by the Merger. Although no assurance can be given that any specific level of cost savings or synergistic operational benefits will be achieved or as to the timing thereof, the respective managements of the Companies believe that potential annual pre-tax cost savings and pre-tax financial benefits from eliminating redundant costs will total $25 million in 1997 and $75 million in each year thereafter. The synergistic operational benefits, which include the coordination of product purchases, including crude oil, refinery feedstocks and convenience store items, are expected to enable the Combined Company to lower unit costs through economies of scale and increased bargaining power and to contribute to more efficient inventory management resulting in annual pre-tax cash flow improvement.

    In connection with the Merger, one-time transaction costs, which are expected to be recorded in 1996, are estimated at $17 million and one-time integration costs, most of which are expected to be recorded in 1996, are estimated at $50 million. In addition, in connection with the preparation of the pro forma information included elsewhere in this Proxy Statement, management of Ultramar and Diamond Shamrock have conformed certain differences in accounting practices (see "Pro Forma Condensed Financial Information of the Combined Company"). Following the Merger, management of the Combined Company will conduct a complete review of the accounting policies employed by Ultramar and Diamond Shamrock, including the methods used to apply such policies, in order to identify the appropriate accounting practices to be applied by the Combined Company; additionally, management of the Combined Company will review, and when appropriate conform, the methods employed to develop and assess information used to make accounting estimates. Any adjustments or changes that may result from such reviews are expected to be recorded during the accounting period in which the Effective Time occurs, and may have a material effect on the results reported during such period.

    The respective managements of the Companies believe that the Combined Company will be able to eliminate or reduce certain capital expenditures that Ultramar and Diamond Shamrock were otherwise planning to make as separate companies. These decreases in capital expenditures are expected to free up capital for capital investments having higher expected rates of return or increasing the Combined Company's financial flexibility.

    For a discussion of the background of the Merger and the recommendations of the respective Boards of Directors of the Companies relating thereto, see "The Merger -- Background of the Merger" and "-- Reasons for the Merger; Recommendations of the Boards of Directors."

DIVIDEND POLICY

    It is anticipated that the Combined Company will continue Ultramar's existing dividend policy of paying quarterly dividends in the amount of $.275 per share of Ultramar Common Stock. After the consummation of the Merger the payment of dividends will be in the discretion of the Board of Directors of the Combined Company and will be subject to customary limitations thereon.

    Prior to the Merger, a significant portion of the cash dividends paid by Ultramar to holders of Ultramar Common Stock were treated as a return of capital for federal income tax purposes because Ultramar's earnings and profits were less than such dividends. Future distributions by the Combined Company of cash or property (other than stock or rights to acquire stock of the Combined Company) made with respect to the stock of the Combined Company will constitute dividends, taxable to recipients at ordinary income rates, to the extent such distributions do not exceed the current or accumulated earnings and profits of the Combined Company. The Combined Company will succeed in the Merger to the earnings and profits of both Ultramar and Diamond Shamrock and it is therefore expected that the Combined Company will have sufficient earnings and profits to cause future distributions with respect to the Combined Company's stock to be treated as ordinary income dividends.

                              THE SPECIAL MEETINGS

DATE, TIME AND PLACE

    ULTRAMAR. The Ultramar Special Meeting will be held at the St. Regis Hotel, 2 East 55th Street, New York, New York 10022 at 9:00 a.m. local time on December 3, 1996.

    DIAMOND SHAMROCK. The Diamond Shamrock Special Meeting will be held at the St. Regis Hotel, 2 East 55th Street, New York, New York, 10022 at 9:00 a.m. local time on December 3, 1996.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

    ULTRAMAR. At the Ultramar Special Meeting, holders of Ultramar Common Stock are being asked to adopt the Merger Agreement and to approve the Incentive Plan. See "The Merger," "Other Terms of the Merger and the Merger Agreement" and "Approval of the Incentive Plan." THE ULTRAMAR BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (INCLUDING THE ISSUANCE OF ULTRAMAR COMMON STOCK AND ULTRAMAR CONVERTIBLE PREFERRED STOCK IN THE MERGER AND THE AMENDMENT OF THE ULTRAMAR CHARTER DESCRIBED HEREIN) ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF ULTRAMAR, AND HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ULTRAMAR STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. IN ADDITION, ON OCTOBER 22, 1996, THE ULTRAMAR BOARD APPROVED THE INCENTIVE PLAN AND RECOMMENDS THAT ULTRAMAR'S STOCKHOLDERS VOTE "FOR" SUCH APPROVAL OF THE INCENTIVE PLAN.

    DIAMOND SHAMROCK. At the Diamond Shamrock Special Meeting, holders of Diamond Shamrock Common Stock are being asked to adopt the Merger Agreement. See "The Merger" and "Other Terms of the Merger and the Merger Agreement." As described below, holders of Diamond Shamrock Convertible Preferred Stock are not entitled to vote at the Diamond Shamrock Special Meeting. THE DIAMOND SHAMROCK BOARD (WITH EIGHT DIRECTORS PRESENT AND ONE DIRECTOR ABSENT) HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF DIAMOND SHAMROCK, AND HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT DIAMOND SHAMROCK STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    ULTRAMAR. Only holders of record of Ultramar Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the
Ultramar Special Meeting. On the Record Date,         shares of Ultramar Common
Stock were issued and outstanding and held by approximately         holders of
record. A majority of the shares of Ultramar Common Stock issued and outstanding and entitled to vote on the Record Date must be represented in person or by proxy at the Ultramar Special Meeting in order for a quorum to be present for purposes of voting on the adoption of the Merger Agreement and approval of the Incentive Plan. In the event that a quorum is not present at the Ultramar Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Ultramar Common Stock on the Record Date are each entitled to one vote per share on each matter to be voted on at the Ultramar Special Meeting.

    DIAMOND SHAMROCK. Only holders of record of Diamond Shamrock Common Stock at the close of business on the Record Date are entitled to notice of and to
vote at the Diamond Shamrock Special Meeting. On the Record Date,         shares
of Diamond Shamrock Common Stock were issued and outstanding and held by
approximately         holders of record. A majority of the shares of Diamond
Shamrock Common Stock issued and outstanding and entitled to vote on the Record Date must be represented in person or by proxy at the Diamond Shamrock Special Meeting in order for a quorum to be present for purposes of voting on the adoption of the Merger Agreement. In the event that a quorum is not present at the Diamond Shamrock Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Diamond Shamrock Common Stock on the Record Date are each entitled to one vote per share on each matter to be considered at the Diamond Shamrock Special Meeting. Holders of Diamond Shamrock Convertible Preferred Stock are not entitled to vote on the proposal to adopt the Merger Agreement.

VOTES REQUIRED

    ULTRAMAR. The adoption of the Merger Agreement requires the affirmative vote of the holders of record of a majority of the shares of Ultramar Common Stock outstanding on the Record Date. The approval of the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Ultramar Common Stock present in person or represented by proxy at the Ultramar Special Meeting and entitled to vote. The approval of the Incentive Plan is not a condition to the effectiveness of the Merger. The consummation of the Merger is a condition to the effectiveness of the Incentive Plan.

    DIAMOND SHAMROCK. The adoption of the Merger Agreement requires the affirmative vote of the holders of record of a majority of the shares of Diamond Shamrock Common Stock outstanding on the Record Date.

SHARE OWNERSHIP OF MANAGEMENT

    At the close of business on October 15, 1996, directors and executive officers of Ultramar and their affiliates beneficially owned 615,887 shares of Ultramar Common Stock, which represented approximately 1.4% of the shares of Ultramar Common Stock outstanding on such date, and were entitled to vote 123,391 shares of Ultramar Common Stock, which represented approximately 0.3% of the shares of Ultramar Common Stock outstanding on such date. Each such director and executive officer has indicated his or her present intention to vote, or cause to be voted, the Ultramar Common Stock owned by him or her for adoption of the Merger Agreement and for approval of the Incentive Plan. None of Diamond Shamrock's directors or executive officers beneficially owned any shares of Ultramar Common Stock as of October 15, 1996.

    At the close of business on October 15, 1996, directors and executive officers of Diamond Shamrock and their affiliates beneficially owned 578,863 shares of Diamond Shamrock Common Stock, which represented approximately 2.0% of the shares of Diamond Shamrock Common Stock outstanding on such date, and were entitled to vote 340,514 shares of Diamond Shamrock Common Stock, which represented approximately 1.2% of the shares of Diamond Shamrock Common Stock outstanding on such date. Each such director and executive officer has indicated his or her present intention to vote, or cause to be voted, the Diamond Shamrock Common Stock owned by him or her for adoption of the Merger Agreement. None of Ultramar's directors or executive officers beneficially owned any shares of Diamond Shamrock Common Stock as of October 15, 1996.

VOTING OF PROXIES

    Shares represented by all properly executed proxies received in time for the Special Meetings will be voted at such Special Meetings in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted in favor of adoption of the Merger Agreement and, with respect to proxies to vote shares of Ultramar Common Stock, the approval of the Incentive Plan.

    Shares of Ultramar Common Stock or Diamond Shamrock Common Stock represented at the applicable Special Meeting but not voting, including shares of Ultramar Common Stock or Diamond Shamrock Common Stock, as the case may be, for which proxies have been received, but with respect to which holders of shares have abstained on any matter, will be treated as present at the applicable Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

    For voting purposes at the Special Meetings, only shares affirmatively voted in favor of a proposal (including properly executed proxies not containing voting instructions) will be counted as favorable votes for such proposal. With respect to the proposal to adopt the Merger Agreement, the failure to submit a proxy (or to vote in person) or the abstention from voting will have the same effect as a vote against such proposal. In addition, under the applicable rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares with respect to the proposal to adopt the Merger Agreement or the proposal to approve the Incentive Plan in the absence of specific instructions from such customers ("broker nonvotes"). Accordingly, with respect to the proposal to adopt the Merger Agreement, broker nonvotes will also have the same effect as votes against such proposal.

    The persons named as proxies by an Ultramar or Diamond Shamrock stockholder may propose and vote for one or more adjournments or postponements of the applicable Special Meeting, including, without limitation, adjournments to permit further solicitations of proxies in favor of any proposal; provided, however, that no proxy that is voted against the proposal to adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed Ultramar or Diamond Shamrock form of proxy does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Ultramar (in the case of an Ultramar stockholder) or the Secretary of Diamond Shamrock (in the case of a Diamond Shamrock stockholder) a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the applicable Special Meeting and voting in person at such Special Meeting. Attendance at the relevant Special Meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

    Each of Ultramar and Diamond Shamrock will bear the cost of the solicitation of proxies from its own stockholders, except that Ultramar and Diamond Shamrock will share equally the cost of printing this Proxy Statement and the applicable fees associated with the filing of this Proxy Statement with the Commission. In addition to solicitation by mail, the directors, officers and employees of each Company and its subsidiaries may solicit proxies from stockholders of such Company by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Ultramar and Diamond Shamrock will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

        Corporate Investor Communications, Inc. will assist in the solicitation of proxies by Ultramar and Georgeson and Company, Inc. will assist in the solicitation of proxies by Diamond Shamrock. Each such firm will receive customary fees for its services.

    STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

GENERAL

    The Boards of Directors of Ultramar and Diamond Shamrock have approved the Merger Agreement, which provides for the Merger to occur at the Effective Time, with Ultramar continuing as the surviving corporation. This section of the Proxy Statement describes certain aspects of the proposed Merger and the Merger Agreement. The description of the Merger and the Merger Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and which is incorporated herein by reference. All stockholders of Ultramar and Diamond Shamrock are urged to read carefully the Merger Agreement in its entirety.

STRUCTURE OF THE MERGER

    Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time Diamond Shamrock will merge with and into Ultramar. Ultramar will be the surviving corporation in the Merger, and will continue its corporate existence under Delaware law under the name "Ultramar Diamond Shamrock Corporation." The Ultramar Charter, as in effect immediately prior to the Effective Time (and as amended as described herein), will be the Certificate of Incorporation of the Combined Company, and the Ultramar By-laws, as in effect immediately prior to the Effective Time (and as amended as described herein), will be the By-laws of the Combined Company.

MERGER CONSIDERATION

    Upon consummation of the Merger, (i) each outstanding share of Diamond Shamrock Common Stock, other than shares owned by Ultramar or Diamond Shamrock or any wholly owned subsidiary of Ultramar or Diamond Shamrock, will be converted into the right to receive 1.02 fully paid and nonassessable shares of Ultramar Common Stock (except that cash will be paid in lieu of fractional shares as described under "Other Terms of the Merger and the Merger Agreement -- Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares" below) and (ii) each outstanding share of Diamond Shamrock Convertible Preferred Stock, other than shares owned by Ultramar or Diamond Shamrock or any wholly-owned subsidiary of Ultramar or Diamond Shamrock and shares owned by persons who perfect their appraisal rights under the DGCL, will be converted into the right to receive one fully paid and nonassessable share of a newly established series of Ultramar Convertible Preferred Stock having substantially the same terms as the share of Diamond Shamrock Convertible Preferred Stock being so converted, except that (a) the issuer thereof will be Ultramar and (b) the Ultramar Convertible Preferred Stock will be convertible as of the Effective Time at the conversion price necessary to make each share of Ultramar Convertible Preferred Stock convertible into the number of shares of Ultramar Common Stock receivable upon the Merger by a holder of the number of shares of Diamond Shamrock Common Stock into which one share of Diamond Shamrock Convertible Preferred Stock could have been converted immediately prior to the Merger. As of the Effective Time, all such shares of Diamond Shamrock Common Stock and Diamond Shamrock Convertible Preferred Stock, as the case may be, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of a certificate representing any shares of Diamond Shamrock Common Stock or Diamond Shamrock Convertible Preferred Stock, as the case may be, shall cease to have any rights in respect thereto. See "Other Terms of the Merger and the Merger Agreement -- Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares." The Exchange Ratio was determined through arm's-length negotiations between Ultramar and Diamond Shamrock.

    Any shares of Diamond Shamrock Common Stock or Diamond Shamrock Convertible Preferred Stock owned immediately prior to the Effective Time by Ultramar, Diamond Shamrock or any of their wholly owned subsidiaries will be cancelled.

    The terms of the Ultramar Convertible Preferred Stock are more fully described under "Description of Capital Stock -- Description of Ultramar Convertible Preferred Stock."

EFFECTIVE TIME

    The Effective Time will be the time of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or such later time as is agreed upon by Ultramar and Diamond Shamrock and specified in such Certificate of Merger. The filing of the Certificate of Merger will occur as soon as practicable but no later than the second business day after satisfaction or waiver of the conditions to the consummation of the Merger set forth in the Merger Agreement unless another date is agreed to in writing by Diamond Shamrock and Ultramar. See "Other Terms of the Merger and the Merger Agreement -- Conditions to the Consummation of the Merger."

BACKGROUND OF THE MERGER

    Commencing in March 1994, from time to time representatives of the managements of the Companies conducted facility reviews and exchanges of information designed to permit each Company to improve the efficiency of its operations in areas such as refining technology, benefit programs and finance. These so-called "benchmarking" activities included visits by Roger R. Hemminghaus, Chairman, Chief Executive Officer and President of Diamond Shamrock, and certain other senior executives of Diamond Shamrock to certain of Ultramar's Canadian facilities in October 1994, and visits by Jean Gaulin, Chairman of the Board and Chief Executive Officer of Ultramar, and certain other senior executives of Ultramar to Diamond Shamrock's principal executive offices in San Antonio, Texas and Diamond Shamrock's McKee refinery near San Antonio, Texas in January 1995. During these visits, Messrs. Hemminghaus and Gaulin discussed on a preliminary basis mutual areas of interest which the Companies could pursue on a joint basis.

    On May 14, 1996, Messrs. Hemminghaus and Gaulin met, at Mr. Hemminghaus' suggestion, to explore a possible strategic combination of the two Companies. Messrs. Hemminghaus and Gaulin reviewed, among other things, the businesses and strategies of their respective Companies and discussed, on a preliminary basis, various cost-saving opportunities and operational and strategic synergies that could result from a strategic combination. While Messrs. Hemminghaus and Gaulin explored on a preliminary basis a number of possible alternatives in these and subsequent discussions, including the possible acquisition of one Company by the other, in light of, among other factors, the similarities of the two Companies and the fact that both Companies were pursuing similar strategies, albeit in different geographic areas in North America, the primary focus of the discussions between Messrs. Hemminghaus and Gaulin was based upon the concept of a "merger of equals" -- I.E., a strategic combination of two similarly sized companies in which neither is acquiring the other and each has an approximately equal voice in the management of the combined company. In addition, in all of the discussions, each of Messrs. Hemminghaus and Gaulin expressed to the other that he believed a sale of his respective Company would not be in the best interests of that Company or its stockholders. On this basis, at their May 14, 1996 meeting, Messrs. Hemminghaus and Gaulin agreed that it would be appropriate to continue their preliminary discussions.

    To obtain advice and assistance in considering, on a preliminary basis, possible strategic benefits that could result from a merger of equals transaction and the issues that would be required to be considered if such a transaction were to be pursued, Diamond Shamrock requested the assistance of Wasserstein Perella, which firm had acted as Diamond Shamrock's financial advisor in the NCS Acquisition, and Jones Day, Diamond Shamrock's regular outside counsel in respect of transactional and finance matters. Ultramar requested the assistance of Merrill Lynch and of Tanner & Co., Inc. ("Tanner"), which firms had from time to time provided financial advisory assistance to Ultramar, and of Cravath, Ultramar's regular outside counsel in respect of transactional and finance matters.

    On July 29, 1996 and August 7, 1996, Messrs. Hemminghaus and Gaulin met to continue their preliminary discussions of a possible business combination transaction. The topics discussed at the two meetings were similar to those discussed at the May 14, 1996 meeting. In addition, at the August 7, 1996 meeting, Messrs. Hemminghaus and Gaulin discussed the comparative business and financial characteristics of the two Companies, the potential impact of a combination on the stockholders of each Company, potential synergies from a business combination, the composition of the management and the board of directors of a combined company, the corporate cultures of the two Companies and strategic activities and projects being pursued by the two Companies. At the conclusion of the August 7, 1996 meeting, it was determined that it would be appropriate for the parties to amend the confidentiality agreement entered into in connection with the exchanges of information beginning in 1994 to cover a possible business combination transaction (which amendment was signed on September 3, 1996).

    On August 21, 1996, Mr. Gaulin and Mr. Hemminghaus spoke by telephone and agreed to meet with each other's senior management teams on September 3-4, 1996 to exchange information and explore the possibility of a business combination transaction. The senior executive officers of the two Companies, including Messrs. Gaulin and Hemminghaus, met on September 3-4, 1996. At these meetings, representatives of the Companies exchanged information regarding their respective businesses, operations, financial matters, strategies, prospects and personnel and agreed upon a timetable designed to permit the two Companies to exchange due diligence materials and take other actions so that a decision could be made as to whether to pursue the possible business combination over the succeeding three weeks. Messrs. Hemminghaus and Gaulin also met separately on several occasions on September 3-4, 1996, during which they reached a preliminary consensus on various issues, including the composition of the senior management team for the combined company, all within the context of consideration of a possible merger of equals transaction.

    During the ensuing three-week period, financial, legal, accounting and management representatives of the two Companies and their legal and financial advisors met on various occasions to carry out due diligence reviews of the two Companies, to discuss the financial, structural, legal and other terms of a possible merger of equals transaction and to negotiate the terms of the Merger Agreement, the Stock Option Agreements and certain other matters, including employee benefits arrangements. On September 11, 1996, Ultramar retained Merrill Lynch to act as a financial advisor with respect to a potential strategic transaction with Diamond Shamrock. The discussions were conducted on a substantially continuous basis over such three-week period, culminating in an agreement on the terms of a possible transaction over the weekend of September 21-22, 1996.

    During the period preceding and including the week of September 16, 1996, each Company held various formal and informal meetings with its respective Board of Directors (and, in the case of Ultramar, Committees thereof) to review the possible business combination transaction or specific aspects thereof, including
(i) in Ultramar's case, meetings of (a) Ultramar's Board of Directors on July 25, 1996 and September 5 and 22, 1996, (b) Ultramar's Finance and Planning Committee on July 24, 1996 and September 16, 1996 and (c) Ultramar's Compensation Committee on September 16, 18 and 21, 1996 and (ii) in Diamond Shamrock's case, meetings of the Diamond Shamrock Board of Directors on June 4, 1996, August 6, 1996 and September 19 and 22, 1996. In addition, during the week of September 16, 1996, the parties continued their respective due diligence reviews and conducted negotiations relating to financial and other terms of a possible business combination, and exchanged drafts of the Merger Agreement and the Stock Option Agreements.

    A special meeting of the Diamond Shamrock Board was held on September 19, 1996, at which the possible business combination with Ultramar was reviewed with the Diamond Shamrock Board by Diamond Shamrock's senior management, with the assistance of Jones Day and Wasserstein Perella. The presentations to and discussions by the Diamond Shamrock Board were wide ranging and detailed, and included, among other things, (i) a presentation by Jones Day regarding the duties of directors in considering a possible business combination, (ii) a review by senior management of the discussions conducted to date with representatives of Ultramar, (iii) a review by senior management of Ultramar's business, operations, financial condition, results of operations, strategies, prospects and personnel, (iv) a review by senior management of management's views as to Diamond Shamrock's business, financial condition and prospects as an independent company and its existing strategic plan, (v) a review by senior management of strategic alternatives available to Diamond Shamrock separately and if it were to combine with Ultramar, (vi) a review by senior management as to how a merger of equals transaction could be implemented, including the expected composition of the board of directors and senior management of the combined company, and (vii) a presentation by Wasserstein Perella of its views of the possible financial benefits to Diamond Shamrock of, and likely stock market reactions to, a possible business combination involving Diamond Shamrock and Ultramar, together with a review of the transaction from the perspective of Diamond Shamrock's stockholders based upon alternative assumptions as to exchange ratios. In addition, Diamond Shamrock's Board considered in detail the principal terms of possible employment contracts for Messrs. Hemminghaus and Gaulin and other senior executives of the Combined Company which, were the transaction to proceed, would replace their existing employment/ severance agreements with Diamond Shamrock or Ultramar, as the case may be.

    The discussions among representatives of the parties substantially concluded on September 21, 1996. On September 21, 1996, Mr. Hemminghaus attended a dinner meeting of the members of the Ultramar Board at which Mr. Hemminghaus reviewed various matters relating to the business, operations, prospects and management of Diamond Shamrock and Mr. Hemminghaus' views as to the possible business combination.

    A special meeting of the Ultramar Board was held on September 22, 1996, with all members present, at which the possible business combination with Diamond Shamrock was reviewed with the Ultramar Board by Ultramar's senior management, with the assistance of Cravath, Merrill Lynch and Tanner. At this meeting, (i) the Ultramar Board received presentations regarding and discussed the merits of the potential business combination and (ii) recommendations with respect to executive compensation and employment agreements were made to the Ultramar Board by the Compensation Committee (which recommendations were approved by the Ultramar Board). Representatives of Cravath reviewed the terms of the proposed Merger Agreement and the Stock Option Agreements and the other terms of the transaction, as well as certain other matters. Representatives of Merrill Lynch then presented such firm's financial analysis of the possible business combination and delivered its written opinion to the Ultramar Board that, as of such date, the Exchange Ratio was fair from a financial point of view to Ultramar and, accordingly, to its stockholders. Merrill Lynch subsequently confirmed its opinion dated September 22, 1996 by delivery of its written opinion dated the date of this Proxy Statement. See "--Opinions of Financial Advisors -- Ultramar." Following discussion, the Ultramar Board, by unanimous vote, approved the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby, including the amendment to Ultramar's Rights Plan and the employment agreements for Mr. Gaulin and certain other senior executives of Ultramar. See "-- Certain Executive Compensation and Other Employee -- Related Matters in connection with the Merger."

    A special meeting of the Diamond Shamrock Board was also held on September 22, 1996, at which the possible business combination was reviewed with the Diamond Shamrock Board by Diamond Shamrock's senior management, with the assistance of Jones Day and Wasserstein Perella. All of the members of Diamond Shamrock's Board were present at the meeting, except for one director who was travelling in Europe and not available for the meeting. At the meeting, the Diamond Shamrock Board had presentations regarding and discussed various matters, including, among other things, the following: (i) a review by senior management of the course of the discussions with Ultramar and the financial terms of the possible transaction, (ii) a review by Jones Day of the other terms of the possible transaction, including the termination provisions of the draft Merger Agreement and the terms of the Stock Option Agreements, and (iii) a detailed presentation by senior management and Jones Day regarding the employee compensation and benefits provisions of the draft Merger Agreement as well as the proposed employment contracts for Messrs. Hemminghaus and Gaulin and certain other senior executives to replace their existing employment/severance agreements. Representatives of Wasserstein Perella then presented such firm's financial analysis of the possible business combination and orally informed the Diamond Shamrock Board, which oral advice was subsequently confirmed in writing, that, as of the date of such opinion, in the opinion of Wasserstein Perella, the Exchange Ratio was fair to the holders of Diamond Shamrock Common Stock from a financial point of view. Wasserstein Perella subsequently confirmed its opinion dated September 22, 1996 by delivery of its written opinion dated as of the date of this Proxy Statement. See "-- Opinions of Financial Advisors -- Diamond Shamrock." Following discussion, the Diamond Shamrock Board, by unanimous vote of all directors present, approved the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby, including the amendment to Diamond Shamrock's Rights Plan and the employment agreements for Mr. Hemminghaus and certain other senior executives of Diamond Shamrock. See "Certain Executive Compensation and Other Employee -- Related Matters in connection with the Merger."

    Following the Diamond Shamrock Board meeting on September 22, 1996, representatives of Diamond Shamrock and Ultramar executed the Merger Agreement and, on September 23, 1996, the parties jointly announced the transaction.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    RECOMMENDATIONS OF THE ULTRAMAR BOARD. THE BOARD OF DIRECTORS OF ULTRAMAR HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (INCLUDING THE ISSUANCE OF ULTRAMAR COMMON STOCK AND ULTRAMAR CONVERTIBLE PREFERRED STOCK IN THE MERGER AND THE AMENDMENT OF THE ULTRAMAR CHARTER) ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF ULTRAMAR, AND HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ULTRAMAR STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. IN ADDITION, ON OCTOBER 22, 1996, THE ULTRAMAR BOARD APPROVED THE INCENTIVE PLAN AND RECOMMENDS THAT ULTRAMAR'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE INCENTIVE PLAN.

    The decision of the Ultramar Board to approve the Merger Agreement and recommend the adoption thereof by holders of Ultramar Common Stock was based upon various factors, including, in addition to the factors mentioned in "Management and Operations of the Combined Company -- The Combined Company" and "-- Background of the Merger," the following:

         (i) the Ultramar Board's understanding of the conditions in the refining and marketing industry in North America, the strategic options available to Ultramar, the likelihood of future consolidation in the refining and marketing industry in North America and the limitations placed on Ultramar's ability to take advantage of such opportunities due to its present size;

        (ii) the Ultramar Board's consideration of Ultramar's strategic plan as an independent company and the belief that Ultramar's ability to pursue its plan would be enhanced by the Merger;

        (iii) the Ultramar Board's consideration of the business, operations, financial position, prospects and personnel of Ultramar and Diamond Shamrock;

        (iv) the Ultramar Board's consideration of information regarding the business and financial prospects of Ultramar and Diamond Shamrock, including potential synergies;

        (v) the Ultramar Board's consideration of the fit between the respective businesses of Ultramar and Diamond Shamrock and the potential to expand the Combined Company's operations in the southwestern United States, and the belief that the results of operations of the Combined Company would be less volatile due to its geographic and product diversity;

        (vi) the Ultramar Board's consideration of the commitment of Roger Hemminghaus, Diamond Shamrock's Chairman and Chief Executive Officer, to continue with the Combined Company and the compatibility and strength of the senior management teams of the two Companies;

       (vii) the Ultramar Board's consideration of the expectation that, based on the Exchange Ratio, the Merger would be accretive to holders of Ultramar Common Stock on both an earnings and cash flow basis;

       (viii) the Ultramar Board's belief that the transaction would be accomplished on a tax-free basis for federal income tax purposes (other than cash received in lieu of fractional shares) and accounted for as a "pooling of interests" transaction;

        (ix) the Ultramar Board's consideration of presentations by, and discussions with, senior executives of Ultramar and representatives of Cravath regarding the terms of the Merger Agreement, Stock Option Agreements, the amendment to Ultramar's Rights Plan and the employment contracts with Messrs. Gaulin, Hemminghaus and other senior executives, and the results of the management's due diligence review; and

        (x) the Ultramar Board's receipt of Merrill Lynch's opinions described below that, as of September 22, 1996 and as of the date of this Proxy Statement, the Exchange Ratio was fair from a financial point of view to Ultramar and, accordingly, to the holders of Ultramar Common Stock.

    The foregoing discussion of the information and factors considered and given weight by the Ultramar Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Ultramar Board did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors. In addition, individual members of the Ultramar Board may have given different weights to different factors.

    RECOMMENDATION OF THE DIAMOND SHAMROCK BOARD. THE BOARD OF DIRECTORS OF DIAMOND SHAMROCK (WITH EIGHT DIRECTORS PRESENT AND ONE DIRECTOR ABSENT) HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF DIAMOND SHAMROCK, AND HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT DIAMOND SHAMROCK STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

    The decision of the Diamond Shamrock Board to approve the Merger Agreement and recommend the adoption thereof by holders of Diamond Shamrock Common Stock was based upon various factors, including, in addition to the factors mentioned in "Management and Operations of the Combined Company -- The Combined Company" and " -- Background of the Merger," the following:

         (i) the Diamond Shamrock Board's understanding of the conditions in the refining and marketing industry in North America, the strategic options available to Diamond Shamrock, the likelihood of future consolidation in the refining and marketing industry in North America and the limitations placed on Diamond Shamrock's ability to take advantage of such opportunities due to its present size and level of leverage following the NCS Acquisition;

        (ii) the Diamond Shamrock Board's consideration of Diamond Shamrock's strategic plan as an independent company and the belief that Diamond Shamrock's ability to pursue its plan would be enhanced by the Merger;

        (iii) the Diamond Shamrock Board's consideration of the business, operations, financial position, prospects and personnel of Diamond Shamrock and Ultramar;

        (iv) the Diamond Shamrock Board's consideration of information regarding the business and financial prospects of Diamond Shamrock and Ultramar, including potential synergies;

        (v) the Diamond Shamrock Board's consideration of the fit between the respective businesses of Diamond Shamrock and Ultramar and the potential to expand the Combined Company's operations in the southwestern United States, and the belief that the results of operations the Combined Company would be less volatile due to its geographic and product diversity;

        (vi) the Diamond Shamrock Board's consideration of the commitment of Jean Gaulin, Ultramar's Chairman and Chief Executive Officer, to continue with the Combined Company and the compatibility and strength of the senior management teams of the two Companies;

       (vii) the Diamond Shamrock Board's consideration of the expectation that, based on the Exchange Ratio, the Merger would be accretive to holders of Diamond Shamrock Common Stock on both an earnings and cash flow basis, and that holders of Diamond Shamrock Common Stock would receive a higher dividend pay-out per share after the Merger;

       (viii) the Diamond Shamrock Board's consideration that the transaction was structured as a merger of equals and not a sale of Diamond Shamrock;

        (ix) the Diamond Shamrock Board's belief that the transaction would be accomplished on a tax-free basis for federal income tax purposes (other than cash received in lieu of fractional shares) and accounted for as a "pooling of interests" transaction;

        (x) the Diamond Shamrock Board's consideration of presentations, and discussions with senior executives of Diamond Shamrock and representatives of Jones Day and Wasserstein Perella, regarding the terms of the Merger Agreement, Stock Option Agreements, the Diamond Shamrock Rights Plan Amendment and the employment contracts with Messrs. Hemminghaus, Gaulin and other senior executives, and the results of the management's due diligence review; and

        (xi) the Diamond Shamrock Board's receipt of Wasserstein Perella's opinion that, as of the date of the September 22, 1996 Board meeting (which opinion has been reissued as of the date of this Proxy Statement), the Exchange Ratio is fair to the holders of Diamond Shamrock Common Stock from a financial point of view.

    The foregoing discussion of the information and factors considered and given weight by the Diamond Shamrock Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Diamond Shamrock Board did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors. In addition, individual members of the Diamond Shamrock Board may have given different weights to different factors.

OPINIONS OF FINANCIAL ADVISORS

    ULTRAMAR. Ultramar retained Merrill Lynch to act as a financial advisor in connection with the Merger. On September 22, 1996, Merrill Lynch rendered to the Ultramar Board its written opinion that, as of such date and based upon and subject to the factors and assumptions set forth in such written opinion, the Exchange Ratio was fair from a financial point of view to Ultramar and, accordingly, to the holders of Ultramar Common Stock. Merrill Lynch subsequently delivered its written opinion dated the date of this Proxy Statement (the "Merrill Lynch Opinion") that, as of such date and based upon and subject to the factors and assumptions set forth in such written opinion, the Exchange Ratio was fair from a financial point of view to Ultramar and, accordingly, to the holders of Ultramar Common Stock. The full text of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered, qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. The summary of the Merrill Lynch Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. No limitations were imposed by the Ultramar Board upon Merrill Lynch with respect to investigations made or procedures followed by Merrill Lynch in rendering the Merrill Lynch Opinion.

    The Merrill Lynch Opinion was provided to the Ultramar Board for its information and is directed only to the fairness from a financial point of view of the Exchange Ratio to Ultramar and, accordingly, to the holders of Ultramar Common Stock and does not constitute a recommendation to any Ultramar stockholder as to how such stockholder should vote at the Ultramar Special Meeting. The Exchange Ratio was determined through negotiations between Ultramar and Diamond Shamrock and was approved by the Ultramar Board. The Merrill Lynch Opinion is based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the Merrill Lynch Opinion.

    The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Ultramar Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

    In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Ultramar or Diamond Shamrock. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the opinion of Merrill Lynch delivered to the Ultramar Board on September 22, 1996 and Merrill Lynch's presentation to the Ultramar Board were among several factors taken into consideration by the Ultramar Board in making its determination to approve the Merger Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Ultramar Board to approve the Merger.

    In arriving at its opinion, Merrill Lynch, among other things, reviewed certain publicly available business and financial information relating to each of Ultramar and Diamond Shamrock, as well as the Merger Agreement and the Stock Option Agreements. Merrill Lynch also reviewed certain other information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, prospects and margins of Diamond Shamrock and Ultramar, as well as the cost savings and related expenses, synergies and other merger benefits expected to result from the Merger, in each case furnished to it by Diamond Shamrock and Ultramar. Merrill Lynch also met with members of senior management of Diamond Shamrock and Ultramar concerning their respective businesses, prospects and the cost savings and related expenses, synergies and other merger benefits expected to result from the Merger.

    Merrill Lynch reviewed the historical market prices and trading activity for the Diamond Shamrock Common Stock and the Ultramar Common Stock and compared them with those of certain publicly traded companies that it deemed to be reasonably similar to Diamond Shamrock and Ultramar, respectively. Merrill Lynch also compared the historical and projected results of operations of Diamond Shamrock and Ultramar with those of certain companies that it deemed to be reasonably similar to Diamond Shamrock and Ultramar, respectively. In addition, Merrill Lynch reviewed the financial terms of certain other business combinations that it deemed relevant. Merrill Lynch reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

    In connection with its review, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by Diamond Shamrock and Ultramar, and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets or liabilities of Diamond Shamrock or Ultramar. With respect to the financial forecasts, including the projected margins, and the information related to the cost savings and related expenses, synergies and other merger benefits expected to result from the Merger furnished by Diamond Shamrock and Ultramar, Merrill Lynch assumed that such forecasts and information were reasonably prepared and reflected the best currently available estimates and judgments of the management of Diamond Shamrock or Ultramar as to the expected future financial performance of Diamond Shamrock or Ultramar, as the case may be, as well as such savings, expenses, synergies and other benefits. In addition, Merrill Lynch assumed that the Merger will qualify for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and as a tax-free reorganization for United States federal income tax purposes. The Merrill Lynch Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of such opinion.

    The following is a summary of the analyses performed by Merrill Lynch in connection with the preparation of the opinion dated September 22, 1996 of Merrill Lynch and presented to the Ultramar Board on that date.

    COMPARABLE COMPANY ANALYSIS. Merrill Lynch performed a comparable company analysis in which it compared certain publicly available historical financial and operating data, estimates of future financial performance (reflecting Merrill Lynch research and First Call Corporation estimates) and market statistics (calculated based upon closing stock prices on September 19, 1996) of publicly traded refining and marketing companies that Merrill Lynch deemed to be reasonably similar to Ultramar and Diamond Shamrock. The comparable companies were Ashland, Inc., Sun Company, Inc., Tosco Corporation and Total Petroleum (North America) Ltd. (together with Ultramar and Diamond Shamrock, the "Peer Group"). Merrill Lynch compared the market value and Adjusted Market Value of each of the Peer Group companies. For purposes of this analysis, Merrill Lynch defined "Adjusted Market Value" as market value plus total debt, minority interest and preferred equity less cash and long-term investments. Merrill Lynch compared Adjusted Market Value as a multiple of each of (i) latest 12 months ("LTM") revenues, (ii) LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), (iii) estimated 1996 EBITDA, (iv) estimated 1997 EBITDA, (v) LTM earnings before interest and taxes ("EBIT") and (vi) total assets. The following multiples resulted from such calculation: (i) for LTM revenues, 0.56x for Ultramar, 0.55x for Diamond Shamrock and a range of 0.26x to 0.56x for the Peer Group, (ii) for LTM EBITDA, 7.5x for Ultramar, 10.1x for Diamond Shamrock and a range of 6.1x to 10.1x (with an average of 7.9x) for the Peer Group, (iii) for estimated 1996 EBITDA, 6.9x for each of Ultramar and Diamond Shamrock and a range of 5.1x to 7.4x (with an average of 6.5x) for the Peer Group, (iv) for estimated 1997 EBITDA, 5.0x for Ultramar, 5.6x for Diamond Shamrock and a range of 4.2x to 6.2x (with an average of 5.3x) for the Peer Group, (v) for LTM EBIT, 10.6x for Ultramar, 19.4x for Diamond Shamrock and a range of 10.6x to 27.8x (with an average of 17.8x) for the Peer Group, and (vi) for total assets, 0.79x for Ultramar, 0.86x for Diamond Shamrock and a range of 0.53x to 1.00x for the Peer Group.

    Merrill Lynch also compared market value as a multiple of each of (i) LTM net income, (ii) estimated 1996 net income, (iii) estimated 1997 net income,
(iv) 1996 estimated cash flow from operations ("CFFO"), (v) 1997 estimated CFFO, and (vi) book equity value. The following multiples resulted from such calculation: (i) for LTM net income, 17.4x for Ultramar, 27.6x for Diamond Shamrock and a range of 16.0x to 34.3x (with an average of 22.9x) for the Peer Group, (ii) for estimated 1996 net income, 17.2x for Ultramar, 16.7x for Diamond Shamrock and a range of 14.4x to 38.9x (with an average of 21.9x) for the Peer Group, (iii) for 1997 estimated net income, 10.5x for each of Ultramar and Diamond Shamrock and a range of 10.5x to 17.2x (with an average of 12.8x) for the Peer Group, (iv) for estimated 1996 CFFO, 6.5x for Ultramar, 5.4x for Diamond Shamrock and a range of 5.1x to 6.5x (with an average of 5.6x) for the Peer Group, (v) for 1997 estimated CFFO, 5.3x for Ultramar, 4.4x for Diamond Shamrock and a range of 4.2x to 5.6x (with an average of 4.8x) for the Peer Group, and (vi) for book equity value, 1.74x for Ultramar, 1.50x for Diamond Shamrock and a range of 1.04x to 2.26x for the Peer Group.

    No company utilized in the comparable company analysis was identical to Diamond Shamrock or Ultramar. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

    COMPARABLE ACQUISITION ANALYSIS.

    SELECTED REFINERY ACQUISITIONS. Merrill Lynch reviewed certain publicly available information regarding 48 North American refinery acquisitions completed during the eight-year period beginning in 1988 and ending in 1995 (the "Refinery Comparables"). For each of the Refinery Comparables, Merrill Lynch compared (i) the purchase price as a multiple of operating cash flow and of net property, plant and equipment ("PP&E"), (ii) the refinery assets value (which, for purposes of this analysis, Merrill Lynch defined as total deal value less value attributed to non-refinery assets) divided by barrels per day of refining capacity to yield a price paid per barrel of daily capacity, and (iii) price paid per barrel of daily capacity, as described above, adjusted for the Nelson Complexity Index to yield a price paid per complexity barrel of daily capacity. Nelson complexities for 1994 and 1995 were estimated by Merrill Lynch based on OIL & GAS JOURNAL process breakdowns. Nelson complexities prior to 1994 were provided by Purvin & Gertz Inc. and PETROLEUM INTELLIGENCE WEEKLY. In addition, Merrill Lynch calculated the average of each such category for the Refinery Comparables completed during each of the eight years reviewed, as well as the average of each such annual average. Such calculation yielded the following averages of each of the annual averages: total deal value as a multiple of operating cash flow of 7.0x, total deal value as a multiple of net PP&E of 1.2x, price paid per barrel of daily capacity of $1,844 and price paid per complexity barrel of daily capacity of $296.1.

    SELECTED RETAIL STATION ACQUISITIONS. Merrill Lynch also reviewed certain publicly available information regarding 23 North American retail station acquisitions announced between March 1991 and March 1996 (the "Retail Station Comparables"). For each of the Retail Station Comparables, Merrill Lynch (i) compared the acquisition price per store and acquisition price per gallon (annual) and (ii) calculated the average value of both for each year from 1991 through 1996. The analysis indicated that for the years 1993 through 1996, (i) the averages for the acquisition price per store were $239,278, $728,729, $317,526 and $441,000, respectively, and (ii) the averages for the acquisition price per gallon (annual) were $0.12, $0.41, $0.31 and $0.60, respectively. Such data was not available for the transactions completed in 1991 and 1992.

    Merrill Lynch noted that, although numerous asset acquisitions have recently been completed in the refining and marketing industry, there have been few recent business combinations involving public companies. Accordingly, Merrill Lynch advised the Ultramar Board that it had disregarded the comparable acquisition analysis for purposes of assessing the fairness of the Exchange Ratio.

    HISTORICAL IMPLIED EXCHANGE RATIO BASED ON HISTORICAL STOCK PRICES. Merrill Lynch calculated the historical implied exchange ratios for various intervals in the one-year period ended September 20, 1996 (calculated based upon closing stock prices). Such analysis indicated the following implied exchange ratio ranges: (i) 0.9410 to 1.1838, with an average of 1.0512, for the year ended September 20, 1996, (ii) 0.9410 to 1.1656, with an average of 1.0536, for the six months ended September 20, 1996, (iii) 0.9686 to 1.1656, with an average of 1.0486, for the 50 trading days ended September 20, 1996, (iv) 0.9686 to 1.1150, with an average of 1.0167, for the 20 trading days ended September 20, 1996, (v)
0.9726 to 1.1150, with an average of 1.0327, for the ten trading days ended September 20, 1996, (vi) 1.0179 to 1.1150, with an average of 1.0548, for the five trading days ended September 20, 1996, and (vii) 1.0614 (calculated on the basis of closing stock prices on September 20, 1996), compared in each case to the Exchange Ratio.

    COMPARATIVE DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow analysis of Ultramar, on a stand-alone basis, based upon estimates of projected financial performance prepared by the management of Ultramar (the "Ultramar Management Case"). Merrill Lynch also performed discounted cash flow analyses of Diamond Shamrock, on a stand-alone basis, based upon (i) estimates of projected financial performance prepared by the management of Diamond Shamrock (the "Diamond Shamrock Management Case") and (ii) estimates of projected financial performance incorporating adjustments to the Diamond Shamrock Management Case made by the management of Ultramar (the "Diamond Shamrock Adjusted Management Case"). For each of the cases described above, Merrill Lynch discounted the unlevered after-tax cash flows for the period beginning in 1997 and ending in 2001 using discount rates of 10% and 11%. These discount rates were based on the weighted average cost of capital for certain companies in the refinery and marketing industry. Merrill Lynch added to the present value of the cash flows the terminal value in the year 2001, discounted back at the same discount rates. The terminal value was calculated by multiplying the 2001 EBITDA by terminal multiples of 5.5x and 6.0x. Merrill Lynch then compared the resulting per share equity value of Diamond Shamrock with that of Ultramar to arrive at a range of implied exchange ratios. For purposes of this analysis, Merrill Lynch analyzed two scenarios with respect to synergies resulting from the Merger as projected by the managements of Ultramar and Diamond Shamrock. First, Merrill Lynch attributed no synergies to the cash flows and thus to the value of either Ultramar or Diamond Shamrock in calculating the implied exchange ratios. Second, Merrill Lynch attributed 50% of the synergies to the cash flows and thus to the value of Diamond Shamrock in calculating the implied exchange ratios.

    Based on the Diamond Shamrock Management Case and assuming no attribution of synergies, Merrill Lynch calculated an implied exchange ratio of 1.16 to 1.19. Based on the Diamond Shamrock Adjusted Management Case and assuming no attribution of synergies, Merrill Lynch calculated an implied exchange ratio of
1.00 to 1.04. Based upon the Diamond Shamrock Management Case and assuming that 50% of the projected synergies would be attributed to the value of Diamond Shamrock, Merrill Lynch calculated an implied exchange ratio of 1.32 to 1.34. Based upon the Diamond Shamrock Adjusted Management Case and assuming that 50% of the projected synergies would be attributed to the value of Diamond Shamrock, Merrill Lynch calculated an implied exchange ratios of 1.15 to 1.19.

    Merrill Lynch also analyzed the sensitivity of its comparative discounted cash flow valuation to changes in fuel and refining margins. Using a base case (the "Base Case") in which Merrill Lynch applied a discount rate of 11% and a terminal value EBITDA multiple of 6.0x to derive an implied exchange ratio of 1.023, Merrill Lynch analyzed the impact of 5% and 10% increases and decreases in such margins for both Ultramar and Diamond Shamrock. Its analysis indicated that (i) a 10% increase for both Ultramar and Diamond Shamrock would reduce the implied exchange ratio to 1.018, a variance from the Base Case of (0.5%); (ii) a 5% increase for both Ultramar and Diamond Shamrock would reduce the implied exchange ratio to 1.020, a variance from the Base Case of (0.3%); (iii) a 5% decrease for both Ultramar and Diamond Shamrock would increase the implied exchange ratio to 1.028, a variance from the Base Case of 0.5%; and (iv) a 10% decrease for both Ultramar and Diamond Shamrock would increase the implied exchange ratio to 1.034, a variance from the Base Case of 1.1%.

    CONTRIBUTION ANALYSIS.

    MANAGEMENT CASES. Merrill Lynch compared the pro forma relative equity ownership of the stockholders of Ultramar and Diamond Shamrock in the Combined Company of 57.9% and 42.1%, respectively, to the pro forma relative contributions of each of Ultramar and Diamond Shamrock to the actual and estimated, as applicable, EBITDA, cash flow from operations and net income of the Combined Company for 1995, the eight months ended August 31, 1996 ("LEM") and the years 1996 through 1999, based on both the Diamond Shamrock Management Case and the Diamond Shamrock Adjusted Management Case. In all cases, Merrill Lynch excluded synergies resulting from the Merger as projected by the managements of Ultramar and Diamond Shamrock from the stand-alone financials and the Combined Company financials. The analysis indicated that, under both cases, Ultramar would have contributed (i) in 1995, 46.5% of actual EBITDA, 50.5% of actual cash flow from operations and 50.2% of actual net income and (ii) in LEM, 46.1% of actual EBITDA, 49.0% of actual cash flow from operations and 59.6% of actual net income. Under the Diamond Shamrock Management Case, Ultramar would contribute (i) to estimated EBITDA, 47.5% in 1996, 47.7% in 1997, 49.4% in 1998 and 50.4% in 1999; (ii) to estimated cash flow from operations, 50.6% in 1996, 49.7% in 1997, 51.2% in 1998 and 51.6% in 1999; and (iii) to estimated net income, 57.0% in 1996, 50.1% in 1997, 51.3% in 1998 and 52.2% in 1999. Under the
Diamond Shamrock Adjusted Management Case, Ultramar would contribute (i) to estimated EBITDA, 48.7% in 1996, 51.2% in 1997, 52.9% in 1998 and 53.1% in 1999;
(ii) to estimated cash flow from operations, 51.6% in 1996, 52.7% in 1997, 54.5% in 1998 and 54.3% in 1999; and (iii) to estimated net income, 60.0% in 1996, 56.6% in 1997, 57.4% in 1998 and 57.1% in 1999.

    WALL STREET CASE. Merrill Lynch also compared the pro forma relative equity ownership of the stockholders of Ultramar and Diamond Shamrock in the Combined Company of 57.9% and 42.1%, respectively, to the pro forma relative contributions of each of Ultramar and Diamond Shamrock to the estimated EBITDA, cash flow from operations and net income of the Combined Company for 1996 and 1997, based on the median First Call Corporation earnings per share ("EPS") estimates as of September 19, 1996 and Merrill Lynch research estimates for interest, taxes, depreciation and amortization. In all cases, Merrill Lynch excluded synergies resulting from the Merger as projected by the managements of Ultramar and Diamond Shamrock from the stand-alone financials and the Combined Company financials. Such analysis indicated that Ultramar would contribute (i) in 1996, 48.8% of estimated

EBITDA, 51.4% of estimated cash flow from operations and 61.1% of estimated net income, and (ii) in 1997, 49.3% of estimated EBITDA, 50.3% of estimated cash flow from operations and 57.5% of estimated net income.

    PRO FORMA MERGER CONSEQUENCES ANALYSIS. Merrill Lynch analyzed the pro forma effect of the Merger (based on the Exchange Ratio) on Ultramar's estimated EPS and cash flow from operations per share ("CFPS") under the Diamond Shamrock Management Case and the Diamond Shamrock Adjusted Management Case for the years 1997, 1998 and 1999 and, in each case, assuming both no attribution of synergies and attribution of 100% of the synergies projected by the managements of Ultramar and Diamond Shamrock to result from the Merger. The analysis indicated that, in all cases other than the Diamond Shamrock Adjusted Management Case in which no synergies are attributed (in which case the Merger would be slightly dilutive to EPS in 1998 and 1999), the Merger would be accretive to both EPS and CFPS in 1997, 1998 and 1999.

    Pursuant to a letter agreement dated September 11, 1996, Ultramar agreed to pay Merrill Lynch $250,000 on the date of such letter agreement, $1,000,000 upon execution of the Merger Agreement and $3,350,000 (less any fees previously payable) upon the closing of the Merger. Ultramar also agreed to reimburse Merrill Lynch for all reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Merrill Lynch and certain related persons and entities for certain liabilities, including liabilities under securities laws, related to or arising out of its engagement.

    Ultramar retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the securities of Ultramar and Diamond Shamrock for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Ultramar retained Tanner to act as a financial advisor in connection with the Merger. Pursuant to a letter agreement dated September 20, 1996, Ultramar agreed to pay Tanner $55,970 on the date of such letter agreement, $223,880 upon execution of the Merger Agreement and $750,000 (less any fees above previously payable) upon the closing of the Merger. Ultramar also agreed to reimburse Tanner for all reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Tanner and certain related persons and entities for certain liabilities related to or arising out of its engagement.

    DIAMOND SHAMROCK. Diamond Shamrock retained Wasserstein Perella to act as its financial advisor in connection with the Merger. On September 22, 1996, Wasserstein Perella delivered its oral opinion to the Diamond Shamrock Board that, as of such date, the Exchange Ratio was fair from a financial point of view to the holders of Diamond Shamrock Common Stock. Wasserstein Perella delivered to the Diamond Shamrock Board a written opinion, dated September 22, 1996, confirming its oral opinion. Wasserstein Perella also delivered to the Diamond Shamrock Board a written opinion, which is substantially identical to the September 22, 1996 written and oral opinions, to the effect that, as of the date of this Proxy Statement, the Exchange Ratio was fair from a financial point of view to the holders of Diamond Shamrock Common Stock.

    The full text of the written opinion of Wasserstein Perella, dated as of the date of this Proxy Statement, which sets forth the assumptions made, matters considered and limits of the review undertaken in connection with the opinion, is attached as Appendix C and is incorporated herein by reference. Holders of shares of Diamond Shamrock Common Stock are urged to read this opinion in its entirety. Wasserstein Perella's opinion does not constitute a recommendation to any holder of Diamond Shamrock Common Stock as to how to vote at the Diamond Shamrock Special Meeting. The summary of the opinion of Wasserstein Perella set forth herein is qualified in its entirety by reference to the full text of the opinion attached as Appendix C hereto.

    In connection with rendering its opinion, Wasserstein Perella, among other things: (i) reviewed the Merger Agreement, (ii) reviewed and analyzed certain publicly available business and financial information relating to Ultramar and Diamond Shamrock for recent years and interim periods to date as well as certain internal financial and operating information, including financial forecasts, prepared by or on behalf of Ultramar and Diamond Shamrock, (iii) met with management of Ultramar and Diamond Shamrock to review and discuss such information and, among other matters, the business, operations, assets, financial condition and future prospects of Ultramar and Diamond Shamrock, (iv) reviewed and considered certain financial and stock market data relating to Ultramar and Diamond Shamrock and compared that data with similar data for certain other relevant or comparable companies, the securities of which are publicly traded, (v) reviewed and considered the financial terms of certain recent reasonably comparable acquisitions and business combinations, and (vi) performed such other studies, analyses and investigations and reviewed such other information as Wasserstein Perella considered appropriate.

    In its review and analysis and in formulating its opinion, Wasserstein Perella assumed that the Merger will be accounted for as a pooling of interests and assumed and relied on the accuracy and completeness of the financial and other information provided to or discussed with it or made publicly available without assuming any responsibility for independent verification of any of such information. With respect to the financial forecasts, Wasserstein Perella assumed that they were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the managements of Ultramar and Diamond Shamrock. Wasserstein Perella did not review any of the books and records of Ultramar or Diamond Shamrock or assume any responsibility for conducting a physical inspection of the properties or facilities of Ultramar or Diamond Shamrock or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Ultramar or Diamond Shamrock. Wasserstein Perella's opinion was based on economic and market conditions and other circumstances as they existed and could be evaluated by it as of the date of its opinion.

    The following is a summary of the report presented by Wasserstein Perella to the Diamond Shamrock Board on September 22, 1996 in connection with its opinion.

    STOCK PRICE ANALYSIS. Wasserstein Perella reviewed the ratio of weekly trading prices of Diamond Shamrock Common Stock to Ultramar Common Stock between June 26, 1992 and September 13, 1996. This ratio ranged from approximately 1.21 to 0.84 times and averaged 1.02 over that period. As of September 17, 1996, the common stock of Diamond Shamrock and Ultramar closed at $28.50 per share and $28.00 per share respectively. Wasserstein Perella reviewed and compared Diamond Shamrock's and Ultramar's dividend yield and average payout ratio as a percentage of after-tax cash flow of Diamond Shamrock and Ultramar for the years 1993 to 1995 and compared such yield and ratio to those of other market participants including Tosco Corporation, Valero Energy Corporation, Ashland, Inc. and Sun Company, Inc. (collectively, the "Comparable Companies").

    COMPARABLE COMPANY ANALYSIS. As part of its analysis, Wasserstein Perella compared certain financial information of Ultramar and Diamond Shamrock with that of a group of similar companies, including the Comparable Companies. Such financial information was used to calculate multiples including price to earnings, price to after-tax cash flow, enterprise value (the sum of the equity value plus the book value of minority interests and non-convertible preferred stock plus net debt (short and long term debt less cash)) to EBITDA and enterprise value to EBIT. In particular, such analyses indicated that as of September 13, 1996, based on First Call Corporation and Value Line estimates,
(i) Diamond Shamrock and Ultramar traded at 16.4 and 14.1 times, respectively, forecasted earnings for the calendar year 1996, as compared to a range of 13.9 to 27.1 times for the Comparable Companies, and 10.8 and 10.5 times, respectively, forecasted earnings for the calendar year 1997, as compared to a range of 12.0 to 16.5 times for the Comparable Companies, (ii) Diamond Shamrock and Ultramar traded at 5.5 and 7.9 times, respectively, forecasted after-tax cash flow for calendar year 1996, as compared to a range of 4.3 to 6.8 times for the Comparable Companies, and 4.5 and 6.5 times, respectively, forecasted after-tax cash flow for calendar year 1997, as compared to a range of 3.4 to 5.6 times for the Comparable Companies, (iii) Diamond Shamrock and Ultramar traded at 6.7 and 6.4 times, respectively, forecasted EBITDA for calendar year 1996, as compared to a range of 6.0 to 6.8 times for the Comparable

Companies, and 5.7 and 5.3 times, respectively, forecasted EBITDA for calendar year 1997, as compared to a range of 4.7 to 5.8 times for the Comparable Companies, and (iv) Diamond Shamrock and Ultramar traded at 12.0 and 8.8 times, respectively, forecasted EBIT for calendar year 1996, as compared to a range of
9.9 to 18.2 times for the Comparable Companies, and 9.2 and 6.9 times, respectively, forecasted EBIT for calendar year 1997, as compared to a range of
8.4 to 10.1 times for the Comparable Companies.

    DISCOUNTED CASH FLOW ANALYSIS. Wasserstein Perella also performed a discounted cash flow analysis of Ultramar and Diamond Shamrock based on certain financial projections for the fiscal years ended 1997 through 2001. Wasserstein Perella, using forecasts prepared by the managements of Diamond Shamrock and Ultramar, respectively, discounted the unlevered free cash flows of each Company (unlevered net income, plus depreciation and amortization, deferred taxes and other cash flows, less changes in working capital and capital expenditures) over the forecast period using a range of risk adjusted discount rates between 10% and 12% (representing a range of risk adjusted costs of capital for Ultramar and Diamond Shamrock). The sum of the present values of such free cash flows for each Company was then added to the present value of each Company's terminal value in calendar year 2001. The terminal value was calculated by multiplying the EBITDA for calendar year 2001 by multiples of 5.0 to 6.0 times. Based on this analysis, Wasserstein Perella calculated the ratio of values of Diamond Shamrock Common Stock to Ultramar Common Stock of 1.06 to 1.12 times.

    CONTRIBUTION ANALYSIS. Wasserstein Perella estimated the pro forma contribution of Diamond Shamrock and Ultramar to the Combined Company, including contributions of net income, after-tax cash flow, EBIT and EBITDA. Such analysis, which was based upon First Call Corporation and Value Line estimates, showed that Diamond Shamrock's and Ultramar's contributions would be approximately 38.9% and 61.1%, respectively, of net income in calendar year 1996 and 42.1% and 57.9%, respectively, of forecasted calendar year 1997 net income. In addition, Diamond Shamrock and Ultramar would contribute to the Combined Company approximately 53.0% and 47.0%, respectively, of forecasted after-tax cash flow in calendar year 1996 and 51.5% and 48.5%, respectively, of forecasted calendar year 1997 after-tax cash flow. Diamond Shamrock and Ultramar would contribute to the Combined Company approximately 45.6% and 54.4%, respectively, of forecasted EBIT in calendar year 1996 and 46.0% and 54.0%, respectively, of forecasted calendar year 1997 EBIT. In addition, Diamond Shamrock and Ultramar would contribute to the Combined Company approximately 52.1% and 47.9%, respectively, of forecasted EBITDA in calendar year 1996 and 51.3% and 48.7%, respectively, of forecasted calendar year 1997 EBITDA. Wasserstein Perella estimated that the Exchange Ratio would result in an allocation between the holders of Diamond Shamrock Common Stock and Ultramar Common Stock of pro forma ownership of the Combined Company equal to 42.6% and 57.4%, respectively. Wasserstein Perella also estimated that the Exchange Ratio would result in Diamond Shamrock and Ultramar representing 54.6% and 45.4%, respectively, of the pro forma combined enterprise value.

    MERGER CONSEQUENCES. Wasserstein Perella analyzed the pro forma impact of the Merger on the holders of Diamond Shamrock Common Stock, for the two-year period ending December 31, 1997, based upon First Call Corporation and Value Line estimates. This analysis showed that, after giving effect to the Merger, before the impact of one-time Merger-related charges and without considering any amount of cost savings, current holders of Diamond Shamrock Common Stock would realize increases in fully diluted earnings per share of approximately 10.4% in calendar year 1996 and approximately 1.7% in calendar year 1997, in each case as compared to Diamond Shamrock on a stand-alone basis. However, when giving effect to the estimated $75 million of pre-tax annual cost savings, current holders of Diamond Shamrock Common Stock would realize increases in fully diluted earnings per share of approximately 45.4% in calendar year 1996 and approximately 25.6% in calendar year 1997, in each case as compared to Diamond Shamrock on a stand-alone basis. Wasserstein Perella also analyzed the PRO FORMA impact of the Merger with respect to dividend yield and interest coverage ratios. These analyses showed that the annual dividend to holders of Diamond Shamrock Common Stock would increase by approximately 87.0% in calendar year 1997, and that the EBITDA to interest coverage ratio in calendar year 1997 would increase from 5.8 to 6.0 times with no cost savings included and 5.8 to 7.1 times with $75 million of pre-tax annual cost savings included.

    The future pre-tax cost savings from the Merger as provided by the managements of Diamond Shamrock and Ultramar, were that the Combined Company would realize pre-tax cost savings of at least $25 million in calendar year 1996 following the Merger and $75 million in each year thereafter.

    COMPARABLE ACQUISITIONS. Wasserstein Perella reviewed eight proposed or completed comparable mergers-of-equals transactions announced since mid-1995: the mergers of NorAm Energy Corp. with Houston Industries Incorporated, NYNEX Corporation with Bell Atlantic Corporation, First National Bancorp with Regions Financial Corporation, Birmingham, NexGen, Inc. with Advanced Micro Devices, Inc., The Chase Manhattan Corporation with Chemical Banking Corporation, Scott Paper Limited with Kimberly-Clark Corporation, First Chicago Corporation with NBD Bancorp, Inc. and Enterra Corporation with Weatherford International Incorporated. These transactions showed the following ranges of premiums to the stock price of the entity whose common equity was exchanged in the transaction:
-6.9% to 9.7% over the closing stock price on the day before the announcement; -1.8% to 14.7% over the closing stock price one week prior to the announcement; and -5.7% to 19.0% over the closing stock price four weeks prior to the announcement. Wasserstein Perella also reviewed five proposed or completed acquisitions announced since mid-1995: the acquisition of Uniroyal Chemical Corporation by Cromptron & Knowles Corporation, Circle K Corporation by Tosco Corporation, The Vigoro Corporation by IMC Global Operations, Inc., Federal Paper Board Company, Inc. by International Paper Company and CBI Industries, Inc. by Praxair Inc. These transactions showed the following ranges of premiums to the stock price of the entity whose common equity was exchanged in the transaction: 20.9% to 69.2% over the closing stock price on the day before the announcement; 35.7% to 49.2% over the closing stock price one week prior to the announcement; and 34.2% to 68.8% over the closing stock price four weeks prior to the announcement.

    No transaction used in the comparable acquisitions analysis is identical to the Merger and no company used in the Comparable Companies analysis is identical to Diamond Shamrock. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition value or the public trading value of the companies to which they are being compared.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as whole, would create an incomplete view of the process underlying the analyses set forth in its opinions. In addition, Wasserstein Perella considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Wasserstein Perella's view of the actual value of Ultramar, Diamond Shamrock or the Combined Company.

    In performing its analyses, Wasserstein Perella made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ultramar or Diamond Shamrock. The analyses performed by Wasserstein Perella are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Wasserstein Perella's opinion. The analyses do not purport to be appraisals or to reflect intrinsic values. Wasserstein Perella expressed no opinion as to the prices at which any securities of Ultramar or Diamond Shamrock may trade following the Merger.

    The Diamond Shamrock Board retained Wasserstein Perella based upon its experience and expertise. Wasserstein Perella is an internationally recognized investment banking and advisory firm. Wasserstein Perella, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market making and other trading activities, Wasserstein Perella may, from time to time, have a long or short position in, and may buy and sell, securities of Ultramar and Diamond Shamrock. In the past, Wasserstein Perella has provided advisory services to Diamond Shamrock and has received customary fees for the rendering of these services.

    Pursuant to a letter agreement dated August 22, 1996, Diamond Shamrock agreed to pay Wasserstein Perella $100,000 upon the execution of such letter agreement and $3,750,000 (less any fees previously paid) upon the consummation of the Merger. Diamond Shamrock also agreed to reimburse Wasserstein Perella for all reasonable out-of-pocket expenses, including the reasonable fees and disbursements of legal counsel retained by Wasserstein Perella, and to indemnify Wasserstein Perella and certain related persons for certain liabilities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following describes the principal federal income tax consequences of the Merger under the Code, assuming that the Merger is consummated as contemplated herein. This discussion is based on current laws and interpretations thereof, which are subject to change. The discussion assumes that the Diamond Shamrock Common Stock and Diamond Shamrock Convertible Preferred Stock converted in the Merger is held as a capital asset and does not take account of rules that may apply to holders thereof that are subject to special treatment under the Code (including insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations, stockholders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation of foreign persons). Also, the discussion does not address state, local or foreign tax consequences. Consequently, each holder of Diamond Shamrock Common Stock and Diamond Shamrock Convertible Preferred Stock should consult its own tax advisor as to the specific tax consequences of the Merger to that holder. For a discussion of the taxability of dividends of the Combined Company to the persons receiving such dividends, see "Management and Operations of the Combined Company -- Dividend Policy." Neither Ultramar nor Diamond Shamrock has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger.

    REORGANIZATION TREATMENT. Based on certain customary representations made by Ultramar and Diamond Shamrock (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) Ultramar and Diamond Shamrock will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no income, gain or loss will be recognized for federal income tax purposes by either Diamond Shamrock or Ultramar as a result of the consummation of the Merger, and (iv) no income, gain or loss will be recognized for federal income tax purposes by holders of Diamond Shamrock Common Stock and Diamond Shamrock Convertible Preferred Stock upon the conversion in the Merger of Diamond Shamrock Common Stock and Diamond Shamrock Convertible Preferred Stock into shares of Ultramar Common Stock or Ultramar Convertible Preferred Stock (except to the extent of any cash received in lieu of fractional shares). Consummation of the Merger is conditioned upon the receipt by Ultramar and Diamond Shamrock of the opinions described below, dated as of the Closing Date.

    TAX BASIS AND HOLDING PERIOD OF ULTRAMAR STOCK. The tax basis of the shares of Ultramar Common Stock and Ultramar Convertible Preferred Stock received by holders of Diamond Shamrock Common Stock and Diamond Shamrock Convertible Preferred Stock will be the same as the tax basis of their Diamond Shamrock Common Stock and Diamond Shamrock Convertible Preferred Stock converted in the Merger (reduced by any amount allocable to a fractional share interest for which cash is received). The holding period of the Ultramar Common Stock or Ultramar Convertible Preferred Stock in the hands of holders of Diamond Shamrock Common Stock and Diamond Shamrock Convertible Preferred Stock will include the holding period of their Diamond Shamrock Common Stock and Diamond Shamrock Convertible Preferred Stock converted in the Merger, provided such Diamond Shamrock Common Stock and Diamond Shamrock Convertible Preferred Stock is held as a capital asset at the Effective Time.

    CASH RECEIVED IN LIEU OF FRACTIONAL SHARES. A holder of Diamond Shamrock Common Stock who receives cash in the Merger in lieu of a fractional share interest in Ultramar Common Stock will be treated for federal income tax purposes as receiving such fractional share interest and then redeeming it for cash. Such a holder of Diamond Shamrock Common Stock will recognize gain or loss as of the Effective Time in an amount equal to the difference between the amount of cash received and the portion of the stockholder's adjusted tax basis in the shares of Diamond Shamrock Common Stock allocable to the fractional share interest. Any gain or loss will be capital gain or loss if the stockholder holds the Diamond Shamrock Common Stock as a capital asset at the Effective Time and will be long-term capital gain or loss if the holding period for the fractional share interest deemed to be received and then redeemed is more than one year. As discussed above, the holding period for a fractional share interest includes the holding period for a holder's Diamond Shamrock Common Stock converted into a fractional share interest.

    TAX OPINIONS. The obligations of Ultramar and of Diamond Shamrock to consummate the Merger are subject to the receipt of the opinions of tax counsel outlined in "Other Terms of the Merger and the Merger Agreement -- Conditions to the Consummation of the Merger," unless such condition is waived.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger is expected to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. Under this method of accounting, the recorded assets and liabilities of Ultramar and Diamond Shamrock will be carried forward to the Combined Company at their recorded amounts after addressing any conformity issues; income of the Combined Company will include income of Ultramar and Diamond Shamrock for the entire fiscal year in which the combination occurs after addressing any conformity issues; and the reported income of the separate companies for prior periods will be combined and restated as income of the Combined Company after addressing any conformity issues. The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of letters from Ernst & Young LLP and Price Waterhouse LLP (the independent accountants of Ultramar and Diamond Shamrock, respectively) to the effect that the Merger qualifies for "pooling of interests" accounting treatment.

    In connection with the Merger, one-time transaction costs, which are expected to be recorded in 1996, are estimated at $17 million and one-time integration costs, most of which are expected to be recorded in 1996, are estimated at $50 million. See "Management and Operations of the Combined Company -- The Combined Company." In addition, in connection with the preparation of the pro forma information included elsewhere in this Proxy Statement, management of Ultramar and Diamond Shamrock have conformed certain differences in accounting practice (see "Pro Forma Condensed Financial Information of the Combined Company"). Following the Merger, management of the Combined Company will conduct a complete review of the accounting policies employed by Ultramar and Diamond Shamrock, including the methods used to apply such policies, in order to identify the appropriate accounting practices to be applied by the Combined Company; additionally, management of the Combined Company will review, and when appropriate conform, the methods employed to develop and assess information used to make accounting estimates. Any adjustments or changes that may result from such reviews are expected to be recorded during the accounting period in which the Effective Time occurs, and may have a material effect on the results reported during such period.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of the Boards of Directors and management of Ultramar and Diamond Shamrock have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of Ultramar or Diamond Shamrock, as applicable, generally. Such interests relate to or arise from, among other things, the terms of the Merger Agreement providing for (i) the Board of Directors of the Combined Company to consist of six members from the Board of Directors of each of the Companies, (ii) the division of senior management positions of the Combined Company among the existing senior management of each of the Companies, (iii) certain employment agreements for executive officers of each of the Companies and provisions for the treatment of certain employee benefits for which executive officers of Diamond Shamrock are eligible, (iv) the conversion of employee stock options and other rights granted to employees of Diamond Shamrock, including executive officers, and the fact that, under the terms thereof, existing stock options, restricted stock and other rights held by executive officers and directors of Ultramar become fully vested by reason of the adoption of the Merger Agreement by Ultramar stockholders, and (v) the indemnification of existing directors and officers of Diamond Shamrock and Ultramar. All such additional interests are described below, to the extent material, and except as described below such persons have, to the knowledge of Ultramar and Diamond Shamrock, no material interest in the Merger apart from those of stockholders generally. The Ultramar Board and the Diamond Shamrock Board were each aware of these interests of their respective directors and officers and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "-- Certain Executive Compensation and Other Employee-Related Matters in Connection with the Merger" and "-- Indemnification."

    COMBINED COMPANY BOARD OF DIRECTORS. As of the Effective Time, the Board of Directors of the Combined Company will consist of Roger R. Hemminghaus, Jean Gaulin and ten other directors, five of whom will be designated by Ultramar and five of whom will be designated by Diamond Shamrock. See "Management and Operations of the Combined Company -- Management of the Combined Company" and "Board of Directors" for information pertaining to the designees to the Board of Directors of the Combined Company.

    The Certificate of Incorporation of the Combined Company will provide for its Board of Directors to be divided into three classes. Each class will consist, as nearly as possible, of four directors, of which two will be designated by each of Ultramar and Diamond Shamrock with the term of one class expiring each year at the Combined Company's annual meeting of stockholders. In that regard, Jean Gaulin will be deemed designated by Ultramar and Roger R. Hemminghaus will be deemed designated by Diamond Shamrock. Each class of directors elected at an annual meeting of stockholders will be elected for a three-year term. See "Management and Operations of the Combined
Company -- Management of the Combined Company" with respect to the expected composition of the classes of directors of the Combined Company.

    The Board of Directors will initially have four committees: the Finance and Planning Committee, the Compensation Committee, the Audit Review Committee and the Public Responsibility Committee. Each committee will be comprised of four directors, of which two will be designated by each of Ultramar and Diamond Shamrock. See "Management and Operations of the Combined Company -- Management of the Combined Company" for information pertaining to the expected composition of the committees of the Board of Directors of the Combined Company.

    COMBINED COMPANY MANAGEMENT. See "Management and Operations of the Combined Company -- Executive Officers" for a discussion of the expected composition of the senior management of the Combined Company.

    CERTAIN EMPLOYEE-RELATED MATTERS, INCENTIVE PLAN AND INDEMNIFICATION. For a discussion of various employment agreements being entered into in connection with the Merger, the Incentive Plan and the effect of the Merger on employee benefit and stock plans, see "-- Certain Executive Compensation and Other Employee-Related Matters in Connection with the Merger" and "Approval of the Incentive Plan." For a discussion of indemnification and exculpation matters applicable to directors and officers of Diamond Shamrock and Ultramar in connection with the Merger, see "-- Indemnification."

CERTAIN EXECUTIVE COMPENSATION AND OTHER
 EMPLOYEE-RELATED MATTERS IN CONNECTION WITH THE MERGER

    EMPLOYMENT AGREEMENTS. Prior to the execution of the Merger Agreement, the Companies and each of their respective executive officers were parties to existing employment/severance agreements which provided for, among other things, the payment of severance amounts and benefits upon certain terminations of employment. The Merger Agreement provides that each of the Companies will enter into new employment agreements with certain of their respective executive officers which become effective as to the Combined Company at the Effective Time in replacement of the existing agreements. If the

Merger Agreement is terminated prior to the Effective Time, none of the new employment agreements will take effect, and the corresponding existing employment agreements will continue in effect. Set forth below are descriptions of the new agreements. For a discussion of the existing employment agreements and related executive compensation matters, see "Executive Compensation."

    CHIEF EXECUTIVE OFFICER. The new employment agreement of Roger R. Hemminghaus (the "CEO Agreement"), presently the Chairman of the Board, President and Chief Executive Officer of Diamond Shamrock, provides that, as of the Effective Time, Mr. Hemminghaus will become Chairman of the Board and Chief Executive Officer of the Combined Company. The CEO Agreement provides for a minimum annual base salary of $725,000 for a term beginning at the Effective Time and terminating on December 31, 1998 (the "CEO Employment Term").

    Mr. Hemminghaus' annual incentive compensation for 1996 will be determined in accordance with Diamond Shamrock's existing annual incentive compensation plan, subject to equitable adjustment determined to be necessary by the Diamond Shamrock Board (or its Compensation Committee) to reflect the Merger. His annual incentive compensation for 1997 will be within the discretion of the Board of Directors of the Combined Company (or the Compensation Committee thereof). If Mr. Hemminghaus is involuntarily terminated without "cause," or if he voluntarily terminates for "good reason," his termination benefits will include
(i) a lump sum payment equal to three times the sum of (a) his highest annual base salary during the three years prior to termination and (b) his highest annual incentive compensation amount during the same three-year period, (ii) a lump sum payment equal to the aggregate fees which would have been payable for the Consulting Term (as described below), (iii) welfare benefit continuation for one year, and (iv) a lump sum payment equal to the value of the additional benefit, if any, under the applicable qualified defined benefit retirement plan he would have received had he participated in that plan until he attained age
62. In addition, if Mr. Hemminghaus is terminated prior to the end of the CEO Employment Term, other than for cause or voluntary termination (other than for death or disability), he will be credited with additional years of age and service under the Combined Company's supplemental executive retirement plan as if he remained employed until December 31, 2001.

    The CEO Agreement defines "cause" as a finding by the Board of Directors of the Combined Company that Mr. Hemminghaus (i) committed an illegal act intended to and which did defraud the Combined Company, (ii) engaged in gross negligence or gross misconduct in carrying out his duties or (iii) breached certain noncompete, nonsolicitation and confidentiality covenants. The CEO Agreement defines "good reason" as (a) a breach by the Combined Company of a material provision of the employment agreement, (b) a successor to the Combined Company failing to assume any liabilities under the agreement, (c) certain material reductions of Mr. Hemminghaus' aggregate benefits, and (d) the failure to elect Mr. Hemminghaus to, or the removal of Mr. Hemminghaus from, the position of Chief Executive Officer of the Combined Company prior to December 31, 1998.

    Upon a "change in control" (as defined in the CEO Agreement) of the Combined Company, (i) all cash benefits under the CEO Agreement will be secured by a grantor trust, (ii) if Mr. Hemminghaus is subsequently involuntarily terminated without cause (including a voluntary termination with good reason), certain non-competition and post-termination assistance covenants contained in the CEO Agreement will no longer apply and the confidentiality covenant will expire on the third anniversary of the termination of employment (the non-solicitation covenant expires on the first anniversary of termination irrespective of whether there has been a change in control), and (iii) "good reason" also would include certain changes in duties or responsibilities and the relocation of the Combined Company's principal offices. The CEO Agreement also provides that Mr. Hemminghaus will receive a "gross-up" payment to reimburse him on an after-tax basis for excise taxes that may be imposed upon him under Section 4999 of the Code on account of the payment of any "excess parachute payments," as defined in
Section 280G of the Code.

    Following the expiration of Mr. Hemminghaus' employment with the Combined Company, unless Mr. Hemminghaus' employment with the Combined Company has terminated prior to such date other than on account of a voluntary termination, he will become a consultant to the Combined Company for a three-year "Consulting Term." Mr. Hemminghaus will be paid a consulting fee during the Consulting

Term equal to one-half of his highest annual base salary during the CEO Employment Term. If the consulting arrangement is terminated during the Consulting Term for any reason other than a voluntary termination by Mr. Hemminghaus, he will be entitled to a lump sum payment equal to the unpaid consulting fees for the remainder of the Consulting Term. For this purpose, a voluntary termination will not include termination on account of death, disability, failure of the Combined Company to elect Mr. Hemminghaus as the Chairman of the Board or his removal from that position, a change in control or, under certain circumstances, relocation of the Combined Company's principal executive offices.

    CHIEF OPERATING OFFICER. The new employment agreement of Jean Gaulin (the "COO Agreement"), presently the Chairman of the Board and Chief Executive Officer of Ultramar, provides that, as of the Effective Time, Mr. Gaulin will become the Vice-Chairman of the Board, President and Chief Operating Officer of the Combined Company. Upon expiration of Mr. Hemminghaus' CEO Employment Term, the COO Agreement provides that Mr. Gaulin will become Chief Executive Officer of the Combined Company. The initial term of the COO Agreement is five years and it will be automatically renewed, subject to any prior termination, for successive one-year periods on the fifth anniversary of the Effective Time and each anniversary thereafter unless either party gives at least three months' prior notice of non-renewal. The other terms of the COO Agreement, including base salary and severance benefits, are substantially the same as those in the CEO Agreement except that the COO Agreement (i) does not provide for continuing consulting services following termination, (ii) provides for enhanced retirement benefits under the Combined Company's nonqualified and qualified retirement plans only upon an involuntary termination of employment without cause (including a voluntary termination with good reason), (iii) "good reason," in the absence of a change in control, includes non-renewal of the COO Agreement by the Combined Company, a significant reduction in Mr. Gaulin's duties, any addition of inconsistent duties, failure to elect Mr. Gaulin as Chief Executive Officer of the Combined Company by January 1, 1999, and failure to elect Mr. Gaulin as Chairman of the Board of the Combined Company by January 1, 2002, and
(iv) if Mr. Gaulin's employment is terminated within two years after the Effective Time, Mr. Gaulin also will be entitled to payment of expenses to relocate from San Antonio to any other location in the continental United States.

    OTHER EXECUTIVE OFFICERS. In addition to Messrs. Hemminghaus and Gaulin, the Merger Agreement contemplates that the following executive officers of Ultramar or Diamond Shamrock will become executive officers of the Combined Company in the following capacities and base salary levels: Timothy J. Fretthold (currently of Diamond Shamrock): Executive Vice President and Chief Administrative Officer -- $335,000; Patrick J. Guarino (currently of Ultramar):
Executive Vice President, General Counsel and Secretary - $335,000; William R. Klesse (currently of Diamond Shamrock): Executive Vice President, Refining, Product Supply and Logistics Southwest -- $335,000; J. Robert Mehall (currently of Diamond Shamrock): Executive Vice President, Crude Oil Supply and Corporate Development -- $335,000; H. Pete Smith (currently of Ultramar): Executive Vice President and Chief Financial Officer -- $335,000; Paul Eisman (currently of Diamond Shamrock): Senior Vice President, Refining Southwest -- $265,000; Alain Ferland (currently of Ultramar): Senior Vice President -- Refining, Product Supply and Logistics Northeast -- $265,000; Christopher Havens (currently of Ultramar): Senior Vice President -- Marketing Northeast -- $265,000; and A.W. O'Donnell (currently of Diamond Shamrock): Senior Vice President -- Marketing Southwest -- $265,000 (collectively referred to as "Senior Executives"). See "Management and Operations of the Combined Company -- Executive Officers."

    The new employment agreement for each of the Senior Executives (collectively, the "Senior Executive Employment Agreements") will be substantially the same as the COO Agreement, except that (i) the initial term will be three years (other than the term of Mr. O'Donnell's agreement, which will expire on May 31, 1997, Mr. O'Donnell's expected date of retirement); (ii) each Senior Executive Employment Agreement provides a minimum guaranteed annual bonus of 40% of annual base salary for the 1996 and 1997 fiscal years; (iii) "good reason" excludes the failure to be appointed to a particular position or to the Board; and (iv) following a change in control, "good reason" will include termination of employment for any reason during the 13th month following the change. For the former Ultramar executives, good reason will also include, if such executive has relocated to the Combined Company's principal place of business prior to Mr. Gaulin becoming Chief Executive Officer, termination by the executive for any reason within 120 days after the termination of Mr. Gaulin's employment prior to January 1, 1999, without Mr. Gaulin becoming Chief Executive Officer, if such termination entitles Mr. Gaulin to termination benefits, or January 1, 1999, if Mr. Gaulin has not become Chief Executive Officer by such date. For Messrs. Guarino and Smith only, good reason also will include termination for any reason within the 30-day period after the 18th month following the Effective Time if the executive gives notice of termination during the 30-day period after the 15th month following the Effective Time. In addition, Mr. O'Donnell's Senior Executive Employment Agreement contains different provisions attributable to the fact that he is expected to retire in 1997. Finally, relocation benefits will not apply to the former Diamond Shamrock executives.

    EFFECT OF THE MERGER ON EMPLOYEE BENEFIT AND STOCK PLANS. In addition to the provisions relating to employment agreements described above, the Merger Agreement contemplates that certain additional actions will be taken in respect of employee benefit and stock plans in which executive officers of the Companies or the Combined Company are eligible to participate. Those actions are summarized below.

    Except as may be specified in an applicable employment agreement, annual bonuses for employees of the Companies for the 1996 calendar year will be payable in accordance with the terms of the respective bonus plans for each Company currently in effect, subject to any equitable adjustment determined by the relevant Company's Board of Directors (or, if applicable, an authorized committee thereof) to be necessary in light of the Merger. Except as may be specified in any such employment agreement, bonuses for subsequent years will be within the discretion of the Board of Directors of the Combined Company (or, if applicable, an authorized committee thereof).

    The Merger Agreement provides that Diamond Shamrock has determined that performance units issued and outstanding under Diamond Shamrock's 1987 Long-Term Incentive Plan and 1990 Long-Term Incentive Plan applicable to Diamond Shamrock employees will be settled and paid by Diamond Shamrock at the rate of $1.00 per unit in cash or stock, as applicable under the terms of such grants. Subject to the completion of the Merger, such payments will be made as promptly as practicable after January 1, 1997 or such earlier date as may be determined by the Diamond Shamrock Board (or an authorized committee thereof). The amounts so payable are estimated to be as follows: Mr. Hemminghaus: $822,000; Mr. Eisman:
$124,000; Mr. Fretthold: $225,000; Mr. Klesse: $281,000; Mr. Mehall: $281,000;
Mr. O'Donnell: $225,000; all executive officers as a group: $2,158,000; all employees as a group: $6,053,000.

    The Merger Agreement provides that Diamond Shamrock has determined that the Success Sharing Plan applicable to Diamond Shamrock employees will be terminated by Diamond Shamrock before the Effective Time and awards thereunder will be paid out by Diamond Shamrock at the threshold level. Such payments will be made as promptly as practicable after January 1, 1997 or such earlier date as may be determined by the Diamond Shamrock Board (or an authorized committee thereof). The amounts so payable are estimated to be as follows: Mr. Hemminghaus: $4,420; Mr. Eisman: $1,240; Mr. Fretthold: $1,745; Mr. Klesse: $1,970; Mr. Mehall:
$1,970; Mr. O'Donnell: $1,745; all executive officers as a group: $15,494; all employees as a group: $850,000.

    The Merger Agreement provides that, as soon as practicable, amendments to Ultramar's supplemental executive retirement plan (the "Ultramar Supplemental Executive Retirement Plan") will be implemented by the Combined Company to assume Diamond Shamrock's rights and obligations under Diamond Shamrock's supplemental executive retirement plan for the benefit of certain senior executives of Diamond Shamrock.

    Pursuant to the terms of Ultramar's existing Long Term Incentive Plan, options outstanding as of the Effective Time will become immediately exercisable and the vesting periods previously applicable to such options will cease to be applicable. The number of shares subject to such options as to which such vesting periods will lapse are as follows: Mr. Gaulin: 248,550 shares; Mr.
Ferland: 49,200 shares; Mr. Guarino: 70,800 shares; Mr. Havens: 47,450 shares; Mr. Mascitelli: 56,750 shares; Mr. Smith: 54,950 shares; all executive officers as a group: 527,700 shares; all employees as a group: 1,004,937 shares. All options, including options which were vested as a result of the Merger, will continue to exist after the Effective Time and will otherwise be unaffected by the Merger.

    In accordance with the Merger Agreement and the terms of the outstanding employee stock options granted under Diamond Shamrock's stock option plans, as of the Effective Time, all such options will be deemed to constitute an option to acquire (on the same terms and conditions as were applicable under such option, including vesting) the same number of shares of Ultramar Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger Agreement had such holder exercised such option in full immediately prior to the Effective Time, at a price per share of Ultramar Common Stock equal to
(i) the aggregate exercise price for the shares of Diamond Shamrock Common Stock otherwise purchasable pursuant to such Diamond Shamrock option, divided by (ii) the aggregate number of shares of Ultramar Common Stock deemed purchasable pursuant to such option.

    INCENTIVE PLAN. In the Merger Agreement, Diamond Shamrock and Ultramar agreed to develop a long-term incentive plan for the Surviving Corporation, based on and intended to supersede Ultramar's existing long-term incentive plan, that may include awards such as stock options, stock appreciation rights, restricted shares, performance awards and securities awards and pursuant to which 6 million shares (approximately 8% of the total outstanding shares of the Combined Company) would be expected to be reserved for issuance. Following the execution and delivery of the Merger Agreement, representatives of Ultramar and Diamond Shamrock reviewed the matter with representatives of the compensation committees of the Boards of Directors of the two companies. On October 22, 1996, the Ultramar Board approved the Incentive Plan. See "Approval of the Incentive Plan."

INDEMNIFICATION

    The Merger Agreement provides that all rights of indemnification and exculpation from liabilities existing in favor of the current and former directors and officers of Diamond Shamrock and its subsidiaries as provided in their respective charters and bylaws and existing indemnification agreements and employment agreements will continue in full force and effect in accordance with their terms and directors and officers of Diamond Shamrock who become directors and officers of Ultramar will be entitled to the same indemnification rights as are afforded to other directors and officers of Ultramar. In addition, the Merger Agreement provides for the Ultramar By-laws to be amended to provide for the Combined Company to indemnify directors and officers of the Combined Company to the fullest extent permitted or required by the DGCL. See "Other Terms of the Merger and the Merger Agreement -- Amendments to Ultramar By-laws." The Merger Agreement also requires the Combined Company to enter into indemnification agreements with its directors and officers providing for indemnification on the terms set forth in the By-laws of the Combined Company.

               OTHER TERMS OF THE MERGER AND THE MERGER AGREEMENT

GENERAL

    The Ultramar Board and the Diamond Shamrock Board have approved the Merger Agreement, which provides for the Merger to occur at the Effective Time, with Ultramar continuing as the surviving corporation. This section of the Proxy Statement describes certain aspects of the proposed Merger, including the certain terms of the Merger Agreement and the Stock Option Agreements. The description of the Merger and the Merger Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and which is incorporated herein by reference. All stockholders of Ultramar and Diamond Shamrock are urged to carefully read the Merger Agreement in its entirety.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    The conversion of Diamond Shamrock Common Stock into the right to receive Ultramar Common Stock and Diamond Shamrock Convertible Preferred Stock into the right to receive Ultramar Convertible Preferred Stock will occur automatically at the Effective Time. As soon as practicable after the Effective Time, Registrar and Transfer Company, or another bank or trust company mutually designated by

Ultramar and Diamond Shamrock, in its capacity as Exchange Agent (the "Exchange Agent"), will send a transmittal letter to each former Diamond Shamrock stockholder. The transmittal letter will contain instructions with respect to the surrender of certificates previously representing Diamond Shamrock Common Stock or Diamond Shamrock Convertible Preferred Stock to be exchanged for Ultramar Common Stock or Ultramar Convertible Preferred Stock, as the case may be.

    DIAMOND SHAMROCK STOCKHOLDERS SHOULD NOT FORWARD DIAMOND SHAMROCK STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. DIAMOND SHAMROCK STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    After the Effective Time, each certificate that previously represented shares of Diamond Shamrock Common Stock or Diamond Shamrock Convertible Preferred Stock will represent only the right to receive the Ultramar Common Stock or Ultramar Convertible Preferred Stock into which such shares were converted in the Merger and the right to receive cash in lieu of fractional shares of Ultramar Common Stock as described below.

    Holders of certificates previously representing Diamond Shamrock Common Stock or Diamond Shamrock Convertible Preferred Stock will not be paid dividends or distributions on the Ultramar Common Stock or the Ultramar Convertible Preferred Stock into which such shares have been converted with a record date after the Effective Time, and will not be paid cash in lieu of fractional shares of Ultramar Common Stock, until such certificates are surrendered to the Exchange Agent for exchange. When such certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Ultramar Common Stock payable as described below will be paid without interest.

    In the event of a transfer of ownership of Diamond Shamrock Common Stock or Diamond Shamrock Convertible Preferred Stock which is not registered in the transfer records of Diamond Shamrock, a certificate representing the proper number of shares of Ultramar Common Stock or Ultramar Convertible Preferred Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Ultramar Common Stock or Ultramar Convertible Preferred Stock to a person other than the registered holder of such certificate or establish to the satisfaction of Ultramar that such tax has been paid or is not applicable.

    All shares of Ultramar Common Stock or Ultramar Convertible Preferred Stock issued upon conversion of shares of Diamond Shamrock Common Stock or Diamond Shamrock Convertible Preferred Stock, as the case may be (including any cash paid in lieu of any fractional shares of Ultramar Common Stock), will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Diamond Shamrock Common Stock or Diamond Shamrock Convertible Preferred Stock, subject, however, to Ultramar's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Diamond Shamrock on such shares of Diamond Shamrock Common Stock or Diamond Shamrock Convertible Preferred Stock in accordance with the Merger Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

    No fractional shares of Ultramar Common Stock will be issued to any Diamond Shamrock stockholder upon surrender of certificates previously representing Diamond Shamrock Common Stock. For each fractional share that would otherwise be issued, Ultramar will make available to such stockholders an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of Ultramar Common Stock on the NYSE Composite Transaction Tape on the Closing Date.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    Each party's obligation to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of various conditions which include, in addition to other customary closing conditions, the following:

         (i) the Stockholder Approvals shall have been obtained;

        (ii) the waiting period with respect to the Merger under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated;

        (iii) no judgment, order, decree, statute, law, ordinance, rule, regulation, temporary restraining order, injunction or other order enacted, entered, promulgated, enforced or issued by any court or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

        (iv) there shall not be pending any suit, action or proceeding brought by any governmental entity (a) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreements or seeking to obtain any material damages, (b) seeking to prohibit or limit the ownership or operation by Diamond Shamrock, Ultramar or any of their respective subsidiaries of any material portion of the businesses or assets of Diamond Shamrock, Ultramar or any of their respective subsidiaries or to compel Diamond Shamrock, Ultramar or any of their respective subsidiaries to dispose of or hold separate any material portion of their businesses or assets or (c) which otherwise could reasonably be expected to have a material adverse effect on Diamond Shamrock or Ultramar;

        (v) the Registration Statement of which this Proxy Statement is a part shall have become effective and shall not be the subject of any stop order or proceedings seeking a stop order;

        (vi) the shares of Ultramar Common Stock issuable to Diamond Shamrock's stockholders in connection with the Merger and under certain Diamond Shamrock stock plans shall be approved for listing on the NYSE, subject to official notice of issuance; and

       (vii) Ultramar and Diamond Shamrock shall each have received letters dated as of the Closing Date from Ernst & Young LLP and Price Waterhouse LLP (the independent accountants of Ultramar and Diamond Shamrock, respectively) to the effect that the Merger qualifies for "pooling of interests" accounting treatment.

    In addition, each party's obligation to effect the Merger is subject to the following additional conditions (any of which may be waived by such party):

         (i) the representations and warranties of the other party to the Merger Agreement set forth in the Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of such other party set forth in the Merger Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date);

        (ii) the other party to the Merger Agreement shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

        (iii) such party shall have received from its counsel, on the date of this Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
    Section 368(a) of the Code, that Ultramar and Diamond Shamrock will each be a party to that reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by the stockholders of Diamond Shamrock upon their exchange of Diamond Shamrock Common Stock or Diamond Shamrock Convertible Preferred Stock into Ultramar Common Stock or Ultramar Convertible Preferred Stock, as the case may be, under Section 354 of the Code (except to the extent such stockholders receive cash in lieu of fractional shares) (see "The Merger -- Certain Federal Income Tax Consequences"); and

        (iv) at any time after the date of the Merger Agreement there shall not have occurred any material adverse change relating to the other party.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Ultramar and Diamond Shamrock: (i) by mutual written consent of Ultramar and Diamond Shamrock; (ii) by either party thereto, if the Merger has not been consummated by February 28, 1997; PROVIDED, HOWEVER, that such right to terminate the Merger Agreement will not be available to either party whose failure to perform any of its obligations under the Merger Agreement has resulted in the failure of the Merger to be consummated by that date; (iii) by either party thereto, if any Stockholder Approval has not been obtained at a Special Meeting; (iv) by either party thereto, if any judgment, order, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect or if any governmental entity has taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or the Stock Option Agreements and such Restraint or other action shall have become final and nonappealable; (v) by either Ultramar, on the one hand, or Diamond Shamrock, on the other hand (a) if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition and cannot or has not been cured within 30 days after written notice of such breach (provided that the terminating party is not then in breach), or (b) if the board of directors of the other party or any committee thereof (1) has withdrawn or modified in any manner adverse to such party its approval or recommendation of the Merger Agreement or the Merger, (2) has failed to reconfirm such recommendation within 15 business days of such party's request,
(3) has approved or recommended any Takeover Proposal (as defined below) or (4) has resolved to take any of the actions specified in clause (1), (2) or (3),
(vi) by either Ultramar, on the one hand, or Diamond Shamrock, on the other hand, if, prior to the adoption of the Merger Agreement by the holders of its Common Stock, its board of directors determines in good faith that there is not a substantial probability that the adoption of the Merger Agreement will be obtained due to the existence of a Superior Proposal (as defined below) (as described under " -- No Solicitation"); or (vii) by either Ultramar, on the one hand, or Diamond Shamrock, on the other hand, if the other party or any of its officers, directors, employees, representatives or agents has taken any of the actions that would be proscribed by the covenant described under " -- No Solicitation" below but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of the first paragraph thereof or the second sentence of the second paragraph therof. A "Takeover Proposal" is a proposal relating to an acquisition of 20% or more of a party's and its subsidiaries' assets or 20% or more of any class of equity securities of such party or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person owning 20% or more of any class of equity securities of such party or any of its subsidiaries or any merger, consolidation, liquidation or similar transaction involving such party or any of its subsidiaries. A "Superior Proposal" is a proposal made by a third party to acquire, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of a party or all or substantially all of the assets of a party, on terms that the Board of Directors of the party subject to the proposal determines in good faith to be more favorable to its stockholders than the Merger and for which financing, to the extent required, is then committed or is reasonably capable of being obtained.

TERMINATION FEES

    The Merger Agreement provides that if a Takeover Proposal is made known to any party or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention to make a Takeover Proposal and thereafter the Merger Agreement is terminated pursuant to the provisions described in clause (ii) or (iii) under "-- Termination" above, then, if within 18 months of the termination the Company that was the subject of the Takeover Proposal consummates, or enters into an agreement to consummate, a Takeover Proposal in which at least 35% of the Company's assets or equity securities are to be acquired, the Company that was the subject of the Takeover Proposal must pay the other party the Termination Fee of $45 million. If the Merger Agreement is terminated pursuant to the provisions described in clause (v)(b) or (vii) under "-- Termination" above, then if within 18 months the nonterminating party consummates, or enters into an agreement to consummate, a transaction pursuant to a Takeover Proposal in which at least 35% of such Company's assets or equity securities are acquired, the nonterminating party must pay the terminating party the Termination Fee. If the Merger Agreement is terminated pursuant to the provisions described in clause (vi) under "-- Termination," then the terminating party must pay the nonterminating party the Termination Fee.

    The Merger Agreement further provides that if one party should fail to pay any Termination Fee due, the defaulting party must pay the costs and expenses in connection with any action taken to collect payment, together with interest on the amount of the Termination Fee.

NO SOLICITATION

    The Merger Agreement provides that Ultramar and Diamond Shamrock shall not, nor shall they permit any of their respective subsidiaries to, nor shall they authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them or any of their respective subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to the adoption of the Merger Agreement by the holders of common stock of either Ultramar or Diamond Shamrock, the board of directors of such party determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to its stockholders under applicable law, such party may, in response to a Takeover Proposal which was not solicited by it, (x) furnish information with respect to it and its subsidiaries to any person pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal.

    Except as expressly permitted by the Merger Agreement, neither the Ultramar Board nor the Diamond Shamrock Board, nor any committee thereof, shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such board of directors or such committee of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause such party to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the adoption of the Merger Agreement by the holders of common stock of such party
(x) the board of directors of such party determines in good faith, after it has received a Superior Proposal and after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to its stockholders under applicable law, the board of directors of such party may withdraw or modify its approval or recommendation of the Merger or the Merger Agreement, or (y) the board of directors of such party determines in good faith that there is not a substantial probability that the adoption of the Merger Agreement by holders of the common stock of such party will be obtained due to the existence of a Superior Proposal, the board of directors of such party may approve or recommend such Superior Proposal or terminate the Merger Agreement, but in each of the cases set forth in this clause (y) only at a time that is after the fifth business day following the other party's receipt of written notice advising the other party that the board of directors of such party has received a Superior Proprosal. See "Other Terms of the Merger and the Merger Agreement -- Termination."

CONDUCT OF BUSINESS PENDING MERGER

    Pursuant to the Merger Agreement, Ultramar and Diamond Shamrock have each agreed to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement. In addition, Ultramar and Diamond Shamrock have each agreed that, among other things and subject to certain exceptions, neither it nor any of its subsidiaries may:

         (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock, other than certain dividends and distributions by a subsidiary and other than the regular quarterly dividends with respect to the Ultramar Common Stock, the Diamond Shamrock Common Stock and the Diamond Shamrock Convertible Preferred Stock, in the latter case in accordance with its terms, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire any shares of its capital stock or its significant subsidiaries' capital stock or any rights, warrants or options to acquire any such securities;

        (ii) issue any shares of capital stock or any securities convertible into or any rights, warrants or options to acquire any such shares, other than pursuant to existing employee stock options, the issuance of Diamond Shamrock Common Stock upon conversion of Diamond Shamrock Convertible Preferred Stock and issuances pursuant to the Stock Option Agreements;

        (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents (other than the amendments to the Ultramar Charter and By-laws described herein);

        (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, any business or business organization (except for acquisitions not exceeding $20 million and purchases of inventory, feedstock and other items in the ordinary course of business);

        (v) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any properties or assets, other than (A) in the ordinary course of business or (B) sales of assets that in the aggregate do not exceed $20 million;

        (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, or sell or issue any debt securities except for short-term borrowings incurred in the ordinary course of business, or make any loans, advances or capital contributions to, or investments in, any other person, other than to subsidiaries or to officers and to employees for travel, business or relocation expenses in the ordinary course of business;

       (vii) make or agree to make any new capital expenditure other than as set forth in existing operating budgets;

       (viii) make any tax election that could reasonably be expected to have a material adverse effect or settle or compromise any material income tax liability;

        (ix) pay any material claims, liabilities or obligations other than in the ordinary course of business;

        (x) except in the ordinary course of business or except as would not reasonably be expected to have a material adverse effect, modify, amend or terminate any material contract or agreement;

        (xi) make any material change to accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

       (xii) except as required by law or contemplated by the Merger Agreement, enter into, adopt or amend in any material respect or terminate any employee benefit plan or any other employee or director agreement; or

       (xiii) except for normal increases in the ordinary course of business that, in the aggregate, do not materially increase benefit or compensation expenses, increase the compensation of any director, executive officer or other key employee.

AMENDMENT AND WAIVER

    Subject to applicable law: (i) the Merger Agreement may be amended by an instrument in writing signed on behalf of each party at any time (except that after the Merger Agreement shall have been approved and adopted by the stockholders of either Ultramar or Diamond Shamrock, no amendment may be entered into which requires further approval by such stockholders unless such further approval is obtained) and (ii) at any time prior to the Effective Time, the parties may, by written instrument signed on behalf of each party, (a) extend the time for performance of the obligations of the other party to the Merger Agreement, (b) waive inaccuracies in representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (c) waive (subject to the parenthetical in clause (i)) compliance with any agreements or conditions for their respective benefit contained in the Merger Agreement.

    Pursuant to Section 251(d) of the DGCL, no amendment to the Merger Agreement made subsequent to the adoption of the Merger Agreement by the stockholders of Ultramar or Diamond Shamrock may alter or change the amount or kind of shares, securities, cash, property and/or rights to be received by such stockholders in the Merger, alter or change any term of the Certificate of Incorporation of the Combined Company to be effected by the Merger or alter or change any terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series of stock of Ultramar or Diamond Shamrock, respectively.

EXPENSES

    Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby shall be paid by the party incurring such fees or expenses, except as otherwise provided in the Merger Agreement and the Stock Option Agreements and except that (i) if the Merger Agreement is terminated pursuant to the provisions described in clause (v)(b) or (vii) of "-- Termination" above, all out-of-pocket expenses (subject to a cap of $5 million) incurred by the terminating party in connection with the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby shall be paid by the other party, (ii) if a suit is filed which results in a judgment for any Termination Fee due under the Merger Agreement, the costs and expenses relating to the suit of the party that obtained the judgment must be paid by the other party, and (iii) Ultramar and Diamond Shamrock will share equally the expenses incurred in connection with filing, printing and mailing this Proxy Statement and with the filings of the premerger notification and report forms under the HSR Act (including filing fees).

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary mutual representations and warranties relating to, among other things, (i) corporate organization and similar corporate matters; (ii) subsidiaries; (iii) the capital structures of each of Diamond Shamrock and Ultramar; (iv) authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the Merger Agreement and related matters; (v) documents filed by each of Ultramar and Diamond Shamrock with the Commission, the accuracy of information contained therein and the absence of undisclosed liabilities of each of Ultramar and Diamond Shamrock;
(vi) the accuracy of information supplied by each of Ultramar and Diamond Shamrock in connection with the Registration Statement and this Proxy Statement;
(vii) absence of material changes or events with respect to each of Diamond Shamrock and Ultramar; (viii) the absence of material litigation; (ix) compliance with applicable laws; (x) retirement and other employee plans and matters relating to the Employees Retirement Income Security Act of 1974, as amended; (xi) filing of tax returns and payment of taxes; (xii) required stockholder votes; (xiii) the satisfaction of certain state takeover statutes requirements; (xiv) the absence of actions that would prevent using the "pooling of interests" method to account for the Merger; (xv) engagement and payment of fees of brokers, investment bankers, finders and financial advisors; (xvi) receipt of fairness opinions; (xvii) ownership by Diamond Shamrock of Ultramar Common Stock and by Ultramar of Diamond Shamrock Common Stock or Diamond Shamrock

Convertible Preferred Stock; and (xviii) the inapplicability of the Ultramar Rights Agreement and the Diamond Shamrock Rights Agreement (each as defined in "Comparison of Stockholder Rights -- Rights Plans") to the Merger Agreement and certain related agreements and transactions.

RECIPROCAL STOCK OPTION AGREEMENTS

    GENERAL. Immediately following the execution and delivery of the Merger Agreement, Ultramar and Diamond Shamrock entered into (i) the Ultramar Stock Option Agreement pursuant to which Ultramar granted Diamond Shamrock an option to purchase up to 8,927,500 shares of Ultramar Common Stock (or such greater number of shares of Ultramar Common Stock as represents 19.9% of the then-outstanding Ultramar Common Stock) at a price per share of $27.20 and (ii) the Diamond Shamrock Stock Option Agreement pursuant to which Diamond Shamrock granted Ultramar an option to purchase up to 5,858,500 shares of Diamond Shamrock Common Stock (or such greater number of shares of Diamond Shamrock Common Stock as represents 19.9% of the then-outstanding Diamond Shamrock Common Stock) at a price per share of $27.55. Notwithstanding the foregoing, however, the number of shares subject to either Stock Option Agreement cannot exceed $60,000,000 divided by the difference between (a) the closing price per share of the shares as reported on the NYSE Composite Transaction Tape on the NYSE trading day immediately preceding the date the grantee under the Stock Option Agreement (the "Grantee") gives its notice to exercise the option and (b) the per share purchase price under the option.

    The following is a summary of certain provisions of the Ultramar Stock Option Agreement and the Diamond Shamrock Stock Option Agreement. The terms of the Stock Option Agreements are identical in all material respects other than with respect to the shares that may be purchased pursuant thereto and the exercise prices thereof.

    EXERCISE OF THE OPTIONS. The options are exercisable in whole but not in part and only after the Merger Agreement is terminated under circumstances (a "Purchase Event") entitling the party desiring to exercise the option to receive the Termination Fee pursuant to the Merger Agreement. See
"-- Termination Fees." The right to purchase shares under each Stock Option Agreement will expire upon the earliest to occur of (i) the Effective Time, (ii) 18 months after the first occurrence of a Purchase Event and (iii) termination of the Merger Agreement prior to the occurrence of a Purchase Event (unless the Grantee has the right to receive a Termination Fee following such termination upon the occurrence of certain events, in which case the Stock Option Agreement will not terminate until the later of (a) six months following the time such Termination Fee becomes payable and (b) the expiration of the period in which the Grantee has such right to receive a Termination Fee). Exercise of an option is subject to compliance with the HSR Act.

    ADJUSTMENTS TO NUMBER AND TYPE OF SHARES. The number and type of securities subject to the options and the purchase price therefor will be adjusted for any change in the common stock of the issuer under the Stock Option Agreement (the "Issuer") by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, such that the Grantee will receive (upon exercise of the option) the number and type of securities that the Grantee would have received if the option had been exercised immediately prior to the occurrence of such event (or the record date therefor). The number of shares of common stock subject to each option will also be adjusted in the event the Issuer issues additional shares of common stock, such that the number of shares of common stock subject to the option represents 19.9% of the Issuer's common stock then outstanding, without giving effect to shares subject to or issued pursuant to the option. In the event that the Issuer enters into an agreement to consolidate with or merge into any person other than the Grantee, to permit any person other than the Grantee to merge into the Issuer, or to sell or otherwise transfer all or substantially all of its assets to any person other than the Grantee, then such transaction will provide that the option will, upon the consummation of such transaction, be converted into an option to acquire the number and class of shares or other securities or property the Grantee would have received in respect of Issuer common stock if the option had been exercised immediately prior to such consolidation, merger or sale.

    CASH PAYMENT IN RESPECT OF THE OPTION. If prior to the termination of a Stock Option Agreement or the exercise of the option the Issuer enters into an agreement pursuant to which all of the Issuer's common stock then outstanding will be purchased for or converted into the right to receive cash, then upon the closing of such transaction the Grantee's Stock Option Agreement will be terminated and the Grantee will receive cash in an amount equal to the lesser of
(i) $60,000,000 and (ii) the number of shares of common stock subject to the Stock Option Agreement multiplied by the difference between (a) the amount of cash per share to be paid in the transaction and (b) the per share purchase price under the Stock Option Agreement.

    REGISTRATION RIGHTS AND LISTING. The Grantee has certain rights to require registration by the Issuer of any shares purchased pursuant to the option under the securities laws if necessary for the Grantee to be able to sell such shares and to require the listing of such shares on the NYSE or other national securities exchange.

    ASSIGNABILITY. Each Stock Option Agreement is fully assignable and delegatable by the Grantee after it becomes exercisable. Prior to such time each Stock Option Agreement may only be assigned by the Grantee upon the written consent of the Issuer.

    EFFECT OF STOCK OPTION AGREEMENTS. The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in either Ultramar or Diamond Shamrock from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Diamond Shamrock Common Stock than that implicit in the Exchange Ratio or a higher price per share for Ultramar Common Stock than the market price.

STOCK EXCHANGE LISTING

    It is a condition to the Merger that the shares of Ultramar Common Stock to be issued in the Merger and under certain Diamond Shamrock stock plans be approved for listing on the NYSE, subject to official notice of issuance. The Ultramar Convertible Preferred Stock will not be listed on any stock exchange.

DIVIDEND COORDINATION

    Each of Ultramar and Diamond Shamrock expects to continue to declare until the Effective Time their respective regularly scheduled dividends. The Merger Agreement requires each of Ultramar and Diamond Shamrock to coordinate with the other the payment of dividends, and the designation of record and payment dates, relating to Ultramar Common Stock and Diamond Shamrock Common Stock with the intent that holders of Diamond Shamrock Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter as a result of the Merger.

REQUIRED REGULATORY APPROVALS

    The HSR Act and the rules and regulations promulgated thereunder provide that certain transactions (including the Merger) may not be consummated until certain information has been submitted to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and specified HSR Act waiting period requirements have been satisfied. On September 25, 1996, Ultramar and Diamond Shamrock filed all appropriate notification and report forms with the Antitrust Division and the
FTC with respect to the Merger, as required by the HSR Act, and on October   ,
1996 the waiting period under the HSR Act expired. The expiration of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. Neither Ultramar nor Diamond Shamrock believes that the Merger will violate federal antitrust laws.

AMENDMENTS TO RIGHTS AGREEMENTS

    Ultramar has amended the Ultramar Rights Agreement (as defined under "Comparison of Stockholder Rights -- Rights Plans") to provide that neither the approval, execution or delivery of the Merger

Agreement or the Ultramar Stock Option Agreement nor the consummation of the transactions contemplated by the Merger Agreement or the Ultramar Stock Option Agreement will cause the rights issued thereunder to become exercisable. Diamond Shamrock has similarly amended the Diamond Shamrock Rights Agreement (as defined under "Comparison of Stockholder Rights -- Rights Plans"). See "Comparison of Stockholder Rights -- Rights Plans."

RESALE OF ULTRAMAR COMMON STOCK AND ULTRAMAR CONVERTIBLE PREFERRED STOCK

    The Ultramar Common Stock and Ultramar Convertible Preferred Stock issued pursuant to the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Diamond Shamrock stockholder who may be deemed to be an "affiliate" of Ultramar or Diamond Shamrock for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment. It is expected that each such affiliate will enter into an agreement with Ultramar providing that such affiliate will not transfer any Ultramar Common Stock or Ultramar Convertible Preferred Stock received in the Merger except in compliance with the Securities Act and will make no disposition of any Ultramar Common Stock or Ultramar Convertible Preferred Stock (or any interest therein) received in connection with the Merger unless, in the opinion of counsel to Ultramar, the transaction will not have any adverse consequences for Ultramar with respect to the treatment of the Merger for tax purposes. In addition, it is expected that each such affiliate will agree not to make any such disposition until after such time as financial results covering at least 30 days of combined operations of Ultramar and Diamond Shamrock after the Merger have been published. This Proxy Statement does not cover resales of Ultramar Common Stock or Ultramar Convertible Preferred Stock received by any person who may be deemed to be such an affiliate of Ultramar or Diamond Shamrock.

APPRAISAL AND DISSENTERS' RIGHTS

    Under the DGCL, holders of Diamond Shamrock Common Stock are not entitled to appraisal or dissenters' rights in connection with the Merger because the Diamond Shamrock Common Stock is listed on a national securities exchange and the consideration which such holders will be entitled to receive in the Merger will consist solely of Ultramar Common Stock which will also be listed on a national securities exchange and cash in lieu of fractional shares.

    Holders of record of Diamond Shamrock Convertible Preferred Stock who comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). A person having a beneficial interest in shares of Diamond Shamrock Convertible Preferred Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

    THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX D TO THIS PROXY STATEMENT. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF DIAMOND SHAMROCK CONVERTIBLE PREFERRED STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

    Under the DGCL, holders of shares of Diamond Shamrock Convertible Preferred Stock ("Appraisal Shares") who follow the procedures set forth in Section 262 will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

    Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262.

    This Proxy Statement constitutes such notice to the holders of Appraisal Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Appendix D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Appendix D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

    A HOLDER OF APPRAISAL SHARES WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS MUST DELIVER TO DIAMOND SHAMROCK PRIOR TO THE VOTE ON THE MERGER AGREEMENT AT THE DIAMOND SHAMROCK SPECIAL MEETING, A WRITTEN DEMAND FOR APPRAISAL OF SUCH HOLDER'S APPRAISAL SHARES. A HOLDER OF APPRAISAL SHARES WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS MUST BE THE RECORD HOLDER OF SUCH APPRAISAL SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE AND MUST CONTINUE TO HOLD SUCH APPRAISAL SHARES OF RECORD THROUGH THE EFFECTIVE DATE OF THE MERGER. ACCORDINGLY, A HOLDER OF APPRAISAL SHARES WHO IS THE RECORD HOLDER OF APPRAISAL SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE, BUT WHO THEREAFTER TRANSFERS SUCH APPRAISAL SHARES PRIOR TO THE CONSUMMATION OF THE MERGER, WILL LOSE ANY RIGHT TO APPRAISAL IN RESPECT OF SUCH APPRAISAL SHARES.

    Only a holder of record of Appraisal Shares is entitled to assert appraisal rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Appraisal Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners; in such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal Shares is expressly mentioned the demand will be presumed to cover all Appraisal Shares held in the name of the record owner. If a stockholder holds Appraisal Shares through a broker who in turn holds the shares through a central securities depositary nominee, such as Cede & Co., a demand for appraisal of shares must be made by or on behalf of the depositary nominee and must identify the depositary nominee as record holder. Stockholders who hold their Appraisal Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

    ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO DIAMOND SHAMROCK, INC. AT 9830 COLONNADE BOULEVARD, SAN ANTONIO, TEXAS 78230, ATTENTION:
SECRETARY.

    Within 10 days after the consummation of the Merger, the Combined Company will notify each stockholder who has properly asserted appraisal rights under
Section 262 of the date the Merger became effective.

    Within 120 days after the consummation of the Merger, but not thereafter, the Combined Company or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. The Combined Company is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Appraisal Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in
Section 262.

    Within 120 days after the consummation of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Combined Company a statement setting forth the aggregate number of Appraisal Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within ten days after a written request therefor has been received by the Combined Company.

    If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Appraisal Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

    If a petition for an appraisal is timely filed, at the hearing on such petition the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

    The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of the all of the Appraisal Shares entitled to appraisal.

    Any holder of Appraisal Shares who has duly demanded an appraisal in compliance with Section 262 will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment or dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

    If any stockholder who properly demands appraisal of his Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL the Appraisal Shares of such stockholder will be converted in the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the Merger, or if the stockholder withdraws his demand for appraisal. Any withdrawal attempted more than 60 days after such effective date will require the written approval of the Combined Company. Notwithstanding the foregoing, no appraisal proceeding pending in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and any such approval may be conditioned upon such terms as the Court deems just.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO SUCH APPRAISAL SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT).

AMENDMENTS TO ULTRAMAR CHARTER

    In connection with the Merger, as of the Effective Time the Ultramar Charter will be amended to change the name of Ultramar to "Ultramar Diamond Shamrock Corporation," to increase the number of authorized shares of Ultramar Common Stock from 100,000,000 to 250,000,000 and to make a minor technical change described below. No change will be made with respect to the number of authorized shares of preferred stock.

    The Ultramar Charter currently authorizes the issuance of 100,000,000 shares of Ultramar Common Stock and 25,000,000 shares of Ultramar Convertible Preferred
Stock. On the Record Date,         shares of Ultramar Common Stock were either
issued and outstanding or reserved for issuance. Ultramar expects to issue approximately 29,884,578 shares of Ultramar Common Stock to holders of Diamond Shamrock Common Stock in the Merger, to reserve an additional approximately 1,136,576 shares for issuance upon exercise of options granted pursuant to the Diamond Shamrock, Inc. Long-Term Incentive Plan and the Diamond Shamrock R&M, Inc. 1987 Long-Term Incentive Plan and 3,319,861 shares for issuance on conversion of the Ultramar Convertible Preferred Stock. After taking into account the shares of Ultramar Common Stock either issued or reserved for issuance, including those reserved for the foregoing stock plans, the Combined Company would have approximately 20,878,477 remaining shares authorized for issuance if the Ultramar Charter were not amended. The Ultramar Board and Diamond Shamrock Board believe it is desirable to authorize additional shares of Combined Company Common Stock so that there will be sufficient shares available for issuance after the Merger for purposes that the Board of Directors may hereafter determine to be in the best interests of the Combined Company and its stockholders. Such purposes could include the offer of shares for cash, acquisitions, employee benefit programs and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis. The Ultramar Board and Diamond Shamrock Board believe the Combined Company's Board of Directors should have the flexibility to act promptly in the best interests of stockholders. The terms of any future issuance of shares of Common Stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance. For the foregoing reasons, the Merger Agreement provides that the authorized shares of Ultramar Common Stock will be increased to 250,000,000 shares in order to have a sufficient number of shares for issuance from time to time after the Merger.

    Ultramar currently has no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Ultramar Common Stock, except for the shares to be issued in the Merger and shares reserved or to be reserved for issuance by Ultramar as described herein. If any plans, understandings, arrangements or agreements are made concerning the issuance of any such shares, holders of the then outstanding shares of Ultramar's capital stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transaction, the law applicable thereto, the policy of the NYSE and the judgment of Ultramar's Board of Directors regarding the submission thereof to Ultramar's stockholders. The current rules of the NYSE, however, would require stockholder approval if the number of shares of Ultramar Common Stock to be issued would equal or exceed 20% of the number of such shares of Ultramar Common Stock outstanding immediately prior to the such issuance.

    It is not presently contemplated that such additional shares of Ultramar Common Stock would be issued for the purpose of making the acquisition by an unwanted suitor of a controlling interest in Ultramar more difficult, time-consuming or costly. However, it should be noted that shares of Ultramar Common Stock could be issued for that purpose and to that effect, and the Board of Directors reserves its right (if consistent with its fiduciary responsibilities) to issue Ultramar Common Stock for such purposes. For a description of certain antitakeover effects of the Ultramar Rights which are attached to the existing Ultramar Common Stock and will be attached to any additional shares of Ultramar Common Stock when issued, see "Comparison of Stockholder Rights -- Rights Plans -- Ultramar Rights Plan."

    The Merger Agreement provides that the Certificate of Incorporation of the Combined Company will be the Ultramar Charter and that the name of the Combined Company will be "Ultramar Diamond Shamrock Corporation." The Ultramar Charter also is proposed to be amended in the Merger by adding a provision stating that votes taken by the stockholders at annual or special meetings need not, unless required by law or deemed advisable by the chairman of the meeting, be by written ballot.

AMENDMENTS TO ULTRAMAR BY-LAWS

    The Merger Agreement provides for amendments to Ultramar's By-laws to provide for additional officers and to broaden the rights of certain individuals, including directors and officers of the Combined Company, to indemnification in the event of personal liability or expenses incurred by them as a result of, and advancement of expenses with respect to, certain litigation against them so that such individuals have the maximum of such rights permitted by the DGCL. For the text of these amendments, see Exhibit "A" to the Merger Agreement, which is set forth in Appendix A to this Proxy Statement and is incorporated herein for reference.

                   PRO FORMA CONDENSED FINANCIAL INFORMATION
                            OF THE COMBINED COMPANY

    The following pro forma condensed financial information gives effect to the Merger, which is expected to be accounted for as a pooling of interests. For a description of pooling of interests accounting with respect to the Merger and other accounting matters, see "The Merger -- Anticipated Accounting Treatment." The pro forma condensed balance sheet gives effect to the Merger as if it had occurred on June 30, 1996. The pro forma condensed statements of income give effect to the Merger as if it had occurred on January 1, 1993. In combining the financial information of Ultramar and Diamond Shamrock to reflect the Merger and the accounting policies that will be used by the Combined Company, certain reclassifications of historical financial data have been made. The historical consolidated statements of income of Diamond Shamrock for the year ended December 31, 1995 and for the six months ended June 30, 1995 have also been adjusted to give pro forma effect to Diamond Shamrock's NCS Acquisition, as if it had occurred on January 1, 1995 (see Note (6) of Notes to Pro Forma Condensed Financial Information).

    The following pro forma condensed financial information should be read in conjunction with the historical consolidated financial statements of Ultramar and Diamond Shamrock, including the respective notes thereto, which are incorporated by reference in this Proxy Statement, in conjunction with the selected consolidated historical and pro forma financial data, including the notes thereto, appearing elsewhere in this Proxy Statement (see "Incorporation of Certain Documents by Reference"), and in conjunction with the information appearing under "Summary -- Recent Developments."

    The pro forma condensed balance sheet reflects an estimated $67 million charge for the transaction and integration costs (a total of $47 million net of tax) expected to be incurred in connection with the Merger; however, because these charges are nonrecurring, they have not been reflected in the pro forma condensed statements of income. The pro forma financial information does not give effect to the anticipated cost savings expected to result from the Merger. See "Management and Operations of the Combined Company -- The Combined Company." The pro forma financial information is not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.

                              THE COMBINED COMPANY
                       PRO FORMA CONDENSED BALANCE SHEET
                                 JUNE 30, 1996
                            (UNAUDITED, IN MILLIONS)

                                                                                        PRO FORMA
                                                                                       ADJUSTMENTS
                                                                           DIAMOND       INCREASE      PRO FORMA
                                                               ULTRAMAR    SHAMROCK     (DECREASE)     COMBINED
                                                              ----------  ----------  --------------  -----------
ASSETS
Current assets
  Cash and cash equivalents.................................  $    265.3  $     63.1                   $   328.4
  Accounts and notes receivables, net.......................       200.2       238.4                       438.6
  Inventories...............................................       237.1       316.7                       553.8
  Prepaid expenses and other current assets.................        42.6        16.1   $    16.9(1)         75.6
                                                              ----------  ----------    ------        -----------
      Total current assets..................................       745.2       634.3        16.9         1,396.4

Other assets, net...........................................        76.4       223.3                       299.7
Properties and equipment, net...............................     1,286.0     1,393.5                     2,679.5
                                                              ----------  ----------    ------        -----------
      Total assets..........................................  $  2,107.6  $  2,251.1   $    16.9       $ 4,375.6
                                                              ----------  ----------    ------        -----------
                                                              ----------  ----------    ------        -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable and current portion of long-term debt.......  $       .2  $      6.3                   $     6.5
  Accounts payable..........................................       201.4       221.6                       423.0
  Accrued liabilities.......................................       101.3       109.7   $    67.0(1)        278.0
  Accrued taxes.............................................       160.8        72.5        (3.1)(1)       230.2
                                                              ----------  ----------    ------        -----------
      Total current liabilities.............................       463.7       410.1        63.9           937.7

Long-term debt, less current portion........................       668.5     1,011.0                     1,679.5
Other long-term liabilities.................................       178.0       115.3                       293.3
Deferred income taxes.......................................        71.6        64.9                       136.5

Stockholders' equity
  Preferred stock, $.01 par value...........................          .0          .0                          .0
  Common stock, $.01 par value..............................          .4          .3                          .7
  Additional paid-in capital................................       673.4       457.2                     1,130.6
  ESOP stock and stock held in treasury.....................                   (34.4)                      (34.4)
  Unamortized restricted stock awards.......................         (.2)                                    (.2)
  Retained earnings.........................................       107.5       226.7       (47.0)(1)       287.2
  Foreign currency translation adjustment...................       (55.3)                                  (55.3)
                                                              ----------  ----------    ------        -----------
      Total stockholders' equity............................       725.8       649.8       (47.0)        1,328.6
                                                              ----------  ----------    ------        -----------

      Total liabilities and stockholders' equity............  $  2,107.6  $  2,251.1   $    16.9       $ 4,375.6
                                                              ----------  ----------    ------        -----------
                                                              ----------  ----------    ------        -----------

 See accompanying Notes to Unaudited Pro Forma Condensed Financial Information.

                              THE COMBINED COMPANY
                    PRO FORMA CONDENSED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1996
                 (UNAUDITED, IN MILLIONS EXCEPT PER SHARE DATA)

                                                                                        PRO FORMA
                                                                                       ADJUSTMENTS
                                                                        DIAMOND         INCREASE        PRO FORMA
                                                          ULTRAMAR     SHAMROCK        (DECREASE)       COMBINED
                                                         ----------  -------------  -----------------  -----------

Sales and other revenues...............................  $  1,613.9   $   2,417.1    $   546.2 (2)(4    $  4,577.2
Operating costs and expenses
  Cost of products sold................................     1,241.9       1,547.5                          2,789.4
  Operating expenses...................................       145.0         295.8         (8.6)(3)           432.2
  Selling, general and administrative expenses.........       100.3          48.0         (5.9)(3)           142.4
  Taxes other than income taxes........................                     393.4        564.3 (2)(3         957.7
  Depreciation and amortization........................        34.6          51.7                             86.3
                                                         ----------  -------------   -------           -----------
      Total operating costs and expenses...............     1,521.8       2,336.4        549.8             4,408.0
                                                         ----------  -------------   -------           -----------
Operating income.......................................        92.1          80.7         (3.6)              169.2
Interest income........................................         4.5                        3.6(4)              8.1
Interest expense.......................................       (24.8)        (36.4)                           (61.2)
                                                         ----------  -------------   -------           -----------

Income before income taxes.............................        71.8          44.3                            116.1
Provision for income taxes.............................        28.6          18.4                             47.0
                                                         ----------  -------------   -------           -----------

Net income.............................................        43.2          25.9                             69.1

Dividend requirement on preferred stock................                       2.2                              2.2
                                                         ----------  -------------   -------           -----------
Earnings applicable to common shares...................  $     43.2   $      23.7    $     --           $     66.9
                                                         ----------  -------------   -------           -----------
                                                         ----------  -------------   -------           -----------
Income per common and common equivalent share (5)
  Primary..............................................  $      .96  $        .81                      $      .89
  Fully diluted........................................         .96           .79                             .88
Weighted average number of common and common equivalent
 shares used in
 computation (5)
  Primary..............................................         45.1          29.4                             75.1
  Fully diluted........................................         45.2          32.7                             78.5

 See accompanying Notes to Unaudited Pro Forma Condensed Financial Information.

                              THE COMBINED COMPANY
                    PRO FORMA CONDENSED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1995
                 (UNAUDITED, IN MILLIONS EXCEPT PER SHARE DATA)

                                                                                        PRO FORMA
                                                                        DIAMOND        ADJUSTMENTS
                                                                        SHAMROCK        INCREASE       PRO FORMA
                                                          ULTRAMAR   PRO FORMA (6)     (DECREASE)      COMBINED
                                                         ----------  --------------  ---------------  -----------
Sales and other revenues...............................  $  1,328.5   $    2,287.1   $   497.4 (2)(4   $ 4,113.0
Operating costs and expenses
  Cost of products sold................................     1,024.9        1,371.7                       2,396.6
  Operating expenses...................................       148.8          276.9        (8.7)(3)         417.0
  Selling, general and administrative expenses.........        95.7           58.9        (4.9)(3)         149.7
  Taxes other than income taxes........................                      453.8       514.3 (2)(3       968.1
  Depreciation and amortization........................        27.5           44.3                          71.8
                                                         ----------  --------------    -------        -----------
    Total operating costs and expenses.................     1,296.9        2,205.6       500.7           4,003.2
                                                         ----------  --------------    -------        -----------
Operating income.......................................        31.6           81.5        (3.3)            109.8
Interest income........................................         2.0                        3.3(4)            5.3
Interest expense.......................................       (23.3)         (33.8)                        (57.1)
                                                         ----------  --------------    -------        -----------
Income before income taxes and cumulative effect of
 accounting change.....................................        10.3           47.7                          58.0
Provision for income taxes.............................         4.1           19.5                          23.6
                                                         ----------  --------------    -------        -----------
Income before cumulative effect of accounting change...         6.2           28.2                          34.4
Dividend requirement on preferred stock................                        2.2                           2.2
                                                         ----------  --------------    -------        -----------
Earnings applicable to common shares before cumulative
 effect of accounting change...........................  $      6.2   $       26.0   $     --          $    32.2
                                                         ----------  --------------    -------        -----------
                                                         ----------  --------------    -------        -----------
Income per common and common equivalent share before
 cumulative effect of accounting change (5)
  Primary..............................................  $      .16   $        .89                     $     .47
  Fully diluted........................................         .16            .87                           .47
Weighted average number of common and common equivalent
 shares used in computation (5)
  Primary..............................................        39.0           29.1                          68.7
  Fully diluted........................................        39.1           32.4                          72.1

 See accompanying Notes to Unaudited Pro Forma Condensed Financial Information.

                              THE COMBINED COMPANY
                    PRO FORMA CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                (UNAUDITED, IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                       PRO FORMA
                                                                      DIAMOND         ADJUSTMENTS
                                                                      SHAMROCK         INCREASE        PRO FORMA
                                                        ULTRAMAR   PRO FORMA (6)      (DECREASE)       COMBINED
                                                       ----------  --------------  -----------------  -----------
Sales and other revenues.............................  $  2,714.4   $    4,566.1   $   1,060.3 (2)(4   $ 8,340.8
Operating costs and expenses
  Cost of products sold..............................     2,072.8        2,749.6                         4,822.4
  Operating expenses.................................       285.9          548.0         (17.0)(3)         816.9
  Selling, general and administrative expenses.......       183.2          120.2          (9.8)(3)         293.6
  Taxes other than income taxes......................                      922.8       1,095.3 (2)(3     2,018.1
  Depreciation and amortization......................        58.6           89.5                           148.1
                                                       ----------  --------------     --------        -----------
    Total operating costs and expenses...............     2,600.5        4,430.1       1,068.5           8,099.1
                                                       ----------  --------------     --------        -----------
Operating income.....................................       113.9          136.0          (8.2)            241.7
Interest income......................................         5.1                          8.2(4)           13.3
Interest expense.....................................       (45.7)         (68.2)                         (113.9)
                                                       ----------  --------------     --------        -----------
Income before income taxes and cumulative effect of
 accounting change...................................        73.3           67.8                           141.1
  Provision for income taxes.........................        25.7           27.2                            52.9
                                                       ----------  --------------     --------        -----------
  Income before cumulative effect of accounting
   change............................................        47.6           40.6                            88.2
Dividend requirement on preferred stock..............                        4.3                             4.3
                                                       ----------  --------------     --------        -----------
Earnings applicable to common shares before
 cumulative effect of accounting change..............  $     47.6   $       36.3   $      --           $    83.9
                                                       ----------  --------------     --------        -----------
                                                       ----------  --------------     --------        -----------
Income per common and common equivalent share before
 cumulative effect of accounting change (5)
  Primary............................................  $     1.18   $       1.25                       $    1.20
  Fully diluted......................................        1.18           1.25                            1.20
Weighted average number of common and common
 equivalent shares used in computation (5)
  Primary............................................        40.3           29.1                            70.0
  Fully diluted......................................        40.4           32.4                            73.4

 See accompanying Notes to Unaudited Pro Forma Condensed Financial Information.

                              THE COMBINED COMPANY
                    PRO FORMA CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1994
                (UNAUDITED, IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                       PRO FORMA
                                                                                      ADJUSTMENTS
                                                                      DIAMOND          INCREASE        PRO FORMA
                                                        ULTRAMAR      SHAMROCK        (DECREASE)       COMBINED
                                                       ----------  --------------  -----------------  -----------
Sales and other revenues.............................  $  2,547.7   $    3,312.1   $   1,004.2 (2)(4   $ 6,864.0
Operating costs and expenses
  Cost of products sold..............................     1,835.3        1,880.7                         3,716.0
  Operating expenses.................................       319.1          388.8         (16.9)(3)         691.0
  Selling, general and administrative expenses.......       216.5           71.7          (9.3)(3)         278.9
  Taxes other than income taxes......................                      730.9       1,036.0 (2)(3     1,766.9
  Depreciation and amortization......................        41.1           70.9                           112.0
                                                       ----------  --------------     --------        -----------
    Total operating costs and expenses...............     2,412.0        3,143.0       1,009.8           6,564.8
                                                       ----------  --------------     --------        -----------
Operating income.....................................       135.7          169.1          (5.6)            299.2
Interest income......................................         3.0                          5.6(4)            8.6
Interest expense.....................................       (43.8)         (43.3)                          (87.1)
                                                       ----------  --------------     --------        -----------
Income before income taxes...........................        94.9          125.8                           220.7
Provision for income taxes...........................        33.9           50.0                            83.9
                                                       ----------  --------------     --------        -----------
Net income...........................................        61.0           75.8                           136.8
Dividend requirement on preferred stock..............                        4.3                             4.3
                                                       ----------  --------------     --------        -----------
Earnings applicable to common shares.................  $     61.0   $       71.5   $      --           $   132.5
                                                       ----------  --------------     --------        -----------
                                                       ----------  --------------     --------        -----------
Income per common and common equivalent share (5)
  Primary............................................  $     1.56   $       2.45                       $    1.93
  Fully diluted......................................        1.56           2.34                            1.90
Weighted average number of common and common
 equivalent shares used in computation (5)
  Primary............................................        39.0           29.1                            68.7
  Fully diluted......................................        39.0           32.4                            72.0

 See accompanying Notes to Unaudited Pro Forma Condensed Financial Information.

                              THE COMBINED COMPANY
                    PRO FORMA CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1993
                (UNAUDITED, IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                        PRO FORMA
                                                                                       ADJUSTMENTS
                                                                        DIAMOND         INCREASE       PRO FORMA
                                                          ULTRAMAR      SHAMROCK       (DECREASE)      COMBINED
                                                         ----------  --------------  ---------------  -----------
Sales and other revenues...............................  $  2,512.2   $    3,110.2   $   875.3 (2)(4   $ 6,497.7
Operating costs and expenses
  Cost of products sold................................     1,735.7        1,965.5                       3,701.2
  Operating expenses...................................       306.3          340.0       (17.8)(3)         628.5
  Selling, general and administrative expenses.........       244.7           60.9        (9.6)(3)         296.0
  Taxes other than income taxes........................                      581.4       908.4 (2)(3     1,489.8
  Depreciation and amortization........................        38.7           64.3                         103.0
                                                         ----------  --------------    -------        -----------
    Total operating costs and expenses.................     2,325.4        3,012.1       881.0           6,218.5
                                                         ----------  --------------    -------        -----------
Operating income.......................................       186.8           98.1        (5.7)            279.2
Interest income........................................         5.5                        5.7(4)           11.2
Interest expense.......................................       (52.5)         (40.6)                        (93.1)
                                                         ----------  --------------    -------        -----------
Income before income taxes and cumulative effect of
 accounting change.....................................       139.8           57.5                         197.3
Provision for income taxes.............................        53.3           24.9                          78.2
                                                         ----------  --------------    -------        -----------
Income before cumulative effect of accounting change...        86.5           32.6                         119.1
Dividend requirement applicable to preferred stock.....                        2.4                           2.4
                                                         ----------  --------------    -------        -----------
Earnings applicable to common shares...................  $     86.5   $       30.2   $     --          $   116.7
                                                         ----------  --------------    -------        -----------
                                                         ----------  --------------    -------        -----------
Income per common and common equivalent share before
 cumulative effect of accounting change (5)
  Primary..............................................  $     2.23   $       1.04                     $    1.71
  Fully diluted........................................        2.23           1.04                          1.71
Weighted average number of common and common equivalent
 shares used in computation (5)
  Primary..............................................        38.7           28.9                          68.2
  Fully diluted........................................        38.8           29.0                          68.4

 See accompanying Notes to Unaudited Pro Forma Condensed Financial Information.

               NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION

1. A liability of $67.0 million has been recorded in the pro forma condensed balance sheet to reflect management's estimate of anticipated transaction and integration costs related to the Merger. The tax benefits associated with these costs are reflected as adjustments to accrued taxes of $3.1 million and prepaid expenses and other current assets of $16.9 million. The net effect of these adjustments has been reflected as a reduction in retained earnings of $47.0 million.

2. Excise and state motor fuel taxes will be presented by the Combined Company as revenues with a corresponding charge to expense for taxes other than income taxes. Consequently, Ultramar's excise and state motor fuel taxes have been reclassified to conform to this method of presentation.

3. Ultramar property, payroll and other taxes have been reclassified from operating and selling, general and administrative expenses to taxes other than income taxes to conform to the financial presentation of the Combined Company,

4. Diamond Shamrock interest income has been reclassified from sales and other revenues to interest income to conform to the financial presentation of the Combined Company.

5. Income per common and common equivalent share for the Combined Company is based on the historical weighted average number of common and common equivalent shares outstanding for each Company during the respective period adjusted to reflect the Exchange Ratio of 1.02 shares of Ultramar Common Stock for each share of Diamond Shamrock Common Stock or common stock equivalent.

6. The historical statements of income for the six months ended June 30, 1995 and the year ended December 31, 1995 of Diamond Shamrock have been adjusted to give pro forma effect to the NCS Acquisition as if the transaction had occured on January 1, 1995. The principal pro forma adjustments to Diamond Shamrock's historical statements of income for the six months ended June 30, 1995 and the year ended December 31, 1995 related to the NCS Acquisition are
    (i) an increase in amortization expense of $3.5 million and $6.9 million, respectively, to reflect amortization of purchase price in excess of the fair value of the acquired net assets, (ii) an increase in interest expense of $6.5 million and $12.9 million, respectively, related to the net additional debt incurred to finance the acquisition, and (iii) an additional income tax benefit of $2.3 million and $4.5 million, respectively, to reflect the income tax effect of the additional interest expense incurred.

                         APPROVAL OF THE INCENTIVE PLAN

INTRODUCTION

    Pursuant to the Merger Agreement, Diamond Shamrock and Ultramar agreed to develop a long-term incentive plan for the Combined Company that will include awards such as stock options, stock appreciation rights and restricted shares and that would be based on Ultramar's existing long term incentive plan. Following the execution and delivery of the Merger Agreement, representatives of Ultramar and Diamond Shamrock reviewed the matter with representatives of the Compensation Committees of the Boards of Directors of the two companies and, on October 22, 1996, the Ultramar Board approved the Incentive Plan, subject to approval by Ultramar's stockholders at the Ultramar Special Meeting and the consummation of the Merger, as the Ultramar Diamond Shamrock Corporation 1996 Long-Term Incentive Plan. The following summary of the Incentive Plan is qualified in its entirety by reference to the text of the Incentive Plan, a copy
of which as been filed with the Commission. As of October   , 1996, the closing
price on the NYSE of a share of Ultramar Common Stock (the security underlying
awards granted under the Incentive Plan) was $        .

VOTE REQUIRED

    The approval of the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Ultramar Common Stock present or represented by proxy and entitled to vote at the Ultramar Special Meeting. The consummation of the Merger is a condition to the effectiveness of the Incentive Plan. Stockholder approval of the adoption of the Incentive Plan is not, however, a condition to the consummation of the Merger. Stockholder approval of the Incentive Plan is required to comply with the conditions for the qualified performance-based compensation exception from Section 162(m) of the Code, which in certain circumstances limits annual deductible compensation to senior executive officers to $1 million, to meet NYSE requirements and to meet the requirements for incentive stock options contained in Section 422 of the Code.

    THE ULTRAMAR BOARD RECOMMENDS THAT ULTRAMAR STOCKHOLDERS VOTE "FOR" APPROVAL OF THE INCENTIVE PLAN.

PURPOSE

    The principal purpose of the Incentive Plan is to further the growth, development and financial success of the Combined Company by providing incentives to those officers and other key employees who have the capacity for contributing in substantial measure toward the growth and profitability of the Combined Company and to assist the Combined Company in attracting and retaining employees with the ability to make such contributions.

ELIGIBILITY

    The persons eligible to participate in the Incentive Plan are officers of the Combined Company and employees of the Combined Company or any of its subsidiaries who are designated by the Compensation Committee as key employees.

SHARES RESERVED

    Subject to certain exceptions set forth in the Incentive Plan relating to stock splits, recapitalizations and similar transactions, a total of 6.0 million shares of Ultramar Common Stock have been reserved for issuance pursuant to the Incentive Plan.

TYPES OF AWARDS

    The Compensation Committee may grant awards under the Incentive Plan in the form of stock options, restricted shares and/or stock appreciation rights. Stock options may be granted as "incentive stock options" (as defined under Section 422 of the Code) or as nonqualified stock options.

TERMS AND CONDITIONS OF STOCK OPTIONS

    The purchase price of Ultramar Common Stock issuable upon the exercise of stock options (the "exercise price") will be determined by the Compensation Committee of the Combined Company, provided that the exercise price may not be less than 100% of the fair market value of a share of Ultramar Common Stock on the date of grant. Options will be granted for such term not exceeding ten years from the date of grant as the Compensation Committee may determine and may not, when aggregated with any award of stock appreciation rights, exceed 600,000 shares of Ultramar Common Stock per year granted to any single individual. Options become exercisable in such installments and at such times as may be determined by the Compensation Committee and may be exercised in whole or in part at any time after becoming exercisable and before expiration. The exercise price for any shares of Ultramar Common Stock purchased pursuant to exercise of an option will be paid in full upon such exercise in cash, by check or, at the discretion of the Compensation Committee, by transferring to the Combined Company shares of Ultramar Common Stock held for at least six months, having shares of Ultramar Common Stock withheld from the shares otherwise issuable upon exercise, or exercising pursuant to a "cashless exercise" procedure. The Compensation Committee may provide for the grant to an optionee of additional stock options as "reload options" upon the exercise by the optionee of outstanding stock options (including reload options) through the surrender of shares of Ultramar Common Stock. Reload options granted are limited to the number of shares of Ultramar Common Stock equal to the number of shares of Ultramar Common Stock surrendered. The exercise price of any reload options granted may not be less than 100% of the fair market value of a share of Ultramar Common Stock on the date of grant of the reload option. In addition, the term of a reload option cannot exceed the term of the option whose exercise resulted in the grant of the reload option.

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

    A "stock appreciation right" is the right to receive an amount equal to the excess of the fair market value of a share of Ultramar Common Stock on the date of exercise over the strike price of the stock appreciation right. A stock appreciation right may be granted independently of any related stock option or in "tandem" with a stock option, either at the time of grant (in the case of an incentive stock option) or at any time during the term of a stock option (in the case of a nonqualified stock option).

    The exercise of a stock appreciation right granted in "tandem" with a stock option will result in the cancellation of the stock option to which it relates with respect to the same number of shares of Ultramar Common Stock as to which the stock appreciation right was exercised. The "strike price" of a stock appreciation right will be determined by the Compensation Committee, provided that the strike price may not be less than 100% of the fair market value of a share of Ultramar Common Stock on the date of grant. Upon exercise of the stock appreciation right, a holder will be entitled to receive an amount in cash and/or shares of Ultramar Common Stock equal in value to the excess of the fair market value of a share of Ultramar Common Stock on the date of exercise over the strike price, multiplied by the number of shares in respect of which the stock appreciation right is being exercised. Stock appreciation rights will be granted for such term not exceeding ten years from the date of grant as the Compensation Committee may determine, and may not, when aggregated with any award of stock options, exceed 600,000 shares of Ultramar Common Stock per year granted to any single individual. Stock appreciation rights are exercisable in such installments and at such times as may be determined by the Compensation Committee and may be exercised in whole or in part at any time after becoming exercisable and before their expiration.

TERMS AND CONDITIONS OF RESTRICTED SHARES

    A "restricted share award" is the grant of shares of Ultramar Common Stock at a price determined by the Compensation Committee, which may be zero. The grant or vesting of restricted shares may be conditioned on the attainment of performance goals or other factors, in the discretion of the Compensation Committee. Any restriction based upon attainment of a certain length of service with the Combined Company will not exceed five years of service after the date of grant of the restricted shares and any period within which specified performance goals (other than the attainment of a certain length of service) must be attained will not exceed ten years after the date of grant of the restricted shares. The number of shares of Ultramar Common Stock that may become nonforfeitable solely upon an individual's attainment of a certain length of service with the Combined Company may not, in the aggregate, exceed 400,000, and the maximum number of restricted shares that may be granted to any single individual cannot exceed 200,000 shares per year. The Compensation Committee may, in its discretion, provide for the lapse of restrictions imposed on an award in installments, and may retain in the award agreement the authority to waive such restrictions in whole or in part. Holders of restricted shares will have, with respect to the restricted shares granted, all of the rights of a stockholder of Ultramar, including the right to vote and to receive dividends.

PERFORMANCE CRITERIA

    The Compensation Committee may, in its discretion, subject stock options, stock appreciation rights and restricted shares to performance criteria adopted by the Compensation Committee. (For this purpose "performance criteria" will not include solely the attainment of a certain length of service with the Combined Company). The performance criteria applicable to any award to a participant who is, or is determined by the Compensation Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code will be limited to growth, improvement or attainment of certain levels of: (i) return on capital, equity or operating assets; (ii) economic value added; (iii) margins;
(iv) total stockholder return or market value; (v) operating profit or net income; (vi) cash flow, earnings before interest and taxes, earnings before interest, taxes and depreciation or earnings before interest, taxes, depreciation and amortization; (vii) sales, throughput or product volumes; or
(viii) costs or expenses. The foregoing performance criteria may be expressed either on an absolute basis or relative to other companies selected by the Compensation Committee. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Combined Company, or the manner in which it conducts its business, or other events or circumstances, render performance criteria to be unsuitable, the Compensation Committee may modify such performance criteria, or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable. In the case of an award to a participant who is, or is determined by the Compensation Committee to be likely to become, a "covered employee," however, no such modification will be made if the effect would be to cause the award to fail to satisfy the qualified performance-based compensation exception to Section 162(m) of the Code. In addition, at the time the award subject to performance criteria is made and performance goals established, the Compensation Committee is authorized to determine the manner in which the performance criteria will be calculated or measured to take into account certain factors over which participants have no or limited control, including market related changes in inventory value, changes in industry margins, changes in accounting principles, and extraordinary charges to income.

EFFECTIVE DATE

    If approved by stockholders, the Incentive Plan will be effective as of October 22, 1996, and remain effective until October 22, 2006, subject to the consummation of the Merger.

AMENDMENT AND TERMINATION

    The Compensation Committee may amend, suspend or terminate the Incentive Plan at any time, provided that no such amendment will, without the approval of stockholders of Ultramar, (i) increase the total number of shares of Ultramar Common Stock reserved for the purposes of the Incentive Plan or (ii) make any other change that requires stockholder approval either under the rules of any exchange on which Ultramar Common Stock is traded or in order for awards granted under the Incentive Plan to qualify for an exception from Section 162(m) of the Code.

NEW PLAN BENEFITS

    Because awards under the Incentive Plan will be granted at the sole discretion of the Compensation Committee, benefits under the Incentive Plan are not determinable.

TAX TREATMENT

    U.S. RESIDENTS. Under present U.S. federal income tax law, upon the grant of any type of stock option or stock appreciation right, generally no taxable income will result to the holder of such stock option or stock appreciation right, and there will be no tax effect on Ultramar. The holder will not recognize taxable income at the time an award of restricted stock is granted unless he elects otherwise pursuant to Section 83(b) of the Code. Upon exercise of a nonqualified stock option, the holder generally realizes as ordinary income for federal income tax purposes an amount equal to the excess of the fair market value of the shares purchased on the exercise date over the exercise price. Upon exercise of a stock appreciation right, the holder realizes as ordinary income the fair market value on the date of exercise of any shares received and any cash received. On the date a restricted stock award becomes transferable or not subject to a substantial risk of forfeiture, the award holder realizes as ordinary income an amount equivalent to excess of the fair market value of the shares on that date over the amount paid for the award, unless the award holder has elected to be taxed at the date of the grant. Generally, the holder's income derived from the award is subject to withholding tax and Ultramar is entitled to a deduction in the amount of the holder's income from the award. Special rules apply with respect to exercise of options and stock appreciation rights, the receipt of restricted stock awards, and the disposition of shares received by officers and directors who are subject to Section 16(b) of the Exchange Act. In a subsequent taxable disposition of shares received upon exercise of a nonqualified option, a stock appreciation right or a restricted stock award, the original basis of the shares is their fair market value at the time income is realized by the holder, and any capital gain or loss is determined by that basis.

    In contrast, upon exercise of an incentive stock option, the option holder does not realize taxable income at the time of exercise. However, the amount by which the fair market value on the exercise date of the shares purchased exceeds the exercise price will be included in alternative minimum taxable income that may be subject to the alternative minimum tax. At the time of the sale of the option shares, the excess of the sales price over the exercise price is taxable as a capital gain, if the option holder complies with the requirements of the Code as to holding periods. If an option holder satisfies the conditions for capital gains treatment, Ultramar will not receive any tax deduction on account of the exercise of the incentive stock option.

    CANADIAN RESIDENTS. Under present Canadian federal income tax law, upon the grant of any type of option or stock appreciation right, generally no taxable income will result to the holder of such option or stock appreciation right, and there will be no tax effect on Ultramar.

    Upon exercise of an option, an amount equal to the excess of the fair market value of the shares purchased on the exercise date over the exercise price will be included in the employment income of the holder. Provided the exercise price is not less than the fair market value of the shares on the date the option was granted, 25% of the amount so included in employment income may be deducted by the holder in the year the option is exercised.

    Upon the exercise of a stock appreciation right granted "in tandem" with a stock option, the fair market value of any shares received or the amount of any cash received will be included in the employment income of the holder. Provided that the exercise price in respect of the related stock option is not less than the fair market value of the shares on the date the option was granted, the holder will be entitled to deduct 25% of the amount so included in employment income. Upon the exercise of a stock appreciation right granted independently of any related stock option, the tax implications to the holder will be the same as those which apply in respect of a stock appreciation right granted "in tandem" with a stock option except that the 25% deduction will not be available to the holder.

    Upon the grant of a restricted stock award, Revenue Canada is of the view that the fair market value of the restricted shares, taking into account an appropriate discount to reflect the transfer and forfeiture conditions, must be included in computing the employment income of the holder.

    For the purposes of determining a capital gain or capital loss on a subsequent disposition of shares received upon exercise of an option or stock appreciation right or upon the grant of a restricted stock award, the cost of the shares is the amount included in employment income (before any applicable deduction of 25% thereof) plus the amount, if any, paid to acquire the shares. If restricted shares are forfeited and provided the shares have been held by a trustee, the holder may deduct the amount that had been included in income from employment upon the acquisition thereof and the holder will be deemed not to realize a capital gain or capital loss thereon.

    No deduction for Canadian tax purposes is permitted to a Canadian subsidiary of Ultramar for any amounts it may pay as its share of the cost of the issuance of shares pursuant to the exercise of a stock option or stock appreciation right or upon the grant of a restricted stock award. Any amounts paid by a Canadian subsidiary as its share of the cost of cash payments to holders on the exercise of stock appreciation rights are regarded by Revenue Canada as deductible in computing the income of that subsidiary.

                              BOARDS OF DIRECTORS

THE COMBINED COMPANY

    See "Management and Operations of the Combined Company -- Management of the Combined Company" with respect to the Board of Directors of the Combined Company.

ULTRAMAR

    The names, principal occupations and certain other information regarding the members of the Ultramar Board are set forth below.

    JEAN GAULIN, age 54, has been Chief Executive Officer of Ultramar and Chairman of the Board since Ultramar's formation in 1992. From July 1989 through January 1992, Mr. Gaulin was Chief Executive Officer of Ultramar PLC, a leading international independent oil and gas company, engaged in exploration, production, development, refining and marketing, that was Ultramar's predecessor. Prior to that, Mr.Gaulin was President of Ultramar Canada Inc. Mr. Gaulin serves on the board of directors of Quebec Telephone Inc., Crane Co. and Medusa Corporation.

    BYRON ALLUMBAUGH, age 64, has been Chairman of the Board of Ralphs Grocery Company in Los Angeles, California since 1976. Mr. Allumbaugh is a member of the board of directors of El Paso Natural Gas Company, H.F. Ahmanson & Company, CIES -- an International Chain Store Association, the California Retailers Association and the Orange County Performing Arts Center. He is also a member of the CEO Board of Advisors, School of Business, University of Southern California. In addition, Mr. Allumbaugh has recently served as Chairman of the United Way campaign for Los Angeles, Chairman of the Los Angeles Area Chamber of Commerce, President of the California Retailers Association, and a member of the Board of Governors of the Food Employers Council.

    H. FREDERICK CHRISTIE, age 63, is a consultant specializing in strategic and financial planning. He retired, effective January 1, 1991, as Chairman and Chief Executive Officer of The Mission Group, the non-utility subsidiary of SCEcorp. Prior to that he served as President of Southern California Edison Company. Mr. Christie is a director or trustee of eighteen mutual funds under the Capital Research and Management Company and a director of AECOM Technology Corporation, Great Western Financial Corporation, International House of Pancakes, Inc., Ducommon, Incorporated, Southwest Water Company and Great Western Bank. He is a member of the Board of Trustees of Occidental College and Trustee and President of the Board of the Natural History Museum of Los Angeles County. He is also a member of the Board of Councilors for the School of Public Administration at the University of Southern California.

    STANLEY H. HARTT, age 58, has been Chairman, President and Chief Executive Officer of Camdev Corporation, a real estate development company located in Toronto, Canada, since November 1990. From September 1990 to November 1990, he was a partner at the law firm of Stikeman, Elliot in Montreal, Canada. From January 1989 through September 1990, he served as Chief of Staff for the Office of Prime Minister of Canada. Prior to that he served as Deputy Minister of Finance for the Department of Finance, Canada. Mr. Hartt is a member of the board of directors of Hong Kong Bank of Canada, Sun Life Assurance Company of Canada, Gulf Canada Resources Limited and Abitibi-Price Inc.

    RUSSEL H. HERMAN, age 66, has been since 1986 an owner and principal of International Energy Consultants Ltd., a firm which provides consulting services to senior management in the international energy industry. Prior to that, Mr. Herman was with Exxon Corporation as President and Chief Executive Officer for the Asia-Pacific area and Executive Vice President for Exxon's petroleum business in Europe. Mr. Herman is a member of the Industrial and Professional Advisory Council of the College of Engineering at Pennsylvania State University and is chairman of the board of directors of the Connecticut Unit of Recording for the Blind & Dyslexic.

    WILLIAM F. LUCE, age 63, is a private investor who retired from Mobil Corporation in 1990. During a 28 year career at Mobil, he held senior executive positions in operations, corporate planning and finance.

    MADELEINE SAINT-JACQUES, age 61, is Chairman of the Board of Saint-Jacques Vallee Young & Rubicam Inc. in Montreal, Canada. From 1990 through 1994, she was President of Young & Rubicam, and from 1978 through 1990, she served as their Executive Vice President and Managing Director. Ms. Saint-Jacques is a member of the board of directors of Tele-Metropole Inc., Les Reseaux Premier Choix Inc., St. Mary's Hospital Foundation and the Terry Fox Humanitarian Award Program. Ms. Saint-Jacques is also a member of the Board of Governors, Inno-Centre Quebec, a member of the Board of Associate Governors, University of Montreal and Vice President of Societe d'edition de la revue Forces.

    C. BARRY SCHAEFER, age 57, has been a Managing Director with The Bridgeford Group, a merger and acquisition subsidiary of the Industrial Bank of Japan, since 1992. From 1989 through 1991, he was a senior advisor with Dillon Read & Co., Inc., an investment banking group, and prior to that he served as an Executive Vice President of Union Pacific Corporation.

DIAMOND SHAMROCK

    The names, principal occupations and certain other information regarding the members of the Diamond Shamrock Board are set forth below.

    ROGER R. HEMMINGHAUS, 60, is Chairman of the Board, President and Chief Executive Officer of Diamond Shamrock. Mr. Hemminghaus is a director of Luby's Cafeterias, Inc. and Southwestern Public Service Co. and is the Deputy Chairman of the board of directors of the Federal Reserve Bank of Dallas. Mr. Hemminghaus is Chairman of the Executive Committee and serves on the Public Responsibility Committee. He has been a director of Diamond Shamrock since April 1987.

    B. CHARLES AMES, 71, is a partner of Clayton & Dubilier, Inc. (an investment firm). Mr. Ames served as Chairman and Chief Executive Officer of The Uniroyal Goodrich Tire Company until May 1990 and as Chairman and/or Chief Executive Officer of Acme-Cleveland Corporation until October 1987. Mr. Ames is a director of M.A. Hanna Company, The Progressive Corporation, Lexmark International, Inc., Lexmark Holding, Inc., and Warner-Lambert Company. Mr. Ames serves on the Audit Committee and has been a director of Diamond Shamrock since April 1987.

    E. GLENN BIGGS, 63, is President of Biggs & Co., (a corporation engaged in developmental projects and financial planning). He was the Chairman and Chief Executive Officer of Gill Companies until July 1989. Mr. Biggs served as the Vice Chairman of the Board and Chairman of the Executive Committee of InterFirst Bank San Antonio, N.A. until May 1987. Mr. Biggs is a director of Central and Southwest Corporation, Southwestern Bancorp, Inc. and director and Chairman of the Board of Bolivian Power Corporation. Mr. Biggs serves on the Audit, Compensation, and Executive Committees. He has been a director of Diamond Shamrock since April 1987.

    W. E. "BILL" BRADFORD, 61, is President and Chief Executive Officer of Dresser Industries, Inc. Mr. Bradford has been with Dresser Industries, Inc. since 1970 and has held various positions in production and management. In 1988 Mr. Bradford was appointed President and Chief Executive Officer of Dresser-Rand Company. He was elected President and Chief Operating Officer in March 1992, and to his present position in November 1995. Mr. Bradford serves on the Board of Directors of Dresser Industries, Inc. and on the Board of Directors of Oryx Energy Company. Mr. Bradford serves on the Compensation Committee and has been a director of Diamond Shamrock since December 1992.

    LAURO F. CAVAZOS, Ph.D., 69, is Professor of Family Medicine and Community Health and acting Chairman, Tufts University School of Medicine. He has been a management and education consultant since 1991. Dr. Cavazos was the United States Secretary of Education from September 1988 to December 1990. Prior to being appointed Secretary of Education, he served as President and Chief Executive Officer of Texas Tech University and Texas Tech University Health Sciences Center. Dr. Cavazos is a director of Luby's Cafeterias, Inc. He serves as Chairman of the Public Responsibility Committee and on the Audit Committee. Dr. Cavazos served on Diamond Shamrock's Board from December 1987 to September 1988 and was reelected to the Board in January 1991.

    W. H. CLARK, 64, is the retired Chief Executive Officer and Chairman of the Board of Directors of Nalco Chemical Company. He was the President and Chief Executive Officer of Nalco Chemical Company from 1982 until 1990, and Chairman of the Board of Directors and Chief Executive Officer of that company from 1984 until 1994. Mr. Clark is President of W. "H" Clark Associates, Ltd., and is a member of the Board of Directors of Merrill Lynch Corp.; NICOR, Inc. and its principal subsidiary, Northern Illinois Gas Company; USG Corporation and its subsidiary, United States Gypsum Co.; James River Corporation; Millennium Chemicals, Inc. and Bethlehem Steel Corporation. Mr. Clark is chairman of the Compensation Committee and has been a director of Diamond Shamrock since March 1994.

    WILLIAM L. FISHER, Ph.D., 64, is Professor and the Leonidas T. Barrow chair in Mineral Resources at the University of Texas at Austin. Dr. Fisher served as the Director of the Bureau of Economic Geology from 1970 to 1994, with the exception of 1975-1977, when he served as Assistant Secretary for Energy and Minerals in the Department of the Interior. Dr. Fisher is a member of the National Academy of Engineering and is a director of Pogo Producing Company. Dr. Fisher serves on the Executive Committee and Public Responsibility Committee. He has been a director of Diamond Shamrock since April 1987.

    BOB MARBUT, 61, has been Chairman and Chief Executive Officer of Argyle Communications, Inc. since January 1992 and Chairman and Chief Executive Officer of Argyle Television, Inc. since August 1994. He was Chairman and Chief Executive Officer of Argyle Television Holding, Inc. from its founding in March 1993 until April 1994. Prior to 1992, Mr. Marbut was President and Chief Executive Officer of Harte-Hanks Communications, Inc. for 20 years and served one year as Vice Chairman of that Company. He is a director of Tupperware Corporation, Tracor, Inc., Argyle Television, Inc., and Katz Media Group, Inc. He serves on the Executive Committee, is chairman of the Audit Committee and has been a director of Diamond Shamrock since March 1990.

    KATHERINE D. ORTEGA, 62, was an alternate representative of the United States to the 45th General Assembly of the United Nations 1990-1991. She served as the 38th Treasurer of the United States, from 1983 to 1989. Prior to joining the Treasury Department as Treasurer, Ms. Ortega served as a Commissioner on the Copyright Royalty Tribunal, and was a member of the President's Advisory Committee on Small and Minority Business. Ms. Ortega is a director of Ralston Purina Company, Long Island Lighting Company, The Paul Revere Corporation, Rayonier, Inc., and the Kroger Co. She also serves as a director of Catalyst, and is a member of the United States Comptroller General's Consultant Panel. Before entering government, Ms. Ortega practiced as a certified public accountant. Ms. Ortega serves on the Public Responsibility Committee and on the Compensation Committee. She has been a director of Diamond Shamrock since August 1989.

                             EXECUTIVE COMPENSATION

    Information regarding the historical compensation of the executive officers of each of Ultramar and Diamond Shamrock is set forth below. For a discussion of certain of these matters pertaining to the Combined Company, see "The Merger -- Certain Executive Compensation and Other Employee-Related Matters Arising out of the Merger" and "-- Effect of the Merger on Employee Benefit and Stock Plans."

ULTRAMAR EXECUTIVE COMPENSATION

    ULTRAMAR SUMMARY COMPENSATION. The following table discloses compensation received by Ultramar's Chief Executive Officer and the four next most highly paid executive officers for fiscal years ended December 31, 1995, 1994 and 1993.

                      ULTRAMAR SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                    -------------------------------------------
                                                    ANNUAL COMPENSATION                       AWARDS
                                         -----------------------------------------  --------------------------      PAYOUTS
                                                                          (E)                          (G)      ---------------
                                                                         OTHER           (F)       SECURITIES
                                                                        ANNUAL       RESTRICTED    UNDERLYING         (H)
            (A)                  (B)         (C)           (D)         COMPENSA-        STOCK       OPTIONS/     LTIP PAYOUTS
NAME AND PRINCIPAL POSITION     YEAR      SALARY($)    BONUS($)(1)    TION($)(2)    AWARDS($)(3)     SARS(#)          ($)
----------------------------  ---------  -----------  -------------  -------------  -------------  -----------  ---------------
Jean Gaulin                        1995     665,000       194,513              0              0       130,000              0
Chief Executive Officer.....       1994     640,000       384,000              0              0       126,500              0
                                   1993     600,000       391,500              0        130,500        75,000              0

John G. Drosdick                   1995     535,000       156,488              0              0        94,000              0
Former President and Chief         1994     510,000       306,000              0              0        75,500              0
 Operating Officer(5).......       1993     480,000       261,000              0         87,000        41,000              0

Patrick J. Guarino                 1995     315,000        53,747              0              0        38,000              0
Vice President, General            1994     300,000       105,000              0              0        40,000              0
 Counsel and Secretary......       1993     300,000       114,173              0         38,087        12,000              0

H. Pete Smith                      1995     300,000        51,188              0              0        30,000              0
Vice President and Chief           1994     290,000        76,135              0         25,415        26,500              0
 Financial Officer..........       1993     275,000       104,676         64,605         34,887        16,000              0

Joel Mascitelli                    1995     300,000        47,857              0              0        32,000              0
Executive Vice President,          1994     290,000        84,093              0              0        28,500              0
 Ultramar Inc...............       1993     270,000       114,818              0         38,280        22,000              0


                                   (I)
                                ALL OTHER
            (A)                 COMPENSA-
NAME AND PRINCIPAL POSITION    TION($)(4)
----------------------------  -------------
Jean Gaulin                        19,950
Chief Executive Officer.....       19,200
                                    7,075
John G. Drosdick                   16,050
Former President and Chief         15,300
 Operating Officer(5).......        7,075
Patrick J. Guarino                  9,450
Vice President, General             9,000
 Counsel and Secretary......        7,075
H. Pete Smith                       9,000
Vice President and Chief            8,700
 Financial Officer..........        7,075
Joel Mascitelli                     9,000
Executive Vice President,           8,700
 Ultramar Inc...............        7,075

------------------

(1) Bonus payments reported for 1995, 1994 and 1993 were awarded on February 1, 1996, January 26, 1995 and January 26, 1994, respectively.

(2) Amount shown for Mr. Smith includes imputed interest on a collateralized, interest-free, relocation loan which imputed interest was based on an assumed interest rate of 7.08% per annum and a one time $36,343 club initiation fee, which membership is used solely for business purposes.

(3) Grants of restricted shares of Ultramar Common Stock reported for 1994 and 1993 were made as part of the annual bonuses awarded on January 26, 1995 and January 26, 1994, respectively. Restrictions on these shares lapse on the second anniversary of the date of grant. Dividends are paid on all restricted shares at the same time and at the same rates as dividends paid to holders of unrestricted shares. At December 31, 1995, the restricted shares held by Mr. Smith had a value of $26,935.

(4) The 1993 amounts and $4,500 of the 1994 and 1995 amounts represent Ultramar matching payments in respect of 401(k) contributions. The balance of the 1994 and 1995 amounts represents amounts credited to non-qualified savings plans.

(5) Mr. Drosdick resigned all positions with Ultramar effective August 31, 1996. See " -- Ultramar Employment Agreements" for a description of the arrangements under which Mr. Drosdick received severence benefits.

    ULTRAMAR OPTION GRANTS. The following table sets forth additional information on grants of stock options in respect of fiscal 1995 pursuant to Ultramar's existing 1992 Long-Term Incentive Plan (the "LTIP").

               ULTRAMAR OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                               INDIVIDUAL GRANTS
                                  ---------------------------------------------------------------------------
                                                     (C)               (D)
                                                  NUMBER OF        % OF TOTAL
                                                 SECURITIES       OPTIONS/SARS          (E)                        (G)
                                      (B)        UNDERLYING        GRANTED TO       EXERCISE OR       (F)      GRANT DATE
              (A)                   DATE OF     OPTIONS/ SARS     EMPLOYEES IN      BASE PRICE    EXPIRATION     PRESENT
NAME                                 GRANT      GRANTED(#)(1)      FISCAL YEAR        ($/SH)         DATE      VALUE($)(2)
--------------------------------  -----------  ---------------  -----------------  -------------  -----------  -----------
Jean Gaulin.....................     2/01/96        130,000             22.5%            28.25       2/01/06      700,861
John G. Drosdick(3).............     2/01/96         94,000             16.3%            28.25       2/01/06      506,776
Patrick J. Guarino..............     2/01/96         38,000              6.6%            28.25       2/01/06      204,867
H. Pete Smith...................     2/01/96         30,000              5.2%            28.25       2/01/06      161,737
Joel Mascitelli.................     2/01/96         32,000              5.5%            28.25       2/01/06      172,520

------------------

(1) Options were granted on February 1, 1996 at the fair market value of the Ultramar Common Stock on such date. They have been included in this table because they were granted in respect of Ultramar's performance during 1995. Options vest in increments of 30%, 30% and 40% on the first, second and third anniversaries of the date of grant and, once vested, are exercisable until the tenth anniversary of the date of grant. All of the options will become fully vested and exercisable upon adoption of the Merger Agreement by Ultramar's stockholders.

(2) Based on the Black-Scholes option pricing model which yields a Black-Scholes ratio of .203. The calculation assumes a continuously compounded risk-free rate of 6.2% (based on the ten-year, zero-coupon Treasury strip rate maturing February 2006), a ten-year term and an exercise price of $28.25. The average stock price volatility and dividend yield were .2039 and 4.5%, respectively, based on historical data for the 36-month period ended January 31, 1996. Present values have been discounted 3% annually to account for risk of forfeiture prior to vesting.

(3) Mr. Drosdick resigned all positions with Ultramar effective August 31, 1996. See " -- Ultramar Employment Agreements" for a description of the arrangements under which Mr. Drosdick received severence benefits.

    ULTRAMAR OPTION EXERCISES AND FISCAL YEAR-END VALUES. The following table sets forth information concerning options exercised during 1995 and presents the value of unexercised options held by the named executives at fiscal year end:

             ULTRAMAR OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE- MONEY
                                                                 UNDERLYING UNEXERCISED                OPTIONS/SARS
                                                                 OPTIONS/SARS AT F-Y END              AT F-Y END ($)
                      SHARES ACQUIRED ON                      -----------------------------  ---------------------------------
NAME                       EXERCISE        VALUE REALIZED($)  EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE(1)(2)
--------------------  -------------------  -----------------  ------------  ---------------  ------------  -------------------
Jean Gaulin.........               0                   0          165,500        221,000       1,348,250          515,250
John G.
 Drosdick(3)........               0                   0          114,500        129,000         987,050          305,450
Patrick J.
 Guarino............               0                   0           44,800         57,200         403,300          128,200
H. Pete Smith.......               0                   0           56,800         45,700         523,000          101,750
Joel Mascitelli.....               0                   0           46,700         49,300         383,525          122,850

------------------

(1) The year end value for options was calculated based upon the market value of the underlying shares at December 31, 1995 ($25.75 per share). The options reported in the Option/SAR Grants Table were granted in 1996 in respect of performance in 1995 and, as such, were not outstanding on December 31, 1995.

(2) All of the options will become fully vested and exercisable upon adoption of the Merger Agreement by Ultramar's stockholders.

(3) Mr. Drosdick resigned all positions with Ultramar effective August 31, 1996. See " -- Ultramar Employment Agreements" for a description of the arrangements under which Mr. Drosdick received severence benefits.

    ULTRAMAR STOCKHOLDER RETURN PERFORMANCE PRESENTATION. Set forth below is a graph comparing the cumulative total stockholder return on Ultramar's Common Stock compared with that of (i) companies in Standard & Poor's 500 Stock Index and (ii) the following companies which Ultramar considers representative of companies with operations comparable to Ultramar: Ashland Oil, Inc., Diamond Shamrock, Sun Company, Inc., Tosco Corporation and Valero Energy Corporation (the "Ultramar Peer Group"). The information presented assumes that $100 was invested on July 6, 1992 (the date of Ultramar's initial public offering) in Ultramar Common Stock, the S&P 500 and the Ultramar Peer Group and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  ULTRAMAR VS. S&P 500 AND ULTRAMAR PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             ULTRAMAR    S&P 500     ULTRAMAR PEER GROUP
07/06/92        100.00      100.00                 100.00
12/31/92        129.93      106.83                 103.10
12/31/93        183.42      122.89                 117.60
12/31/94        192.24      124.84                 119.15
12/31/95        202.72      138.30                 163.93

SOURCE:                                                DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
COMPUSTAT                             JULY 6, 1992         1992            1993            1994            1995
-----------------------------------  ---------------  --------------  --------------  --------------  --------------
Ultramar...........................     $     100       $   129.93      $   183.42      $   192.24      $   202.72
S&P 500............................     $     100       $   106.83      $   117.60      $   119.15      $   163.93
Ultramar Peer Group................     $     100       $   103.10      $   122.89      $   124.84      $   138.30

    ULTRAMAR COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION. Ultramar's executive compensation policy and program was designed and is administered by the Compensation Committee of the Ultramar Board (the "Ultramar Compensation Committee") and approved by the outside Directors of the Ultramar Board. The Ultramar Compensation Committee is composed of four outside Directors.

    ULTRAMAR COMPENSATION POLICY AND OBJECTIVES. The executive compensation program is designed to reflect the accountability of executives to shareholders by (i) linking a significant portion of all executives' compensation directly to shareholders' return; (ii) providing competitive compensation to attract, motivate and retain executives with superior skills and abilities; and (iii) encouraging executives to become long-term shareholders by providing a significant portion of their compensation in stock options and restricted shares.

    These goals are achieved through the structuring and integrated administration of Ultramar's base salary and short and long-term incentives based on pre-established guidelines and targets.

COMPENSATION PROGRAM COMPONENTS.

    BASE SALARY. Base salaries of executive officers are reviewed by the Ultramar Compensation Committee annually. In considering possible salary increases, the Ultramar Compensation Committee takes into account both individual performance and competitive salary levels. The Ultramar Compensation Committee relies on survey data provided by independent compensation consultants to determine competitive salaries. In 1995 this data was derived from an industry group of 15 petroleum and manufacturing companies the smallest of which are comparable to Ultramar in size and complexity (the "Industry Group"). Included in this broad Industry Group are the five companies which comprise the Ultramar Peer Group (see "-- Ultramar Stockholder Return Performance Presentation"). Base salaries paid to the named executive officers in 1995, on average, constituted 79% of the total cash compensation paid.

    ANNUAL INCENTIVE PLAN. The purpose of Ultramar's Annual Incentive Plan (the "AIP") is to provide incentives for executive performance by rewarding participating executives for their contributions to profitability and shareholder value.

    Bonus targets expressed as percentages of base salary are assigned to participating executives at the beginning of each year. For senior corporate executives bonuses are based on corporate performance measured in terms of total shareholder return ("TSR"). TSR is measured quarterly and includes both dividends and changes in stock price. Ultramar's performance is compared to the average TSR for the Ultramar Peer Group and targeted bonuses are awarded only when Ultramar's performance exceeds Ultramar Peer Group performance. For other participants, bonuses are based on a combination of TSR and operating unit performance.

    At the beginning of each year, the Ultramar Compensation Committee, with the approval of the Ultramar Board, establishes earnings targets for the operating units. These earnings targets are stated in terms of earnings before interest, income taxes and depreciation ("EBITD"). In addition, no awards are made under the plan unless total Ultramar EBITD equals or exceeds an EBITD threshold established by the Ultramar Board. Bonuses are paid 75% in cash and 25% in restricted stock unless minimum share ownership policy requirements have been met, in which case recipients may elect to receive 100% of their awards in cash. Ultramar's share ownership policy encourages executives and key managers to own Ultramar Common Stock with a value equal to at least one year's base salary.

    LONG TERM INCENTIVE PLAN. Ultramar's executive officers, together with certain other key managers, also participate in the LTIP. The LTIP, approved by stockholders at Ultramar's 1993 annual meeting, is designed to provide an incentive to executives and managers to contribute to long-term shareholder value creation. Awards under the LTIP are made in the form of stock options and restricted stock.

    In determining stock option awards the Ultramar Compensation Committee relies on survey data provided by independent compensation consultants for the competitive total compensation for each executive for that position within the Industry Group. Stock options are used to make up any difference between the sum of base salary and the bonus under the AIP and the competitive total compensation amount, although actual awards may vary based on individual performance. The Black-Scholes methodology is used to assign values to stock option grants in determining the number of options granted.

    COMPENSATION OF ULTRAMAR'S CHIEF EXECUTIVE OFFICER. In conducting its annual review of Mr. Gaulin's compensation, the Ultramar Compensation Committee considered the TSR performance of Ultramar. For 1995 Ultramar had a TSR of 5.29% as compared to a 17.47% average for the Ultramar Peer Group and 37.6% for the S&P 500 Index. This performance placed Ultramar in the 50th percentile as compared to the Ultramar Peer Group. The Ultramar Compensation Committee also recognized Mr. Gaulin's leadership in implementing a cost reduction program which helped to offset lower margins in both of Ultramar's markets as well as the completion on budget and on schedule of two major refinery development programs.

    In 1995, Mr. Gaulin had a base salary of $665,000, placing him in the 50th percentile of the Industry Group. His bonus under the AIP is determined solely by comparing Ultramar's TSR against the Ultramar Peer Group. Ultramar's TSR performance relative to the Ultramar Peer Group equated to a performance level of 48.75% of a target bonus of 60% of base salary for Mr. Gaulin. Mr. Gaulin's bonus was paid entirely in cash instead of cash and restricted stock since his share ownership value significantly exceeded the recommended one year salary.

    In considering a stock option award for Mr. Gaulin under Ultramar's LTIP, the Ultramar Compensation Committee relied on comparative company TSR data. The Ultramar Compensation Committee attributed Ultramar's TSR performance relative to the Industry Group to Mr. Gaulin's performance and determined competitive total compensation for the 50th percentile of CEO's in the Industry Group. The LTIP award for Mr. Gaulin was then calculated by deducting his base salary and AIP award from the competitive CEO compensation level at the 50th percentile and dividing the balance by the Black-Scholes value assigned to Ultramar's stock option to determine the number of shares. The result was an award of 130,000 shares.

    INTERNAL REVENUE SERVICE RULES. The AIP and LTIP are grandfathered under the provisions of Section 162(m) of the Code until May 1997. The Incentive Plan approved by the Ultramar Board of Directors and subject to stockholder approval at the Ultramar Special Meeting has been prepared to comply with Section 162(m). The AIP will be amended to conform to Section 162(m) and will be submitted to stockholders for approval at Ultramar's 1997 annual meeting.

                                          COMPENSATION COMMITTEE

                                          C. Barry Schaefer, Chairman
                                          Byron Allumbaugh
                                          H. Frederick Christie
                                          Stanley Hartt

    ULTRAMAR EMPLOYMENT AGREEMENTS. Ultramar has entered into an employment agreement with each of the named Ultramar executive officers for a term of three years. The agreements provide for payment to be made upon termination of employment, including termination without cause and resignation for good reason. Upon a qualifying termination, the executive will be entitled to receive three years of base salary and the then-present value of pension benefits that such executive otherwise would have earned during the period. In addition, such executive will be credited with three years of service under the Ultramar Supplemental Executive Retirement Plan and will continue to be covered by Ultramar's group health and life insurance and long-term disability plans for one year after termination of employment. With respect to Mr. Gaulin only, a qualifying termination occurs if he is forced to resign or is not reelected to the Ultramar Board. In addition, under Mr. Drosdick's employment agreement, he was deemed to have at least 15 years of service under Ultramar's pension plan upon his termination of employment with Ultramar.

    The Merger Agreement provides that each of the Companies will enter into new employment agreements with certain of their respective executive officers. See "The Merger -- Certain Executive Compensation and Other Employee-Related Matters in Connection with the Merger."

    ULTRAMAR RETIREMENT PLANS. Ultramar maintains a tax-qualified defined benefit pension plan (the "Qualified Plan") for participating U.S. employees. Benefits under Ultramar's Qualified Plan are based upon formulae that take into account (i) a participant's years of service with Ultramar (and its prior controlled group for some participants), (ii) a participant's average compensation (consisting of salary which, for the named executives, is set forth in the "Salary" column of the Ultramar Summary Compensation Table) during such participant's last three consecutive years of service with Ultramar (or the prior controlled group), and (iii) for certain participants, the benefit formula in effect under pension plans maintained by businesses acquired by Ultramar. In general, a participant accrues a benefit of 1.8% of plan compensation for each year of service. Retirement benefits payable under the Qualified Plan are offset by pensions paid by other employers if the participant's years of service with that employer are taken into account in determining such participant's benefits under the Qualified Plan.

    Ultramar has established a supplemental nonqualified defined benefit pension plan to provide supplemental retirement benefits to certain executives designated by the Ultramar Compensation Committee, including each of the named executives (the "Nonqualified Plan"). The Nonqualified Plan provides participants with benefits not payable from the Qualified Plan because of limits imposed by the Code. A participant who retires at or after age 62 receives a benefit of no less than 60% of average annual compensation, less the amount of any other retirement benefits payable from any source.

    The following table illustrates the yearly pension commencing at age 62 (which is not offset for Social Security), assuming a two-thirds joint and survivor annuity with a ten years certain benefit, that may become payable to an employee in the higher salary classifications out of the Qualified Plan and the Nonqualified Plan.

                          ULTRAMAR PENSION PLAN TABLE

                                      YEARS OF SERVICE
  AVERAGE ANNUAL    -----------------------------------------------------
 COMPENSATION (1)      15         20         25         30         35
------------------  ---------  ---------  ---------  ---------  ---------
   $    300,000     $  81,000  $ 108,000  $ 135,000  $ 162,000  $ 189,000
        350,000        94,500    126,000    157,500    189,000    220,500
        400,000       108,000    144,000    180,000    216,000    252,000
        450,000       121,500    162,000    202,500    243,000    283,500
        500,000       135,000    180,000    225,000    270,000    315,000
        600,000       162,000    216,000    270,000    324,000    378,500
        700,000       189,000    252,000    315,000    378,000    441,000
        800,000       216,000    288,000    360,000    432,000    504,000
        900,000       243,000    324,000    405,000    486,000    567,000
      1,000,000       270,000    360,000    450,000    540,000    630,000
      1,100,000       297,000    396,000    495,000    594,000    693,000
      1,200,000       324,000    432,000    540,000    648,000    756,000

------------------

(1) With respect to the Nonqualified Plan only, average annual compensation includes bonus on retirement after age 55.

    As of December 31, 1995, Messrs. Gaulin, Drosdick, Guarino, Smith and Mascitelli had 22, 5, 22, 15 and 22 years of service, respectively, for purposes of the Qualified Plan and the Nonqualified Plans.

DIAMOND SHAMROCK EXECUTIVE COMPENSATION

    DIAMOND SHAMROCK FIVE YEAR CUMULATIVE TOTAL RETURN. The following graph compares the cumulative total stockholder return on the Diamond Shamrock Common Stock with the Standard & Poor's 500 Stock Index, a peer group (the "Diamond Shamrock Peer Group") of 11 industry-related companies for the period January 1, 1991 to December 31, 1995, assuming an initial investment of $100, and the reinvestment of all dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG DIAMOND SHAMROCK, INC., THE S&P 500 INDEX,
                        AND DIAMOND SHAMROCK PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            DIAMOND SHAMROCK, INC.      DIAMOND SHAMROCK PEER GROUP      S&P 500
12/90                            100                               100         100
12/91                            102                               109         130
12/92                            101                                90         140
12/93                            135                               102         155
12/94                            148                               104         157
12/95                            151                               119         215

    The Diamond Shamrock Peer Group includes the stock of 11 industry-related companies: Ashland, Inc., Crown Central Petroleum Corporation, Giant Industries, Inc., Holly Corporation, Sun Company, Inc., Tesoro Petroleum Corporation, Tosco Corporation, Total Petroleum (North America) Ltd., Ultramar, USX -- Marathon Group and Valero Energy Corporation.

    The returns of each company in the Diamond Shamrock Peer Group have been weighted according to the respective company's stock market capitalization. No return is attributed to Ultramar for purposes of the graph of Diamond Shamrock Peer Group returns until after June 26, 1992. Ultramar became a publicly traded company on that date, and, for purposes of constructing the graph of Diamond Shamrock Peer Group returns, an initial investment of $100 in Ultramar is deemed to have occurred on that date.

    DIAMOND SHAMROCK COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION. The Compensation Committee of the Diamond Shamrock Board (the "Diamond Shamrock Compensation Committee") approves all compensation programs affecting the executive officers. This Committee Report discusses the components of the executive compensation program and describes the basis on which the Diamond Shamrock Compensation Committee made compensation decisions in 1995 with regard to the Diamond Shamrock Chief Executive Officer.

    PHILOSOPHY AND OVERALL OBJECTIVES. Diamond Shamrock's compensation policy is designed to support the overall objective of enhancing stockholder value. In making executive compensation decisions, the Diamond Shamrock Compensation Committee meets this objective by considering all elements of compensation in light of the following:

    1. The competitiveness of Diamond Shamrock's program in attracting, rewarding and retaining executives when compared to the programs of other companies with which Diamond Shamrock competes;

    2. The program's sensitivity to corporate financial and stock market performance;

    3. The extent to which executives are building a significant ownership stake in Diamond Shamrock and thus more closely identify with the interests of stockholders; and,

    4. The extent to which the equity incentive components operate to provide appropriate rewards and focus executives on building long-term value without resulting in excessive dilution of stockholder equity.

    EXECUTIVE COMPENSATION PROGRAM COMPONENTS AND REVIEW PROTOCOL. The executive compensation program consists of base salary and benefits, annual performance-driven incentives and long-term incentives. In making its compensation decisions, the Diamond Shamrock Compensation Committee utilizes surveys prepared by nationally recognized independent compensation consulting organizations. The companies (the "General Survey Group") analyzed by these consulting organizations are comparable in size to Diamond Shamrock and/or have significant refining and marketing operations. Data from companies in the Diamond Shamrock Peer Group is included in survey samples when available. Compensation data from all of the companies included in the Diamond Shamrock Peer Group is not available to the consulting organizations employed by Diamond Shamrock. In addition, the Diamond Shamrock Compensation Committee has concluded that the best information regarding relevant compensation practices is gained by reviewing data from a broader spectrum of companies than those included in the Diamond Shamrock Peer Group.

    During 1995, the Diamond Shamrock Compensation Committee commissioned a nationally recognized independent consulting organization to perform an in-depth review of Diamond Shamrock's executive compensation program. The purpose of the study was to determine if Diamond Shamrock's executive compensation program was competitive in both level and mix, and if its design supported the overall objective of enhancing stockholder value. The study's primary sources of data were results of a custom survey, representing responses from ten of twenty invited companies and results of proxy analysis of eight additional companies(collectively, the "Custom Survey Group"). When available, data from companies in the Diamond Shamrock Peer Group was included in the Custom Survey Group results.

    KEY ELEMENTS OF THE DIAMOND SHAMROCK EXECUTIVE COMPENSATION PROGRAM. BASE SALARY -- The Diamond Shamrock Compensation Committee annually reviews base salary and benefit levels for Diamond Shamrock's executive officers. When determining base salary levels for 1995, the Diamond Shamrock Compensation Committee examined data from the General Survey Group and Custom Survey Group reflecting the compensation and benefits of executives who hold positions of similar overall scope and level of responsibility. Adjustments are then based on general movement in external salary levels, a subjective evaluation of overall company performance, individual performance, and internal equity. The Diamond Shamrock Compensation Committee relies in part on the Diamond Shamrock Chairman of the Board's recommendations for executive officer compensation levels, excluding his own.

    The Diamond Shamrock Compensation Committee targeted the median of the Custom Survey Group in 1995 when reviewing base salaries and benefits. This target is in keeping with the Diamond Shamrock Compensation Committee's philosophy that the non-variable portion of an executive officer's pay should be relatively modest. The Diamond Shamrock Compensation Committee believes that the executive officer's opportunity to surpass the median compensation level paid by the Custom Survey Group should only arise from performance-driven variable plans.

    Annual Performance Incentive Compensation -- Participation in the Diamond Shamrock Performance Incentive Plan (the "Performance Incentive Plan") is limited to those employees that play key roles in carrying out Diamond Shamrock's annual operating plans, modified to some extent by competitive practice. The executive officers of Diamond Shamrock are eligible for annual incentive payments under the Performance Incentive Plan. Each Diamond Shamrock executive officer's award is based 50% on the attainment of certain key pre-determined corporate financial objectives, involving earnings, cash flow and stock performance relative to the Diamond Shamrock Peer Group. Each of these criteria are weighted equally and all three exceeded threshold in 1995. The other 50% is based on operating objectives and other performance goals which are developed for the Diamond Shamrock executive officers. The actual awards are further subject to the Diamond Shamrock Compensation Committee's discretion in that, within Performance Incentive Plan parameters, the Diamond Shamrock Compensation Committee may take into consideration significant events which took place during the course of the year which were not considered at the time the objectives were established.

    The Performance Incentive Plan is designed to deliver competitive incentive opportunities commensurate with achievement of annual goals which the Diamond Shamrock Compensation Committee deems critical to building long-term value. Targeted award levels among the Diamond Shamrock executive officers range from 30% to 60% of base salary. These levels are believed to be consistent with typical target levels at other similar companies. To the extent that the annual goals are not fully achieved or are exceeded, the award will be adjusted based upon a formula resulting in a payout ranging from 0% to 150% of targeted award levels. All awards are paid in a combination of cash and restricted stock, with restricted stock ranging from 12% to 33% of the total award. The portion of the award which is paid in restricted stock is based on grade level. In 1995, the value of the restricted stock portion of the awards (on average) was equal to 28% of the amount of the awards paid in cash, based on the closing market price of Diamond Shamrock Common Stock on the day the restricted stock was granted.

    Long-Term Incentive Compensation -- The Diamond Shamrock 1990 Long-Term Incentive Plan (the "1990 Long-Term Incentive Plan") authorizes the Diamond Shamrock Compensation Committee to provide various types of grants (E.G., restricted stock, performance units, and stock options) to the Diamond Shamrock executive officers and other eligible employees. The terms of the grants are designed to encourage the Diamond Shamrock executive officers to focus on Diamond Shamrock's long-term profitability and to encourage each executive officer to build a significant level of stock ownership over time. Target grant levels were established in 1995 based on competitive practices at the median of, the Custom Survey Group.

    Payment of compensation in the form of restricted stock and stock options through the 1990 Long-Term Incentive Plan (and the payment of a portion of the annual incentive bonus in the form of restricted stock, and other Diamond Shamrock benefit programs that are stock based, such as the ESOPs (as defined below) and Employee Stock Purchase Loan Program (as defined below)), is intended to reward management for its effectiveness at producing long-term corporate success (as measured primarily by stock price appreciation) and to encourage executive officers and other employees to build significant stock ownership over a period of time. The Diamond Shamrock Compensation Committee believes that ownership of Diamond Shamrock Common Stock by the Diamond Shamrock executive officers aligns such executive's long-term interests with those of the stockholders.

    The issuance of performance units under the 1990 Long-Term Incentive Plan is intended to reward executives and other employees when Diamond Shamrock achieves pre-set goals over a three-year period. Executive officers and other employees of Diamond Shamrock are thus encouraged to focus on Diamond Shamrock's performance over a longer time period than that covered by the Performance Incentive Plan. Performance unit grants are based on grade level, which reflects the individual's level of responsibility and accountability within the organization. The Diamond Shamrock Compensation Committee believes that the issuance of performance units to employees serves further to align the interests of those employees with those of long-term investors in Diamond Shamrock.

    As a result of the in-depth review of Diamond Shamrock's executive compensation program discussed in the previous section, long term incentive grants were increased for all plan participants to bring grant levels into line with practices of the Custom Survey Group.

    In summary, the Diamond Shamrock Compensation Committee believes Diamond Shamrock's executive compensation package is competitive relative to Diamond Shamrock's peers, while emphasizing pay vehicles which place a significant portion of the executive officer's pay at risk. Both the annual and long-term incentive plans are sensitive to operational, financial, and market performance, and encourage increasing levels of executive stock ownership without undue dilution.

    The Diamond Shamrock Compensation Committee considers the net cost to Diamond Shamrock in making all compensation decisions. However, the Diamond Shamrock Compensation Committee does not have a policy that requires the executive officers' compensation to qualify for deductibility under Section 162(m) of the Code.

    1995 COMPENSATION OF DIAMOND SHAMROCK'S CHAIRMAN OF THE BOARD, PRESIDENT, AND CHIEF EXECUTIVE OFFICER. Mr. Hemminghaus' compensation package is designed to encourage short and long-term performance in line with the interests of Diamond Shamrock's stockholders. The majority of his compensation is at risk, in the form of annual bonus, stock options, restricted stock, and performance unit grants. The Diamond Shamrock Compensation Committee made the following decisions regarding Mr. Hemminghaus' compensation during 1995:

        Base salary was increased to $580,000, an increase of approximately 13.2%. After such increase, Mr. Hemminghaus' base salary remained below the 50th percentile of the Custom Survey Group results.

        Annual incentives earned for 1995 performance, including 1,935 shares of restricted stock paid as part of such awards, were equal to 60% of the salary component of Mr. Hemminghaus' Annual Compensation for 1995 if the restricted stock is valued at the closing price of the Diamond Shamrock Common Stock on the day the restricted stock was granted. The targeted award level was 60% of base salary. Mr. Hemminghaus' annual incentive award is comprised of the following: 50% of the award is contingent upon the attainment of certain key pre-determined corporate financial objectives involving earnings, cash flow, and stock performance relative to the Diamond Shamrock Peer Group. Each of these is weighted equally and all three exceeded threshold in 1995. In 1995, earnings per share were 56% of the plan level targeted for purposes of Mr. Hemminghaus' annual incentive award, cash flow return on investment was 74% of the plan level targeted for such purposes, and Diamond Shamrock Common Stock performance relative to the Diamond Shamrock Peer Group was 74% of the plan level targeted for such purposes. The remainder of Mr. Hemminghaus' annual incentive award is based upon the Diamond Shamrock Compensation Committee's evaluation of his individual performance, focusing in 1995 on the following goals: conducting all business in accordance with Diamond Shamrock's vision statement values; exceeding 1995 planned financial results; planning for profitability growth, management succession, and other human resource needs; enhancing credibility with Diamond Shamrock's customers, stockholders, employees, suppliers and communities; and, setting a course to exceed Diamond Shamrock's financial goals set under the 1990 Long-Term Incentive Plan. Additionally, the Diamond Shamrock Compensation Committee considered the following achievements: acquisition of NCS and its 661 Stop-N-Go stores, being named "Convenience Store Chain of the Year", completion of certain significant capital projects and the implementation of client server computing. In the view of the Diamond Shamrock Compensation Committee, Mr. Hemminghaus' accomplishments with respect to each of these items plus his involvement with other projects and programs not mentioned above will contribute significantly to long-term value.

        316,000 performance units and 38,600 stock options were awarded to Mr. Hemminghaus as long-term incentives in 1995. The projected total value of Mr. Hemminghaus' long-term incentive award for 1995 is below the median of the Custom Survey Group.

The Diamond Shamrock Compensation Committee believes that Mr. Hemminghaus' base salary is conservative for the Chairman of the Board, President and Chief Executive Officer for a corporation of Diamond Shamrock's size and complexity, being at approximately the median of the Custom Survey Group. The Diamond Shamrock Compensation Committee prefers to maintain this position and emphasize those compensation elements which are most sensitive to Diamond Shamrock's performance.

                                          COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          W.H. CLARK, CHAIRMAN
                                          E. GLENN BIGGS
                                          W.E. BRADFORD
                                          KATHERINE D. ORTEGA

    DIAMOND SHAMROCK SUMMARY COMPENSATION TABLE. The Diamond Shamrock Summary Compensation Table presents the compensation of Diamond Shamrock's Chief Executive Officer and each of the four most highly compensated executive officers of Diamond Shamrock in each of the last three fiscal years. The table includes both annual and certain long-term compensation paid or accrued for any of the covered years during which the named executive served as an executive officer of Diamond Shamrock. Footnotes to the table provide a brief explanation of the elements of compensation and include a brief description of certain of the compensation and benefit plans pursuant to which such compensation has been paid or accrued.

                  DIAMOND SHAMROCK SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION AWARDS
                                                                                   ---------------------------------------
                                               ANNUAL COMPENSATION                                 NUMBER OF
                                 ------------------------------------------------  RESTRICTED     SECURITIES
                                                                    OTHER ANNUAL      STOCK       UNDERLYING       LTIP
NAME AND                                     SALARY       BONUS       COMPENSA-      AWARDS     OPTIONS GRANTED   PAYOUTS
PRINCIPAL POSITION                 YEAR      (1)(2)     (1)(2)(3)     TION (4)       (5)(6)         (#)(7)        ($)(8)
-------------------------------  ---------  ---------  -----------  -------------  -----------  ---------------  ---------
Roger R. Hemminghaus...........       1995  $ 551,254   $ 275,600     $   7,619     $  57,566         48,562     $ 238,370
Chairman, President, and              1994    508,258     330,000         4,532        63,030         39,993        55,000
 Chief Executive Officer              1993    486,838     275,000             0       100,665         79,941

T. J. Fretthold................       1995    241,752      90,000         1,230        13,388         10,300        80,967
Senior Vice President/Group           1994    228,419     101,000           757        13,847         11,625        16,500
 and General Counsel                  1993    217,835      85,000             0        28,179         18,904

W. R. Klesse...................       1995    260,250     105,000         2,568        13,685         16,992        80,967
Executive Vice President              1994    228,419     101,000         1,222        13,847         11,454        16,500
                                      1993    217,835      85,000             0        28,179         18,529

J. Robert Mehall...............       1995    260,250     105,000         2,963        13,685         16,892        80,967
Executive Vice President              1994    228,419     101,000         1,956        13,847         11,529        16,500
                                      1993    217,835      85,000             0        28,179         24,001

A. W. O'Donnell................       1995    241,752      90,000         3,598        13,388         11,574        80,967
President/Marketing and               1994    228,419     101,000         3,065        13,847         11,628        16,500
 Senior Vice President                1993    217,835      90,000             0        28,414         18,686


                                  ALL OTHER
NAME AND                          COMPENSA-
PRINCIPAL POSITION                TION (9)
-------------------------------  -----------
Roger R. Hemminghaus...........   $ 120,549
Chairman, President, and             79,862
 Chief Executive Officer             80,675
T. J. Fretthold................      30,838
Senior Vice President/Group          24,824
 and General Counsel                 24,346
W. R. Klesse...................      34,493
Executive Vice President             35,536
                                     25,322
J. Robert Mehall...............      31,536
Executive Vice President             26,337
                                     25,676
A. W. O'Donnell................      46,798
President/Marketing and              35,744
 Senior Vice President               32,799

------------------------------

(1) Includes amounts which have been deferred under Diamond Shamrock's Deferred Compensation Plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan permits key employees of Diamond Shamrock to defer the receipt of salaries and bonuses. Compensation so deferred may be denominated in dollars or in shares of Diamond Shamrock Common Stock. Share-denominated accounts are credited with dividends and dollar-denominated accounts are credited with interest at 1% below the prime lending rate of specified banks. If the participant elects to defer compensation until retirement, and such participant's employment is not terminated prior to retirement, voluntarily or for cause, appreciation or depreciation on share-denominated accounts or interest on dollar-denominated accounts will be enhanced by 4% annually. Preferential interest and dividends may be forfeited if the participant's employment is terminated voluntarily or for cause before retirement and may vest prior to retirement upon a change in control of Diamond Shamrock as defined in the Deferred Compensation Plan. Payments of deferrals from share-denominated accounts will be made only in cash. Amounts deferred under the Deferred Compensation Plan may be secured in a trust established with Key Trust Company. The assets of the trust are subject to the claims of Diamond Shamrock's general creditors. Compensation received after January 1, 1996 may not be deferred under the Deferred Compensation Plan, but may be deferred under Diamond Shamrock's nonqualified 401(k) plan (the "Nonqualified 401(k) Plan"). See footnote
     (2).

(2) Includes amounts which have been deferred under Diamond Shamrock's 401(k) Retirement Savings Plan (the "401(k) Plan"). Diamond Shamrock employees can defer receipt of salary and bonus for tax purposes until retirement, or, if earlier, termination of employment or death, under the 401(k) Plan. Salary and bonus deferred under the 401(k) Plan are allocated among a number of stock, bond, mixed, and fixed income investments, as directed by the employee participant. Diamond Shamrock began to make matching contributions to employee participants' 401(k) Plan accounts after January 1, 1996. Such matching contributions are in amounts equal to 50% of employee contributions, not to exceed a total of 3% of the total salary and bonus of the employee participant. In addition to the 401(k) Plan, beginning on January 1, 1996, Diamond Shamrock made available the Nonqualified 401(k) Plan to key employees under which participants are permitted to defer receipt of compensation in addition to deferrals under the 401(k) Plan. Deferrals under the 401(k) Plan are limited by certain provisions of the Code. Under the Nonqualified 401(k) Plan, compensation deferred at the election of the participant will be partially matched by Diamond Shamrock in an amount equal to 50% of the compensation so deferred, provided that amounts paid by Diamond Shamrock to match compensation deferred under the Nonqualified 401(k) Plan combined with amounts paid to match compensation deferred under the 401(k) Plan will not exceed 3% of the total salary and bonus of the employee participant. Participants in the Nonqualified 401(k) Plan will also be provided additional credits to make up for certain benefits lost by reason of their deferral of income. Amounts deferred under the Nonqualified 401(k) Plan, along with make-up and matching contributions will be deemed invested and allocated among a number of stock, bond, and fixed income investments at the participant's direction. Amounts deferred under the Nonqualified 401(k) Plan may be secured in a "rabbi" trust established with Key Trust Company.

(3) Reflects incentive-based cash bonuses awarded under Diamond Shamrock's Performance Incentive Plan. Awards are reported as compensation in the year with respect to which the award was earned, even if actually paid in the following year. The figures shown include amounts deferred under the Deferred Compensation Plan and the 401(k) Plan. See Footnotes 1 and 2 above.

(4) Diamond Shamrock reimburses its executive officers for federal income tax and medicare tax relating to certain benefits, including benefits accrued under Diamond Shamrock's various benefits plans and premiums paid by Diamond Shamrock for group life insurance in excess of $50,000. Perquisites and other personal benefits received by the executive officers are not included because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual.

(5) The shares of restricted stock, the fair market value of which on the date of grant is reported in the Diamond Shamrock Summary Compensation Table, are subject to forfeiture and vest four years after the anniversary of the date of grant. Shares of restricted stock that are conditioned upon Diamond Shamrock meeting certain performance goals ("performance restricted stock") are not reflected in this table, but are included in the "Diamond Shamrock Long-Term Incentive Plans-- Awards in Last Fiscal Year" table for the year in which they are awarded. Unvested shares of restricted stock may not be sold or transferred. The shares otherwise carry full voting rights and dividends are paid on restricted stock awards from the time of grant at the same rate as paid to all stockholders. The total amount of restricted stock held by each of the named executive officers and the fair market value of such shares as of December 31, 1995, without reducing such market value for restrictions on transfer was as follows: R. R. Hemminghaus, 12,830 shares, $331,976; T. J. Fretthold, 3,714 shares, $96,100; W. R. Klesse, 3,639 shares, $94,159; J. R. Mehall, 3,714 shares, $96,100 and A. W. O'Donnell, 3,724 shares, $96,359. Restricted stock reported in the Diamond Shamrock Summary Compensation Table for 1995 was earned by the named executive officers in 1995, but not issued until after December 31, 1995, and, therefore, is not included in the foregoing.

(6) The restricted stock awards shown in this column for 1995 and 1994 were made in lieu of additional cash bonus for that year. Restricted stock awards for 1993 shown in this column consisted of a combination of restricted stock awarded in lieu of additional cash bonus and restricted stock awarded strictly as a long-term incentive.

(7) Options granted in 1995 and 1993 include reload options granted upon exercise of the associated option. See Footnote (1) to table entitled "Diamond Shamrock Option Grants in Last Fiscal Year."

(8) Long-term incentive plan payouts included in this column consist of the dollar value of performance restricted stock granted in 1991, 1992, and 1993 which vested in 1995. That value was established using the closing price of Diamond Shamrock's Common Stock on the New York Stock Exchange on the last trading day immediately preceding the day on which the performance restricted stock vested.

(9) Includes various items of compensation paid or accrued under benefit plans maintained by Diamond Shamrock in which the named executive officers participate. Such amounts consist of the following items:

    (a) Above-market interest or preferential dividends accrued on amounts deferred under the Deferred Compensation Plan. Such interest and dividend accruals may be forfeited under certain circumstances. See Footnote 1 above. Amounts accrued under the Deferred Compensation Plan attributable to above-market interest and preferential dividends for the individuals named in the table in the last fiscal year were: R. R. Hemminghaus $30,159, T. J. Fretthold $2,920, W. R. Klesse $4,394 and A. W. O'Donnell $11,468.

    (b) Annual allocations or accruals in the last fiscal year under ESOP I (as defined below) and ESOP II (as defined below) and related Excess Benefits Plan (as defined below) for the accounts of the individuals named in the table were: R. R. Hemminghaus $59,607, T. J. Fretthold $23,481, W. R. Klesse $24,589, J. R. Mehall $24,626, and A. W. O'Donnell
        $23,514. For a description of these plans see "-- Diamond Shamrock Retirement and Other Compensation" below.

    (c) The executive life insurance program provides that if an executive officer dies, such officer's beneficiary will receive a lump-sum amount, after federal income taxes, equal to two and one-half times such officer's annual salary, excluding bonuses, less the aggregate amount of the lump sum equivalent of all payments payable upon such officer's death under other group life insurance plans sponsored by Diamond Shamrock for employees generally. Premiums paid or accrued in the last fiscal year by Diamond Shamrock to fulfill its obligations under the executive life insurance program relating to the named executive officers were: R. R. Hemminghaus $25,511, T. J. Fretthold $3,300, W. R. Klesse $4,232, J. R. Mehall $5,371 and A. W. O'Donnell $9,787.

    (d) The supplemental disability income program provides executive officers an amount equal to 66 2/3% of base compensation less any amount received by such officer under any other long-term disability plan sponsored by Diamond Shamrock for employees generally. Annual premiums paid or accrued in the last fiscal year by Diamond Shamrock to fulfill its obligations under the supplemental disability income program relating to the named executive officers were: R. R. Hemminghaus $5,272, T. J. Fretthold $1,137, W. R. Klesse $1,278, J. R. Mehall $1,539 and A. W. O'Donnell $2,029.

    DIAMOND SHAMROCK LONG-TERM INCENTIVE PLANS. The Diamond Shamrock Board believes that Diamond Shamrock's long-term incentive plans are important in attracting, retaining and rewarding executives and other key employees, and in encouraging director and employee ownership of Diamond Shamrock Common Stock. Through the use of stock options, restricted stock, performance units and other awards, such plans are intended to provide incentives to directors and employees to remain associated with Diamond Shamrock and to maintain and enhance Diamond Shamrock's long-term performance and return to stockholders. The 1990 Long-Term Incentive Plan and the Diamond Shamrock 1987 Long-Term Incentive Plan (the "1987 Long-Term Incentive Plan" and together with the "1990 Long-Term Incentive Plan", the "Long-Term Incentive Plans") are substantially similar. No new grants have been made under the 1987 Long-Term Incentive Plan since 1992.

    The Long-Term Incentive Plans are administered by the Diamond Shamrock Compensation Committee. The Diamond Shamrock Compensation Committee is authorized to grant stock options, stock appreciation rights ("SARs"), restricted stock awards, performance awards and security awards to the officers and salaried employees of Diamond Shamrock and its majority-owned subsidiaries. Subject to certain adjustments, no participant in the 1990 Long-Term Incentive Plan may in any fiscal year be granted (i) options and SARs for more than 200,000 shares of Diamond Shamrock Common Stock, (ii) performance awards and securities awards for more than 200,000 shares of Diamond Shamrock Common Stock, and (iii) performance awards, in the aggregate, of more than $1,000,000. The Long-Term Incentive Plans also provide for the grant of options and restricted stock awards to non-employee directors. Apart from options and restricted stock awards, non-employee directors are not eligible to receive awards from the Long-Term Incentive Plans. As of March 1, 1996, 303 employees participated in the Long-Term Incentive Plans.

    The exercise price of options to purchase Diamond Shamrock Common Stock granted employees under the 1990 Long-Term Incentive Plan is determined by reference to the closing sale price per share of the Diamond Shamrock Common Stock as reported in the New York Stock Exchange Composite Transactions Report for the trading day immediately preceding the date of grant. Options granted under the 1990 Long-Term Incentive Plan may include both incentive stock options intended to qualify for special treatment under certain provisions of the Code, and non-qualified options. The exercise price of incentive stock options, and of non-qualified options granted under the 1990 Long-Term Incentive Plan, may not be less than the fair market value of the shares covered thereby.

    Options must be exercised within a period established as of the date of grant (which may not exceed 10 years and one day), although options may expire earlier because of termination of employment, retirement, permanent disability or death of the optionee. Upon payment in cash of any award granted under the 1990 Long-Term Incentive Plan, any shares of Diamond Shamrock Common Stock that related to that grant shall again be available for issuance or transfer. Upon the full or partial payment of the price of any option, SAR, or other award by the transfer to Diamond Shamrock with shares of Diamond Shamrock Common Stock or upon satisfaction of tax withholding obligations in connection with any such exercise by the transfer or relinquishment of shares of Diamond Shamrock Common Stock, there shall be deemed to have been issued or transferred under the 1990 Long-Term Incentive Plan only the net number of shares of Diamond Shamrock Common Stock actually issued or transferred by Diamond Shamrock.

    Options or rights granted pursuant to the Long-Term Incentive Plans become exercisable at such times and in such amounts as are determined by the Diamond Shamrock Compensation Committee at the time of grant. Under such plans, the Diamond Shamrock Compensation Committee may specify in the instrument granting such options or rights events which accelerate the dates upon which such options and rights would otherwise become exercisable.

    Options typically become exercisable in three annual installments on the anniversary date of grant of 40%, 30% and 30%, respectively. Options held by certain employees of Diamond Shamrock, including certain of the options held by executive officers of Diamond Shamrock, become exercisable to the extent of 100% of the shares of Diamond Shamrock Common Stock covered thereby upon a "change in control" as defined in the agreements under which the options are granted ("Option Agreements"). The Merger does not constitute a change in control for this purpose.

    With the exception of options granted in 1994, options outstanding under the Long-Term Incentive Plans have reload rights. A reload option is granted when previously owned shares are used to exercise an option and is granted for a number of shares equal to the number of shares tendered to pay the exercise price of the related option. The reload option becomes exercisable on the second anniversary after the date of grant (or upon a change in control if earlier) and expires no later than the date on which the underlying option in respect of which the reload option was granted would have expired or terminated. A reload option is forfeited if within the two years following the date of grant the shares acquired upon exercise of the underlying options are sold. This forfeiture provision is eliminated in the event of a change in control, as defined in the Option Agreement. Reload options are issued without related reload rights. The reload option price is the closing price of the Diamond Shamrock Common Stock on the trading day prior to the exercise date of the underlying option.

    The 1990 Long-Term Incentive Plan also authorizes the Diamond Shamrock Compensation Committee to grant performance units, which are rights to receive a predetermined amount, payable in cash or shares of Diamond Shamrock Common Stock, on such terms and subject to such conditions as may be determined by the Diamond Shamrock Compensation Committee. The Diamond Shamrock Compensation Committee may also make awards of restricted stock, junior stock, convertible debentures, or discounted stock, as well as other types of awards that utilize corporate securities. Such awards of securities may be absolute or contingent upon various factors, may provide for payment by the recipient of amounts that are less than the fair market value of securities or for no consideration, and may provide for repurchase of such securities by Diamond Shamrock in specified circumstances. Awards may be payable over a specified period, and may be vested in whole or in part on the date of grant thereof, as determined from time to time by the Diamond Shamrock Compensation Committee in its discretion.

    DIAMOND SHAMROCK STOCK OPTIONS. The tables below set forth information regarding stock options, including options granted upon exercise of reload rights, granted to and exercised by the named executive officers of Diamond Shamrock in the last fiscal year, and the value of unexercised options and related rights held by such executive officers at the end of the fiscal year.

               DIAMOND SHAMROCK OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                                 NUMBER OF     -----------------------------------
                                SECURITIES      PERCENT OF TOTAL     EXERCISE OR            GRANT DATE VALUE
                                UNDERLYING     OPTIONS GRANTED TO        BASE       ---------------------------------
                              OPTIONS GRANTED  EMPLOYEES IN FISCAL      PRICE       EXPIRATION        GRANT DATE
NAME                              (#)(1)              YEAR            ($/SH)(2)        DATE      PRESENT VALUE ($)(3)
----------------------------  ---------------  -------------------  --------------  -----------  --------------------
Roger R. Hemminghaus........        23,000              8.74%         $  24.00         2/06/05       $    227,590
                                     4,282              1.63             28.25         5/04/02             40,487
                                     5,680              2.16             28.25         2/01/03             56,498
                                    15,600              5.93             25.87         7/31/05            147,655

T. J. Fretthold.............         6,600              2.51             24.00         2/06/05             65,308
                                     3,700              1.41             25.875        7/31/05             35,021

W. R. Klesse................         9,000              3.42             24.00         2/06/05             89,057
                                     4,900              1.86             25.875        7/31/05             46,379
                                     1,329              0.51             26.125        5/04/02             10,961
                                     1,763              0.67             26.125        2/01/03             15,121

J. Robert Mehall............         9,000              3.42             24.00         2/06/05             89,057
                                     1,286              0.49             27.00         5/04/02             10,715
                                     1,706              0.65             27.00         2/01/03             14,975
                                     4,900              1.86             25.875        7/31/05             46,379

A. W. O'Donnell.............         6,600              2.51             24.00         2/06/05             65,308
                                     1,274              0.48             27.25         5/04/02             10,984
                                     3,700              1.41             25.875        7/31/05             35,021

------------------

(1) Options were granted under the 1990 Long-Term Incentive Plan by the Diamond Shamrock Compensation Committee on February 6, 1995 with an exercise price of $24.00 per share and on July 31, 1995 with an exercise price of $25.875 per share and become exercisable in three annual installments on the anniversary of grant of 40%, 30%, and 30%, respectively, or earlier, in the event of a change in control. See "-- Diamond Shamrock Long-Term Incentive Plans". All other option grants listed in the table are reload options granted upon exercise of reload rights relating to already existing options. The options granted in 1995 included reload rights.

(2) The exercise price for options reported in the table was determined by reference to the closing sales price per share of the Diamond Shamrock Common Stock on the trading day prior to the date of grant.

(3) The amounts shown in this column represent a calculation of the value of the options on the date of grant using the Black-Scholes model option pricing formula. This is a mathematical formula often used to value exchange traded options. The calculation requires that assumptions be made with respect to a number of factors to estimate the option's value. For purposes of the Black-Scholes calculation, assumptions have been made as to the annualized volatility of the stock's rate of return and the annual dividend yield on the stock. The volatility and dividend yield assumptions are based upon the actual experience in Diamond Shamrock's stock price change and dividends paid during the 3-year period leading up to the option grant date, measured month by month. For regular options granted on February 6, 1995 and July 31, 1995 with ten-year terms, the assumptions are .2856 and 2.35% and .2514 and 2.28%, respectively, for the annualized volatility and annual dividend yield, respectively. For reload options with terms of less than ten years, the assumptions range from .2493 to .2670 for annualized volatility, and from 2.21% to 2.34% for the annual dividend yield. The risk-free rate of interest assumed for purposes of calculating each option's value was the yield on the U.S. Treasury strips obligation whose term corresponded most closely to the term of the option on the date of grant. This created an assumed risk-free rate of interest for options with ten-year terms of 7.77% and 6.63%, respectively. The risk-free rate of interest for reload options with terms less than ten years range from 6.09% to 7.11%. The term of the option, measured from the date of grant, has been used to calculate each option's value shown in this column. The calculation fails to take into account the fact that unlike exchange-traded options, employee stock options may not be transferred and are subject to certain vesting requirements. Accordingly, it is possible that the Black-Scholes model overstates the value of options awarded by Diamond Shamrock pursuant to the Long Term Incentive Plans. The ultimate value of a stock option will depend on the market value of Diamond Shamrock Common Stock at a future date.

        DIAMOND SHAMROCK AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES (1)

                                                                                            VALUE OF UNEXERCISED
                                                                NUMBER OF SECURITIES            IN-THE-MONEY
                                    SHARES                     UNDERLYING UNEXERCISED             OPTIONS
                                  ACQUIRED ON     VALUE         OPTIONS AT 12/31/95        AT FISCAL YEAR END ($)
NAME                               EXERCISE    REALIZED ($)  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
--------------------------------  -----------  ------------  --------------------------  --------------------------
Roger R. Hemminghaus............      14,973    $  141,570         86,695/87,428              $112,828/$91,563

T. J. Fretthold.................           0             0         26,756/21,602               61,347/ 26,277

W. R. Klesse....................       4,297        31,497         23,430/28,123               21,904/ 30,777

J. Robert Mehall................       4,297        35,257         19,622/28,098               27,254/ 30,777

A. W. O'Donnell.................       1,980        19,243         21,824/22,879               40,706/ 28,604

------------------

(1) No SARs were held in tandem with options by the named executive officers at December 31, 1995.

DIAMOND SHAMROCK LONG-TERM INCENTIVE AWARDS

    Performance units have been granted to executive officers and other key employees under the Long-Term Incentive Plans. The following table sets forth information regarding performance units granted in the last fiscal year by Diamond Shamrock to the named executive officers.

    DIAMOND SHAMROCK LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                              PERFORMANCE OR        ESTIMATED FUTURE PAYOUTS(2)
                                                            OTHER PERIOD UNTIL  -----------------------------------
                                                NUMBER OF     MATURATION OR      THRESHOLD    TARGET    MAXIMUM ($
NAME                                            UNITS (#)       PAYOUT (1)       ($ OR #)    ($ OR #)      OR #)
---------------------------------------------  -----------  ------------------  -----------  ---------  -----------
Roger R. Hemminghaus.........................     158,000        12/31/97        $  47,400   $ 158,000   $ 316,000
                                                  158,000        12/31/97           39,500     158,000     316,000

T. J. Fretthold..............................      42,500        12/31/97           12,750      42,500      85,000
                                                   42,500        12/31/97           10,625      42,500      85,000

W. R. Klesse.................................      56,500        12/31/97           16,950      56,500     113,000
                                                   56,500        12/31/97           14,125      56,500     113,000

J. R. Mehall.................................      56,500        12/31/97           16,950      56,500     113,000
                                                   56,500        12/31/97           14,125      56,500     113,000

A. W. O'Donnell..............................      42,500        12/31/97           12,750      42,500      85,000
                                                   42,500        12/31/97           10,625      42,500      85,000

------------------

(1) Payout of one-half of the performance units awarded in 1995 is based upon attaining a specified ranking of stockholders return relative to stockholders return of the Diamond Shamrock Peer Group over the three-year period beginning January 1, 1995 and ending December 31, 1997. Payout of the other half of the performance units awarded in 1995 is based upon Diamond Shamrock's reaching certain goals for improving Diamond Shamrock's "controllable earnings per share" over the same period. Controllable earnings per share is a measure of Diamond Shamrock's earnings performance after adjusting for certain factors that affect earnings but that are beyond the control of Diamond Shamrock and its employees (E.G., crude oil price and margin fluctuations).

(2) The target payout of all of the performance units awarded in 1995 is $1.00. If the threshold performance is attained, performance units with payout based on return to Diamond Shamrock stockholders could be worth as little as $.25 each and performance units awarded with payout based on controllable earnings per share could be worth as little as $.30 each. All performance units could be worth as much as $2.00 each (maximum), if maximum performance targets are attained or exceeded for stockholder return and controllable earnings per share for the three years ended December 31, 1997. Payouts on performance units awarded in 1995 will be made in cash.

     DIAMOND SHAMROCK RETIREMENT AND OTHER COMPENSATION. The executive retirement program of Diamond Shamrock consists of several plans, including a Retirement Income Plan (the "Retirement Income Plan"), an Excess Benefits Plan (the "Excess Benefits Plan"), and a Supplemental Executive Retirement Plan (the "Diamond Shamrock Supplemental Executive Retirement Plan"). Each of such Plans is described in more detail below. Subject to certain vesting requirements, the Diamond Shamrock

Supplemental Executive Retirement Plan provides a participant with an aggregate benefit equal to 60% of the average of the highest compensation received by such participant over any three years during the last ten years of employment with Diamond Shamrock, offset by any benefits the participant receives under the Retirement Income Plan, the Excess Benefits Plan, and certain benefits paid by previous employers. The Diamond Shamrock Pension Table estimates the combined annual benefits payable by operation of such plans to a participant upon retirement based on the specified compensation and years of service combinations indicated without reduction for benefits payable by previous employers.

                         DIAMOND SHAMROCK PENSION TABLE

                                         ESTIMATED ANNUAL COMBINED BENEFITS CREDITED FOR YEARS
                                                                  OF
                                                       SERVICE INDICATED ($)(2)
                                         -----------------------------------------------------
EARNINGS CREDITED ($)(1)                    15         20         25         30         35
---------------------------------------  ---------  ---------  ---------  ---------  ---------
$ 250,000..............................  $ 150,000  $ 150,000  $ 150,000  $ 150,000  $ 150,000
  300,000..............................    180,000    180,000    180,000    180,000    180,000
  400,000..............................    240,000    240,000    240,000    240,000    240,000
  500,000..............................    300,000    300,000    300,000    300,000    300,000
  600,000..............................    360,000    360,000    360,000    360,000    360,000
  700,000..............................    420,000    420,000    420,000    420,000    420,000
  800,000..............................    480,000    480,000    480,000    480,000    480,000
  900,000..............................    540,000    540,000    540,000    540,000    540,000
 1,000,000.............................    600,000    600,000    600,000    600,000    600,000

------------------

(1) Earnings credited include salary and bonus paid within a calendar year. At December 31, 1995, the average of the highest compensation received by each of the executive officers named in the Diamond Shamrock Summary Compensation Table over any three years during the last ten years of employment with Diamond Shamrock and their credited years of service were R. R. Hemminghaus, $898,251, 12 years; T. J. Fretthold, $342,108, 19 years; W. R. Klesse,
    $346,301, 27 years; J. Robert Mehall, $352,515, 23 years and A. W. O'Donnell, $340,948, 10 years.

(2) Amounts shown in the Diamond Shamrock Pension Table represent the maximum defined benefit values payable under the executive retirement program. Benefits are calculated without offset for social security benefits or reduction for benefits payable by previous employers. Whether these amounts actually become payable in whole or in part depends on the contingencies and conditions governing such plans, including the individual's age, date of hire, term of service as an executive officer, career earnings, amount of certain other pension plan payments, and related supplemental retirement payments received from former employers.

     RETIREMENT INCOME PLAN. Pursuant to the Retirement Income Plan, eligible employees of Diamond Shamrock, including executive officers, acquire a right upon retirement to a yearly amount equal to 2% of the employee's career average earnings from February 1, 1987 through May 31, 1989 without offset for social security benefits. After the formation of ESOP II, the Retirement Income Plan benefit was reduced from 2% to 1% of the employee's career average earnings from June 1, 1989 forward, plus, for certain employees, a potential adjustment based upon the future performance of ESOP II. Benefits under the Retirement Income Plan become vested after five years of service.

    DIAMOND SHAMROCK SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Diamond Shamrock Supplemental Executive Retirement Plan provides additional benefits to eligible employees of Diamond Shamrock, including the executive officers. The Diamond Shamrock Supplemental Executive Retirement Plan benefit is calculated on the basis of 60% of the average of the highest compensation the executive officer received over any three years during the last ten years of employment with Diamond Shamrock. A reduction is made to eliminate benefits payable under Diamond Shamrock's Retirement Income Plan and Excess Benefits Plan and under any defined benefit plan of previous employers.

    In addition, benefits payable under the Diamond Shamrock Supplemental Executive Retirement Plan will be reduced ten percent per year for each year less than ten that the participant is in the plan. At December 31, 1995, the executive officers named in the Diamond Shamrock Summary Compensation Table were credited with the following years of participation in the plan: R. R. Hemminghaus, 11.6 years; T. J. Fretthold, 11.6 years; W. R. Klesse, 8.6 years,
J. Robert Mehall, 8.6 years and A. W. O'Donnell, 8.6 years. The Diamond Shamrock Board has approved a trust arrangement pursuant to which benefits under the Diamond Shamrock Supplemental Executive Retirement Plan may be secured, subject to claims of general creditors of Diamond Shamrock.

    EXCESS BENEFITS PLAN. The Excess Benefits Plan provides non-qualified benefits in place of reductions of qualified benefits resulting from various statutory limitations imposed by the Code, the deferral of compensation through the Deferred Compensation Plan, the 401(k) Plan, and the Nonqualified 401(k) Plan. The Diamond Shamrock Board has approved a trust arrangement pursuant to which benefits under the Excess Benefits Plan may be secured in a trust which is subject to claims of general creditors of Diamond Shamrock.

    EMPLOYEE STOCK OWNERSHIP PLANS. Diamond Shamrock maintains two employee stock ownership plans, ESOP I (as defined below) and ESOP II (as defined below). Diamond Shamrock has made loans to the ESOPs totaling $65.8 million, which the ESOPs used to buy 3,519,164 shares of Diamond Shamrock Common Stock, and Diamond Shamrock has contributed a total of 377,517 treasury shares of Diamond Shamrock Common Stock to ESOP I as part of the Success Sharing Program (as defined below) and special award programs. Annually, as Diamond Shamrock's loans to the ESOPs are repaid, the shares are allocated to the accounts of participants.

    All employees of Diamond Shamrock who have attained a minimum length of service and satisfied other plan requirements are eligible to participate in the ESOPs, except that ESOP II excludes employees covered by any collective bargaining agreement. At December 31, 1995, there were 4,153 participants in ESOP I and 3,797 participants in ESOP II. Participants obtain vested interests in the ESOPs after five years of service, giving effect to service with Diamond Shamrock's predecessors. Participants are entitled to direct the voting of the shares held in their ESOP accounts. Unallocated shares are voted proportionately in the manner in which allocated shares are voted.

    Shares are allocated to the participants' accounts in the ratio that each participant's salary and bonus for the plan year bears to the total eligible compensation of all participants for the plan year, subject to a maximum eligibility limitation in 1995 of $150,000 imposed by the Code. However, Diamond Shamrock has established the Excess Benefits Plan to provide like benefits for the executive officers and other employees of Diamond Shamrock in place of reductions resulting from such compensation cap. See Footnote 9(b) to "-- Diamond Shamrock Summary Compensation Table."

    SUCCESS SHARING PROGRAM. The Diamond Shamrock Success Sharing Program (the "Success Sharing Program") was initiated in 1993 and is available to all Diamond Shamrock employees who are employed on each January 1 and on the date distributions are made after the end of the year, and who have worked at least 1,000 hours during the year. Under the Success Sharing Program, employees are entitled to receive a bonus of up to 4% of pay, depending upon whether and by how much Diamond Shamrock's earnings per share of common stock for the year exceeds Diamond Shamrock's average earnings per share of common stock for the immediately preceding three years.

    DIAMOND SHAMROCK EMPLOYEE STOCK PURCHASE LOAN PROGRAM. The Diamond Shamrock employee Stock Loan Program (the "Stock Loan Program") encourages Diamond Shamrock Common Stock purchases by key employees. Under the Stock Loan Program, executive officers of Diamond Shamrock may borrow the lesser of $300,000 or 100% of their annual base salary to buy common Stock on the open market. Interest on loans is charged at the applicable federal rate for short-term loans (compounded annually) (the "AFR"), in effect on the date the funds are borrowed. The interest rate is adjusted annually during the term of the loan to the lesser of the AFR as of the date of such adjustment, the initial AFR rate on all loans, or the weighted average rate of the current loans outstanding. As of March 1, 1996 rates of interest on loans to executive officers ranged from 4.41% to 5.73% with the AFR being 5.05%. Interest is payable annually and principal is repayable in five annual installments of 20% commencing on the fifth anniversary of the borrowing. The Diamond Shamrock Board has fixed $3 million as the maximum amount to be outstanding under the Stock Loan Program. As of March 1, 1996, 26 employees participated in the Stock Loan Program. The highest amounts outstanding at any time during the last fiscal year under the Stock Loan Program and the amount outstanding on March 1, 1996 on loans to the executive officers named in the Diamond Shamrock Summary Compensation Table which at any time during 1995 exceeded $60,000 were: R. R. Hemminghaus $217,425 and $149,925, respectively; W. R. Klesse $170,388 and $101,400, respectively; J. R. Mehall $226,583 and $201,640, respectively. In addition, R. C. Becker, Vice President and Treasurer, participated in the Stock Loan Program. Mr. Becker's highest amount outstanding during fiscal 1995 and the amount outstanding at March 1, 1996 were $69,750 and $47,295, respectively.

    DIAMOND SHAMROCK EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL
ARRANGEMENTS. Diamond Shamrock has entered into an employment agreement with each of its executive officers. Such agreements provide for the continued employment of each executive officer for a period of three years (or, if earlier, until age 65) after the occurrence of a change in control. For this purpose, a "change in control" of Diamond Shamrock occurs when (i) Diamond Shamrock merges with, or sells all or substantially all of its assets to, another corporation, and Diamond Shamrock's stockholders do not hold a majority interest in the resulting or surviving corporation; (ii) a report is filed under specified provisions of the federal securities laws disclosing that any "person" has become the beneficial owner of 10% or more of Diamond Shamrock's voting stock; (iii) Diamond Shamrock reports under specified provisions of the federal securities laws that a change in control has occurred; or (iv) within any two year period, a majority of directors at the beginning of such period cease to be directors of Diamond Shamrock (not including persons approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such period). The agreements had an initial term of five years and are automatically extended for an additional year on each anniversary date unless either Diamond Shamrock or the executive officer gives written notice of the non-extension prior to an anniversary date. The agreement automatically terminates if, prior to a change in control, the executive officer ceases to be an employee of Diamond Shamrock. The Merger constitutes a change in control for purposes of these agreements.

    Under these agreements, an executive officer who is terminated without cause or who terminates his employment under certain circumstances, is entitled to receive separation pay in an amount equal to the discounted present value of all cash compensation that the executive officer would have received for the remainder of the employment period (based upon his then-current salary, and the highest incentive payment that he received within the three years prior to the change in control). Benefits, other than health benefits, are payable to the executive officer in a lump sum at the time of such termination. Health benefits continue for the remainder of the employment period under the agreements. The agreements also provide that the executive officer will receive an additional amount which will be sufficient (on an after-tax basis) to pay all excise taxes that may be applicable to amounts deemed to be paid by reason of the change in control. In addition, the executive officers are entitled to reimbursement from Diamond Shamrock for the costs and expenses incurred by them in enforcing the agreements. Upon a change in control amounts payable under the employment agreements are required to be placed in a "rabbi" trust.

    Pursuant to Diamond Shamrock's Long-Term Incentive Plans, if termination of employment of an executive officer results other than for cause following a change in control, then 100% of the restricted stock awards and performance restricted stock awards made in 1990 and in following years, and which have not been forfeited prior to such termination, immediately vest and become nonforfeitable. In addition, stock options granted to the executive officers under these Long-Term Incentive Plans become exercisable immediately in the event of a change in control. In addition, amounts payable to Diamond Shamrock's executive officers, as well as to its non-employee directors, under Diamond Shamrock's Deferred Compensation Plan and Nonqualified 401(k) Plan vest and become payable upon the occurrence of a change in control. The Merger constitutes a change in control for purposes of these plans.

    The Merger Agreement provides that each of the Companies will enter into new employment agreements with certain of their respective executive officers. See "The Merger -- Certain Executive Compensation and Other Employee-Related Matters in Connection with the Merger."

                       BENEFICIAL OWNERSHIP OF SECURITIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    ULTRAMAR. The following table contains certain information regarding persons who Ultramar has been advised are beneficial owners of 5% or more of the outstanding Ultramar Common Stock as of the dates indicated in the footnotes to the table.

                                                                      AMOUNT AND NATURE OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                  BENEFICIAL OWNERSHIP       CLASS
-------------------------------------------------------------------  ----------------------  --------------
Diamond Shamrock, Inc.
 9830 Colonnade Boulevard
 San Antonio, TX 78230.............................................        8,927,500(1)           19.9%(2)

J.P. Morgan & Co., Incorporated
 60 Wall Street
 New York, NY 10260................................................        3,476,515(3)            7.8%(2)

Wellington Management Company
 75 State Street
 Boston, MA 02109..................................................        2,725,800(4)            6.1%(2)

Loomis, Sayles & Company, L.P.
 One Financial Center
 Boston, MA 02111..................................................        2,269,675(5)            5.1%(2)

Hotchkis and Wiley
 800 West Sixth Street, Fifth Floor
 Los Angeles, CA 90017.............................................        2,209,975(6)            4.9%(2)

--------------

(1) Pursuant to the Ultramar Stock Option Agreement, Diamond Shamrock has the right to acquire the shares of Ultramar Common Stock included in the table above, upon the occurrence of certain events, none of which had occurred as of the date of this Proxy Statement. Diamond Shamrock has informed Ultramar that Diamond Shamrock presently has sole voting and dispositive power with respect to all of such shares.

(2) The percent of class indicated is calculated (i) based on 44,780,508 shares of Ultramar Common Stock outstanding, excluding treasury shares, as of the close of business on October 23, 1996 and (ii) before giving effect to the issuance of the shares described in Note (1) above by Ultramar.

(3) According to a Statement on Schedule 13G dated December 29, 1995 and filed with the Commission, the beneficial owner of such shares reported that it has sole voting power with respect to 2,084,160 of such securities, shared voting power with respect to 103,560 of such securities, sole dispositive power with respect to 3,272,955 of such securities and shared dispositive power with respect to 203,560 of such securities.

(4) According to a Statement on Schedule 13G dated February 9, 1996 and filed with the Commission, the beneficial owner of such shares reported that it has shared voting power with respect to 578,000 of such securities and shared dispositive power with respect to all of such securities.

(5) According to a Statement on Schedule 13G dated February 12, 1996 and filed with the Commission, the beneficial owner of such shares reported that it has sole voting power with respect to 736,425 of such securities and shared dispositive power with respect to all of such securities.

(6) According to a Statement on Schedule 13G dated January 18, 1996 filed with the Commission, the beneficial owner of such shares reported that it has shared voting and sole dispositive power with respect to these securities.

    DIAMOND SHAMROCK. The following table contains certain information regarding persons who Diamond Shamrock has been advised are beneficial owners of 5% or more of Diamond Shamrock Common Stock as of the dates indicated in the footnotes to the table.

                                                                         AMOUNT AND NATURE OF    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                       BENEFICIAL OWNER        CLASS
----------------------------------------------------------------------  ----------------------  ------------
Ultramar Corporation
 Two Pickwick Plaza
 Greenwich, Connecticut 06830.........................................        5,858,500(1)            19.9%(2)

The Equitable Companies Incorporated
 787 Seventh Avenue
 New York, New York 10019.............................................        2,989,600(3)            10.2%(2)

FMR Corp.
 82 Devonshire Street
 Boston, MA 02109-3614................................................        2,671,404(4)             9.1%(2)

Forstmann-Leff Associates, Inc.
 55 East 52nd Street
 New York, NY 10055...................................................        2,490,085(5)             8.5%(2)

J.P. Morgan & Company
 60 Wall Street
 New York, NY 10260...................................................        2,817,992(6)             9.6%(2)

Travelers Group, Inc.
 368 Greenwich Street
 New York, NY 10013...................................................        1,777,235(7)             6.1%(2)

Diamond Shamrock, Inc.
 Employee Stock Ownership Plans
 9830 Colonnade Blvd.
 San Antonio, TX 78230................................................        3,568,101(8)            12.2%(2)

--------------

(1) Pursuant to the Diamond Shamrock Stock Option Agreement, Ultramar has the right to acquire the shares of Diamond Shamrock Common Stock included in the table above upon the occurrence of certain events, none of which had occurred as of the date of this Proxy Statement. Ultramar has informed Diamond Shamrock that Ultramar has the sole voting and dispositive power over all of such shares.

(2) The percent of class indicated is calculated (i) based on 29,298,606 shares of Diamond Shamrock Common Stock outstanding, excluding treasury shares, as of the close of business on October 23, 1996 and (ii) before giving effect to the issuance of the shares described in Note (1) above by Diamond Shamrock.

(3) According to a Statement on Schedule 13G dated August 9, 1996 and filed with the Commission by The Equitable Companies Incorporated ("Equitable") pursuant to a joint filing agreement between Equitable and Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and Uni Europe Assurance Mutuelle (collectively, the "Equitable Group"), Equitable and the Equitable Group had sole voting power with respect to 2,966,800 shares beneficially owned by them, and sole dispositive power with respect to 2,989,600 shares beneficially owned by them.

(4) According to a letter received by Diamond Shamrock dated October 17, 1996 from FMR Corp., as of June 30,1996, FMR Corp. beneficially owned 2,671,404 shares, including 584,116 shares obtainable by the conversion of 310,700 shares of Diamond Shamrock 5% Convertible Preferred Stock. FMR had sole voting power with respect to 158,296 shares and sole dispositive power with respect to 2,671,404 shares.

(5) According to a Statement on Schedule 13G dated February 13, 1996 and filed with the Commission, the beneficial owner of such shares reported that it has sole voting power with respect to 1,522,685 shares, sole dispositive power with respect to 1,626,585 shares, and together with Stamford Advisors Corp. and a subsidiary, FLA Asset Management, Inc., shared voting power with respect to 412,025 shares and shared dispositive power with respect to 863,500 shares. Diamond Shamrock believes that Forstmann-Leff has reduced its holdings to less than 5% of Diamond Shamrock Common Stock outstanding since December 31, 1995.

(6) According to a Statement on Schedule 13G dated July 31, 1996 and filed with the Commission, the beneficial owner of such shares reported that it has sole voting power with respect to 1,947,012 shares beneficially owned by it and sole dispositive power with respect to 2,805,492 shares beneficially owned by it.

(7) According to a Statement on Schedule 13G dated February 1, 1996 and filed with the Commission by Travelers Group, Inc. ("Travelers") and Smith Barney Holdings, Inc. ("SB Holdings"), Travelers and SB Holdings hold shared voting power with respect to 1,777,235 shares beneficially owned by Travelers and 1,744,035 shares beneficially owned by SB Holdings and shared dispositive power with respect to 1,777,235 shares beneficially owned by Travelers and 1,744,035 shares beneficially owned by SB Holdings. Diamond Shamrock believes that Travelers and SB Holdings have reduced their holdings to less than 5% of Diamond Shamrock Common Stock since December 31, 1995.

(8) According to a Statement on Schedule 13G dated March 14, 1996 and filed with the Commission, all such shares are held as of December 31, 1995 by the Trustee, Society National Bank for the benefit of participants in the Employee Stock Ownership Plan adopted in 1987 ("ESOP I") and the 1989 Employee Stock Ownership Plan ("ESOP II") (collectively, the "ESOPs") . Participants are entitled to direct the voting of the 2,227,115 shares allocated to their accounts. The plan documents provide that the unallocated 1,340,986 shares are to be voted proportionately in the manner in which allocated shares are voted. As of December 31, 1995, ESOP I and ESOP II held 2,153,318 and 1,414,783 shares, respectively. See "Compensation of Executive Officers -- Retirement and Other Compensation."

OWNERSHIP OF COMMON STOCK BY MANAGEMENT.

    ULTRAMAR. The following table shows the beneficial ownership, reported to Ultramar as of October 15, 1996 of Ultramar Common Stock, including shares as to which the persons listed have a right to acquire beneficial ownership within 60 days of October 15, 1996 (for example, through the exercise of stock options or through various trust arrangements) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, of each director, the chief executive officer and the next four most highly compensated executive officers of Ultramar, all directors and executive officers of Ultramar as a group and all directors, executive officers and key managers of Ultramar as a group.

                                                                  RESTRICTED
NAME                                                  SHARES(1)    SHARES(2)      TOTAL       PERCENT(3)
---------------------------------------------------  -----------  -----------  -----------  ---------------
Byron Allumbaugh...................................        3,273       1,400         4,673         *
H. Frederick Christie..............................        3,600       1,800         5,400         *
Jean Gaulin........................................      319,950           0       319,950         *
Patrick J. Guarino.................................       83,962           0        83,962         *
Stanley Hartt......................................          800       1,400         2,200         *
Russel H. Herman...................................       11,200       1,600        12,800         *
Joel Mascitelli....................................       78,871           0        78,871         *
William F. Luce....................................        7,600       1,800         9,400         *
Madeleine Saint-Jacques............................        2,714       1,600         4,314         *
C. Barry Schaefer..................................        1,954       1,400         3,354         *
H. Pete Smith......................................       89,917       1,046        90,963         *
Directors and executive officers as a group (11
 persons)..........................................      603,841      12,046       615,887           1.3%
Directors, executive officers and key managers as a
 group (72 persons)(4).............................    1,724,242      43,138     1,767,380           3.9%

--------------

*   Less than one percent of the class

(1) Each person has sole voting and dispositive power with respect to the shares listed. Included in the number of shares beneficially owned by Messrs. Gaulin, Guarino, Mascitelli and Smith, all directors and executive officers as a group and all directors, executive officers and key managers as a group are 267,950, 69,200, 65,750, 77,550, 480,450 and 1,281,820 shares, respectively, which such persons have the right to acquire within 60 days of October 15, 1996 pursuant to stock options. Fractional shares have been rounded to the nearest share. Upon the approval of the Merger by Ultramar's stockholders, Messrs. Gaulin, Guarino, Mascitelli and Smith, all directors and executive officers as a group, and all directors, executive officers and key managers as a group will have the right to acquire an additional 248,550, 70,800, 56,750, 54,950, 431,050 and 1,010,170 shares, respectively, pursuant to stock options.

(2) Holders of restricted shares of Ultramar Common Stock have sole voting power but not dispositive power. Upon approval of the Merger by Ultramar's stockholders, the restriction on their shares will lapse.

(3) The shares owned by each person or group and the shares included in the total number of shares outstanding have been adjusted and the percentages owned have been computed in accordance with Rule 13d-3(d)(1) under the Exchange Act. The percentages shown above do not give effect to shares of Ultramar Common Stock issuable under the Ultramar Stock Option Agreement.

(4) Information as to ownership by key managers is based on surveys collected by Ultramar in connection with the preparation of the proxy statement for Ultramar's 1996 annual meeting.

    DIAMOND SHAMROCK. The table below sets forth the share ownership of Diamond Shamrock's directors and executive officers. As of October 15, 1996, no director or executive officer of Diamond Shamrock beneficially owned 1% or more of the Diamond Shamrock Common Stock, and all directors and executive officers of Diamond Shamrock as a group beneficially owned approximately 2.0% of the Diamond Shamrock Common Stock. As of October 15, 1996, no shares of Diamond Shamrock Convertible Preferred Stock were beneficially owned by any director or executive officer of Diamond Shamrock. Unless otherwise indicated in the footnotes to such table, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

                                                                                                          SHARES
                                                                                                       BENEFICIALLY
NAME                                                                   POSITION                       OWNED(1)(2)(3)
-------------------------------------------------  -------------------------------------------------  ---------------
B. Charles Ames..................................                      Director                                9,873
E. Glenn Biggs...................................                      Director                                8,580
W. E. Bradford...................................                      Director                                3,118
Lauro F. Cavazos.................................                      Director                                4,735
W. H. Clark......................................                      Director                                2,980
William L. Fisher................................                      Director                                8,580
Roger R. Hemminghaus.............................          Chairman, President, and C. E. O.                 230,291(4)
Bob Marbut.......................................                      Director                               12,241
Katherine D. Ortega..............................                      Director                                4,054
T. J. Fretthold..................................    Sr. V.P./Group Executive and General Counsel             59,908
W. R. Klesse.....................................                   Executive V.P.                            72,388
J. Robert Mehall.................................                   Executive V.P.                            62,231
A. W. O'Donnell..................................          President/Marketing and Sr. V.P.                   33,206
All directors and executive officers as a group
 (16 persons)....................................                                                            578,863

--------------

(1) Includes shares of restricted stock issued under the 1990 Long-Term Incentive Plan and the 1987 Long-Term Incentive Plan (collectively, the "Long-Term Incentive Plans") the vesting of which is contingent on the passage of time or continued service, as follows: B. Charles Ames, 859 shares; E. Glenn Biggs, 859 shares; W. E. Bradford, 809 shares; Lauro F. Cavazos, 2,480 shares; W. H. Clark, 1,613 shares; William L. Fisher, 859 shares; R. R. Hemminghaus, 17,765 shares; Bob Marbut, 1,927 shares; Katherine D. Ortega, 1,845 shares; T. J. Fretthold, 2,949 shares; W. R. Klesse, 2,944 shares; J. R. Mehall, 2,954 shares; A. W. O'Donnell, 2,999 shares; and all directors and executive officers as a group (16 persons), 40,081 shares.

(2) Includes shares of Diamond Shamrock Common Stock which may be acquired within 60 days through the exercise of options granted under the Long-Term Incentive Plans as follows: R. R. Hemminghaus, 116,828 shares; T. J. Fretthold, 30,944 shares; W. R. Klesse, 32,224 shares; J. R. Mehall, 28,491 shares; A. W. O'Donnell, 9,148 shares; and all directors and executive officers as a group (16 persons), 217,635 shares.

(3) Includes cash-only securities which derive their value from the value of Diamond Shamrock Common Stock as follows: R.R. Hemminghaus, 12,129 shares;
    T. J. Fretthold, 2,004 shares; W. R. Klesse, 2,113 shares; J. R. Mehall, 2,099 shares; A. W. O'Donnell, 2,086 shares; and all directors and executive officers as a group (16 persons) 20,714 shares. All such shares were exempt from short-swing profit liability under the provisions of Rule 16b-3 promulgated under the Exchange Act.

(4) Includes 11,640 shares of Diamond Shamrock Common Stock with respect to which Mr. Hemminghaus acts as trustee. Mr. Hemminghaus disclaims beneficial ownership of such shares.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the DGCL, the Ultramar Charter and the terms of the Ultramar Rights Agreement (as defined below under "Comparison of Stockholder Rights -- Rights Plans -- Ultramar Rights Plan"). The Ultramar Charter is included as an exhibit to the Registration Statement of which this Proxy Statement forms a part.

    The following descriptions of the Ultramar capital stock should be read carefully by Diamond Shamrock stockholders since, at the Effective Time, each issued and outstanding share of Diamond Shamrock Common Stock will be converted into 1.02 fully paid and nonassessable shares of Ultramar Common Stock and each issued and outstanding share of Diamond Shamrock Convertible Preferred Stock will be converted into one fully paid and nonassessable share of Ultramar Convertible Preferred Stock. See "The Merger--Merger Consideration."

DESCRIPTION OF ULTRAMAR COMMON STOCK

    GENERAL. As of the Effective Time the Ultramar Charter will be amended to, among other things, increase the number of authorized shares of Ultramar Common Stock to 250,000,000. See "The Merger Agreement -- Amendment of Ultramar
Charter." As of the Record Date, Ultramar had outstanding         shares of
Ultramar Common Stock. As of the Record Date, approximately         shares of
Ultramar Common Stock were reserved for issuance upon exercise of outstanding stock options, under various employee or non-employee director incentive,
compensation and stock purchase plans and         shares were reserved for
issuance upon exercise of the option granted under the Ultramar Stock Option Agreement.

    DIVIDEND RIGHTS. Holders of Ultramar Common Stock are entitled to receive dividends when, as and if declared by the Ultramar Board, out of funds legally available therefor, subject, however, to the rights relating to any outstanding preferred stock of Ultramar.

    VOTING RIGHTS. Subject to the rights, if any, of the holders of any series of preferred stock of Ultramar, all voting rights are vested in the holders of shares of Ultramar Common Stock, each share being entitled to one vote on each matter presented for a vote, including the election of directors. The Ultramar Board is divided into three classes of directors with the term of one class expiring at each annual meeting of stockholders. Because holders of Ultramar Common Stock do not have cumulative voting rights, the holders of a plurality of the shares of Ultramar Common Stock represented at a meeting can elect all the directors standing for election at such meeting.

    RIGHTS UPON LIQUIDATION. In the event of the liquidation, dissolution or winding up of Ultramar, whether voluntary or involuntary, the holders of Ultramar Common Stock will be entitled to share ratably in assets available for distribution to holders of Ultramar Common Stock.

    MISCELLANEOUS. Shares of Ultramar Common Stock are not liable for further calls or assessments by Ultramar and the holders of Ultramar Common Stock are not liable for any liabilities of Ultramar. The Ultramar Common Stock does not have preemptive or other subscription rights, any conversion rights or any redemption or sinking fund provisions. Registrar & Transfer Company currently acts as transfer agent and registrar for the Ultramar Common Stock.

    ULTRAMAR RIGHTS. For a description of the Ultramar Rights which are attached to each outstanding share of Ultramar Common Stock, see "Comparison of Stockholder Rights -- Rights Plans -- Ultramar Rights Plan."

DESCRIPTION OF ULTRAMAR CONVERTIBLE PREFERRED STOCK

    The following description of the terms of the Ultramar Convertible Preferred Stock is subject to and qualified in its entirety by reference to the proposed form of the Certificate of Designations (the "Certificate") relating to the Ultramar Convertible Preferred Stock which is included as an exhibit to the

Registration Statement of which this Proxy Statement forms a part. Such certificate will be filed by Ultramar with the Delaware Secretary of State prior to the Effective Time to establish the terms of the Ultramar Convertible Preferred Stock.

    GENERAL. The Ultramar Charter authorizes the Ultramar Board to provide for the issuance, from time to time, of preferred stock in series, to establish the number of shares to be included in any such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. Because the Ultramar Board has the power to establish the preferences and rights of the shares of any such series of preferred stock, it may afford holders of any preferred stock voting rights and preferences, powers and rights senior to the rights of the holders of Ultramar Common Stock, which could adversely affect the rights of holders of Ultramar Common Stock. The Ultramar Board has authorized the creation, in accordance with the terms of the Merger Agreement, of up to 1,725,000 shares of Ultramar Convertible Preferred Stock issuable upon conversion of the Diamond Shamrock Convertible Preferred Stock in the Merger.

    Each share of Ultramar Convertible Preferred Stock will, when issued, be fully paid and nonassessable. The holders of the shares of the Ultramar Convertible Preferred Stock will not have preemptive rights with respect to any shares of capital stock of Ultramar or any other securities of Ultramar convertible into or carrying right options to purchase any such shares.

    DIVIDEND RIGHTS. Holders of shares of the Ultramar Convertible Preferred Stock will be entitled to receive, when and if declared by the Ultramar Board out of funds of Ultramar legally available for payment, cash dividends at the annual rate of $2.50 per share, payable in arrears quarterly on March 15, June 15, September 15 and December 15 in each year from the date of original issue, which will be the date on which the Effective Date occurs (the "Issue Date"), except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends will be cumulative and will be payable to holders of record as they appear on the stock books of Ultramar on such record dates as are fixed by the Ultramar Board. The amount of dividends payable per share of Ultramar Convertible Preferred Stock for each quarterly dividend period will be computed by dividing the annual dividend amount by four. The amount of dividends payable for any period shorter than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Ultramar Convertible Preferred Stock which may be in arrears.

    The Ultramar Convertible Preferred Stock will have priority as to dividends over the Ultramar Common Stock and any other series or class of Ultramar's stock hereafter issued which ranks junior as to dividends to the Ultramar Convertible Preferred Stock ("junior dividend stock"), and no dividend (other than dividends payable solely in junior dividend stock) may be paid on, and no purchase, redemption, or other acquisition may be made by Ultramar of, any junior dividend stock unless all accrued and unpaid dividends on the Ultramar Convertible Preferred Stock have been paid or declared and set apart for payment. Ultramar may not pay dividends on any class or series of Ultramar's stock having parity with the Ultramar Convertible Preferred Stock as to dividends ("parity dividend stock"), unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Ultramar Convertible Preferred Stock and may not pay dividends on the Ultramar Convertible Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Ultramar Convertible Preferred Stock or any parity dividend stock, all dividends declared on the Ultramar Convertible Preferred Stock and such parity dividend stock will be declared or made pro rata so that the amount of dividends declared per share on the Ultramar Convertible Preferred Stock and such parity dividend stock will bear the same ratio that accrued and unpaid dividends per share on the Ultramar Convertible Preferred Stock and such parity dividend stock bear to each other. The Ultramar Convertible Preferred Stock will be junior as to dividends to any series or class of Ultramar's stock hereafter issued which ranks senior as to dividends to the Ultramar Convertible Preferred Stock ("senior dividend stock"), and if at any time Ultramar has failed to pay or declare and set apart for payment accrued and unpaid dividends on any senior dividend stock, Ultramar may not pay any dividend on the Ultramar Convertible Preferred Stock.

    See "Redemption" below for information regarding restrictions on Ultramar's ability to redeem the Ultramar Convertible Preferred Stock when dividends on the Ultramar Convertible Preferred Stock are in arrears.

    Under Delaware law, Ultramar may declare and pay dividends on its shares of capital stock out of its surplus or, in case there is no such surplus, out of net income for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The payment of cash dividends is restricted by covenants in credit agreements to which Ultramar is a party.

    VOTING RIGHTS. The holders of Ultramar Convertible Preferred Stock will have no voting rights except as described below or as required by Delaware law. In exercising any such vote, each outstanding share of Ultramar Convertible Preferred Stock will be entitled to one vote.

    Whenever dividends on Ultramar Convertible Preferred Stock or on any outstanding shares of parity dividend stock have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive) the holders of the Ultramar Convertible Preferred Stock, voting separately as a class with the holders of parity dividend stock on which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to the Ultramar Board (which directors shall be in addition to those directors then serving on the Ultramar Board to the extent that the number of directors permitted by the Ultramar Charter is greater than the number of such directors then serving on the Ultramar Board) at any meeting of stockholders of Ultramar at which directors are to be elected held during the period such dividends remain in arrears. Whenever the right of the holders of Ultramar Convertible Preferred Stock to elect directors shall have accrued, the proper officers of Ultramar shall call a meeting for the election of such directors to be held not more than 90 nor less than 45 days after the accrual of such right. Such voting right will terminate when all such dividends accrued and in default have been paid in full or set apart for payment. The term of office of all directors so elected will terminate immediately upon the termination of the right of the holders of Ultramar Convertible Preferred Stock and such parity dividend stock to vote for such two directors.

    So long as any shares of Ultramar Convertible Preferred Stock are outstanding, Ultramar will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Ultramar Convertible Preferred Stock, voting separately as a class with holders of any other class of Ultramar's preferred stock entitled to vote in the circumstances, create, authorize or issue any shares of any other class of senior dividend stock or senior liquidation stock or amend the Certificate in a manner adversely affecting the rights of such stockholders.

    RIGHTS UPON LIQUIDATION. In case of the voluntary or involuntary liquidation, dissolution or winding up of Ultramar, holders of shares of Ultramar Convertible Preferred Stock are entitled to receive the liquidation price of $50.00 per share, plus any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Ultramar Common Stock or any other series or class of Ultramar's stock hereafter issued which ranks junior as to liquidation rights to the Ultramar Convertible Preferred Stock, but the holders of the shares of the Ultramar Convertible Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation price of any other series or class of Ultramar's stock hereafter issued which ranks senior as to liquidation rights to the Ultramar Convertible Preferred Stock ("senior liquidation stock") has been paid in full. The holders of Ultramar Convertible Preferred Stock and all series or classes of Ultramar's stock hereafter issued which rank on a parity as to liquidation rights with the Ultramar Convertible Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation price of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation price of the shares of the Ultramar Convertible Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by Ultramar. Neither a consolidation or merger of Ultramar with another corporation nor a sale or transfer of all or part of Ultramar's assets for cash, securities, or other property will be considered a liquidation, dissolution or winding up of Ultramar.

    REDEMPTION. From time to time, from the Issue Date and until June 14, 2000, the Ultramar Convertible Preferred Stock will be redeemable at the option of Ultramar, in whole or in part, for such number of shares of Ultramar Common Stock as equals the $50.00 per share liquidation price of the Ultramar Convertible Preferred Stock divided by the Conversion Price (equivalent to an initial conversion rate of approximately 1.9246 shares of Ultramar Common Stock for each share of Ultramar Convertible Preferred Stock). Ultramar may exercise this option only if, for 20 of any 30 consecutive trading days, including the last trading day of such period, the closing price of the Ultramar Common Stock on the NYSE exceeds $33.77 (130% of the Conversion Price (as defined below)), subject to adjustment in certain circumstances. To exercise this redemption right, Ultramar must issue a press release announcing the redemption prior to 9:00 A.M., New York City time on the second trading day after the end of any such 30-trading-day period. The date for the redemption will be a date selected by Ultramar not less than 15 nor more than 60 days after the date on which Ultramar mails the required notice of redemption.

    On or after June 15, 2000, the Ultramar Convertible Preferred Stock is redeemable for cash, in whole or in part, at any time at the option of Ultramar, at a redemption price of $50.00 per share plus accrued and unpaid dividends to the redemption date. If Ultramar redeems the Ultramar Convertible Preferred Stock for cash, it will pay any accrued and unpaid dividends on the Ultramar Convertible Preferred Stock, in arrears, for any dividend period ending on or prior to the redemption date. If the redemption date falls after a dividend payment record date but prior to the related payment date, the record holders of the Ultramar Convertible Preferred Stock on that record date will be entitled to receive the dividend payable on the Ultramar Convertible Preferred Stock notwithstanding the redemption thereof. Except as provided in this paragraph, no payment or allowance will be made for accrued dividends on any shares of Ultramar Convertible Preferred Stock called for redemption.

    Notice of redemption for Ultramar Convertible Preferred Stock prior to June 15, 2000 will be mailed not more than four days after Ultramar issues the press release announcing such redemption to each holder of record of shares of Ultramar Convertible Preferred Stock to be redeemed at the address shown on the books of Ultramar. Notice of redemption for cash on or after June 15, 2000 will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of record of shares of Ultramar Convertible Preferred Stock to be redeemed at the address shown on the books of Ultramar. Shares of Ultramar Convertible Preferred Stock redeemed by Ultramar will be restored to the status of authorized but unissued shares of preferred stock, without designation as to class, and may thereafter be issued, but not as shares of Ultramar Convertible Preferred Stock.

    If less than all of the outstanding shares of Ultramar Convertible Preferred Stock are to be redeemed, Ultramar will select those to be redeemed pro rata or by lot or in such other manner as the Ultramar Board may determine. There is no mandatory redemption or sinking fund obligation with respect to the Ultramar Convertible Preferred Stock.

    Provided that Ultramar has made available at the office of the Transfer Agent (as defined below) a sufficient number of shares of Ultramar Common Stock, if applicable, and a sufficient amount of cash to effect the redemption, on and after the redemption date, dividends will cease to accrue on the Ultramar Convertible Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding, and all rights of the holders of such shares of Ultramar Convertible Preferred Stock will cease, other than the right to receive any shares of Ultramar Common Stock issuable, and any cash payable, upon such redemption, without interest. If the Ultramar Convertible Preferred Stock is to be redeemed for Ultramar Common Stock, each holder of Ultramar Convertible Preferred Stock designated for redemption will be, without further action, deemed a holder of the right to receive the share of Ultramar Common Stock for which such Ultramar Convertible Preferred Stock is redeemable (unless Ultramar defaults in the delivery of the shares of Ultramar Common Stock).

    Fractional shares of Ultramar Common Stock will not be issued upon redemption of the Ultramar Convertible Preferred Stock, but, in lieu thereof, Ultramar will pay a cash adjustment based on the then current market price (as determined in the Certificate) of the Ultramar Common Stock.

    CONVERSION AND EXCHANGE RIGHTS; PREEMPTIVE RIGHTS. The holders of Ultramar Convertible Preferred Stock will be entitled to convert their shares of Ultramar Convertible Preferred Stock into Ultramar Common Stock at the conversion price of $25.98 per share of Ultramar Common Stock (the "Conversion Price"), which is equivalent to a conversion rate of approximately 1.9246 shares of Ultramar Common Stock for each share of Ultramar Convertible Preferred Stock, subject to adjustment as described below, except that, with respect to shares of Ultramar Convertible Preferred Stock called for redemption, conversion rights will expire at the close of business on the redemption date (unless Ultramar defaults in the payment of the redemption price). No payment or adjustment will be made in respect of dividends on Ultramar Common Stock or Ultramar Convertible Preferred Stock that may be accrued or unpaid or in arrears upon conversion of shares of Ultramar Convertible Preferred Stock. No fractional shares will be issued and, in lieu of any fractional share, Ultramar will pay a cash adjustment based on the then-current market price (as determined in the Designation) of the Ultramar Common Stock.

    The Conversion Price is subject to adjustment in certain circumstances, including the issuance of shares of Ultramar Common Stock as a stock dividend, combinations and subdivisions of the Ultramar Common Stock, certain reclassifications of the Ultramar Common Stock, the issuance to Ultramar's stockholders of rights or warrants to subscribe for or purchase shares of Ultramar Common Stock at a price per share less than the then-current market price of the Ultramar Common Stock (as determined in the Certificate) and certain distributions to Ultramar's stockholders of evidences of indebtedness or assets. No adjustment in the Conversion Price is required unless it would result in at least a 1% increase or decrease in the Conversion Price; however, any adjustment not made is carried forward.

    In case of any consolidation or merger of Ultramar with any other corporation (other than a wholly owned subsidiary), or in case of a sale or transfer of all or substantially all of the assets of Ultramar, or in the case of any share exchange whereby the Ultramar Common Stock is converted into other securities or property, Ultramar will be required to make proper provision so that the holder of each share of Ultramar Convertible Preferred Stock then outstanding will have the right thereafter to convert such share of Ultramar Convertible Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, or share exchange by a holder of the number of shares of Ultramar Common Stock into which such share of Ultramar Convertible Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, transfer, or share exchange.

    TRANSFER AGENT AND REGISTRAR. The transfer agent, conversion agent, and registrar for the Preferred Stock and the transfer agent and registrar for the Ultramar Common Stock issuable upon conversion or redemption thereof will be Registrar and Transfer Company (the "Transfer Agent").

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                        COMPARISON OF STOCKHOLDER RIGHTS

    The following is a summary of material differences between the rights of holders of Ultramar Common Stock and the rights of holders of Diamond Shamrock Common Stock. As each of Ultramar and Diamond Shamrock is organized under the laws of Delaware, these differences arise from various provisions of the Ultramar Charter and the Diamond Shamrock Charter, the By-laws of each of Ultramar and Diamond Shamrock and the Ultramar Rights Plan and Diamond Shamrock Rights Plan.

    The Ultramar Charter, Ultramar By-laws and Ultramar Rights Plan, as amended in accordance with the Merger Agreement, will be the Certificate of Incorporation, By-laws and Rights Plan, respectively, of the Combined Company. Consequently, after the Effective Time, the rights of stockholders of the Combined Company (including those who prior to the Effective Time were stockholders of Diamond Shamrock) will be determined by reference to the Ultramar Charter, Ultramar By-laws and Ultramar Rights Plan as so amended. For a discussion of the amendments to the Ultramar Charter and the Ultramar By-laws, see "The Merger Agreement -- Amendment of Ultramar Charter."

CHARTER PROVISIONS

    INTERESTED STOCKHOLDER TRANSACTIONS. The Ultramar Charter contains certain "fair price provisions" designed to provide safeguards for stockholders when an "interested stockholder" (defined as a stockholder owning 10% or more of Ultramar's voting stock) or its affiliate or associate attempts to effect a "business combination" with Ultramar. The term "business combination" includes any merger or consolidation of Ultramar involving the interested stockholder, certain dispositions of assets of Ultramar, any issuance of securities of Ultramar meeting certain threshold amounts to the interested stockholder, adoption of any plan of liquidation or dissolution of Ultramar proposed by the interested stockholder and any reclassification of securities of Ultramar having the effect of increasing the proportionate share of ownership of the interested stockholder. In general, a business combination between Ultramar and the interested stockholder must be approved by (i) the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of stock of all classes and series of Ultramar entitled to vote generally in the election of directors (the "Voting Stock of Ultramar") and (ii) the affirmative vote of the holders of at least a majority of the voting power of Voting Stock of Ultramar, excluding Voting Stock of Ultramar owned by such interested stockholder, unless the transaction is approved by a majority of the members of the Board of Directors who are not affiliated with the interested stockholder or certain minimum price and form of consideration requirements are satisfied.

    The Diamond Shamrock Charter provides that any direct or indirect purchase or other acquisition by Diamond Shamrock of the outstanding shares of capital stock of Diamond Shamrock entitled to vote generally in the election of directors ("Voting Stock of Diamond Shamrock") of any class from an "interested stockholder" at a price above the market price of such stock requires the affirmative vote of a majority of the combined voting power of the Voting Stock of Diamond Shamrock, excluding any votes with respect to shares owned by the interested stockholder. An "interested stockholder" under Diamond Shamrock's Charter is any person who (i) is the beneficial owner, directly or indirectly, of more than 5% of the outstanding Voting Stock of Diamond Shamrock, (ii) is an affiliate of Diamond Shamrock and was such a beneficial owner within the previous two years, or (iii) has succeeded (other than by acquisition in a public offering) to any Voting Stock of Diamond Shamrock which was owned by an interested stockholder at any time during the previous two years. Stockholder approval is not required for purchases from an interested stockholder in a tender or exchange offer, a redemption of Preferred Stock or pursuant to an open market purchase program. The Diamond Shamrock Charter also requires the approval or authorization of any "self-dealing transaction" by (a) the majority of disinterested directors or (b) a majority of the combined voting power of the Voting Stock of Diamond Shamrock, voting together as a single class, excluding votes with respect to shares owned by an interested stockholder which is directly or indirectly a party, or an affiliate or associate of which is, directly or indirectly, a party to such self-dealing transaction. "Self-dealing transactions" include certain mergers and consolidations, sales of assets, loans, issuance of securities, adoption of a plan of reorganization or liquidation and reclassifications of securities of Diamond Shamrock.

                                      102
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    CONTINGENT CUMULATIVE VOTING RIGHTS.  Under the Diamond Shamrock Charter,
holders of Diamond Shamrock Common Stock are entitled to cumulative voting rights in certain limited circumstances in which Diamond Shamrock becomes aware that a stockholder of Diamond Shamrock (other than Diamond Shamrock or a subsidiary of Diamond Shamrock) has become the beneficial owner, directly or indirectly, of 30% or more of the outstanding capital stock of Diamond Shamrock entitled to vote generally in the election of Diamond Shamrock directors. Holders of Diamond Shamrock Common Stock are not otherwise entitled to cumulative voting rights. Under cumulative voting, a stockholder may multiply the number of shares owned by the number of directors to be elected, and cast that total number of votes in any proportion among as many nominees as the stockholder desires.

    The Ultramar Charter does not contain any provisions with respect to contingent cumulative voting.

    REMOVAL OF DIRECTORS. The Certificates of Incorporation and By-laws of each of Ultramar and Diamond Shamrock provide for the classification of the respective Boards into three classes, with directors serving staggered three-year terms. Ultramar's Charter also provides that directors may be removed from office but only for cause and only by the affirmative vote of a majority of the combined voting power of the then outstanding shares of Voting Stock of Ultramar, voting together as a single class. "Cause" is defined in the Ultramar Charter as the wilful and continuous failure of a director to substantially perform such director's duties to Ultramar (including any such failure resulting from incapacity due to physical or mental illness) or the wilful engaging by a director in gross misconduct materially and demonstrably injurious to Ultramar. The Diamond Shamrock Charter generally provides that, subject to the rights of the holders of Diamond Shamrock Convertible Preferred Stock, directors may be removed from office only by the affirmative vote of the holders of at least 80% of the combined voting power of the outstanding shares of Voting Stock of Diamond Shamrock.

    AMENDMENTS TO THE CHARTER AND BY-LAWS. The Ultramar Charter provides that, in addition to any vote required by law or the Ultramar Charter, the affirmative vote of the holders of 80% of the voting power of the shares of the then-outstanding Voting Stock of Ultramar, voting together as a single class, is required to amend, alter or repeal, or adopt any provisions inconsistent with, the provisions of the Ultramar Charter providing for amendments to the Ultramar Charter, permitting the Board of Directors to establish terms of preferred stock, prohibiting stockholder actions by written consent, establishing exclusions from director liability for monetary damages, board classification and certain other matters. Under the Ultramar Charter, amendment or repeal, or adoption of any provisions inconsistent with, the "fair price" provisions of the Ultramar Charter, requires the affirmative vote of the holders of 80% of the voting power of the shares of the then-outstanding Voting Stock of Ultramar voting together as a single class, and the affirmative vote of a majority of the voting power of the then-outstanding shares of Voting Stock of Ultramar held by stockholders other than an "interested stockholder." Under the DGCL, all other amendments to the Ultramar Charter must be approved by the affirmative vote of holders of a majority of the shares of capital stock of Ultramar entitled to vote generally in the election of directors, unless a class vote is required under the DGCL. For a description of the voting rights of Ultramar Convertible Preferred Stock with respect to amendments adversely affecting such preferred stock, see "Description of Capital Stock -- Description of Ultramar Convertible Preferred Stock -- Voting Rights."

    In general, the Ultramar Board has the power to amend the Ultramar By-laws without any action by the Ultramar stockholders, except that no By-law may be so adopted which would be inconsistent with the corporate governance provisions of the immediately preceeding paragraph. In addition, the Ultramar By-laws provide that, except as otherwise provided in the Ultramar Charter, the By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted, by the affirmative vote of the holders of 80% or more of the combined voting power of the then-outstanding shares of stock of all classes and series of stock the holders of which are entitled to vote generally in the election of directors, voting together as a single class.

    Under the Diamond Shamrock Charter, any alteration, change, amendment or repeal of, or adoption of any provision inconsistent with, the provisions of the Diamond Shamrock Charter for cumulative voting, the classification of the Board of Directors and procedures for the removal of directors and for filling vacancies on the Board of Directors will require the affirmative vote of the holders of at least 80% of

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the combined voting power of the Voting Stock of Diamond Shamrock. The Diamond
Shamrock Charter also requires the affirmative vote of a majority of the combined voting power of the Voting Stock of Diamond Shamrock, excluding votes cast by Voting Stock of an "interested stockholder" and the affirmative vote of 80% of the combined voting power of the Voting Stock of Diamond Shamrock, including votes cast by Voting Stock of an interested stockholder, for any change to, or adoption of any provision inconsistent with, the provisions of the Diamond Shamrock charter regarding transactions with interested stockholders. Under the DGCL, all other amendments to the Diamond Shamrock Charter must be approved by the affirmative vote of holders of a majority of the voting power of the outstanding shares of Voting Stock of Diamond Shamrock, unless a class vote is required under the DGCL.

    The Diamond Shamrock By-laws provide that, except as otherwise provided in the Diamond Shamrock Charter, the Diamond Shamrock By-laws may be (i) altered, changed, amended or repealed by a majority of the shares represented and entitled to vote or (ii) amended or replaced by a majority vote of the members of the Diamond Board present at a meeting at which a quorum is present.

SPECIAL MEETINGS OF STOCKHOLDERS; STOCKHOLDER ACTION BY WRITTEN CONSENT

    The Ultramar Charter and Ultramar's By-laws provide that a special meeting of stockholders may be called only by Chairman of the Board, the President or the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there is a vacancy). The Ultramar Charter prohibits action by written consent in lieu of a meeting by Ultramar stockholders.

    The Diamond Shamrock Charter and Diamond Shamrock's By-laws provide that a special meeting of stockholders may be called only by (i) the Chairman of the Board of Directors or (ii) the Secretary at the written request of a majority of the total number of directors. The Diamond Shamrock Charter and By-laws prohibit action by written consent in lieu of a meeting by holders of Diamond Shamrock Common Stock.

NOTICE OF STOCKHOLDER NOMINATIONS OF DIRECTORS

    The Ultramar By-laws provide that, subject to the rights of the holders of any preferred stock of Ultramar, written notice of a stockholder's intent to make a nomination at a meeting of stockholders must be delivered to the Secretary of Ultramar or mailed and received at the principal executive offices of Ultramar (i) with respect to an election to be held at an annual meeting of stockholders, not less than 60 days nor more than 90 days prior to the anniversary date of the preceding annual meeting of stockholders (unless such meeting is not held within 30 days before or after such anniversary date, in which case such notice is due within 10 days after mailing of notice regarding, or public disclosure of, the date of the annual meeting), and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, no later than the close of business on the 10th day following mailing of notice to stockholders regarding, or public disclosure of, the date of the special meeting. The notice must contain (a) the name and address of the stockholder who intends to make the nomination and the name, age, occupation and business and residence address of the person to be nominated; (b) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; (c) the class or series and number of shares of Ultramar capital stock owned beneficially or of record by such stockholder and the person(s) to be nominated; (d) such other information regarding each nominee proposed by such stockholder and regarding such stockholder as would have been required to be disclosed in a proxy statement for the election of directors filed pursuant to the proxy rules of the Commission; and (e) a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming such person) pursuant to which any such nomination is to be made by such stockholder. The notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

    The Diamond Shamrock By-laws provide that, subject to the rights of the holders of Diamond Shamrock Convertible Preferred Stock, nominations for election to the Diamond Shamrock Board may be made by stockholders entitled to vote in the election of directors generally by delivering written notice of such stockholder's intent to make a nomination at a meeting of stockholders to the Secretary of

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Diamond Shamrock not less than 80 days in advance of the meeting (unless such meeting is not publicly announced by Diamond Shamrock by mail, press release or otherwise more than 90 days prior to the meeting, in which case notice is timely if delivered to the Secretary no later than the close of business on the tenth day following the day on which such announcement of the meeting was communicated to stockholders). The notice must contain (i) the name and address of the stockholder who intends to make the nomination and the person or persons to be nominated; (ii) a representation that such stockholder is a holder of record of Diamond Shamrock capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming such person) pursuant to which any such nomination is to be made by such stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had each proposed nominee been nominated, or intended to be nominated, by the Diamond Shamrock Board; and (v) the consent of each nominee to serve as a director.

STOCKHOLDER PROPOSAL PROCEDURES

    The Ultramar By-laws provide that a stockholder may bring business before the stockholders at an annual meeting that has not been specified in the notice of the meeting or brought before the stockholders at the direction of the Board of Directors provided such stockholder submits proper written notice to the Secretary of Ultramar, not less than 60 days nor more than 90 days prior to the anniversary date of the preceding annual meeting of stockholders (unless such meeting is not held within 30 days before or after such anniversary date in which case such notice is due within 10 days after mailing of notice regarding, or public disclosure of, the date of the annual meeting). The Ultramar By-laws provide that business transacted at all special meetings shall be confined to the matters specified in the notice of the meeting.

    The Diamond Shamrock By-laws provide that a stockholder may bring business before the stockholders at an annual meeting that has not been specified in the notice of the meeting or brought before the stockholders at the direction of the Board of Directors provided such stockholder submits proper written notice to the Secretary of Diamond Shamrock, not less than 80 days prior to the date of the annual meeting (unless such meeting is not publicly announced by Diamond Shamrock by mail, press release or otherwise more than 90 days prior to the meeting, in which case notice is timely if delivered to the Secretary no later than the close of business on the tenth day following the day on which such announcement of the meeting was communicated to stockholders). The Diamond Shamrock By-laws provide that business transacted at special meetings of Diamond Shamrock stockholders shall be confined to the purposes stated in the notice to stockholders of the special meeting.

RIGHTS PLANS

    ULTRAMAR RIGHTS PLAN. Ultramar has entered into a Rights Agreement (as amended, the "Ultramar Rights Agreement") with Registrar and Transfer Company, as rights agent. Pursuant to the Ultramar Rights Agreement, a right initially representing the right to purchase one share of Ultramar Common Stock (an "Ultramar Right") at a price of $75 (the "Ultramar Rights Purchase Price"), exercisable only in certain circumstances, was issued with respect to each share of Ultramar Common Stock outstanding on June 25, 1992 and will be issued with respect to each share of Ultramar Common Stock issued by Ultramar until the earliest of the Ultramar Distribution Date (as defined below), the redemption of the Ultramar Rights or the Ultramar Rights Expiration Date (as defined below). Ultramar Rights may also be issued with respect to shares of Ultramar Common Stock issued after the Ultramar Distribution Date in certain circumstances. An Ultramar Right will be issued with respect to each share of Ultramar Common Stock issued to holders of Diamond Shamrock Common Stock in the Merger. Until an Ultramar Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Ultramar, including the right to vote or to receive dividends.

    Until the earlier of (i) such time as Ultramar learns that a person has become an Ultramar Acquiring Person (as defined below) and (ii) the close of business on such date, if any, as may be designated by the Ultramar Board following the commencement of, or first public disclosure of an intent to commence,

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a tender or exchange offer by any person (subject to certain exceptions) for outstanding Ultramar Common Stock, if upon consummation of such tender or exchange offer such person's beneficial ownership of outstanding Ultramar Common Stock could equal or exceed such person's Ownership Threshold (as defined below) (the earlier of such dates being the "Ultramar Distribution Date"), the Ultramar Rights will be evidenced by the certificates for the Ultramar Common Stock registered in the names of the holders thereof and not by separate right certificates. Therefore, until the Ultramar Distribution Date, the Ultramar Rights will be transferred with and only with the Ultramar Common Stock.

    For purposes of the Ultramar Rights Agreement, (i) the term "Ultramar Acquiring Person" means, subject to certain exceptions set forth in the Ultramar Rights Agreement, any person, alone or together with all affiliates and associates of such person, whose beneficial ownership of outstanding Ultramar Common Stock equals or exceeds such person's Ownership Threshold and (ii) the term "Ownership Threshold" means, with respect to any person, beneficial ownership of the greater of (a) 10% of the outstanding Ultramar Common Stock or
(b) 3% plus the percentage of the outstanding Ultramar Common Stock beneficially owned by such person on May 10, 1994.

    Pursuant to its terms and with certain limited exceptions, the Ultramar Rights Agreement may be amended or supplemented by Ultramar without the approval of any holder of Ultramar Rights. As required by the Merger Agreement, Ultramar has amended the Ultramar Rights Agreement (the "Ultramar Rights Amendment") (i) to make it inapplicable to the Merger, the Merger Agreement, and the Ultramar Stock Option Agreement, and the transactions contemplated by the Merger Agreement or the Ultramar Stock Option Agreement and (ii) to provide that neither Diamond Shamrock nor any of Diamond Shamrock's wholly owned subsidiaries nor any assignee or transferee of Diamond Shamrock is an Ultramar Acquiring Person and that no Ultramar Distribution Date occurs and no Ultramar Rights will be exercisable solely as a result of the execution and delivery of the Merger Agreement and the Ultramar Stock Option Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by the Merger Agreement or the Ultramar Stock Option Agreement.

    In the event a person becomes an Ultramar Acquiring Person, the Ultramar Rights will entitle each holder thereof (other than the Ultramar Acquiring Person (or any affiliate or associate of such Ultramar Acquiring Person)) to purchase, for the Ultramar Rights Purchase Price, that number of shares of Ultramar Common Stock equivalent to the number of shares of Ultramar Common Stock which at the time of the transaction would have a market value of twice the Ultramar Rights Purchase Price. Any Ultramar Rights that are at any time beneficially owned by an Ultramar Acquiring Person (or any affiliate or associate of an Ultramar Acquiring Person) will be null and void and nontransferable and any holder of any such Ultramar Right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such Ultramar Right.

    After there is an Ultramar Acquiring Person, the Ultramar Board may elect to exchange each Ultramar Right (other than Ultramar Rights that have become null and void and nontransferable as described above) for consideration per Ultramar Right consisting of one-half of the securities that would be issuable at such time upon the exercise of one Ultramar Right pursuant to the terms of the Ultramar Rights Agreement, and without payment of the Ultramar Rights Purchase Price.

    In the event that, following an Ultramar Distribution Date, Ultramar is acquired in a merger by, or other business combination with, or 50% or more of its assets or assets representing 50% or more of its earning power are sold, leased, exchanged or otherwise transferred (in one or more transactions) to, a publicly traded corporation, or such corporation merges with and into Ultramar (in certain circumstances), each Ultramar Right will entitle its holder (subject to the next paragraph) to purchase, for the Ultramar Rights Purchase Price, that number of common shares of such corporation which at the time of the transaction would have a market value of twice the Ultramar Rights Purchase Price. In the event Ultramar is acquired in a merger by, or other business combination with, or 50% or more of its assets or assets representing 50% or more of the earning power of Ultramar are sold, leased, exchanged or otherwise transferred (in one or more transactions) to, an entity that is not a publicly traded corporation or such corporation merges with and into Ultramar (in certain circumstances), each Ultramar Right will entitle its holder (subject to the next paragraph) to purchase, for the Ultramar Rights Purchase Price, at such holder's option, (i) that number of shares of such entity (or, at such holder's option, of the surviving corporation in such acquisition, which could be Ultramar) which at the time of the transaction would have a book value of twice the Ultramar Rights Purchase Price or (ii) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Ultramar Rights Purchase Price.

    The Ultramar Rights are not exercisable until the Ultramar Distribution Date and will expire on July 6, 2002 (the "Ultramar Rights Expiration Date") unless earlier redeemed or canceled by Ultramar as described below. At any time prior to the earlier of (i) such time as a person becomes an Ultramar Acquiring Person and (ii) the Ultramar Rights Expiration Date, the Ultramar Board may redeem the Ultramar Rights in whole, but not in part, at a price (in cash or Ultramar Common Stock or other securities of Ultramar deemed by the Ultramar Board to be at least equivalent in value) of $.01 per Ultramar Right, subject to adjustment as provided in the Ultramar Rights Agreement (the "Ultramar Rights Redemption Price"); provided that, for the 120-day period after any date of a change (resulting from a proxy or consent solicitation) in a majority of the Ultramar Board in office at the commencement of such solicitation, the Ultramar Rights may only be redeemed if (a) there are directors then in office who were in office at the commencement of such solicitation and (b) the Ultramar Board, with the concurrence of a majority of such directors then in office, determines that such redemption is, in its judgment, in the best interests of Ultramar and its stockholders. Immediately upon the action of the Ultramar Board electing to redeem the Ultramar Rights the right to exercise the Ultramar Rights will terminate and within 10 business days, Ultramar will give notice thereof to holders of Ultramar Rights.

    Reference is hereby made to the Ultramar Rights Agreement and the Ultramar Rights Amendment, and the foregoing description is qualified in its entirety by reference to the terms and conditions thereof. See "Incorporation of Certain Documents by Reference."

    DIAMOND SHAMROCK RIGHTS PLAN. Diamond Shamrock has entered into a Rights Agreement (as amended, the "Diamond Shamrock Rights Agreement") with KeyBank National Association, as successor Rights Agent to Ameritrust Company National Association. Pursuant to the Diamond Shamrock Rights Agreement, the Diamond Shamrock Board declared a dividend of one right (a "Diamond Shamrock Right") to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, $.01 par value per share (the "Junior Preferred Shares"), of Diamond Shamrock at a price of $75.00 per one one-hundredth of a Junior Preferred Share (the "Diamond Shamrock Rights Purchase Price"), subject to adjustment. Each share of Diamond Shamrock Common Stock issued prior to the Diamond Shamrock Distribution Date (as defined below) or the earlier termination or expiration of the Diamond Shamrock Rights includes a Diamond Shamrock Right. Until the Diamond Shamrock Distribution Date, the Diamond Shamrock Rights will be transferred only with shares of Diamond Shamrock Common Stock.

    A "Diamond Shamrock Distribution Date" is the earliest of the following dates: (i) the tenth day (or in certain circumstances a later date specified by the Diamond Board) after a public announcement by Diamond Shamrock that (a) a person, together with its affiliates and associates has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Diamond Shamrock Common Stock (any such person, a "Diamond Shamrock Acquiring Person") or (b) a person, together with its affiliates and associates, has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Diamond Shamrock Common Stock (any such person, an "Adverse Person"); (ii) the tenth day (or in certain circumstances a later date specified by the Diamond Board) after the commencement of a tender offer or exchange offer by a person, the consummation of which would result in the beneficial ownership by such person of 20% or more of the outstanding shares of Diamond Shamrock Common Stock; and (iii) the tenth day after the date of public announcement by Diamond Shamrock that a Flip-in Event or a Flip-over Event (each as defined below) has occurred.

    Pursuant to its terms and with certain limited exceptions, the Diamond Shamrock Rights Agreement may be amended or supplemented by Diamond Shamrock without the approval of any holder of

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Diamond Shamrock Rights. Diamond Shamrock has amended the Diamond Shamrock
Rights Agreement (the "Diamond Shamrock Rights Amendment") (i) to make it inapplicable to the Merger, the Merger Agreement, and the Diamond Shamrock Stock Option Agreement and the transactions contemplated by the Merger Agreement or the Diamond Shamrock Stock Option Agreement and (ii) to provide that neither Ultramar nor any of Ultramar's wholly owned subsidiaries nor any assignee or transferee of Ultramar is a Diamond Shamrock Acquiring Person or an Adverse Person and that no Diamond Shamrock Distribution Date, Flip-in Event or Flip-over Event occurs solely as a result of the execution and delivery of the Merger Agreement and the Diamond Shamrock Stock Option Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by the Merger Agreement or the Diamond Shamrock Stock Option Agreement.

    A "Flip-in Event" occurs when (i) any person together with its affiliates and associates, becomes the beneficial owner of 20% or more of the outstanding shares of Diamond Shamrock Common Stock, (ii) Diamond Shamrock publicly announces that any person has become an Adverse Person, (iii) any Diamond Shamrock Acquiring Person merges into or combines with Diamond Shamrock and Diamond Shamrock is the surviving corporation or any Diamond Shamrock Acquiring Person effects certain other transactions with Diamond Shamrock, as described in the Diamond Shamrock Rights Agreement, or (iv) during such time as there is a Diamond Shamrock Acquiring Person, there is any reclassification of securities or recapitalization or reorganization of Diamond Shamrock which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Diamond Shamrock or any of its subsidiaries beneficially owned by the Diamond Shamrock Acquiring Person. If a Flip-in Event occurs, proper provision will be made so that each holder of a Diamond Shamrock Right, other than Diamond Shamrock Rights that are or were owned beneficially by the Diamond Shamrock Acquiring Person (which are void after the later of a Flip-in Event or the Diamond Shamrock Distribution Date), will have the right to receive, upon exercise thereof and payment of the Diamond Shamrock Rights Purchase Price, the number of shares of Diamond Shamrock Common Stock having a market value of two times the exercise price of the Diamond Shamrock Right.

    A "Flip-over Event" occurs when, following the public announcement that a person has become a Diamond Shamrock Acquiring Person, (i) Diamond Shamrock merges with or into any person and Diamond Shamrock is not the surviving corporation, (ii) any person merges with or into Diamond Shamrock and Diamond Shamrock is the surviving corporation, but Diamond Shamrock Common Stock is changed or exchanged, or (iii) 50% or more of Diamond Shamrock's assets or earning power, including without limitation securities creating obligations of Diamond Shamrock, are sold. If a Flip-over Event occurs, proper provision will be made so that the holder of a Diamond Shamrock Right will thereafter have the right to receive, upon exercise and payment of the Diamond Shamrock Rights Purchase Price, that number of shares of common stock of such other person which at the time of such transaction would have a market value of two times the exercise price of the Diamond Shamrock Right.

    Following a Flip-in Event or Flip-over Event, Diamond Shamrock Rights may be exercised without the payment of the Diamond Shamrock Rights Purchase Price, in which case the securities received by such holder will have a market value equal to the difference between (i) the value of the securities that would have been issuable upon payment of the Diamond Shamrock Rights Purchase Price and any applicable transfer tax and (ii) the amount of any such payment.

    The Diamond Shamrock Rights Agreement permits Diamond Shamrock to redeem the Diamond Shamrock Rights in whole, but not in part, at a price of $.01 per Diamond Shamrock Right at any time prior to the Diamond Shamrock Distribution Date and the announcement that a person has become an Acquiring Person.

    Reference is hereby made to the Diamond Shamrock Rights Agreement and the Diamond Shamrock Rights Amendment and this description is qualified in its entirety by reference to the terms and conditions thereof. See "Incorporation of Certain Documents by Reference."

                                    EXPERTS

    The consolidated financial statements and schedules of Ultramar appearing in Ultramar's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in and made a part of this Proxy Statement and the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements and schedules are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements incorporated in this Proxy Statement by reference to Diamond Shamrock's Annual Report on Form 10-K/A for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

    With respect to the unaudited consolidated financial information of Diamond Shamrock for the three month periods ended March 31, 1996 and 1995, and the three and six month periods ended June 30, 1996 and 1995, incorporated by reference in this Proxy Statement, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, dated May 10, 1996 and August 13, 1996, respectively, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited consolidated financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of Sections 7 and 11 of the Securities Act.

    The consolidated financial statements of NCS for the year ended June 30, 1995 incorporated by reference in this Proxy Statement from Diamond Shamrock's Current Report on Form 8-K/A (dated December 14, 1995 and filed with the Commission on February 14, 1996) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated September 19, 1995 (insofar as it relates to the consolidated financial statements of NCS for the year ended June 30, 1995), which is incorporated herein by reference, and such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    Representatives of Ernst & Young LLP and Price Waterhouse LLP are expected to be present at the Ultramar Special Meeting and the Diamond Shamrock Special Meeting, respectively, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

    The validity of the shares of Ultramar Common Stock and Ultramar Convertible Preferred Stock being offered hereby will be passed upon for Ultramar by Cravath, Swaine & Moore, New York, New York, counsel to Ultramar.

    Certain federal income tax consequences of the Merger will be passed upon for Ultramar by Cravath, Swaine & Moore, New York, New York, and for Diamond Shamrock by Jones, Day, Reavis & Pogue, New York, New York.

                             STOCKHOLDER PROPOSALS

    Any Ultramar stockholder who wishes to submit a proposal for presentation to the 1997 Annual Meeting of Stockholders must submit the proposal to Ultramar Corporation, Two Pickwick Plaza, Greenwich, Connecticut 06830, Attention: Office of the Secretary, not later than November 25, 1996, for inclusion, if appropriate, in Ultramar's proxy statement and the form of proxy relating to the Annual Meeting.

    Any Diamond Shamrock stockholder who wishes to submit a proposal for presentation to the 1997 Annual Meeting of Stockholders, if the Merger has not been consummated prior to the date the meeting is to be held, must submit the proposal to Diamond Shamrock, 9830 Colonnade Boulevard., San Antonio, Texas 78230, Attention: Office of the Secretary, not later than November 19, 1996, for inclusion, if appropriate, in Diamond Shamrock's proxy statement and the form of proxy relating to the Annual Meeting.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                              ULTRAMAR CORPORATION
                                      AND
                             DIAMOND SHAMROCK, INC.
                         DATED AS OF SEPTEMBER 22, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                   PAGE
                                                                                                 ---------
                                                ARTICLE I
                                                THE MERGER
SECTION 1.01.       The Merger.................................................................        A-4
SECTION 1.02.       Closing....................................................................        A-4
SECTION 1.03.       Effective Time.............................................................        A-5
SECTION 1.04.       Effects of the Merger......................................................        A-5
SECTION 1.05.       Certificate of Incorporation and By-laws...................................        A-5
SECTION 1.06.       Boards, Committees and Officers............................................        A-5

                                                ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                                         EXCHANGE OF CERTIFICATES
SECTION 2.01.       Effect on Capital Stock....................................................        A-5
SECTION 2.02.       Exchange of Certificates...................................................        A-6

                                               ARTICLE III
                                      REPRESENTATIONS AND WARRANTIES
SECTION 3.01.       Representations and Warranties of DSI......................................        A-9
SECTION 3.02.       Representations and Warranties of UC.......................................       A-16

                                                ARTICLE IV
                                COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 4.01.       Conduct of Business........................................................       A-22
SECTION 4.02.       No Solicitation by DSI.....................................................       A-26
SECTION 4.03.       No Solicitation by UC......................................................       A-27

                                                ARTICLE V
                                          ADDITIONAL AGREEMENTS
SECTION 5.01.       Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders
                      Meetings.................................................................       A-29
SECTION 5.02.       Letters of DSI's Accountants...............................................       A-29
SECTION 5.03.       Letters of UC's Accountants................................................       A-30
SECTION 5.04.       Access to Information; Confidentiality.....................................       A-30
SECTION 5.05.       Reasonable Efforts.........................................................       A-30
SECTION 5.06.       Stock Options..............................................................       A-31
SECTION 5.07.       Certain Employee Matters...................................................       A-32
SECTION 5.08.       Indemnification, Exculpation and Insurance.................................       A-32
SECTION 5.09.       Fees and Expenses..........................................................       A-32
SECTION 5.10.       Public Announcements.......................................................       A-33
SECTION 5.11.       Affiliates.................................................................       A-34
SECTION 5.12.       NYSE Listing...............................................................       A-34
SECTION 5.13.       Stockholder Litigation.....................................................       A-34
SECTION 5.14.       Tax Treatment..............................................................       A-34
SECTION 5.15.       Pooling of Interests.......................................................       A-34
SECTION 5.16.       DSI Rights Agreement.......................................................       A-34

                                                                                                   PAGE
                                                                                                 ---------
SECTION 5.17.       UC Rights Agreement........................................................       A-34
SECTION 5.18.       Headquarters...............................................................       A-35
SECTION 5.19.       UC Convertible Preferred Stock.............................................       A-35
SECTION 5.20.       Indemnification Agreements.................................................       A-35
SECTION 5.21.       Certain Tax Matters........................................................       A-35

                                                ARTICLE VI
                                           CONDITIONS PRECEDENT
SECTION 6.01.       Conditions to Each Party's Obligation to Effect the Merger.................       A-35
SECTION 6.02.       Conditions to Obligations of UC............................................       A-36
SECTION 6.03.       Conditions to Obligation of DSI............................................       A-36
SECTION 6.04.       Frustration of Closing Conditions..........................................       A-37

                                               ARTICLE VII
                                    TERMINATION, AMENDMENT AND WAIVER
SECTION 7.01.       Termination................................................................       A-37
SECTION 7.02.       Effect of Termination......................................................       A-38
SECTION 7.03.       Amendment..................................................................       A-38
SECTION 7.04.       Extension; Waiver..........................................................       A-38
SECTION 7.05.       Procedure for Termination, Amendment, Extension or Waiver..................       A-39

                                               ARTICLE VIII
                                            GENERAL PROVISIONS
SECTION 8.01.       Nonsurvival of Representations and Warranties..............................       A-39
SECTION 8.02.       Notices....................................................................       A-39
SECTION 8.03.       Definitions................................................................       A-40
SECTION 8.04.       Interpretation.............................................................       A-40
SECTION 8.05.       Counterparts...............................................................       A-40
SECTION 8.06.       Entire Agreement; No Third Party Beneficiaries.............................       A-40
SECTION 8.07.       Governing Law..............................................................       A-40
SECTION 8.08.       Assignment.................................................................       A-40
SECTION 8.09.       Enforcement................................................................       A-41
Exhibit A           Amendments to Certificate of Incorporation and By-laws
Exhibit B           Board, Committees and Officers
Exhibit C           Affiliate Letter
Exhibit D           UC Tax Representations
Exhibit E           DSI Tax Representations
Exhibit F           DSI Stockholder Tax Representations
Schedule 5.07       Certain Employee Matters

    AGREEMENT AND PLAN OF MERGER dated as of September 22, 1996, between ULTRAMAR CORPORATION, a Delaware corporation ("UC"), and DIAMOND SHAMROCK, INC., a Delaware corporation ("DSI").

    WHEREAS, the respective Boards of Directors of UC and DSI have approved the merger of DSI with and into UC (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby (a) each issued and outstanding share of common stock, par value $.01 per share, of DSI ("DSI Common Stock"), other than shares owned by UC, DSI or any of their wholly owned subsidiaries, will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(b)) and (b) each issued and outstanding share of 5% Cumulative Convertible Preferred Stock, par value $.01 per share, of DSI (the "DSI Convertible Preferred Stock"), other than shares owned by UC, DSI or any of their wholly owned subsidiaries, will be converted into the right to receive one share of 5% Cumulative Convertible Preferred Stock, par value $.01 per share, of UC (the "UC Convertible Preferred Stock");

    WHEREAS, the respective Boards of Directors of UC and DSI have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

    WHEREAS, UC and DSI desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction;

    WHEREAS, immediately following the execution and delivery of this Agreement, DSI and UC will enter into a stock option agreement (the "DSI Stock Option Agreement"), pursuant to which DSI will grant UC the option (the "DSI Option") to purchase shares of DSI Common Stock together with the associated DSI Rights (as defined in Section 3.01(c)) upon the terms and subject to the conditions set forth therein; and

    WHEREAS, immediately following the execution and delivery of this Agreement, UC and DSI will enter into a stock option agreement (the "UC Stock Option Agreement", and, together with the DSI Stock Option Agreement, the "Option Agreements"), pursuant to which UC will grant DSI the option (the "UC Option") to purchase shares of common stock, par value $.01 per share, of UC ("UC Common Stock") together with the associated UC Rights (as defined in Section 3.02(c)) upon the terms and subject to the conditions set forth therein.

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), DSI shall be merged with and into UC at the Effective Time (as defined in Section 1.03). Following the Effective Time, UC shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of DSI in accordance with the DGCL.

    SECTION 1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 6.01, 6.02 and 6.03) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.01, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

    SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent date or time as UC and DSI shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

    SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    SECTION 1.05.  CERTIFICATE OF INCORPORATION AND BY-LAWS.

    (a) The certificate of incorporation of UC, as in effect immediately prior to the execution of this Agreement, shall be amended as of the Effective Time as set forth in Exhibit A and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (b) The by-laws of UC, as in effect immediately prior to the execution of this Agreement, shall be amended as of the Effective Time as set forth in Exhibit A and, as so amended, such by-laws shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.06. BOARDS, COMMITTEES AND OFFICERS. The Board of Directors (including classes thereof), committees of the Board of Directors, composition of such committees (including chairmen thereof) and officers of the Surviving Corporation shall be as set forth on Exhibit B hereto until the earlier of the resignation or removal of any individual listed on or designated in accordance with Exhibit B or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if any director shall be unable to serve as a director (including as a member or chairman of any committee) at the Effective Time the party which designated such individual as indicated in Exhibit B shall designate another individual to serve in such individual's place. If any officer listed on or appointed in accordance with Exhibit B ceases to be a full-time employee of either DSI or UC, the parties will agree upon another person to serve in such person's stead. The committees of the Board of Directors of UC will have such authority as may, subject to applicable law, be delegated to them by the Board of Directors.

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of DSI Common Stock, DSI Convertible Preferred Stock or UC Common Stock:

        (a) CANCELATION OF TREASURY STOCK AND UC-OWNED STOCK. Each share of DSI Common Stock and DSI Convertible Preferred Stock that is owned by DSI or by any wholly owned subsidiary of DSI or by UC or any wholly owned subsidiary of UC shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (b) CONVERSION OF DSI COMMON STOCK. Subject to Section 2.02(e), each issued and outstanding share of DSI Common Stock (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into the right to receive 1.02 fully paid and nonassessable shares of UC Common Stock (the "Merger Consideration"). As of the Effective Time, all such shares of DSI Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of DSI Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of UC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with
    Section 2.02, without interest.

        (c) CONVERSION OF DSI CONVERTIBLE PREFERRED STOCK. Each issued and outstanding share of DSI Convertible Preferred Stock (other than shares to be canceled in accordance with Section 2.01(a) and shares held by persons who perfect their appraisal rights under the DGCL) shall be converted into the right to receive one fully paid and nonassessable share of UC Convertible Preferred Stock, which UC Convertible Preferred Stock (i) will have terms that are identical to the DSI Convertible Preferred Stock (as a result of the Merger, (x) the issuer thereof will be UC rather than DSI and
    (y) in accordance with the terms of the DSI Preferred Stock, the UC Convertible Preferred Stock will be convertible as of the Effective Time at the conversion price necessary to make each share of UC Convertible Preferred Stock convertible into the number of shares of UC Common Stock receivable upon the Merger by a holder of the number of shares of DSI Common Stock into which one share of DSI Convertible Preferred Stock might have been converted immediately prior to the Merger), and (ii) will be issued pursuant to action taken by the Board of Directors of UC. As of the Effective Time, all such shares of DSI Convertible Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of DSI Convertible Preferred Stock shall cease to have any rights with respect thereto, except the right to receive one share of UC Convertible Preferred Stock to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

    SECTION 2.02.  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE AGENT. As of the Effective Time, UC shall enter into an agreement with such bank or trust company as may be designated by UC and DSI (the "Exchange Agent"), which shall provide that UC shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of DSI Common Stock and DSI Convertible Preferred Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of UC Common Stock and UC Convertible Preferred Stock (such shares of UC Common Stock and UC Convertible Preferred Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.02(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of UC Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to
    Section 2.01 in exchange for outstanding shares of DSI Common Stock and DSI Convertible Preferred Stock.

        (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of DSI Common Stock or DSI Convertible Preferred Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration or shares of UC Convertible Preferred Stock, as applicable, pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as UC and DSI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration or shares of UC Convertible Preferred Stock, as applicable. Upon surrender of a Certificate for cancelation to the Exchange Agent or to such other agent or agents as may be appointed by UC, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of UC Common Stock or UC Convertible Preferred Stock and, in the case of Certificates representing DSI Common Stock, cash, if any, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of DSI Common Stock or DSI Convertible Preferred Stock which is not registered in the transfer records of DSI, a certificate representing the proper number of shares of UC Common

    Stock or UC Convertible Preferred Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of UC Common Stock or UC Convertible Preferred Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of UC that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or shares of UC Convertible Preferred Stock, as applicable, and, in the case of Certificates representing DSI Common Stock, cash, if any, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to UC Common Stock or UC Convertible Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of UC Common Stock or UC Convertible Preferred Stock represented thereby, and, in the case of Certificates representing DSI Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
    Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of UC Common Stock shall be paid by UC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of UC Common Stock or UC Convertible Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of UC Common Stock or UC Convertible Preferred Stock, and, in the case of Certificates representing DSI Common Stock, the amount of any cash payable in lieu of a fractional share of UC Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of UC Common Stock or UC Convertible Preferred Stock.

        (d) NO FURTHER OWNERSHIP RIGHTS IN DSI COMMON STOCK OR DSI CONVERTIBLE PREFERRED STOCK. All shares of UC Common Stock or UC Convertible Preferred Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of DSI Common Stock or DSI Convertible Preferred Stock, as applicable, theretofore represented by such Certificates, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by DSI on such shares of DSI Common Stock or DSI Convertible Preferred Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of DSI Common Stock or DSI Convertible Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

        (e)  NO FRACTIONAL SHARES.

           (i) No certificates or scrip representing fractional shares of UC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of UC shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of UC.

           (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of UC Common Stock delivered to the Exchange Agent by UC pursuant to Section 2.02(a) over (B) the aggregate number of whole shares of UC Common Stock to be distributed to holders of DSI Common Stock pursuant to
       Section 2.02(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.02(e)(iii).

           (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of DSI Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of DSI Common Stock (the "Common Shares Trust"). The Surviving Corporation will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of DSI Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of DSI Common Stock is entitled (after taking into account all shares of DSI Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of DSI Common Stock are entitled.

           (iv) Notwithstanding the provisions of Section 2.02(e)(ii) and (iii), the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each holder of DSI Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of DSI Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of UC Common Stock as reported on the NYSE Composite Transaction Tape (as reported in the WALL STREET JOURNAL, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(iv).

           (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of DSI Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of DSI Common Stock subject to and in accordance with the terms of Section 2.02(c).

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to UC, upon demand, and any holders of the Certificates who have not theretofore complied with this
    Article II shall thereafter look only to UC for payment of their claim for Merger Consideration or shares of UC Convertible Preferred Stock, any cash in lieu of fractional shares of UC Common Stock and any dividends or distributions with respect to UC Common Stock or UC Convertible Preferred Stock.

        (g) NO LIABILITY. None of UC, DSI or the Exchange Agent shall be liable to any person in respect of any shares of UC Common Stock or UC Convertible Preferred Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or shares of UC Convertible Preferred Stock, any cash payable to the holder of such Certificate representing DSI Common Stock pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration or shares of UC Convertible Preferred Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by UC, on a daily basis. Any interest and other income resulting from such investments shall be paid to UC.

        (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or shares of UC Convertible Preferred Stock and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of UC Common Stock or UC Convertible Preferred Stock deliverable in respect thereof, pursuant to this Agreement.

        (j) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, no share of DSI Convertible Preferred Stock, the holder of which shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (a "Dissenting Share"), will be deemed to be converted into and to represent the right to receive one share of UC Convertible Preferred Stock hereunder and the holders of Dissenting Shares, if any, will be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; PROVIDED, HOWEVER, that (i) if any holder of Dissenting Shares, under the circumstances permitted by the DGCL, subsequently delivers a written withdrawal of his or her demand for appraisal of such Dissenting Shares,
    (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such Section 262, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holder will forfeit such right to payment for such Dissenting Shares pursuant to such Section 262 and, as of the later of Effective Time or the occurrence of such event, such holder's Certificate formerly representing shares of DSI Convertible Preferred Stock shall automatically be converted into and represent only the right to receive shares of UC Convertible Preferred Stock pursuant to Section 2.01 hereof, without any interest thereon, upon surrender of the Certificate or Certificates formerly representing such shares of DSI Convertible Preferred Stock. DSI shall give UC (A) prompt notice of any written demands for appraisal of any Dissenting Shares, attempted withdrawals of such demands and any other instruments received by DSI relating to stockholders' rights of appraisal and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF DSI. Except as disclosed in the DSI Filed SEC Documents (as such term is defined in Section 3.01(g)) or as set forth on the Disclosure Schedule delivered by DSI to UC prior to the execution of this Agreement (the "DSI Disclosure Schedule"), DSI represents and warrants to UC as follows:

        (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of DSI and its Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of DSI and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.03) on DSI. DSI has delivered to UC prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and has made available to UC the certificates of incorporation and by-laws (or comparable organizational documents) of its Significant Subsidiaries, in each case as amended to date. As used in this Agreement, a "Significant Subsidiary" means any subsidiary of DSI or UC, as the case may be, that would constitute a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC").

        (b) SUBSIDIARIES. Exhibit 21.1 to DSI's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 includes all the subsidiaries of DSI which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by DSI, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

        (c) CAPITAL STRUCTURE. The authorized capital stock of DSI consists of 75,000,000 shares of DSI Common Stock and 25,000,000 shares of preferred stock, par value $.01 per share, of DSI ("DSI Preferred Stock"). At the close of business on September 19, 1996, (i) 29,292,663 shares of DSI Common Stock were issued and outstanding, (ii) 8,079 shares of DSI Common Stock were held by DSI in its treasury, (iii) not more than 1,725,000 shares of DSI Convertible Preferred Stock were issued and outstanding, (iv) no shares of DSI Preferred Stock were held by DSI in its treasury, (v) 1,672,584 shares of DSI Common Stock were reserved for issuance pursuant to the Diamond Shamrock, Inc. Long-Term Incentive Plan, the Diamond Shamrock R & M, Inc. 1987 Long-Term Incentive Plan, the Diamond Shamrock, Inc. Performance Incentive Plan, the 1994 Restatement of the Diamond Shamrock, Inc. Employee Stock Ownership Plan I and the 1994 Restatement of the Diamond Shamrock, Inc. Employee Stock Ownership Plan II (such plans, collectively, the "DSI Stock Plans"), (vi) not more than 3,254,716 shares of DSI Common Stock were reserved for issuance upon conversion of the DSI Convertible Preferred Stock, (vii) no shares of Series A Junior Participating Preferred Stock (the "Junior Preferred Stock") of DSI were issued and outstanding, and (viii) other than the DSI Convertible Preferred Stock, the Junior Preferred Stock and the $2.00 Convertible Exchangeable Preferred Stock of DSI (of which no shares remain outstanding)(the "DSI $2.00 Preferred Stock"), no other shares of DSI Preferred Stock have been designated or issued. Except as set forth above and except for 5,858,500 shares of DSI Common Stock (with the associated DSI Rights) reserved for issuance upon the exercise of the DSI Option, at the close of business on September 19, 1996, no shares of capital stock or other voting securities of DSI were issued, reserved for issuance or outstanding. At the close of business on September 19, 1996 there were no outstanding stock appreciation rights or rights (other than employee stock options or other rights ("DSI Employee Stock Options", which term shall not include performance units granted under the Diamond Shamrock, Inc. Long-Term Incentive Plan) to purchase or receive DSI Common Stock granted under the DSI Stock Plans) to receive shares of DSI Common Stock on a deferred basis granted under the DSI Stock Plans or otherwise. The DSI Disclosure Schedule sets forth a complete and correct list, as of September 19, 1996, of the number of shares of DSI Common Stock subject to Employee Stock Options and the exercise prices thereof. All outstanding shares of capital stock of DSI are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the close of business on September 19, 1996, there were no bonds, debentures, notes or other indebtedness of

    DSI having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of DSI may vote. Except as set forth above or as contemplated by Schedule 5.07, as of the close of business on September 19, 1996, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which DSI or any of its subsidiaries is a party or by which any of them is bound obligating DSI or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of DSI or of any of its subsidiaries or obligating DSI or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the DSI Stock Plans, as of the close of business on September 19, 1996, there were no outstanding contractual obligations of DSI or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of DSI or any of its wholly owned subsidiaries. As of the close of business on September 19, 1996, except for agreements with holders of equity securities of subsidiaries that are not wholly owned subsidiaries of DSI or any of its other wholly owned subsidiaries, there were no outstanding contractual obligations of DSI to vote or to dispose of any shares of the capital stock of any of its subsidiaries. DSI has delivered to UC a complete and correct copy of the Rights Agreement, dated as of March 6, 1990 (the "DSI Rights Agreement"), as amended and supplemented to the date hereof relating to rights ("DSI Rights") to purchase Junior Preferred Stock.

        (d) AUTHORITY; NONCONTRAVENTION. DSI has all requisite corporate power and authority to enter into this Agreement and, subject to the DSI Stockholder Approval (as defined in Section 3.01(m)), to consummate the transactions contemplated by this Agreement. DSI has all requisite corporate power and authority to enter into the Option Agreements and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Option Agreements by DSI and the consummation by DSI of the transactions contemplated by this Agreement and the Option Agreements have been duly authorized by all necessary corporate action on the part of DSI, subject, in the case of the adoption of this Agreement, to DSI Stockholder Approval. This Agreement and the Option Agreements have been duly executed and delivered by DSI and constitute legal, valid and binding obligations of DSI, enforceable against DSI in accordance with their terms. The execution and delivery of this Agreement and the Option Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Option Agreements and compliance with the provisions of this Agreement and the Option Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of DSI or any of its Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of DSI or the comparable organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to DSI or any of its Significant Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DSI or any of its Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses
    (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on DSI, (y) impair the ability of DSI to perform its obligations under this Agreement or the Option Agreements, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity") is required by or with respect to DSI or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreements by DSI or the consummation by DSI of the transactions contemplated by this Agreement or the Option Agreements, except for (1) the filing of a premerger notification and report form by DSI under the

    Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the SEC of (A) a proxy statement relating to the DSI Stockholders Meeting (as defined in Section 5.01(b)) (such proxy statement, together with the proxy statement relating to the UC Stockholders Meeting (as defined in Section 5.01(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which DSI is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of DSI Common Stock that are to be issued pursuant to the DSI Stock Option Agreement to be listed on the NYSE; (5) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement and the Option Agreements; and (6) such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to have a material adverse effect on DSI.

        (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. DSI has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "DSI SEC Documents"). As of their respective dates, the DSI SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such DSI SEC Documents, and none of the DSI SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any DSI SEC Document has been revised or superseded by a later DSI Filed SEC Document, none of the DSI SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of DSI included in the DSI SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of DSI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto, (ii) as contemplated hereunder or under the Option Agreements, (iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iv) for liabilities and obligations incurred since July 1, 1996 in the ordinary course of business consistent with past practice, neither DSI nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including liabilities arising under any laws relating to the protection of health, safety or the environment ("Environmental Laws"), required by generally accepted accounting principles to be reflected in a consolidated balance sheet of DSI and its consolidated subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on DSI.

        (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by DSI specifically for inclusion or incorporation by reference in
    (i) the registration statement on Form S-4 to be filed with the SEC by UC in connection with the issuance of UC Common Stock and UC Convertible Preferred Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to DSI's stockholders or at the time of the DSI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by DSI with respect to statements made or incorporated by reference therein based on information supplied by UC specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

        (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except (i) as disclosed in the DSI SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "DSI Filed SEC Documents"), (ii) for the transactions provided for herein or in the Option Agreements, and (iii) for liabilities incurred in connection with or as a result of this Agreement or the Option Agreements, since the date of the most recent audited financial statements included in the DSI Filed SEC Documents, DSI has conducted its business only in the ordinary course, and there has not been (1) any material adverse change in DSI, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of DSI's capital stock, other than regular quarterly dividends of $.14 per share on the DSI Common Stock and $.625 per share on the DSI Convertible Preferred Stock in accordance with the terms thereof, (3) any split, combination or reclassification of any of DSI's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of DSI's capital stock, except for issuances of DSI Common Stock upon conversion of DSI Convertible Preferred Stock, (4) other than as permitted by Section 5.07, (A) any granting by DSI or any of its Significant Subsidiaries to any director, executive officer or other key employee of DSI of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the DSI Filed SEC Documents, (B) any granting by DSI or any of its Significant Subsidiaries to any such director, executive officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the DSI Filed SEC Documents, or (C) any entry by DSI or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer or key employee, or
    (5) except insofar as may have been disclosed in the DSI Filed SEC Documents or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by DSI materially affecting its assets, liabilities or business. For purposes of this Agreement, "key employee" means any employee whose current salary and targeted bonus exceeds $100,000 per annum.

        (h) LITIGATION. As of the date of this Agreement, there was no suit, action or proceeding pending or, to the knowledge of DSI, threatened against or affecting DSI or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) have a material adverse effect on DSI or (ii) impair the ability of DSI to perform its obligations under this Agreement or the Option Agreements in any material respect, nor as of such date was there any judgment, order or decree of any Governmental Entity or arbitrator outstanding against DSI or any of its subsidiaries having, or which could reasonably be expected to have, any effect referred to in clause
    (i) or (ii) above.

        (i) COMPLIANCE WITH APPLICABLE LAWS. DSI and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of DSI and its subsidiaries, taken as a whole (the "DSI Permits"). DSI and its subsidiaries are in compliance with the terms of the DSI Permits and all applicable statutes, laws, ordinances, rules and regulations, including Environmental Laws, except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on DSI. The businesses of DSI and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including Environmental Laws, except for possible violations which could not reasonably be expected to have a material adverse effect on DSI. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity with respect to DSI or any of its subsidiaries is pending or, to the knowledge of DSI, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on DSI.

        (j) ABSENCE OF CHANGES IN BENEFIT PLANS. Since the date of the most recent financial statements included in the DSI Filed SEC Documents, there has not been any adoption or amendment in any material respect by DSI or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of DSI or any of its wholly owned subsidiaries. Except as permitted by Section 5.07, since the date of the most recent financial statements included in the DSI Filed SEC Documents, neither DSI nor any of its wholly owned subsidiaries has entered into any employment, consulting, severance, termination or indemnification agreements, arrangements or understandings with any current or former employee, officer or director of DSI or any of its wholly owned subsidiaries.

        (k)  ERISA COMPLIANCE.

           (i) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by DSI or any subsidiary of DSI (the "DSI Benefit Plans"), DSI has made available to UC a true and correct copy of
       (A) the most recent annual report (Form 5500) filed with the IRS, (B) such DSI Benefit Plans, (C) each trust agreement relating to such DSI Benefit Plans, (D) the most recent summary plan description for each DSI Benefit Plans for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to DSI Benefit Plans subject to Title IV of ERISA, and (F) the most recent determination letter issued by the IRS with respect to any DSI Benefit Plans qualified under Section 401(a) of the Code.

           (ii) With respect to the DSI Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of DSI, there exists no condition or set of circumstances, in connection with which DSI or any of its subsidiaries could be subject to any liability that is reasonably likely to have a material adverse effect on DSI (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

           (iii) Each DSI Benefit Plan has been administered in accordance with its terms except for any failures so to administer any DSI Benefit Plan as would not individually or in the aggregate have a material adverse effect on DSI. DSI, its subsidiaries and all the DSI Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance as would not individually or in the aggregate have a material adverse effect on DSI.

           (iv) No employee of DSI will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any DSI Benefit Plan as a result of the transactions contemplated by this Agreement or the Option Agreements.

        (l)  TAXES.

           (i) Each of DSI and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on DSI. DSI and each of its subsidiaries has paid (or DSI has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the DSI Filed SEC Documents reflect an adequate reserve for all taxes payable by DSI and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

           (ii) No deficiencies for any taxes have been proposed, asserted or assessed against DSI or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on DSI. The federal income tax returns of DSI and each of its subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations or remain open for the periods described in the DSI Disclosure Schedule.

           (iii) Neither DSI nor any of its subsidiaries has taken any action that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

           (iv) As used in this Agreement, "taxes" shall include all federal, state and local income, property, sales, excise and other taxes or similar governmental charges.

        (m) VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of DSI Common Stock, voting as a single class, at the DSI Stockholders Meeting (the "DSI Stockholder Approval") to adopt this Agreement is the only vote of the holders of any class or series of DSI's capital stock necessary to approve and adopt this Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements.

        (n) STATE TAKEOVER STATUTES. The Board of Directors of DSI has approved the terms of this Agreement and the Option Agreements and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreements and, assuming the accuracy of UC's representation and warranty contained in Section 3.02(n), such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement and the Option Agreements by the DSI Board of Directors under the provisions of Section 203 of the DGCL.

        (o) ACCOUNTING MATTERS. Neither DSI nor any of its affiliates has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

        (p) BROKERS. No broker, investment banker, financial advisor or other person, other than Wasserstein Perella & Co., Inc., the fees and expenses of which will be paid by DSI or, if the Merger occurs, the Surviving Corporation, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreements based upon arrangements made by or on behalf of DSI. DSI has furnished to UC true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

        (q) OPINION OF FINANCIAL ADVISOR. DSI has received the opinion of Wasserstein Perella & Co., Inc., dated the date of this Agreement, to the effect that, as of such date, the exchange ratio for the conversion of DSI Common Stock into UC Common Stock pursuant to the Merger is fair to DSI's stockholders from a financial point of view, a signed copy of which opinion has been delivered to UC.

        (r) OWNERSHIP OF UC COMMON STOCK. Other than pursuant to the UC Stock Option Agreement and except for shares owned by DSI Benefit Plans, as of the date hereof, neither DSI nor, to its knowledge, any of its affiliates, (i) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange
    Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of UC.

        (s) DSI RIGHTS AGREEMENT. The DSI Rights Agreement has been amended (the "DSI Rights Plan Amendment") to (i) render the DSI Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and the Option Agreements and (ii) ensure that (y) neither UC nor any of its wholly owned subsidiaries nor any of its permitted assignees or transferees under the DSI Stock Option Agreement is an Acquiring Person or an Adverse Person (each as defined in the DSI Rights Agreement) pursuant to the DSI Rights Agreement and (z) a Share Acquisition Date, Distribution Date or Triggering Event (in each case as defined in the DSI Rights Agreement) does not occur solely by reason of the execution of this Agreement, and the Option Agreements, the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement and the Option Agreements and such amendment may not be further amended by DSI without the prior consent of UC in its sole discretion. A copy of a form of the DSI Rights Plan Amendment is attached to the DSI Disclosure Schedule.

    SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF UC. Except as disclosed in the UC Filed SEC Documents (as such term is defined in Section 3.02(g)) or as set forth on the Disclosure Schedule delivered by UC to DSI prior to the execution of this Agreement (the "UC Disclosure Schedule"), UC represents and warrants to DSI as follows:

        (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of UC and its Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of UC and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on UC. UC has delivered to DSI prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and has made available to DSI the certificates of incorporation and by-laws (or comparable organizational documents) of its Significant Subsidiaries, in each case as amended to date.

        (b) SUBSIDIARIES. Exhibit 21 to UC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 includes all the subsidiaries of UC which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by UC, free and clear of all Liens.

        (c) CAPITAL STRUCTURE. The authorized capital stock of UC consists of 100,000,000 shares of UC Common Stock and 25,000,000 shares of preferred stock, par value $.01 per share, of UC ("UC Preferred Stock"). At the close of business on September 19, 1996, (i) 44,637,958 shares of UC Common Stock were issued and outstanding, (ii) no shares of UC Common Stock were held by UC in its treasury, (iii) 6,137,103 shares of UC Common Stock were reserved for issuance pursuant to the Ultramar Corporation Annual Incentive Plan, the Ultramar Corporation Dividend Reinvestment, the Ultramar Corporation Restricted Share Plan for Directors and Employee Stock Purchase Plan and the Ultramar Corporation 1992 Long Term Incentive Plan (such plans, collectively, the "UC Stock Plans"), and (iv) no shares of UC Preferred Stock have been designated or issued. Except as set forth above and except for 8,927,500 shares of UC Common Stock (with the associated UC Rights) reserved for issuance upon the exercise of the UC Option, at the close of business on September 19, 1996, no shares of capital stock or other voting securities of UC were issued, reserved for issuance or outstanding. At the close of business on September 19, 1996 there were no outstanding stock appreciation rights or rights (other than employee stock options or other rights ("UC Employee Stock Options") to purchase or receive UC Common Stock granted under the UC Stock Plans) to receive shares of UC Common Stock on a deferred basis granted under the UC Stock Plans or otherwise. The UC Disclosure Schedule sets forth a complete and correct list, as of September 19, 1996, of the number of shares of UC Common Stock subject to Employee Stock Options and the exercise prices thereof. All outstanding shares of capital stock of UC are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the close of business on September 19, 1996, there were no bonds, debentures, notes or other indebtedness of UC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of UC may vote. Except as set forth above or as contemplated by Schedule 5.07, as of the close of business on September 19, 1996, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which UC or any of its subsidiaries is a party or by which any of them is bound obligating UC or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of UC or of any of its subsidiaries or obligating UC or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the UC Stock Plans, as of the close of business on September 19, 1996, there were no outstanding contractual obligations of UC or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of UC or any of its wholly owned subsidiaries. As of the close of business on September 19, 1996, except for agreements with holders of equity securities of subsidiaries that are not wholly owned subsidiaries of UC or any of its other wholly owned subsidiaries, there were no outstanding contractual obligations of UC to vote or to dispose of any shares of the capital stock of any of its subsidiaries. UC has delivered to DSI a complete and correct copy of the Rights Agreement dated as of June 25, 1992, as amended as of May 10, 1994 (the "UC Rights Agreement") between UC and Registrar and Transfer Company (as successor to First City, Texas-Houston, National Association) relating to rights ("UC Rights") to purchase UC Common Stock.

        (d) AUTHORITY; NONCONTRAVENTION. UC has all requisite corporate power and authority to enter into this Agreement and, subject to the UC Stockholder Approval (as defined in Section 3.02(m)), to consummate the transactions contemplated by this Agreement. UC has all requisite corporate power and authority to enter into the Option Agreements and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Option Agreements by UC and the consummation by UC of the transactions contemplated by this Agreement and the Option Agreements have been duly authorized by all necessary corporate action on the part of UC, subject, in the case of the adoption of this Agreement and the issuance of UC Common Stock in connection with the Merger, to UC Stockholder Approval. This Agreement and the Option Agreements have been duly executed and delivered by UC and constitute legal, valid and binding obligations of UC, enforceable against UC in accordance with their terms. The execution and delivery of this Agreement and the Option Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Option Agreements and compliance with the provisions of this Agreement and the Option Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of UC or any of its Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of UC or the comparable organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to UC or any of its Significant Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to UC or any of its Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses
    (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on UC, (y) impair the ability of UC to perform its obligations under this Agreement or the Option Agreements, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to UC or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreements by UC or the consummation by UC of the transactions contemplated by this Agreement or the Option Agreements, except for (1) the filing of a premerger notification and report form by UC under the HSR Act; (2) the filing with the SEC of (A) the Joint Proxy Statement relating to the UC Stockholders Meeting (as defined in Section 5.01(c)), (B) the Form S-4 and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements; (3) the filing of the Certificate of Merger and the Certificate of Designations with respect to the UC Convertible Preferred Stock with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which UC is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of UC Common Stock that are to be issued in the Merger, under the DSI Stock Plans and pursuant to the UC Stock Option Agreement to be listed on the NYSE; (5) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement and the Option Agreements; and (6) such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to have a material adverse effect on UC.

        (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. UC has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "UC SEC Documents"). As of their respective dates, the UC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such UC SEC Documents, and none of the UC SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any UC SEC Document has been revised or superseded by a later UC Filed SEC Document, none of the UC SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of UC included in the UC SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of UC and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto, (ii) as contemplated hereunder or under the Option Agreements, (iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iv) for liabilities and obligations incurred since July 1, 1996 in the ordinary course of business consistent with past practice, neither UC nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including liabilities arising under any Environmental Laws, required by generally accepted accounting principles to be reflected in a consolidated balance sheet of UC and its consolidated subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on UC.

        (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by UC specifically for inclusion or incorporation by reference in
    (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to UC's stockholders or at the time of the UC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by UC with respect to statements made or incorporated by reference therein based on information supplied by DSI specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

        (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except (i) as disclosed in the UC SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "UC Filed SEC Documents"), (ii) for the transactions provided for herein or in the Option Agreements, and (iii) for liabilities incurred in connection with or as a result of this Agreement or the Option Agreements, since the date of the most recent financial statements included in the UC Filed SEC Documents, UC has conducted its business only in the ordinary course, and there has not been (1) any material adverse change in UC, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of UC's capital stock, other than regular quarterly dividends of $.275 per share on the UC Common Stock, (3) any split, combination or reclassification of any of UC's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of UC's capital stock,
    (4) other than as permitted by Section 5.07, (A) any granting by UC or any of its Significant Subsidiaries to any director, executive officer or other key employee of UC of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the UC Filed SEC Documents,
    (B) any granting by UC or any of its Significant Subsidiaries to any such director, executive officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the UC Filed SEC Documents, or (C) any entry by UC or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer or key employee or (5) except insofar as may have been disclosed in the UC Filed SEC Documents or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by UC materially affecting its assets, liabilities or business.

        (h) LITIGATION. As of the date of this Agreement, there was no suit, action or proceeding pending or, to the knowledge of UC, threatened against or affecting UC or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) have a material adverse effect on UC or (ii) impair the ability of UC to perform its obligations under this Agreement or the Option Agreements in any material respect, nor as of such date was there any judgment, order or decree of any Governmental Entity or arbitrator outstanding against UC or any of its subsidiaries having, or which could reasonably be expected to have, any effect referred to in clause
    (i) or (ii) above.

        (i) COMPLIANCE WITH APPLICABLE LAWS. UC and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of UC and its subsidiaries, taken as a whole (the "UC Permits"). UC and its subsidiaries are in compliance with the terms of the UC Permits and all applicable statutes, laws, ordinances, rules and regulations, including Environmental Laws, except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on UC. The businesses of UC and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including Environmental Laws, except for possible violations which could not reasonably be expected to have a material adverse effect on UC. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity with respect to UC or any of its subsidiaries is pending or, to the knowledge of UC, threatened, other than, in each case, those the outcome of which, individually or in the aggregate could not reasonably be expected to have a material adverse effect on UC.

        (j) ABSENCE OF CHANGES IN BENEFIT PLANS. Since the date of the most recent financial statements included in the UC Filed SEC Documents, there has not been any adoption or amendment in any material respect by UC or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of UC or any of its wholly owned subsidiaries. Except as permitted by Section 5.07, since the date of the most recent financial statements included in the UC Filed SEC Documents, neither UC nor any of its wholly owned subsidiaries has entered into any employment, consulting, severance, termination or indemnification agreements, arrangements or understandings with any current or former employee, officer or director of UC or any of its wholly owned subsidiaries.

        (k)  ERISA COMPLIANCE.

           (i) With respect to Benefit Plans maintained or contributed to by UC or any subsidiary of UC (the "UC Benefit Plans"), UC has made available to DSI a true and correct copy of (A) the most recent annual report (Form
       5500) filed with the IRS, (B) such UC Benefit Plans, (C) each trust agreement relating to such UC Benefit Plans, (D) the most recent summary plan description for each UC Benefit Plans for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to UC Benefit Plans subject to Title IV of ERISA, and
       (F) the most recent determination letter issued by the IRS with respect to any UC Benefit Plans qualified under Section 401(a) of the Code.

           (ii) With respect to the UC Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of UC, there exists no condition or set of circumstances, in connection with which UC or any of its subsidiaries could be subject to any liability that is reasonably likely to have a material adverse effect on UC (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

           (iii) Each UC Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any UC Benefit Plans as would not individually or in the aggregate have a material adverse effect on UC. UC, its subsidiaries and all the UC Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance as would not individually or in the aggregate have a material adverse effect on UC.

           (iv) No employee of UC will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any UC Benefit Plan as a result of the transactions contemplated by this Agreement or the Option Agreements.

        (l)  TAXES.

           (i) Each of UC and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on UC. UC and each of its subsidiaries has paid (or UC has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the UC Filed SEC Documents reflect an adequate reserve for all taxes payable by UC and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

           (ii) No deficiencies for any taxes have been proposed, asserted or assessed against UC or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on UC.

           (iii) Neither UC nor any of its subsidiaries has taken any action that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (m) VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of UC Common Stock, voting as a single class, at the UC Stockholders Meeting (the "UC Stockholder Approval") to adopt this Agreement and to approve the issuance of UC Common Stock in connection with the Merger is the only vote of the holders of any class or series of UC's capital stock necessary to approve and adopt this Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements.

        (n) STATE TAKEOVER STATUTES. The Board of Directors of UC has approved the terms of this Agreement and the Option Agreements and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreements and, assuming the accuracy of DSI's representation and warranty contained in Section 3.01(n), such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement and the Option Agreements by the UC Board of Directors under the provisions of
    Section 203 of the DGCL.

        (o) ACCOUNTING MATTERS. Neither UC nor any of its affiliates has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

        (p) BROKERS. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co. and Tanner & Co., Inc., the fees and expenses of which will be paid by UC or, if the Merger occurs, the Surviving Corporation, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreements based upon arrangements made by or on behalf of UC. UC has furnished to DSI true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

        (q) OPINION OF FINANCIAL ADVISOR. UC has received the opinion of Merrill Lynch & Co., dated the date of this Agreement, to the effect that, as of such date, the exchange ratio for the conversion of DSI Common Stock into UC Common Stock pursuant to the Merger is fair to UC and, accordingly, to UC's stockholders from a financial point of view, a signed copy of which opinion has been delivered to DSI.

        (r) OWNERSHIP OF DSI COMMON STOCK. Other than pursuant to the DSI Stock Option Agreement and except for shares owned by UC Benefit Plans, as of the date hereof, neither UC nor, to its knowledge, any of its affiliates,
    (i) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of DSI.

        (s) UC RIGHTS AGREEMENT. The UC Rights Agreement has been amended (the "UC Rights Plan Amendment") to (i) render the UC Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and the Option Agreements and (ii) ensure that (y) neither DSI nor any of its wholly owned subsidiaries nor any of its permitted assignees or transferees under the UC Stock Option Agreement is an Acquiring Person (as defined in the UC Rights Agreement) pursuant to the UC Rights Agreement and
    (z) a Distribution Date (as defined in the UC Rights Agreement) does not occur solely by reason of the execution of this Agreement and the Option Agreements, the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement and the Option Agreements and such amendment may not be further amended by UC without the prior consent of DSI in its sole discretion. A copy of a form of the UC Rights Plan Amendment is attached to the UC Disclosure Schedule.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 4.01.  CONDUCT OF BUSINESS.

        (a) CONDUCT OF BUSINESS BY DSI. Except as set forth in Section 4.01 of the DSI Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, DSI shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as set forth in
    Section 4.01 of the DSI Disclosure Schedule, without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, DSI shall not, and shall not permit any of its subsidiaries to:

           (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of DSI to its parent, or by a subsidiary that is partially owned by DSI or any of its subsidiaries, provided that DSI or any such subsidiary receives or is to receive its proportionate share thereof, and other than the regular quarterly dividends of $.14 per share with respect to the DSI Common Stock and regular quarterly dividends of $.625 per share with respect to the DSI Convertible Preferred Stock in accordance with its terms, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of DSI or any of its Significant Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of DSI Common Stock upon the exercise of DSI Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (y) the issuance of DSI Common Stock upon conversion of DSI Convertible Preferred Stock in accordance with their present terms either at the option of the holders thereof or at the option of DSI, and (z) the issuance of DSI Common Stock pursuant to the DSI Stock Option Agreement);

           (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

           (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, except for (x) such acquisitions which do not in the aggregate exceed $20,000,000 and (y) purchases of inventory, feedstock and other items in the ordinary course of business consistent with past practice;

           (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than (x) in the ordinary course of business consistent with past practice and (y) sales of assets which do not individually or in the aggregate exceed $20,000,000;

           (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of DSI or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to DSI or any direct or indirect subsidiary of DSI or to officers and employees of DSI or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business;

           (vii) make or agree to make any capital expenditure or capital expenditures other than capital expenditures set forth in the operating budget of DSI previously furnished to UC, the relevant portions of which are set forth in Section 4.01(b)(vii) of the DSI Disclosure Schedule;

           (viii) make any tax election that could reasonably be expected to have a material adverse effect on DSI or settle or compromise any material income tax liability;

           (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of DSI included in the DSI Filed SEC Documents, incurred since the date of such financial statements in the ordinary course of business consistent with past practice or which do not in the aggregate have a material adverse effect on DSI;

           (x) except in the ordinary course of business or except as would not reasonably be expected to have a material adverse effect on DSI, modify, amend or terminate any material contract or agreement to which DSI or any subsidiary is a party or waive, release or assign any material rights or claims thereunder;

           (xi) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

           (xii) except as required by law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any DSI Benefit Plan or any other agreement, plan or policy involving DSI or its subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any DSI pension plans, or change the manner in which contributions to any DSI pension plans are made or the basis on which such contributions are determined;

           (xiii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of DSI or its subsidiaries, or as contemplated hereby or by the terms of any contract the existence of which does not constitute a violation of this Agreement, increase the compensation of any director, executive officer or other key employee of DSI or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person; or

           (xiv) authorize, or commit or agree to take, any of the foregoing actions.

        (b) CONDUCT OF BUSINESS BY UC. Except as set forth in Section 4.01 of the UC Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, UC shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as set forth in
    Section 4.01 of the UC Disclosure Schedule, without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, UC shall not, and shall not permit any of its subsidiaries to:

           (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of UC to its parent, or by a subsidiary that is partially owned by UC or any of its subsidiaries, provided that UC or any such subsidiary receives or is to receive its proportionate share thereof, and other than the regular quarterly dividends of $.275 per share with respect to the UC Common Stock, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of UC or any of its Significant Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of UC Common Stock upon the exercise of UC Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms, and (y) the issuance of UC Common Stock pursuant to the UC Stock Option Agreement);

           (iii) except as contemplated hereby, amend its certificate of incorporation, by-laws or other comparable organizational documents;

           (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, except for (x) such acquisitions which do not in the aggregate exceed $20,000,000 and (y) purchases of inventory, feedstock and other items in the ordinary course of business consistent with past practice;

           (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than (x) in the ordinary course of business consistent with past practice and (y) sales of assets which do not individually or in the aggregate exceed $20,000,000;

           (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of UC or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to UC or any direct or indirect subsidiary of UC or to officers and employees of UC or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business;

           (vii) make or agree to make any capital expenditure or capital expenditures other than capital expenditures set forth in the operating budget of UC previously furnished to DSI, the relevant portions of which are set forth in Section 4.01(b)(vii) of the UC Disclosure Schedule;

           (viii) make any tax election that could reasonably be expected to have a material adverse effect on UC or settle or compromise any material income tax liability;

           (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of UC included in the UC Filed SEC Documents, incurred since the date of such financial statements in the ordinary course of business consistent with past practice or which do not in the aggregate have a material adverse effect on UC;

           (x) except in the ordinary course of business or except as would not reasonably be expected to have a material adverse effect on UC, modify, amend or terminate any material contract or agreement to which UC, any subsidiary is a party or waive, release or assign any material rights or claims thereunder;

           (xi) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

           (xii) except as required by law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any UC Benefit Plan or any other agreement, plan or policy involving UC or its subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any UC pension plans, or change the manner in which contributions to any UC pension plans are made or the basis on which such contributions are determined;

           (xiii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of UC or its subsidiaries, or as contemplated hereby or by the terms of any contract the existence of which does not constitute a violation of this Agreement, increase the compensation of any director, executive officer or other key employee of UC or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person; or

           (xiv) authorize, or commit or agree to take, any of the foregoing actions.

        (c) COORDINATION OF DIVIDENDS. Each of UC and DSI shall coordinate with the other regarding the declaration and payment of dividends in respect of the UC Common Stock and the DSI Common Stock and the record dates and payment dates relating thereto, it being the intention of UC and DSI that any holder of DSI Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of DSI Common Stock and/or any shares of UC Common Stock any such holder receives in exchange therefor pursuant to the Merger.

        (d) OTHER ACTIONS. Except as required by law, DSI and UC shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement or the Option Agreements that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

        (e) ADVICE OF CHANGES. DSI and UC shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it contained in this Agreement or the Option Agreements that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Option Agreements, or (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Option Agreements.

    SECTION 4.02.  NO SOLICITATION BY DSI.

    (a) DSI shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any DSI Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding any DSI Takeover Proposal; provided, however, that if, at any time prior to the adoption of this Agreement by the holders of DSI Common Stock, the Board of Directors of DSI determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to DSI's stockholders under applicable law, DSI may, in response to a DSI Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 4.02(a), and subject to compliance with Section 4.02(c), (x) furnish information with respect to DSI and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by DSI after consultation with its outside counsel) and (y) participate in negotiations regarding such DSI Takeover Proposal. For purposes of this Agreement, "DSI Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of DSI and its subsidiaries or 20% or more of any class of equity securities of DSI or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of DSI or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving DSI or any of its subsidiaries, other than the transactions contemplated by this Agreement.

    (b) Except as expressly permitted by this Section 4.02, neither the Board of Directors of DSI nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to UC, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any DSI Takeover Proposal, or (iii) cause DSI to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "DSI Acquisition Agreement") related to any DSI Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of DSI Common Stock (x) the Board of Directors of DSI determines in good faith, after it has received a DSI Superior Proposal (as defined below) and after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to DSI's stockholders under applicable law, the Board of Directors of DSI may (subject to this and the following sentences) withdraw or modify its approval or recommendation of the Merger or this Agreement, or (y) the Board of Directors of DSI determines in good faith that there is not a substantial probability that the adoption of this Agreement by holders of DSI Common Stock will be obtained due to the existence of a DSI Superior Proposal, the Board of Directors of DSI may (subject to this and the following sentences) approve or recommend such DSI Superior Proposal or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause DSI to enter into any DSI Acquisition Agreement with respect to any DSI Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is after the fifth business day following UC's receipt of written notice advising UC that the Board of Directors of DSI has received a DSI Superior Proposal, specifying the material terms and conditions of such DSI Superior Proposal and identifying the person making such DSI Superior Proposal. For purposes of this Agreement, a "DSI Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of DSI Common Stock then outstanding or all or substantially all the assets of DSI and otherwise on terms which the Board of Directors of DSI determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to DSI's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of DSI, is reasonably capable of being obtained by such third party.

    (c) In addition to the obligations of DSI set forth in paragraphs (a) and
(b) of this Section 4.02, DSI shall immediately advise UC orally and in writing of any request for information or of any DSI Takeover Proposal, the material terms and conditions of such request or DSI Takeover Proposal and the identity of the person making such request or DSI Takeover Proposal. DSI will keep UC reasonably informed of the status and details (including amendments or proposed amendments) of any such request or DSI Takeover Proposal.

    (d) Nothing contained in this Section 4.02 shall prohibit DSI from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to DSI's stockholders if, in the good faith judgment of the Board of Directors of DSI, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to DSI's stockholders under applicable law; provided, however, that neither DSI nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.02(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a DSI Takeover Proposal.

    SECTION 4.03.  NO SOLICITATION BY UC.

    (a) UC shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any UC Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding any UC Takeover Proposal; provided, however, that if, at any time prior to the adoption of this Agreement by the holders of UC Common Stock, the Board of Directors of UC determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to UC's stockholders under applicable law, UC may, in response to a UC Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 4.03(a), and subject to compliance with Section 4.03(c), (x) furnish information with respect to UC and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by UC after consultation with its outside counsel) and
(y) participate in negotiations regarding such UC Takeover Proposal. For purposes of this Agreement, "UC Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of UC and its subsidiaries or 20% or more of any class of equity securities of UC or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of UC or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving UC or any of its subsidiaries, other than the transactions contemplated by this Agreement.

    (b) Except as expressly permitted by this Section 4.03, neither the Board of Directors of UC nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to DSI, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the issuance of UC Common Stock and UC Convertible Preferred Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any UC Takeover Proposal, or (iii) cause UC to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "UC Acquisition Agreement") related to any UC Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of UC Common Stock (x) the Board of Directors of UC determines in good faith, after it has received a UC Superior Proposal (as defined below) and after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to UC's stockholders under applicable law, the Board of Directors of UC may (subject to this and the following sentences) withdraw or modify its approval or recommendation of the Merger, this Agreement or the issuance of UC Common Stock in connection with the Merger, or (y) the Board of Directors of UC determines in good faith that there is not a substantial probability that the adoption of this Agreement by holders of UC Common Stock will be obtained due to the existence of a UC Superior Proposal, the Board of Directors of UC may (subject to this and the following sentences) approve or recommend such UC Superior Proposal or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause UC to enter into any UC Acquisition Agreement with respect to any UC Superior Proposal), but in each of the cases set forth in this clause
(y), only at a time that is after the fifth business day following DSI's receipt of written notice advising DSI that the Board of Directors of UC has received a UC Superior Proposal, specifying the material terms and conditions of such UC Superior Proposal and identifying the person making such UC Superior Proposal. For purposes of this Agreement, a "UC Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of UC Common Stock then outstanding or all or substantially all the assets of UC and otherwise on terms which the Board of Directors of UC determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to UC's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of UC, is reasonably capable of being obtained by such third party.

    (c) In addition to the obligations of UC set forth in paragraphs (a) and (b) of this Section 4.03, UC shall immediately advise DSI orally and in writing of any request for information or of any UC Takeover Proposal, the material terms and conditions of such request or UC Takeover Proposal and the identity of the person making such request or UC Takeover Proposal. UC will keep DSI reasonably informed of the status and details (including amendments or proposed amendments) of any such request or UC Takeover Proposal.

    (d) Nothing contained in this Section 4.03 shall prohibit UC from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to UC's stockholders if, in the good faith judgment of the Board of Directors of UC, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to UC's stockholders under applicable law; provided, however, that neither UC nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.03(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger, the issuance of UC Common Stock and UC Convertible Preferred Stock in connection with the Merger, or approve or recommend, or propose publicly to approve or recommend, a UC Takeover Proposal.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    SECTION 5.01. PREPARATION OF THE FORM S-4 AND THE JOINT PROXY STATEMENT; STOCKHOLDERS MEETINGS.

    (a) As soon as practicable following the date of this Agreement, DSI and UC shall prepare and file with the SEC the Joint Proxy Statement and UC shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of DSI and UC shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. DSI will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to DSI's stockholders, and UC will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to UC's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. UC shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of UC Common Stock and UC Convertible Preferred Stock in the Merger and under the DSI Stock Plans and UC Stock Plans and DSI shall furnish all information concerning DSI and the holders of DSI Common Stock as may be reasonably requested in connection with any such action.

    (b) DSI will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "DSI Stockholders Meeting") for the purpose of obtaining the DSI Stockholder Approval. Without limiting the generality of the foregoing but subject to
Section 4.02(b), DSI agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to DSI of any DSI Takeover Proposal. DSI will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, except to the extent that the Board of Directors of DSI shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with
Section 4.02(b).

    (c) UC will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "UC Stockholders Meeting") for the purpose of obtaining the UC Stockholder Approval. Without limiting the generality of the foregoing but subject to
Section 4.03(b), UC agrees that its obligations pursuant to the first sentence of this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or commencement to UC of any UC Takeover Proposal. UC will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, including the issuance of UC Common Stock pursuant to the Merger, except to the extent that the Board of Directors of UC shall have withdrawn or modified its recommendation and terminated this Agreement in accordance with Section 4.03(b).

    (d) UC and DSI will use reasonable efforts to hold the DSI Stockholders Meeting and the UC Stockholders Meeting on the same date and as soon as practicable after the date hereof.

    SECTION 5.02.  LETTERS OF DSI'S ACCOUNTANTS.

    (a) DSI shall use reasonable efforts to cause to be delivered to UC two letters from Price Waterhouse LLP, DSI's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to UC, in form and substance reasonably satisfactory to UC and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    (b) DSI shall use its reasonable efforts to cause to be delivered to UC a letter from Price Waterhouse LLP addressed to UC and DSI, dated as of the Closing Date, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

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    SECTION 5.03.  LETTERS OF UC'S ACCOUNTANTS.

    (a) UC shall use reasonable efforts to cause to be delivered to DSI two letters from Ernst & Young LLP, UC's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to DSI, in form and substance reasonably satisfactory to DSI and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    (b) UC shall use its reasonable efforts to cause to be delivered to DSI a letter from Ernst & Young LLP, addressed to DSI and UC, dated as of the Closing Date, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

    SECTION 5.04. ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the Confidentiality Agreement (as defined below), each of DSI and UC shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of DSI and UC shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of DSI and UC will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated April 27, 1994, as amended as of September 3, 1996, between UC and DSI (as amended pursuant to the following sentence, the "Confidentiality Agreement"). UC and DSI agree that the Confidentiality Agreement is hereby amended to delete paragraph 5 thereof.

    SECTION 5.05.  REASONABLE EFFORTS.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Option Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, such as those referred to in Sections 3.01(d)(1)-(5) and 3.02(d)(1)-(5)) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Option Agreements or the consummation of the transactions contemplated by this Agreement or the Option Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Option Agreements. Nothing set forth in this Section 5.05(a) will limit or affect actions permitted to be taken pursuant to Sections 4.02 and 4.03.

    (b) In connection with and without limiting the foregoing, DSI and UC shall
(i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Option Agreements or any of the other transactions contemplated by this Agreement or the Option Agreements and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Option Agreements or any other transaction contemplated by this Agreement or the Option Agreements, take all action necessary

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to ensure that the Merger and the other transactions contemplated by this
Agreement and the Option Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Option Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Option Agreements.

    SECTION 5.06.  STOCK OPTIONS.

    (a) As soon as practicable following the date of this Agreement, the Board of Directors of DSI (or, if appropriate, any committee administering the DSI Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

           (i) adjust the terms of all outstanding DSI Employee Stock Options granted under DSI Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each DSI Employee Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such DSI Employee Stock Option, including vesting, the same number of shares of UC Common Stock as the holder of such DSI Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such DSI Employee Stock Option in full immediately prior to the Effective Time, at a price per share of UC Common Stock equal to (A) the aggregate exercise price for the shares of DSI Common Stock otherwise purchasable pursuant to such DSI Employee Stock Option divided by (B) the aggregate number of shares of UC Common Stock deemed purchasable pursuant to such DSI Employee Stock Option (each, as so adjusted, an "Adjusted Option"); provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with
       Section 424 of the Code; and

           (ii) make such other changes to the DSI Stock Plans as DSI and UC may agree are appropriate to give effect to the Merger.

    (b) As soon as practicable after the Effective Time, UC shall deliver to the holders of DSI Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective DSI Stock Plans and the agreements evidencing the grants of such DSI Employee Stock Options and that such DSI Employee Stock Options and agreements shall be assumed by UC and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger). UC shall comply with the terms of the DSI Stock Plans and ensure, to the extent required by, and subject to the provisions of, such DSI Stock Plans, that the DSI Employee Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

    (c) UC shall take such actions as are reasonably necessary for the assumption of the DSI Stock Plans pursuant to Section 5.06(a), including the reservation, issuance and listing of UC Common Stock as is necessary to effectuate the transactions contemplated by Section 5.06(a). As soon as reasonably practicable after the Effective Time, UC shall prepare and file with the SEC a registration statement on Form S-8 or other appropriate form with respect to shares of UC Common Stock subject to DSI Employee Stock Options issued under such DSI Stock Plans and shall use all reasonable efforts to maintain the effectiveness of a registration statement or registration statements covering such DSI Employee Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such DSI Employee Stock Options remain outstanding. With respect to those individuals, if any, who subsequent to the Effective Time will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, UC shall use all reasonable efforts to administer the DSI Stock Plans assumed pursuant to Section 5.06(b) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable DSI Stock Plan complied with such rule prior to the Merger.

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    (d) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to UC, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related DSI Stock Plan.

    (e) Except as otherwise contemplated by this Section 5.06, all restrictions or limitations on transfer and vesting with respect to DSI Employee Stock Options awarded under the DSI Stock Plans or any other plan, program or arrangement of DSI or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by UC as set forth above.

    SECTION 5.07. CERTAIN EMPLOYEE MATTERS. Each of DSI and UC will take the actions indicated to be taken by it in Schedule 5.07 at or prior to the times specified therein. Following the Effective Time, UC, as the Surviving Corporation in the Merger, will honor all obligations under employment agreements of DSI or UC the existence of which does not constitute a violation of this Agreement in accordance with the terms thereof.

    SECTION 5.08.  INDEMNIFICATION, EXCULPATION AND INSURANCE.

    (a) UC agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of DSI and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of DSI, the existence of which does not constitute a breach of this Agreement, shall be assumed by UC, as the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, directors and officers of DSI who become directors or officers of UC will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of UC.

    (b) In the event that UC or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of UC assume the obligations set forth in this Section.

    (c) The provisions of this Section 5.08 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    SECTION 5.09.  FEES AND EXPENSES.

    (a) Except as set forth in this Section 5.09, all fees and expenses incurred in connection with the Merger, this Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of UC and DSI shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees).

    (b) In the event that (i) a DSI Takeover Proposal shall have been made known to DSI or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a DSI Takeover Proposal and thereafter this Agreement is terminated by either UC or DSI pursuant to Section 7.01(b)(i) or (ii), or
(ii) this Agreement is terminated (x) by DSI pursuant to Section 7.01(h) or (y) by UC pursuant to Section 7.01(e) or (f), then DSI shall promptly, but in no event later than two days after the date of such termination, pay UC a fee equal to $45 million (the "Termination Fee"), payable by wire transfer of same day funds; PROVIDED, HOWEVER,

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that no Termination Fee shall be payable to UC pursuant to clause (i) of this paragraph (b) or pursuant to a termination by UC pursuant to Section 7.01(e) or
(f) unless and until within 18 months of such termination DSI or any of its subsidiaries enters into any DSI Acquisition Agreement or consummates any DSI Takeover Proposal (for the purposes of the foregoing proviso the terms "DSI Acquisition Agreement" and "DSI Takeover Proposal" shall have the meanings assigned to such terms in Section 4.02 except that the references to "20%" in the definition of "DSI Takeover Proposal" in Section 4.02(a) shall be deemed to be references to "35%"). DSI acknowledges that the agreements contained in this
Section 5.09(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, UC would not enter into this Agreement; accordingly, if DSI fails promptly to pay the amount due pursuant to this Section 5.09(b), and, in order to obtain such payment, UC commences a suit which results in a judgment against DSI for the fee set forth in this Section 5.09(b), DSI shall pay to UC its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. In the event of a termination by UC pursuant to Section 7.01(e) or (f), DSI shall promptly pay upon UC's request all out-of-pocket expenses incurred by UC in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby in an amount not to exceed $5 million, which payments shall be credited against any Termination Fee that may subsequently become payable.

    (c) In the event that (i) a UC Takeover Proposal shall have been made known to UC or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a UC Takeover Proposal and thereafter this Agreement is terminated by either UC or DSI pursuant to Section 7.01(b)(i) or (iii), or (ii) this Agreement is terminated (x) by UC pursuant to Section 7.01(d) or (y) by DSI pursuant to Section 7.01(i) or (j), then UC shall promptly, but in no event later than two days after the date of such termination, pay DSI the Termination Fee, payable by wire transfer of same day funds; PROVIDED, HOWEVER, that no Termination Fee shall be payable to DSI pursuant to clause (i) of this paragraph
(c) or pursuant to a termination by DSI pursuant to Section 7.01(i) or (j) unless and until within 18 months of such termination UC or any of its subsidiaries enters into any UC Acquisition Agreement or consummates any UC Takeover Proposal (for the purposes of the foregoing proviso the terms "UC Acquisition Agreement" and "UC Takeover Proposal" shall have the meanings assigned to such terms in Section 4.03 except that the references to "20%" in the definition of "UC Takeover Proposal" in Section 4.03(a) shall be deemed to be references to "35%"). UC acknowledges that the agreements contained in this
Section 5.09(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, DSI would not enter into this Agreement; accordingly, if UC fails promptly to pay the amount due pursuant to this Section 5.09(c), and, in order to obtain such payment, DSI commences a suit which results in a judgment against UC for the fee set forth in this Section 5.09(c), UC shall pay to DSI its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. In the event of a termination by DSI pursuant to
Section 7.01(i) or (j), UC shall promptly pay upon DSI's request all out-of-pocket expenses incurred by DSI in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby in an amount not to exceed $5 million, which payments shall be credited against any Termination Fee that may subsequently become payable.

    SECTION 5.10. PUBLIC ANNOUNCEMENTS. UC and DSI will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and the Option Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Option Agreements shall be in the form heretofore agreed to by the parties.

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    SECTION 5.11.  AFFILIATES.  Prior to the Closing Date, DSI shall deliver to
UC a letter identifying all persons who are, at the time this Agreement is submitted for adoption by to the stockholders of DSI, "affiliates" of DSI for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. DSI shall use all reasonable efforts to cause each such person to deliver to UC on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit C hereto. UC shall use reasonable efforts to cause all persons who are "affiliates" of UC for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit C hereto.

    SECTION 5.12. NYSE LISTING. UC shall use reasonable efforts to cause the shares of UC Common Stock to be issued in the Merger, under the DSI Stock Plans and pursuant to the UC Stock Option Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. DSI shall use reasonable efforts to cause the shares of DSI Common Stock to be issued pursuant to the DSI Stock Option Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

    SECTION 5.13. STOCKHOLDER LITIGATION. Each of DSI and UC shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against DSI or UC, as applicable, and its directors relating to the transactions contemplated by this Agreement.

    SECTION 5.14.  TAX TREATMENT.   Each of UC and DSI shall use reasonable
efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.02 and 6.03.

    SECTION 5.15. POOLING OF INTERESTS. Each of DSI and UC will use reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, and the Option Agreements to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of DSI's and UC's independent certified public accountants, and by the SEC, respectively, and each of DSI and UC agrees that it will voluntarily take no action that would cause such accounting treatment not to be obtained.

    SECTION 5.16. DSI RIGHTS AGREEMENT. The Board of Directors of DSI shall take all further action (in addition to that referred to in Section 3.01(s)) reasonably requested in writing by UC (including redeeming the DSI Rights immediately prior to the Effective Time or amending the DSI Rights Agreement) in order to render the DSI Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and the Option Agreements to the extent provided herein and in the DSI Rights Plan Amendment. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement and the Option Agreements, the Board of Directors of DSI shall not (a) amend the DSI Rights Agreement or (b) take any action with respect to, or make any determination under, the DSI Rights Agreement, including a redemption of the DSI Rights or any action to facilitate a DSI Takeover Proposal.

    SECTION 5.17. UC RIGHTS AGREEMENT. The Board of Directors of UC shall take all further action (in addition to that referred to in Section 3.02(s)) reasonably requested in writing by DSI (including redeeming the UC Rights immediately prior to the Effective Time or amending the UC Rights Agreement) in order to render the UC Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and the Option Agreements to the extent provided herein and in the UC Rights Plan Amendment. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement and the Option Agreements, the Board of Directors of UC shall not (a) amend the UC Rights Agreement or (b) take any action with respect to, or make any determination under, the UC Rights Agreement, including a redemption of the UC Rights or any action to facilitate a UC Takeover Proposal.

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    SECTION 5.18.  HEADQUARTERS.  UC and DSI each agree that following the consummation of the Merger the corporate headquarters of UC shall be located in San Antonio, Texas, and each agrees to take all necessary action to effect the relocation of UC's corporate headquarters.

    SECTION 5.19. UC CONVERTIBLE PREFERRED STOCK. Prior to the Effective Time, the Board of Directors of UC will take all necessary action to establish the terms of the UC Convertible Preferred Stock as contemplated by this Agreement and file a certificate of designations (the "Certificate of Designations") with respect to the UC Convertible Preferred Stock with the Delaware Secretary of State, all in accordance with the applicable provisions of the DGCL. The Certificate of Designations will in all respects be identical to the existing certificate of designations for the DSI Convertible Preferred Stock except (a) as set forth in Section 2.01(c)(i), and (b) that the Certificate of Designations will state that UC's obligations to pay dividends will commence on March 15, June 15, September 15 or December 15, whichever first occurs following the Effective Time.

    SECTION 5.20. INDEMNIFICATION AGREEMENTS. UC and DSI agree that as soon as practicable after the Effective Time the Surviving Corporation will enter into indemnification agreements with the directors and officers of the Surviving Corporation providing for indemnification on the terms set forth in the by-laws of the Surviving Corporation, as amended pursuant to Section 1.05.

    SECTION 5.21. CERTAIN TAX MATTERS. UC and DSI agree that they will not treat the Merger as a change in the ownership or effective control of UC or a change in the ownership of a substantial portion of the assets of UC, each within the meaning of Section 280G of the Code, unless otherwise required by a determination (as defined in Section 1313 of the Code).

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    SECTION 6.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) STOCKHOLDER APPROVALS. Each of the DSI Stockholder Approval and the UC Stockholder Approval shall have been obtained.

        (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

        (c) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that each of the parties shall have used reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

        (d) NO LITIGATION. There shall not be pending any suit, action or proceeding, in each case brought by any Governmental Entity and (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Option Agreements or seeking to obtain from either of DSI or UC any damages that are material in relation to DSI and its subsidiaries taken as a whole or UC and its subsidiaries taken as a whole, as applicable, (ii) seeking to prohibit or limit the ownership or operation by DSI, UC or any of their respective subsidiaries of any material portion of the business or assets of DSI, UC or any of their respective subsidiaries, or to compel DSI, UC or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of DSI, UC or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or the Option Agreements or (iii) which otherwise could reasonably be expected to have a material adverse effect on DSI or

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    UC, as applicable. In addition, there shall not be any Restraint enacted, entered, enforced or promulgated that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
    (ii) or (iii) above.

        (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (f) NYSE LISTING. The shares of UC Common Stock issuable to DSI's stockholders pursuant to this Agreement and under the DSI Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (g) POOLING LETTERS. UC and DSI shall have received letters from each of Price Waterhouse LLP and Ernst & Young LLP, dated as of the Closing Date, addressed to UC and DSI, stating in substance that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

    SECTION 6.02. CONDITIONS TO OBLIGATIONS OF UC. The obligation of UC to effect the Merger is further subject to satisfaction or waiver of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of DSI set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of DSI set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date), and UC shall have received a certificate signed on behalf of DSI by the chief executive officer and the chief financial officer of DSI to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF DSI. DSI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and UC shall have received a certificate signed on behalf of DSI by the chief executive officer and the chief financial officer of DSI to such effect.

        (c) TAX OPINIONS. UC shall have received from Cravath, Swaine & Moore, counsel to UC, on the date of the Joint Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that UC and DSI will each be a party to that reorganization within the meaning of
    Section 368(b) of the Code and that no gain or loss will be recognized by the shareholders of DSI upon their exchange of DSI stock for UC stock under
    Section 354 of the Code (except to the extent such a shareholder receives cash in lieu of fractional shares). In rendering such opinions, counsel for UC shall be entitled to rely upon representations of officers of UC, DSI and stockholders of DSI substantially in the form of Exhibits D, E and F hereto.

        (d) NO MATERIAL ADVERSE CHANGE. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to DSI.

    SECTION 6.03. CONDITIONS TO OBLIGATION OF DSI. The obligation of DSI to effect the Merger is further subject to satisfaction or waiver of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of UC set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of UC set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations expressly relate to an earlier date (in which case as of such date), and DSI shall have received a certificate signed on behalf of UC by the chief executive officer and the chief financial officer of UC to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF UC. UC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and DSI shall have received a certificate signed on behalf of UC by the chief executive officer and the chief financial officer of UC to such effect.

        (c) TAX OPINIONS. DSI shall have received from Jones, Day, Reavis & Pogue, counsel to DSI, on the date of the Joint Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that UC and DSI will each be a party to that reorganization within the meaning of
    Section 368(b) of the Code and that no gain or loss will be recognized by the shareholders of DSI upon their exchange of DSI stock for UC stock under
    Section 354 of the Code (except to the extent such a shareholder receives cash in lieu of fractional shares). In rendering such opinions, counsel for DSI shall be entitled to rely upon representations of officers of UC, DSI and stockholders of DSI substantially in the form of Exhibits D, E and F hereto.

        (d) NO MATERIAL ADVERSE CHANGE. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to UC.

    SECTION 6.04. FRUSTRATION OF CLOSING CONDITIONS. Neither UC nor DSI may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Option Agreements, as required by and subject to Section 5.05.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the DSI Stockholder Approval or the UC Stockholder Approval:

    (a) by mutual written consent of UC and DSI;

    (b) by either UC or DSI:

           (i) if the Merger shall not have been consummated by February 28, 1997; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

           (ii) if the DSI Stockholder Approval shall not have been obtained at a DSI Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

           (iii) if the UC Stockholder Approval shall not have been obtained at a UC Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

           (iv) if any Governmental Entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement and the Option Agreements and such Restraint or other action shall have become final and nonappealable;

    (c) by UC, if DSI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b), and (B) cannot be or has not been cured within 30 days after the giving of written notice to DSI of such breach (a "DSI Material Breach") (provided that UC is not then in UC Material Breach (as defined in Section 7.01(g)) of any representation, warranty, covenant or other agreement contained in this Agreement);

    (d) by UC in accordance with Section 4.03(b); PROVIDED that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements of Section 5.09;

    (e) by UC if (i) the Board of Directors of DSI or any committee thereof shall have withdrawn or modified in a manner adverse to UC its approval or recommendation of the Merger or this Agreement or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any DSI Takeover Proposal or (ii) the Board of Directors of DSI or any committee thereof shall have resolved to take any of the foregoing actions;

    (f) by UC, if DSI or any of its officers, directors, employees, representatives or agents shall take any of the actions that would be proscribed by Section 4.02 but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section 4.02(a) or the second sentence of Section 4.02(b);

    (g) by DSI, if UC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b), and (B) cannot be or has not been cured within 30 days after the giving of written notice to UC of such breach (a "UC Material Breach") (provided that DSI is not then in DSI Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

    (h) by DSI in accordance with Section 4.02(b); PROVIDED that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements of Section 5.09;

    (i) by DSI if (i) the Board of Directors of UC or any committee thereof shall have withdrawn or modified in a manner adverse to DSI its approval or recommendation of the Merger, this Agreement or the issuance of UC Common Stock in connection with the Merger, or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any UC Takeover Proposal or (ii) the Board of Directors of UC or any committee thereof shall have resolved to take any of the foregoing actions; or

    (j) by DSI, if UC or any of its officers, directors, employees, representatives or agents shall take any of the actions that would be proscribed by Section 4.03 but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section 4.03(a) or the second sentence of Section 4.03(b).

    SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either DSI or UC as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of UC or DSI, other than the provisions of Section 3.01(p), Section 3.02(p), the last sentence of Section 5.04, Section 5.09, this Section 7.02 and
Article VIII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    SECTION 7.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after the DSI Stockholder Approval or the UC Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of DSI or UC without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    SECTION 7.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require, in the case of UC or DSI, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 8.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to UC, to

              Ultramar Corporation
               Two Pickwick Plaza, Suite 300
               Greenwich, Connecticut 06830

               Telecopy No.: (203) 622-7007

               Attention: Patrick J. Guarino, Esq.

               with a copy to:

              Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York 10019

               Telecopy No.: (212) 474-3700

               Attention: William P. Rogers, Jr.; and

               (b) if to DSI, to

              Diamond Shamrock, Inc.
               9830 Colonnade Blvd.
               San Antonio, Texas 78230

               Telecopy No.: (210) 641-8885

               Attention: Timothy J. Fretthold, Esq.

               with a copy to:

               Jones, Day, Reavis & Pogue
               599 Lexington Avenue, 30th Floor
               New York, New York 10022

               Telecopy No.: (212) 755-7306

               Attention: Robert A. Profusek, Esq.

    SECTION 8.03.  DEFINITIONS.  For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) "material adverse change" or "material adverse effect" means, when used in connection with DSI or UC, any change, effect, event or occurrence that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole other than any change, effect, event or occurrence relating to the United States economy in general or to the petroleum refining and marketing industry in general, and not specifically relating to DSI or UC or their respective subsidiaries, and the terms "material" and "materially" have correlative meanings;

    (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

    (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

    (e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry.

    SECTION 8.04. INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

    References to a person are also to its permitted successors and assigns.

    SECTION 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein), the Option Agreements and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.06 and Section 5.08, are not intended to confer upon any person other than the parties any rights or remedies.

    SECTION 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

    SECTION 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 8.09. ENFORCEMENT. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

    IN WITNESS WHEREOF, UC and DSI have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          ULTRAMAR CORPORATION,

                                          by

                                          /s/ JEAN GAULIN
     ---------------------------------------------------------------------------
                                          Name: Jean Gaulin
                                          Title: Chairman of the Board and
                                          Chief Executive Officer

                                          DIAMOND SHAMROCK, INC.,

                                          by

                                          /s/ ROGER R. HEMMINGHAUS
     ---------------------------------------------------------------------------
                                          Name: Roger R. Hemminghaus
                                          Title: Chairman of the Board,
                                          Chief Executive Officer and President

                                                                       EXHIBIT A
                                                         TO THE MERGER AGREEMENT

                          AMENDMENTS TO UC CERTIFICATE
                          OF INCORPORATION AND BY-LAWS

    The certificate of incorporation of UC shall be amended as of the Effective Time so that (i) it reads in its entirety as it exists on the date of the Agreement and as otherwise set forth herein, (ii) Article FIRST of such certificate of incorporation reads in its entirety as follows: "The name of the Corporation is Ultramar Diamond Shamrock Corp. (hereinafter the "Corporation").", (iii) Section 1 of Article FOURTH of such certificate of incorporation reads in its entirety as follows: "The total number of shares which the Corporation shall have authority to issue is 275,000,000 shares, consisting of (a) 250,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and (ii) 25,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").", and (iv) there shall be added an Article Eleventh which reads in its entirety as follows: "ELEVENTH: With respect to any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting, unless required by law or determined by the chairman of the meeting to be advisable, the vote on any matter, including the election of directors, need not be by written ballot."

    The by-laws of UC shall be amended as of the Effective Time so that they read in their entirety as they exist on the date of the Agreement except that:

    (i) Section 1 of Article IV of such by-laws reads in its entirety as follows:

        "SECTION 1. GENERAL. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chairman of the Board of Directors (who must be a director), a Vice Chairman of the Board of Directors (who also must be a director), a Chief Executive Officer, a President and Chief Operating Officer, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose one or more Vice Presidents (including, without limitation, Assistant, Executive, Senior and Group), Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors, need such officers be directors of the Corporation.";

    (ii) Sections 4, 5 and 6 of Article IV of such by-laws read in their entirety as follows:

        "SECTION 4. CHAIRMAN AND VICE CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors. Except where by law the signature of the Chief Executive Officer or the President and Chief Operating Officer is required, the Chairman of the Board of Directors shall possess the same power as the Chief Executive Officer or the President and Chief Operating Officer to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the Chief Executive Officer or President and Chief Operating Officer, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the Chief Executive Officer or President and Chief Operating Officer, as applicable. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-laws or by the Board of Directors. The Vice Chairman of the Board of Directors shall, during the absence or disability of the Chairman of the Board of Directors, have the powers and perform the duties of the Chairman of the Board of Directors and shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by the Board of Directors. Notwithstanding anything in these By-laws to the contrary, the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors may only be removed from such offices (but not as directors) by an affirmative vote of the majority of the entire Board of Directors.

        "SECTION 5. CHIEF EXECUTIVE OFFICER AND PRESIDENT AND CHIEF OPERATING OFFICER. The Chief Executive Officer shall, subject to the control of the Board of Directors and the Chairman of the Board of Directors (or during his absence or disability, the Vice Chairman of the Board of Directors), have general supervision of the business and affairs of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall possess the power to execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-laws, the Board of Directors or the Chief Executive Officer. In the absence or disability of both the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors, the Chief Executive Officer shall preside at all meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-laws or by the Board of Directors. The President and Chief Operating Officer (hereinafter sometimes referred to only as the "President") shall, subject to the direction and control of the Board of Directors, and the supervision of the Chairman of the Board of Directors (or during his absence or disability, the Vice Chairman of the Board of Directors) and the Chief Executive Officer, have general supervision of the business operations of the Corporation. The President and Chief Operating Officer shall, during the absence or disability of the Chief Executive Officer, have the powers and perform the duties of the Chief Executive Officer and shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-laws or the Board of Directors. Notwithstanding anything in these By-laws to the contrary, the Chief Executive Officer and the President and Chief Operating Officer may only be removed from such offices by an affirmative vote of the majority of the entire Board of Directors.

        "SECTION 6. VICE PRESIDENTS. At the request of the Chief Executive Officer or in his absence or in the event of his inability or refusal to act (and if there be no Chairman of the Board of Directors, Vice Chairman of the Board of Directors or President and Chief Operating Officer), the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors, no Vice Chairman of the Board of Directors, no President and Chief Operating Officer and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of the Chief Executive Officer to act, shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer."; and

    (iii) Article VIII of such by-laws reads in its entirety as follows:

                                 "ARTICLE VIII
                                "INDEMNIFICATION

        "SECTION 1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investi-gative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted or required by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

        "SECTION 2. RIGHT TO ADVANCEMENT OF EXPENSES. The right to indemnification conferred in Section 1 of this Article VIII shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

        "SECTION 3.  RIGHT OF INDEMNITEE TO BRING SUIT.  If a claim under
    Section 1 or 2 of this Article VIII is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

        "SECTION 4. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

        "SECTION 5. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        "SECTION 6.  INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE
    CORPORATION. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation."

                                                                       EXHIBIT B
                                                         TO THE MERGER AGREEMENT

BOARD OF DIRECTORS

    The Board of Directors of the Surviving Corporation will consist of Roger R. Hemminghaus, Jean Gaulin and ten other members, five of whom shall be designated by each of UC and DSI. Roger R. Hemminghaus will serve as Chairman of the Board of Directors and Jean Gaulin will serve as Vice Chairman of the Board of Directors, and in such capacities each shall be considered officers of the Surving Corporation for the purposes of this Agreement, including this Exhibit B and Section 1.06. Each class of the Board of Directors will be comprised of four directors, of which two shall be designated by each of UC and DSI. For the purposes of this Exhibit B and Section 1.06, Jean Gaulin shall be deemed designated by UC and Roger R. Hemminghaus shall be deemed designated by DSI.

COMMITTEES OF THE BOARD OF DIRECTORS AND CHAIRMEN OF COMMITTEES

    The Board of Directors shall initially have four committees, the finance and planning committee, the compensation committee, the audit review committee and the public responsibility committee . Each committee will be comprised of four directors, of which two shall be designated by each of UC and DSI. UC will designate the chairman of the finance and planning committee and the compensation committee and DSI will designate the chairman of the audit review committee and the public responsibility committee.

OFFICERS

Roger R. Hemminghaus           Chairman of the Board of Directors and Chief
                               Executive Officer

Jean Gaulin                    Vice Chairman of the Board of Directors,
                               President and Chief Operating Officer

T. J. Fretthold                Executive Vice President and Chief
                               Administrative Officer

Patrick J. Guarino             Executive Vice President, General Counsel
                               and Secretary

W. R. Klesse                   Executive Vice President Logistics and
                               Supply

J. Robert Mehall               Executive Vice President Corporate
                               Development

H. Pete Smith                  Executive Vice President and Chief Financial
                               Officer

Joel Mascitelli                Senior Vice President Refining West Coast

Paul Eisman                    Senior Vice President Refining Southwest

Alain Ferland                  President Ultramar Limited

Christopher Havens             President Ultramar Energy

A. W. O'Donnell                President Marketing Southwest and West Coast

                                                                      APPENDIX B

                      [Letterhead of Merrill Lynch & Co.]
                               [FORM OF OPINION]

                                                            , 1996

Board of Directors
Ultramar Corporation
Two Pickwick Plaza
Greenwich, Connecticut 06830

Members of the Board:

    Ultramar Corporation ("Ultramar") and Diamond Shamrock, Inc. ("Diamond Shamrock") have entered into an agreement and plan of merger dated as of September 22, 1996 (the "Agreement") pursuant to which Diamond Shamrock will be merged with and into Ultramar in a transaction (the "Merger") in which (1) each share of Diamond Shamrock's common stock, par value $.01 per share (the "Common Shares"), will be converted into the right to receive 1.02 shares (the "Exchange Ratio") of Ultramar's common stock, par value $.01 per share (the "Ultramar Common Shares"), and (2) each share of Diamond Shamrock's 5% cumulative convertible preferred stock, par value $.01 per share, will be converted into the right to receive one share of Ultramar's 5% cumulative convertible preferred stock, par value $.01 per share. In connection with the Merger, Ultramar and Diamond Shamrock also have entered into (a) a stock option agreement dated as of September 22, 1996 (the "Diamond Shamrock Stock Option Agreement") pursuant to which Diamond Shamrock will grant Ultramar an option to purchase up to 5,858,500 Common Shares, subject to certain limitations, and (b) a stock option agreement dated as of September 22, 1996 (together with the Diamond Shamrock Stock Option Agreement, the "Stock Option Agreements") pursuant to which Ultramar will grant Diamond Shamrock an option to purchase up to 8,927,500 Ultramar Common Shares, subject to certain limitations.

    You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to Ultramar and, accordingly, to the holders of Ultramar Common Shares.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed Diamond Shamrock's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, Diamond Shamrock's Forms 10-Q and 10-Q/A and related unaudited financial information for the quarterly period ended March 31, 1996 and Diamond Shamrock's Form 10-Q and related unaudited financial information for the quarterly period ended June 30, 1996;

    (2) Reviewed Ultramar's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and Ultramar's Forms 10-Q and related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996;

    (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, prospects and margins of Diamond Shamrock and Ultramar, as well as the cost savings and related expenses, synergies and other merger benefits expected to result from the Merger, furnished to us by Diamond Shamrock and Ultramar;

    (4) Conducted discussions with members of senior management of Diamond Shamrock and Ultramar concerning their respective businesses, prospects and the cost savings and related expenses, synergies and other merger benefits expected to result from the Merger;

    (5) Reviewed the historical market prices and trading activity for the Common Shares and Ultramar Common Shares and compared them with those of certain publicly traded companies that we deemed to be reasonably similar to Diamond Shamrock and Ultramar, respectively;

    (6) Compared the historical and projected results of operations of Diamond Shamrock and Ultramar with those of certain companies that we deemed to be reasonably similar to Diamond Shamrock and Ultramar, respectively;

    (7) Reviewed the financial terms of certain other business combinations that we deemed to be relevant;

    (8) Reviewed the Agreement and the Stock Option Agreements; and

    (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Diamond Shamrock and Ultramar, and we have not independently verified such information or undertaken an independent appraisal of the assets or liabilities of Diamond Shamrock or Ultramar. With respect to the financial forecasts, including the projected margins, and the information related to the cost savings and related expenses, synergies and other merger benefits expected to result from the Merger furnished by Diamond Shamrock and Ultramar, we have assumed that such forecasts and information have been reasonably prepared and reflect the best currently available estimates and judgments of the management of Diamond Shamrock or Ultramar as to the expected future financial performance of Diamond Shamrock or Ultramar, as the case may be, as well as such savings, expenses, synergies and other benefits. In addition, we have assumed that the Merger will qualify for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and as a tax-free reorganization for United States Federal income tax purposes. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof.

    As you are aware, we have acted as financial advisor to Ultramar in connection with the Merger and will receive fees from Ultramar for our services. We also have, in the past, provided financial advisory and financing services to Ultramar and provided financing services to Diamond Shamrock and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of Ultramar and Diamond Shamrock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair from a financial point of view to Ultramar and, accordingly, to the holders of Ultramar Common Shares.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                              SMITH INCORPORATED

                                                                      APPENDIX C

               FORM OF OPINION OF WASSERSTEIN PERELLA & CO., INC.

                                              October   , 1996

Board of Directors
Diamond Shamrock, Inc.
9830 Colonnade Boulevard
P.O. Box 696000
San Antonio, Texas 78269-6000

Members of the Board:

    You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of Common Stock, par value $.01 per share (the "Shares"), of Diamond Shamrock, Inc. (the "Company") of the consideration to be received by holders of Shares pursuant to the terms of the Agreement and Plan of Merger, dated as of September 22, 1996 (the "Merger Agreement"), between the Company and Ultramar Corporation ("UC"). The Merger Agreement provides for, among other things, a merger of the Company with and into UC ("the Merger") pursuant to which each outstanding Share will be converted into 1.02 shares of common stock, par value $.01 per share, of UC (the "Exchange Ratio").

    In connection with rendering our opinion, we have reviewed the Merger Agreement. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company and UC for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, prepared by or on behalf of the Company and UC and provided to us for purposes of our analysis, and we have met with management of the Company and UC to review and discuss such information and, among other matters, the Company's and UC's business, operations, assets, financial condition and future prospectus.

    We have also reviewed and considered certain financial and stock market data relating to the Company and UC, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company and UC or one or more of their businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combinations which we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We also performed such other studies, analyses and investigations and reviewed such other information as we considered appropriate.

    You have informed us, and we have assumed, that the Merger will be accounted for as a pooling of interests. In addition, in our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also relied upon the reasonableness and accuracy of the financial forecasts provided to us and we have assumed, with your consent, that the financial forecasts provided to us were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the managements of the Company and UC, and we express no opinion with respect to such forecasts or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company or UC or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or UC, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or UC. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

    We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a major portion of which is contingent upon the consummation of the Merger. WP&Co. has performed advisory services for the Company in the past and has received customary fees for those services.

    It is understood that this letter is solely for the benefit and use of the Board of Directors of the Company in its consideration of the Merger. This opinion does not constitute a recommendation to any shareholder with respect to how such holder should vote with respect to the Merger and should not be relied upon as such, and we are expressing no opinion herein as to the prices at which any security of the Company or UC may trade following the announcement or completion of the Merger.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair to the holders of Shares from a financial point of view.

                                          Very truly yours,

                                          WASSERSTEIN PERELLA & CO., INC.

                                                                      APPENDIX D

SECTION 262.  APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; and words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holders shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The following discussion of Ultramar's By-laws, the Ultramar Charter, Ultramar's employment agreements and the DGCL is not intended to be exclusive and is respectively qualified in its entirety by such By-laws, Charter, employment agreements and statute.

    The By-laws of Ultramar provide that Ultramar shall indemnify its officers and directors to the fullest extent permitted by applicable law. Section 145 of the DGCL provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the company unless a court determines otherwise.

    The Ultramar Charter provides that the personal liability of the directors of Ultramar shall be eliminated to the fullest extent permitted by applicable law. The DGCL permits a corporation's certificate of incorporation to provide that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such provision shall not apply to any liability of a director (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

    Pursuant to their employment agreements with Ultramar, Messrs. Jean Gaulin,
H. Pete Smith and Patrick J. Guarino are indemnified from all liabilities arising out of the activities reasonably taken in the performance of their duties.

    Ultramar also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of Ultramar against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by Ultramar.

    In connection with the Merger, certain actions will be taken with respect to the indemnification of directors and officers of the Combined Company. See "The Merger -- Indemnification."

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBITS
-----------
       2.1   Agreement and Plan of Merger, dated as of September 22, 1996, between Ultramar and Diamond Shamrock
              (included as Appendix A to the Joint Proxy Statement/Prospectus which is a part of this Registration
              Statement on Form S-4)

       2.2   Stock Option Agreement, dated as of September 22, 1996, between Ultramar, as issuer, and Diamond Shamrock, as grantee (incorporated by reference to Exhibit 10.2 of Ultramar's Current Report on Form 8-K, dated
              September 25, 1996)

       2.3   Stock Option Agreement, dated as of September 22, 1996, between Diamond Shamrock, as issuer, and Ultramar, as grantee (incorporated by reference to Exhibit 10.1 of Ultramar's Current Report on Form 8-K dated
              September 25, 1996)

       3.1   Certificate of Incorporation of Ultramar dated April 27, 1992, as amended on April 28, 1992 (incorporated by reference to Exhibit 3.1 of Ultramar's Registration Statement on Form S-1 (File No. 33-47586))

       3.2   By-laws of Ultramar, dated April 28, 1992, as amended (incorporated by reference to Exhibit 3.2 of
              Ultramar's Registration Statement on Form S-1 (File No. 33-47586))

       4.1   Rights Agreement, dated June 25, 1992, between Ultramar and Registrar and Transfer Company (as successor rights agent to First City, Texas-Houston, National Association), as amended by the First Amendment dated
              October 26, 1992, the Amendment dated May 10, 1994 and the Amendment dated September 22, 1996
              (incorporated by reference to Exhibit 4.2 of Ultramar's Registration Statement on Form S-1 (File No.
              33-47586), Exhibit 4.2 of Ultramar's Quarterly Report on Form 10-Q for the quarter ended September 30,
              1992, Exhibit 4.3 to Ultramar's Annual Report on Form 10-K for the year ended December 31, 1994 and
              Exhibit 4.1 of Ultramar's Current Report on Form 8-K dated September 25, 1996)

       4.2   Form of Certificate of Designations of Ultramar 5% Cumulative Convertible Preferred Stock

       5.1   Opinion of Cravath, Swaine & Moore regarding the legality of securities being issued

       8.1   Opinion of Jones, Day, Reavis & Pogue as to tax matters

      10.1   Employment Agreement, dated September 22, 1996, between Jean Gaulin and Ultramar

      10.2   Ultramar Diamond Shamrock Corporation 1996 Long Term Incentive Plan

      11.1   Statement re: Computation of per share earnings of Ultramar

      12.1   Statement re: Computation of Consolidated Ratio of Earnings to Fixed Charges of Ultramar Corporation

      12.2   Statement re: Computation of Consolidated Ratio of Earnings to Fixed Charges of Diamond Shamrock, Inc.

      12.3   Statement re: Computation of Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
              of Diamond Shamrock, Inc.

      12.4   Statement re: Computation of Pro Forma Combined Ratio of Earnings to Fixed Charges of Ultramar Diamond
              Shamrock Corporation

      12.5   Statement re: Computation of Pro Forma Combined Ratio of Earnings to Fixed Charges and Preferred Stock
              Dividends of Ultramar Diamond Shamrock Corporation

      15.1   Price Waterhouse LLP Awareness Letter

      21.1   Ultramar subsidiaries (incorporated by reference to Exhibit 21 to Ultramar's Annual Report on Form 10-K
              for the year ended December 31, 1995)

      23.1   Consent of Independent Auditors

      23.2   Consent of Independent Accountants

 EXHIBITS
-----------
      23.3   Consent of Cravath, Swaine & Moore (contained in Exhibit 5.1)

      23.4   Consent of Jones, Day, Reavis & Pogue (contained in Exhibit 8.1)

      23.5   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

      23.6   Consent of Wasserstein, Perella & Co., Inc.

      23.7   Independent Auditors' Consent

      99.1   Consents of persons named to become directors of the Combined Company who have not signed the Registration
              Statement

      99.2   Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included as Appendix B to the Joint Proxy
              Statement/Prospectus which is a part of this Registration Statement on Form S-4)

      99.3   Opinion of Wasserstein, Perella & Co., Inc. (included as Appendix C to the Joint Proxy
              Statement/Prospectus which is a part of this Registration Statement on Form S-4)

      99.4   Form of Proxy for the Special Meeting of Stockholders of Ultramar

      99.5   Form of Proxy for the Special Meeting of Stockholders of Diamond Shamrock

      99.6   Form of Confidential Voting Instruction Form for the Special Meeting of Stockholders of Diamond Shamrock.

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on the 25th day of October, 1996.

                                ULTRAMAR CORPORATION

                             By: /s/ JEAN GAULIN
                               -----------------------------------------
                               Name:   Jean Gaulin
                               Title:  CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF
                                             THE BOARD


                             POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Jean Gaulin, H. Pete Smith and Patrick J. Guarino, and each of them acting individually, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting individually, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on October 25, 1996, by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                Chief Executive Officer,
       /s/ JEAN GAULIN            Chairman of the Board
------------------------------    and Director (Principal
        (Jean Gaulin)             Executive Officer)

                                Senior Vice President and
      /s/ H. PETE SMITH           Chief Financial Officer
------------------------------    (Principal Financial and
       (H. Pete Smith)            Accounting Officer)

     /s/ BYRON ALLUMBAUGH
------------------------------           Director
      (Byron Allumbaugh)

  /s/ H. FREDERICK CHRISTIE
------------------------------           Director
   (H. Frederick Christie)

          SIGNATURE                       TITLE
------------------------------  --------------------------

      /s/ STANLEY HARTT
------------------------------           Director
       (Stanley Hartt)

     /s/ RUSSEL H. HERMAN
------------------------------           Director
      (Russel H. Herman)

     /s/ WILLIAM F. LUCE
------------------------------           Director
      (William F. Luce)

 /s/ MADELEINE SAINT-JACQUES
------------------------------           Director
  (Madeleine Saint-Jacques)

    /s/ C. BARRY SCHAEFER
------------------------------           Director
     (C. Barry Schaefer)

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                                DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of September 22, 1996, between Ultramar and Diamond
              Shamrock (included as Appendix A to the Joint Proxy Statement/Prospectus which is a part of this
              Registration Statement on Form S-4)

       2.2   Stock Option Agreement, dated as of September 22, 1996, between Ultramar, as issuer, and Diamond
              Shamrock, as grantee (incorporated by reference to Exhibit 10.2 of Ultramar's Current Report on
              Form 8-K, dated September 25, 1996)

       2.3   Stock Option Agreement, dated as of September 22, 1996, between Diamond Shamrock, as issuer, and
              Ultramar, as grantee (incorporated by reference to Exhibit 10.1 of Ultramar's Current Report on
              Form 8-K dated September 25, 1996)

       3.1   Certificate of Incorporation of Ultramar dated April 27, 1992, as amended on April 28, 1992
              (incorporated by reference to Exhibit 3.1 of Ultramar's Registration Statement on Form S-1 (File
              No. 33-47586))

       3.2   By-laws of Ultramar, dated April 28, 1992, as amended (incorporated by reference to Exhibit 3.2 of
              Ultramar's Registration Statement on Form S-1 (File No. 33-47586))

       4.1   Rights Agreement, dated June 25, 1992, between Ultramar and Registrar and Transfer Company (as successor rights agent to First City, Texas-Houston, National Association), as amended by the
              First Amendment dated October 26, 1992, the Amendment dated May 10, 1994 and the Amendment dated
              September 22, 1996 (incorporated by reference to Exhibit 4.2 of Ultramar's Registration Statement
              on Form S-1 (File No. 33-47586), Exhibit 4.2 of Ultramar's Quarterly Report on Form 10-Q for the
              quarter ended September 30, 1992, Exhibit 4.3 to Ultramar's Annual Report on Form 10-K for the
              year ended December 31, 1994 and Exhibit 4.1 of Ultramar's Current Report on Form 8-K dated
              September 25, 1996)

       4.2   Form of Certificate of Designations of Ultramar 5% Cumulative Convertible Preferred Stock

       5.1   Opinion of Cravath, Swaine & Moore regarding the legality of securities being issued

       8.1   Opinion of Jones, Day, Reavis & Pogue as to tax matters

      10.1   Employment Agreement, dated September 22, 1996, between Jean Gaulin and Ultramar

      10.2   Ultramar Diamond Shamrock Corporation 1996 Long Term Incentive Plan

      11.1   Statement re: Computation of per share earnings of Ultramar

      12.1   Statement re: Computation of Consolidated Ratio of Earnings to Fixed Charges of Ultramar
              Corporation

      12.2   Statement re: Computation of Consolidated Ratio of Earnings to Fixed Charges of Diamond Shamrock,
              Inc.

      12.3   Statement re: Computation of Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock
              Dividends of Diamond Shamrock, Inc.

      12.4   Statement re: Computation of Pro Forma Combined Ratio of Earnings to Fixed Charges of Ultramar
              Diamond Shamrock Corporation

      12.5   Statement re: Computation of Pro Forma Combined Ratio of Earnings to Fixed Charges and Preferred
              Stock Dividends of Ultramar Diamond Shamrock Corporation

      15.1   Price Waterhouse LLP Awareness Letter

      21.1   Ultramar subsidiaries (incorporated by reference to Exhibit 21 to Ultramar's Annual Report on Form
              10-K for the year ended December 31, 1995)

      23.1   Consent of Independent Auditors

      23.2   Consent of Independent Accountants

      23.3   Consent of Cravath, Swaine & Moore (contained in Exhibit 5.1)

      23.4   Consent of Jones, Day, Reavis & Pogue (contained in Exhibit 8.1)

      23.5   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

      23.6   Consent of Wasserstein, Perella & Co., Inc.

      23.7   Consent of Independent Auditors' Consent

      99.1   Consents of persons named to become directors of the Combined Company who have not signed the
              Registration Statement

      99.2   Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included as Appendix B to the Joint
              Proxy Statement/Prospectus which is a part of this Registration Statement on Form S-4)

      99.3   Opinion of Wasserstein, Perella & Co., Inc. (included as Appendix C to the Joint Proxy
              Statement/Prospectus which is a part of this Registration Statement on Form S-4)

      99.4   Form of Proxy for the Special Meeting of Stockholders of Ultramar

      99.5   Form of Proxy for the Special Meeting of Stockholders of Diamond Shamrock

      99.6   Form of Confidential Voting Instruction Form for the Special Meeting of Stockholders of Diamond
              Shamrock